Exhibit 10.1

EXECUTION VERSION

LOAN AGREEMENT

AMONG

WESTERN DIGITAL CORPORATION,

a Delaware corporation, as Borrower,

VARIOUS LENDERS

FROM TIME TO TIME PARTY HERETO,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Collateral Agent,

J.P. MORGAN SECURITIES LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

CREDIT SUISSE SECURITIES (USA) LLC,

RBC CAPITAL MARKETS,

MIZUHO BANK, LTD.,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

CITIBANK, N.A.

(solely with respect to the Term A Facility and the Revolving Facility),

HSBC SECURITIES (USA) INC., and

SUMITOMO MITSUI BANKING CORPORATION,

as Lead Joint Arrangers, Joint Bookrunners and Co-Syndication Agents,

BBVA COMPASS,

THE BANK OF NOVA SCOTIA,

BNP PARIBAS SECURITIES CORP.,

TD SECURITIES (USA) LLC,

(solely with respect to the Term B Facilities)

TD BANK, N.A.,

(solely with respect to the Term A Facility and the Revolving Facility)

WELLS FARGO BANK, NATIONAL ASSOCIATION

(solely with respect to the Term A Facility and the Revolving Facility),

U.S. BANK NATIONAL ASSOCIATION,

and

SUNTRUST BANK,

as Co-Documentation Agents

and

FIFTH THIRD BANK,

STANDARD CHARTERED BANK,

SUNTRUST ROBINSON HUMPHREY, INC. and

DBS BANK LTD.

as Managing Agents

DATED AS OF APRIL 29, 2016

TABLE OF CONTENTS

Page

ARTICLE 1.	DEFINITIONS; INTERPRETATION	1

ARTICLE 2.	THE LOAN FACILITIES	45

ARTICLE 3.	CONDITIONS PRECEDENT	71

Section 3.1	All Credit Extensions	71
Section 3.2	Initial Credit Extensions and Effectiveness on Closing Date	71
Section 3.3	Escrow Release Date	73

ARTICLE 4.	THE COLLATERAL AND THE GUARANTY	76

Section 4.1	Collateral	76
Section 4.2	Liens on Real Property	77
Section 4.3	Guaranty	77
Section 4.4	Further Assurances	77
Section 4.5	Limitation on Collateral	77

ARTICLE 5.	REPRESENTATIONS AND WARRANTIES	78

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ARTICLE 6.	COVENANTS	84

ARTICLE 7.	EVENTS OF DEFAULT AND REMEDIES	109

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ARTICLE 8.	CHANGE IN CIRCUMSTANCES AND CONTINGENCIES	112

ARTICLE 9.	THE ADMINISTRATIVE AGENT	116

ARTICLE 10.	MISCELLANEOUS	122

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EXHIBIT A	—	Notice of Payment Request
EXHIBIT B	—	Notice of Borrowing
EXHIBIT C	—	Notice of Continuation/Conversion
EXHIBIT D-1	—	Term A Note
EXHIBIT D-2	—	U.S. Term B Note
EXHIBIT D-3	—	Euro Term B Note
EXHIBIT D-4	—	Revolving Note
EXHIBIT E	—	Solvency Certificate
EXHIBIT F	—	Compliance Certificate
EXHIBIT G	—	Assignment and Assumption
EXHIBIT H-1	—	Form of Trademark Security Agreement
EXHIBIT H-2	—	Form of Patent Security Agreement
EXHIBIT H-3	—	Form of Copyright Security Agreement
EXHIBIT I	—	Form of Security Agreement
EXHIBIT J	—	Form of Guaranty
EXHIBIT K	—	Escrow Agreement
EXHIBIT L	—	U.S. Tax Compliance Certificate
EXHIBIT M	—	Form of Global Intercompany Note

SCHEDULE 1	—	Term Loan Commitments and Revolving Credit Commitments as of the Closing Date
SCHEDULE 2.3	—	Existing Letters of Credit
SCHEDULE 5.5	—	Litigation
SCHEDULE 5.10	—	Subsidiaries
SCHEDULE 5.17	—	Capitalization
SCHEDULE 6.11	—	Transactions with Affiliates
SCHEDULE 6.14	—	Indebtedness
SCHEDULE 6.15	—	Liens
SCHEDULE 6.17	—	Investments
SCHEDULE 6.24	—	Certain Post-Closing Obligations

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LOAN AGREEMENT

This Loan Agreement is entered into as of April 29, 2016, by and among WESTERN DIGITAL CORPORATION, a Delaware corporation (the “Borrower”), the various institutions from time to time party to this Agreement, as Lenders, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (in such capacities, the “Administrative Agent” or “Collateral Agent”).

Preliminary Statements

The Borrower has entered into the Agreement and Plan of Merger, dated as of October 21, 2015 (together with the exhibits and disclosure schedules thereto and as in effect on the date hereof, the “Acquisition Agreement”) with Schrader Acquisition Corporation, a Delaware corporation and a Wholly-owned Subsidiary of the Borrower (“Merger Sub”), and SanDisk Corporation, a Delaware corporation (the “Target Company”), pursuant to which (i) Western Digital Technologies, Inc., a Delaware corporation and a Wholly-owned Subsidiary of the Borrower, will acquire all of the outstanding shares of the Target Company and (ii) Merger Sub will merge with and into the Target Company, with the Target Company surviving such merger as a Wholly-owned Subsidiary of the Borrower (collectively, the “Schrader Acquisition”).

The Borrower has requested that (i) the Revolving Lenders provide a revolving credit facility to the Borrower on the Escrow Release Date in an aggregate principal amount of $1,000,000,000 pursuant to this Agreement, (ii) the Term A Lenders extend the Term A Loans to the Borrower on the Escrow Release Date in an aggregate principal amount of $4,125,000,000 pursuant to this Agreement, (iii) the U.S. Term B Lenders extend the U.S. Term B Loan to the Borrower on the Closing Date in an aggregate principal amount of $3,750,000,000 pursuant to this Agreement and (iv) the Euro Term B Lenders extend the Euro Term B Loan to the Borrower on the Closing Date in an aggregate principal amount of €885,000,000 pursuant to this Agreement.

On the Closing Date, the Borrower and the Escrow Agent (as defined below) will enter into an Escrow Agreement, pursuant to which the proceeds of the Term B Loans will be deposited into the Escrow Account.

On the Escrow Release Date, the borrowings of the Term Loans will be used, together with the net proceeds of the issuance of the Senior Secured Notes and the Senior Unsecured Notes, the net proceeds of the Additional Bridge Facility, any borrowings of the Revolving Loans on the Escrow Release Date and cash on hand (i) to finance the Schrader Acquisition and the Escrow Release Date Refinancing and (ii) to pay fees and expenses incurred in connection therewith. The Revolving Loans and Letters of Credit will be used for working capital and other general corporate purposes of the Borrower and its Subsidiaries, including the financing of the transactions that are not prohibited by the terms of this Agreement.

The Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1.	DEFINITIONS; INTERPRETATION.

Section 1.1 Definitions. The following terms when used herein shall have the following meanings:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any line of business or division of a Person, (b) the acquisition of in excess of 50.00% of the capital stock, partnership interests, membership interests or equity of any Person (other than a Person that is a Restricted Subsidiary), but, at the Borrower’s option, including acquisitions of Equity Interests increasing the ownership of the Borrower or a Subsidiary in an existing Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Restricted Subsidiary); provided that the Borrower or a Restricted Subsidiary is the surviving entity or the surviving entity becomes a Restricted Subsidiary.

“Acquisition Agreement” is defined in the Preliminary Statements hereto.

“Additional Bridge Agreement” means the Bridge Loan Agreement, to be dated the Escrow Release Date, by and among Western Digital Technologies, Inc., the lenders party thereto, the Additional Bridge Facility Administrative Agent and the other parties named therein, as such agreement may be amended, supplemented, waived or otherwise modified from time to time; provided that the maturity date of all or any portion thereof may not be extended (other than an extension of the maturity date by up to 30 days if the Joint Lead Arrangers agree to an extension of the time period to consummate the Intercompany Transactions pursuant to Section 6.25).

“Additional Bridge Facility” means the collective reference to the Additional Bridge Loan Documents, any notes issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time; provided that the maturity date of all or any portion thereof may not be extended (other than an extension of the maturity date by up to 30 days if the Joint Lead Arrangers agree to an extension of the time period to consummate the Intercompany Transactions pursuant to Section 6.25).

“Additional Bridge Facility Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the Additional Bridge Facility.

“Additional Bridge Loan Documents” means the “Loan Documents” (or comparable term) as defined in the Additional Bridge Agreement, as the same may be amended, supplemented, waived, otherwise modified from time to time, but in any event not extended, renewed, refinanced or replaced (other than an extension of the maturity date by up to 30 days if the Joint Lead Arrangers agree to an extension of the time period to consummate the Intercompany Transactions pursuant to Section 6.25).

“Additional Lender” means any Additional Revolving Lender or any Additional Term Lender, as applicable.

“Additional Revolving Lender” means, at any time, any bank or other financial institution that agrees to provide any portion of any Revolving Credit Commitment Increase or Incremental Revolving Credit Facility pursuant to an Incremental Amendment in accordance with Section 2.14; provided that the relevant Persons under Section 10.10(b) (including those specified in the definition of “Eligible Assignee”) shall have consented to such Additional Revolving Lender’s providing such Commitment Increases, if such consent would be required under Section 10.10(b) for an assignment of Revolving Credit Commitments to such Additional Revolving Lender.

“Additional Term Lender” means, at any time, any bank or other financial institution that agrees to provide any portion of any Term Commitment Increase or Incremental Term Loan pursuant to an Incremental Amendment in accordance with Section 2.14; provided that the relevant Persons under Section 10.10(b) (including those specified in the definition of “Eligible Assignee”) shall have consented to such Additional Term Lender’s making such Incremental Term Loans, if such consent would be required under Section 10.10(b) for an assignment of Loans to such Additional Term Lender.

“Adjusted LIBOR” means, (a) for any Borrowing of Term A Loans or Revolving Loans that are Eurodollar Loans, a rate per annum equal to the greater of (i) 0% and (ii) the quotient of (A) LIBOR, divided by (B) one (1) minus the Reserve Percentage, and (b) for any Borrowing of Term B Loans that are Eurodollar Loans (other than Eurodollar Loans denominated in Euros), a rate per annum equal to the greater of (i) 0.75% and (ii) the quotient of (A) LIBOR, divided by (B) one (1), minus the Reserve Percentage.

“Adjusted EURIBOR” means, for any Borrowing of Term B Loans that are Eurodollar Loans denominated in Euros, a rate per annum equal to the greater of (i) 0.75% and (ii) EURIBOR.

“Administrative Agent” means JPMorgan Chase Bank, N.A. and its affiliates (including J.P. Morgan Europe Limited), as contractual representative for itself and the other Lenders and any successor pursuant to Section 9.7 hereof.

“Administrative Questionnaire” means, with respect to each Lender, an Administrative Questionnaire in a form supplied by the Administrative Agent and duly completed by such Lender.

“Affected Lender” is defined in Section 8.5 hereof.

“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means the Administrative Agent, the Collateral Agent, any Co-Syndication Agent, any Co-Documentation Agent or any Managing Agent, as applicable.

“Agreement” means this Loan Agreement, as the same may be amended, modified, restated, amended and restated or supplemented from time to time pursuant to the terms hereof.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act, as amended, applicable to the Borrower, the Borrower’s Subsidiaries or any Guarantor from time to time concerning or relating to bribery or corruption.

“Applicable Laws” means, as to any Person, any law (including common law), statute, regulation, ordinance, rule, order, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Applicable Margin” means:

(a) with respect to any U.S. Term B Loan, (i) 5.50% per annum, in the case of a Eurodollar Loan, or (ii) 4.50% per annum, in the case of a Base Rate Loan;

(b) with respect to any Euro Term B Loan, (i) 5.25% per annum;

(c) with respect to any Term A Loan or any Revolving Loan, (i) initially, (a) 2.00% per annum, in the case of a Eurodollar Loan, and (b) 1.00% per annum, in the case of a Base Rate Loan, or (ii) following the delivery to the Administrative Agent of the financial statements required to be delivered pursuant to Section 6.1(a) or (b) for the first full fiscal quarter after the Escrow Release Date, the applicable rate set forth below under the caption “Term A Eurodollar Spread,” “Term A Base Rate Spread,” “Eurodollar Revolving Spread” or “Base Rate Revolving Spread” based upon the Leverage Ratio as of the end of the fiscal quarter of the Borrower for which consolidated financial statements have theretofore been most recently delivered pursuant to Section 6.1(a) or (b).

Leverage Ratio	Term A Eurodollar Spread	Eurodollar Revolving Spread	Term A Base Rate Spread	Base Rate Revolving Spread	Commitment Fee
Category 1 Less than 1.50 to 1.00	1.50%	1.50%	0.50%	0.50%	0.20%
Category 2 Less than 2.50 to 1.00 but greater than or equal to 1.50 to 1.00	1.75%	1.75%	0.75%	0.75%	0.25%

Leverage Ratio	Term A Eurodollar Spread	Eurodollar Revolving Spread	Term A Base Rate Spread	Base Rate Revolving Spread	Commitment Fee
Category 3 Less than 3.50 to 1.00 but greater than or equal to 2.50 to 1.00	2.00%	2.00%	1.00%	1.00%	0.30%
Category 4 Greater than or equal to 3.50 to 1.00	2.25%	2.25%	1.25%	1.25%	0.35%

Each change in the Applicable Margin under clause (c) above resulting from a change in the Leverage Ratio shall be effective on and after the date of delivery to the Administrative Agent of the financial statements required to be delivered pursuant to Section 6.1(a) or (b) and a Compliance Certificate indicating such change until and including the date immediately preceding the next date of delivery of such financial statements and the related Compliance Certificate indicating another such change. Notwithstanding the foregoing, (x) until the Borrower shall have delivered the financial statements and the related Compliance Certificate covering a period that includes the first full fiscal quarter of the Borrower ended after the Escrow Release Date, the Leverage Ratio shall be deemed to be in Category 3 for purposes of determining the Applicable Margin and (y) during the existence of any Event of Default under Section 7.1(a), (j) or (k), the Leverage Ratio shall be deemed to be in Category 4 for purposes of determining the Applicable Margin. In addition, at the option of the Administrative Agent and the Required Lenders, at any time during which the Borrower has failed to deliver the financial statements or the related Compliance Certificate by the date required thereunder, then the Leverage Ratio shall be deemed to be in the then-existing Category for the purposes of determining the Applicable Margin (but only for so long as such failure continues, after which the Category shall be otherwise as determined as set forth above).

“Application” is defined in Section 2.3(b) hereof.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.10), and accepted by the Administrative Agent, in substantially the form of Exhibit G or any other form approved by the Administrative Agent and the Borrower.

“Authorized Representatives” means those persons shown on the list of officers provided by the Borrower pursuant to Section 3.2(a)(iv) hereof or on any update of any such list provided by the Borrower to the Administrative Agent, or any further or different officers of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Administrative Agent.

“Available Amount” means, at any time, an amount equal to, without duplication:

(a) the sum, without duplication, of:

(i) $100.0 million; plus

(ii) the Available ECF Amount; plus

(iii) the amount of any capital contributions or other equity issuances received as cash equity by the Borrower, plus the fair market value, as determined in good faith by the Borrower, of marketable securities or other property received by the Borrower as a capital contribution or in return for issuances of equity, in each case, during the period from and including the Business Day immediately following the Escrow Release Date through and including such time; plus

(iv) the aggregate principal amount of any Indebtedness or Disqualified Equity Interests, in each case, of the Borrower or any Restricted Subsidiary issued after the Escrow Release Date (other than Indebtedness or such Disqualified Equity Interests issued to the Borrower or a Restricted Subsidiary), which has been converted into or exchanged for Equity Interests of the Borrower that do not constitute Disqualified Equity Interests, together with the fair market value of any Cash Equivalents and the fair market value (as reasonably determined by the Borrower) of any property or assets received by the Borrower or any Restricted Subsidiary upon such exchange or conversion; plus

(v) the net proceeds received by the Borrower or any Restricted Subsidiary after the Escrow Release Date in connection with the sale or other disposition to a Person (other than the Borrower or any Restricted Subsidiary) of any investment made pursuant to Section 6.17(o) (in an amount not to exceed the original amount of such investment); plus

(vi) the proceeds received by the Borrower or any Restricted Subsidiary after the Escrow Release Date in connection with returns, profits, distributions and similar amounts, repayments of loans and the release of guarantees received on any investment made pursuant to Section 6.17(o) (in an amount not to exceed the original amount of such investment); plus

(vii) the amounts of any Declined Proceeds; plus

(viii) an amount equal to the sum of (A) in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or is liquidated into, the Borrower or any Restricted Subsidiary, the amount of the investments of the Borrower or any Restricted Subsidiary in such Subsidiary made pursuant to Section 6.9 (in an amount not to exceed the original amount of such investment) and (B) the fair market value (as reasonably determined by the Borrower) of the property or assets of any Unrestricted Subsidiary that have been transferred, conveyed or otherwise distributed to the Borrower or any Restricted Subsidiary after the Escrow Release Date from any dividend or other distribution by an Unrestricted Subsidiary; minus

(b) the sum, without duplication, of:

(i) the aggregate amount of any investments made by the Borrower or any Restricted Subsidiary pursuant to clause (b)(ii) of the defined term “Permitted Acquisition” in reliance on Section 6.17(l) after the Escrow Release Date and prior to such time;

(ii) the aggregate amount of any investments, loans or advances made by the Borrower or any Restricted Subsidiary pursuant to Section 6.17(o) after the Escrow Release Date and prior to such time;

(iii) the aggregate amount of any Distributions made by the Borrower pursuant to Section 6.18(f)(y) after the Escrow Release Date and prior to such time; and

(iv) the aggregate amount of any optional or voluntary payments, prepayments, repurchases, redemptions or defeasances made by the Borrower or any Restricted Subsidiary pursuant to Section 6.20(a)(iv)(y) after the Escrow Release Date and prior to such time.

“Available ECF Amount” means, on any date, the positive amount, if any, determined on a cumulative basis equal to Excess Cash Flow for each year, commencing with the first full fiscal year ended after the Escrow Release Date and ending with the fiscal year of the Borrower most recently ended prior to the date of determination for which financial statements and a Compliance Certificate have been delivered pursuant to Section 6.1(e) minus the Restricted ECF Amount for such period minus the cumulative ECF Payments for such period.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus  1⁄2 of 1% and (c) the Adjusted LIBOR for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, the Adjusted LIBOR for any day shall be based on the Adjusted LIBOR at approximately 11:00 a.m. (London time) on such day. Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBOR shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBOR, respectively.

“Base Rate Loan” means a Term Loan or Revolving Loan bearing interest at a rate specified in Section 2.4(a) or Section 2.4(c) hereof, as applicable.

“Borrower” is defined in the introductory paragraph of this Agreement.

“Borrower Materials” has the meaning assigned to such term in Section 10.25.

“Borrower SEC Documents” means all reports, schedules, forms, proxy statements, prospectuses (including prospectus supplements), registration statements and other information filed by the Borrower with the U.S. Securities and Exchange Commission or furnished by the Borrower to the U.S. Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 as in effect on the date hereof.

“Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders under the applicable Facility on a single date and, in the case of Eurodollar Loans, for a single Interest Period. Borrowings of Loans are made and maintained ratably from each of the Lenders under the applicable Facility according to their Percentages of such Facility. A Borrowing of Loans is “advanced” on the day Lenders advance funds comprising such Borrowing to the Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one (1) type of Loan to the other, all as requested by the Borrower pursuant to Section 2.5(a) hereof. Base Rate Loans and Eurodollar Loans are each a “type” of Loan.

“Business Day” means, (a) subject to clause (b) below, any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in the State of New York; provided, however, that, when used in connection with a Eurodollar Loan denominated in Dollars, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market and (b) when used with respect to (i) all notices and determinations in connection with, and payments of principal and interest on or with respect to, a Eurodollar Loan denominated in Euros or any other dealings in Euros to be carried out pursuant to this Agreement in respect of any such Eurodollar Loan, any day that is a Business Day described in clause (a) and that is also a day which is not a legal holiday or a day on which banking institutions are authorized or required to close in London, England or on which banks are not open for dealings in Euro deposits in the London interbank market and (ii) any payment in Euros, the term “Business Day” shall also exclude any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is not open for the settlement of payments in Euro.

“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee; provided that, notwithstanding the foregoing, in no event will any lease that would have been categorized as an operating lease as determined with GAAP as of the Closing Date be considered a Capital Lease (whether or not such lease was in effect on such date) regardless of any change in GAAP following the Closing Date that would otherwise require such obligations to be recharacterized (on a prospective or retroactive basis or otherwise) as a Capital Lease.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“Captive Insurance Subsidiary” means any Restricted Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Restricted Subsidiary thereof).

“Cash Equivalents” means, as to any Person: (a) investments in direct obligations of the United States of America or any member of the European Union or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America or any member of the European Union or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof; provided that any such obligations shall mature within one (1) year of the date of issuance thereof; (b) investments in commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized rating service) maturing within 90 days from the date of issuance thereof; (c) investments in certificates of deposit or bankers’ acceptances issued by any Lender or by any domestic or foreign bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million in the case of non-U.S. banks which have a maturity of one (1) year or less; (d) investments in repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (c) above; provided that all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System; (e) marketable short-term money market or similar securities having a rating of at least P-2 by Moody’s or A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized rating service), (f) (i) Dollars, Canadian dollars, pounds, Euros or any national currency of any participating member state of the EMU; or (ii) in the case of any Foreign Subsidiary that is a Restricted Subsidiary or any jurisdiction in which the Borrower and the Restricted Subsidiaries conduct business, such local currencies held by it from time to time in the ordinary course of business and (g) investments in money market funds that invest at least 90.0% of their assets in investments of the type described in the immediately preceding clauses (a) through (f) above. In the case of investments by any Foreign Subsidiary that is a Restricted Subsidiary or investments made in a country outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (g) above of foreign obligors, which investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (g) and in this sentence. Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (f)(i) above; provided that such amounts are converted into any currency listed in clause (f)(i) above as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Cash Flow” means, with reference to any period, the difference (if any) of (a) Consolidated Net Income for such period plus the sum of all amounts deducted in arriving at such Consolidated Net Income amount in respect of all Charges for (without duplication) (i) depreciation of fixed assets and amortization of intangible assets for such period and (ii) all other Non-Cash Charges for such period minus (plus) (b) additions (reductions) to Consolidated Working Capital of the Borrower and its Restricted Subsidiaries for such period (but excluding any such addition or reduction, as applicable, arising from any Acquisition or Disposition by the Borrower or any of its Restricted Subsidiaries or the reclassification during such period of current assets to long term assets (and vice versa) and current liabilities to long term liabilities (and vice versa) and the application of purchase accounting) minus (c) all non-cash gains or benefits added in computing Consolidated Net Income for such period minus (plus) (d) any non-cash charges (gains) attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP minus (plus) (e) any effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such person and such Subsidiaries) in amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of Taxes minus (plus) (f) any net unrealized gain (loss) (after any offset) resulting in such period from currency translation and transaction gains (losses) including those related to currency remeasurements of Indebtedness (including any net gain (loss) resulting from (i) Hedging Obligations for currency exchange risk and (ii) resulting from intercompany indebtedness) and any other foreign currency transaction or translation gains and losses, to the extent such gains (losses) are non-cash items.

“Cash Management Services” means treasury, depository, overdraft, credit or debit card, including noncard payables services, purchase card, electronic funds transfer, automated clearing house fund transfer services and other cash management services.

“Cayman Share Mortgage” means the Cayman Islands law governed equitable share mortgage in respect of shares of Western Digital International Ltd. dated as of the Escrow Release Date between Western Digital Technologies, Inc. and the Collateral Agent.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holdco” means any Domestic Subsidiary with no material assets other than equity interests of one or more Foreign Subsidiaries that are CFCs.

A “Change of Control” shall be deemed to have occurred if (a) any “person” or “group” (as such terms (and each other reference thereto in this clause) are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 as in effect on the date hereof, but excluding any employee benefit plan of such Person and its subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of more than 35.00% of outstanding Voting Stock of the Borrower or (b) during any 24 consecutive month period, commencing after the Escrow Release Date, the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors.

“changed date” shall have the meaning assigned to such term in the definition of the term “Fiscal Quarter End Date.”

“Charges” means any charge, expense, cost, accrual or reserve of any kind.

“Class” means (a) with respect to Lenders, each of the following classes of Lenders: (i) Lenders having Term A Loan Commitments or outstanding Term A Loans, (ii) Lenders having U.S. Term B Loan Commitments or outstanding U.S. Term B Loans, (iii) Lenders having Euro Term B Loan Commitments or outstanding Euro Term B Loans or (iv) Lenders having Revolving Exposure and (b) with respect to Loans, each of the following classes of Loans: (i) Term A Loans, (ii) U.S. Term B Loans, (iii) Euro Term B Loans and (iv) Revolving Loans.

“Closing Date” means April 29, 2016.

“Code” means the Internal Revenue Code of 1986.

“Co-Documentation Agents” means, collectively, Sumitomo Mitsui Banking Corporation, Compass Bank d/b/a BBVA Compass, The Bank of Nova Scotia, BNP Paribas Securities Corp., TD Bank, N.A. (solely with respect to the Term A Facility and the Revolving Facility), TD Securities (USA) LLC (solely with respect to the Term B Facilities), Wells Fargo Bank, National Association (solely with respect to the Term A Facility and the Revolving Facility), U.S. Bank National Association and SunTrust Bank.

“Collateral” means (a) prior to the Escrow Release Date, the Escrow Account Funds and (b) on and after the Escrow Release Date, all properties, rights, interests, and privileges of the Loan Parties on which a Lien is required to be granted to the Collateral Agent, or any security trustee therefor, by Section 4.1 and Section 4.2.

“Collateral Account” is defined in Section 7.4(b) hereof.

“Collateral Agent” means JPMorgan Chase Bank, N.A. and any successor pursuant to Section 9.7 hereof.

“Collateral Documents” means the Escrow Agreement, the Security Agreement (as supplemented by each Security Agreement Supplement), the Intellectual Property Security Agreements, the Cayman Share Mortgage, Mortgages and all other security agreements, pledge agreements, assignments, financing statements and other documents pursuant to which Liens are granted to the Collateral Agent or such Liens are perfected, and as shall from time to time secure the Obligations, the Hedging Liability, and the Funds Transfer Liability, Deposit Account Liability and Data Processing Obligations, or any part thereof pursuant to Article 4.

“Commitment Fee” is defined in Section 2.13(a) hereof.

“Commitment Increase” is defined in Section 2.14(a) hereof.

“Commitments” means, with respect to any Lender, such Lender’s applicable Revolving Credit Commitment and/or Term Loan Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company Material Adverse Effect” has the meaning assigned to that term in the Acquisition Agreement (as in effect on the date hereof).

“Compliance Certificate” means the Compliance Certificate to be delivered pursuant to Section 6.1(e) hereof, substantially in the form of Exhibit F hereof.

“Consolidated Adjusted EBITDA” means, for any period, the Consolidated Net Income for such period, plus:

(a) without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income (other than in the case of clause (xii) below), the sum of the following amounts for such period:

(i) interest expense (including, to the extent deducted and not added back in computing Consolidated Net Income, (A) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (B) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (C) non-cash interest payments, (D) the interest component of Capitalized Lease Obligations, (E) net payments, if any, made (less net amounts, if any, received) pursuant to interest rate hedging obligations with respect to Indebtedness, (F) amortization or write-off of deferred financing fees, debt issuance costs, commissions, fees and expenses, including commitment, letter of credit and administrative fees and charges with respect to Indebtedness permitted to be incurred hereunder and (G) any expensing of bridge, commitment and other financing fees), after giving effect to the impact of interest rate risk hedging, and, to the extent not reflected in such interest expense, unused line fees and letter of credit fees payable hereunder,

(ii) provision for taxes based on income, profits or capital, including federal, foreign, state, franchise, excise and similar taxes paid or accrued during such period (including in respect of repatriated funds),

(iii) depreciation and amortization, including amortization of intangible assets established through purchase accounting and amortization of deferred financing fees or costs,

(iv) any Charges (other than depreciation or amortization expense) related to any equity offering, investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness (including a refinancing or amendment, waiver or other modification thereof) (whether or not successful), including in connection with the Transactions,

(v) Non-Cash Charges,

(vi) (A) extraordinary Charges and (B) unusual or nonrecurring Charges, in each case, to the extent not of a type described in clause (viii),

(vii) all cash and Non-Cash Charges and expenses incurred before the Closing Date with respect to the Seagate Arbitration to the extent that the aggregate amount of all such Charges and expenses do not exceed $32 million,

(viii) Charges attributable to the undertaking and/or implementation of cost savings initiatives, operating expense reductions and other restructuring, integration or transformational charges (including inventory optimization expenses, business optimization expenses, transaction costs and costs related to the opening, closure, consolidation or separation of facilities and curtailments, costs related to entry into new markets, consulting fees, recruiter fees, signing costs, retention or completion bonuses, transition costs, relocation costs, severance payments, and modifications to pension and post-retirement employee benefit plans); provided that amounts added back pursuant to this clause (viii), together with any amounts added back pursuant to clause (xii) below and the amount of any Pro Forma Adjustment to Consolidated Adjusted EBITDA for such period, shall not exceed the greater of $500 million and 15% of Consolidated Adjusted EBITDA for such period (calculated prior to giving effect to any such add-back); provided further that Charges relating to (A) the Transactions and (B) up to $800 million of the foregoing in connection with the MOFCOM Restructuring, in each case, added back to Consolidated Adjusted EBITDA pursuant to this clause (viii) for any period ending on or prior to the 24th month following the Escrow Release Date shall not be subject to the caps in the preceding proviso,

(ix) the amount of any minority interest expense consisting of subsidiary income attributable to minority Equity Interests of third parties in any non-Wholly-owned Subsidiary,

(x) [reserved],

(xi) [reserved],

(xii) expected cost savings, operating expense reductions, restructuring charges and expenses and synergies (net of the amount of actual amounts realized) reasonably identifiable and factually supportable and reasonably anticipated to be realized within 18 months of the date thereof (in the good faith determination of the Borrower) related to permitted asset sales, acquisitions, investments, dispositions, operating improvements, restructurings, cost savings initiatives and certain other similar initiatives and specified transactions conducted after the Escrow Release Date; provided that amounts added back pursuant to this clause (xii), together with any amounts added back pursuant to clause (viii) above and the amount of any Pro Forma Adjustment to Consolidated Adjusted EBITDA for such period, shall not exceed the greater of $500 million and 15% of Consolidated Adjusted EBITDA for such period (calculated prior to giving effect to any such add-back); provided further that any of the foregoing in connection with (A) the Transactions and (B) up to $650 million of the foregoing in connection with the MOFCOM Restructuring, in each case, added back to Consolidated Adjusted EBITDA pursuant to this clause (xii) for any period ending on or prior to the 24th month following the Escrow Release Date shall not be subject to the caps in the preceding proviso,

(xiii) transaction fees, costs and expenses incurred to the extent reimbursable by third parties pursuant to indemnification provisions or insurance; provided that the Borrower in good faith expects to receive reimbursement for such fees, costs and expenses within the next four (4) fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such reimbursement amounts shall be deducted in calculating Consolidated Adjusted EBITDA at the end of such four fiscal quarter period),

(xiv) earn-out obligations incurred in connection with any Permitted Acquisitions or other investment and paid or accrued during the applicable period and on similar acquisitions, and

(xv) casualty or business interruption insurance in an amount representing the losses for the applicable period that such proceeds are intended to replace (whether or not yet received so long as the Borrower in good faith expects to receive the same within the next four (4) fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such proceeds shall be deducted in calculating Consolidated Adjusted EBITDA for such fiscal quarters in the future)); less

(b) without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) extraordinary gains and unusual or non-recurring gains, and

(ii) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Adjusted EBITDA in any prior period); provided, in each case, that, if any non-cash gain represents an accrual or asset for future cash items in any future period, the cash payment in respect thereof shall in such future period be added to Consolidated Adjusted EBITDA for such period to the extent excluded from Consolidated Adjusted EBITDA in any prior period,

(c) increased or decreased by (without duplication):

(i) any net gain or loss resulting in such period from Hedging Obligations and the application of Accounting Standards Codification Topic 815 and International Accounting Standards No. 39 and their respective related pronouncements and interpretations; plus or minus, as applicable,

(ii) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk),

(iii) any effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such person and such Subsidiaries) in amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of Taxes, and

(iv) any adjustments resulting from the application of Accounting Standards Codification Topic 460, Guarantees, or any comparable regulation,

in each case, as determined on a consolidated basis for the Borrower and its Restricted Subsidiaries in accordance with GAAP.

Notwithstanding anything to the contrary, it is agreed, that for purpose of calculating the Leverage Ratio and Senior Secured Leverage Ratio for any period that includes the fiscal quarters ended on April 3, 2015, July 3, 2015, October 2, 2015 or January 1, 2016, Consolidated Adjusted EBITDA shall be deemed to be $1,357,000,000, $1,222,000,000, $1,344,000,000 and $1,354,000,000, respectively, in each case, as adjusted on a Pro Forma Basis, as applicable; it being agreed that for purposes of calculating any financial ratio or test in connection with a Specified Transactions, Consolidated Adjusted EBITDA shall be calculated in a manner consistent with Consolidated

Adjusted EBITDA for each quarterly period set forth above and the adjustments set forth above in this definition. Consolidated Adjusted EBITDA shall be calculated on a Pro Forma Basis to give effect to any Specified Transaction.

“Consolidated Net Income” means, for any period, the net income (loss) attributable to the Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication, (a) the cumulative effect of a change in accounting principles during such period to the extent included in net income (loss), (b) accruals and reserves that are established or adjusted as a result of the Transactions in accordance with GAAP or changes as a result of the adoption or modification of accounting policies during such period, (c) the income (or loss) of any Person in which any other Person has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Restricted Subsidiaries by such Person during such period, (d) the income of any Restricted Subsidiary of the Borrower (other than any other Loan Party) to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that income is subject to an absolute prohibition during such period by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary (other than any prohibition that has been waived or otherwise released), except to the extent of the amount of dividends or other distributions actually paid by such Restricted Subsidiary to the Borrower or any other Restricted Subsidiary that is not subject to such prohibitions, (e) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Restricted Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries (except as provided in the definition of “Pro Forma Basis”), (f) after tax gains or Charges (less all fees and expenses chargeable thereto) attributable to any asset dispositions outside the ordinary course of business (including asset retirement costs) or of returned surplus assets of any employee benefit plan, (g) any net gains or Charges with respect to (i) disposed, abandoned, divested and/or discontinued assets, properties or operations (other than assets, properties or operations pending the disposal, abandonment, divestiture and/or termination thereof) and (ii) facilities that have been closed during such period, (h) any net income or loss (less all fees and expenses or charges related thereto) attributable to the early extinguishment of Indebtedness, hedging obligations or other derivative instruments and (i) any write-off or amortization made in such period of deferred financing costs and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness.

“Consolidated Senior Secured Debt” means, at any date of determination, the aggregate principal amount of Total Funded Debt outstanding on such date that is secured by a Lien on any asset or property of the Borrower or the Restricted Subsidiaries, which Total Funded Debt is not, by its terms, subordinated in right of payment to the Obligations.

“Consolidated Total Assets” means, at any time, all assets that would, in conformity with GAAP, be set forth under the caption “total assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date.

“Consolidated Working Capital” means, at any time, Current Assets minus Current Liabilities, at such time.

“Contingent Obligation” means as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Continuing Director” means, at any date, any individual (a) who is a director of the Borrower on the Escrow Release Date after giving effect to the Schrader Acquisition and the other transactions contemplated thereby or (b) whose nomination for election to the board of directors of the Borrower is recommended by a majority of the directors who were either directors of the Borrower on the Escrow Release Date (after giving effect to the Schrader Acquisition and the other transactions contemplated thereby) or whose election or nomination for election was previously so approved by directors who were Continuing Directors.

“Contract Consideration” shall have the meaning assigned to such term in the definition of the term “Excess Cash Flow.”

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) or of an affiliated service group under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Convertible Notes” means any convertible senior notes issued under the Existing Indentures.

“Co-Syndication Agents” means, collectively, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, RBC Capital Markets, Mizuho Bank, Ltd., Citibank N.A. (solely with respect to the Term A Facility and the Revolving Facility), The Bank of Tokyo-Mitsubishi UFJ, Ltd. and HSBC Securities (USA) Inc.

“Credit Extension” means the advancing of any Loan or the issuance or extension of, or increase in the amount of, any Letter of Credit.

“Current Assets” means, at any date, all assets of the Borrower and its Restricted Subsidiaries which under GAAP would be classified as current assets on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries (excluding any (i) cash or Cash Equivalents (including cash and Cash Equivalents held on deposit for third parties by the Borrower or any of its Restricted Subsidiaries), (ii) permitted loans to third parties or related parties, (iii) deferred bank fees and derivative financial instruments related to Indebtedness, (iv) the current portion of current and deferred income Taxes and Taxes based on profit or capital and (v) assets held for sale).

“Current Liabilities” means, at any date, all liabilities of the Borrower and its Restricted Subsidiaries which under GAAP would be classified as current liabilities on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries, other than (i) current maturities of long-term debt, (ii) outstanding revolving loans and letter of credit reimbursement obligations, (iii) accruals of Interest Expense (excluding Interest Expense that is due and unpaid), (iv) obligations in respect of derivative financial instruments related to Indebtedness, (v) the current portion of current and deferred income Taxes and Taxes based on profit or capital (including obligations in respect of any tax receivable agreement), (vi) liabilities in respect of unpaid earnouts, (vii) accruals relating to restructuring reserves, (viii) liabilities in respect of funds of third parties on deposit with the Borrower or any of its Restricted Subsidiaries, (ix) the current portion of any Capitalized Lease Obligation, (x) the current portion of any other long-term liability for borrowed money, (xi) permitted short term indebtedness from third parties or related parties and (xii) settlement obligations.

“Damages” means all damages including, without limitation, punitive damages, liabilities, costs, expenses, losses, judgments, diminutions in value, fines, penalties, demands, claims, cost recovery actions, lawsuits, administrative proceedings, orders, response action, removal and remedial costs, compliance costs, investigation expenses, consultant fees, attorneys’ and paralegals’ fees and litigation expenses.

“Declined Proceeds” has the meaning provided in Section 2.8(c)(vii) hereof.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Default Excess” has the meaning provided in Section 2.8(d) hereof.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans or participations in Reimbursement Obligations required to be funded by it hereunder within three (3) Business Days of the date required to be funded by it hereunder unless such failure has been cured, unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, (c) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit unless such Lender notifies the Administrative Agent in writing or such public statement that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (d) has failed, within three (3) Business Days after request by the Administrative Agent, to confirm to the Administrative Agent in a reasonably satisfactory manner that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon receipt by the Administrative Agent of such written confirmation) or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a bankruptcy or insolvency proceeding, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18) upon delivery of written notice of such determination to the Borrower, the Lenders and the L/C Issuer.

“Departing Administrative Agent” is defined in Section 9.7 hereof.

“Designated Non-Cash Consideration” means the fair market value (as determined by the Borrower in good faith) of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a disposition pursuant to Section 6.16(o) or (p) that is designated as Designated Non-Cash Consideration pursuant to a certificate of an officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash or Cash Equivalents).

“Disposition” means the sale, lease, conveyance or other disposition of Property pursuant to Section 6.16(p), Section 6.16(q) or Section 6.16(r).

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests or as a result of a Change of Control or asset sale so long as any rights of the holders thereof upon the occurrence of a Change of Control or asset sale shall be subject to the termination of the Facilities), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for scheduled payments or dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the later of the Final Maturity Date and the Final Revolving Termination Date.

“Distributions” has the meaning provided in Section 6.18 hereof.

“Dollars” and “$” each means the lawful currency of the United States of America.

“Domestic Subsidiary” means each Subsidiary of the Borrower that is organized under the Applicable Laws of the United States, any state thereof, or the District of Columbia.

“Dutch Auction” means an auction (an “Auction”) conducted by the Borrower or one (1) of its Subsidiaries in order to purchase Term B Loans (or any Term B Loans funded under a Term Commitment Increase, which for purposes of this definition shall be deemed to be Term B Loans (and the holders thereof, Term B Lenders)) in accordance with the following procedures:

(a) Notice Procedures. In connection with an Auction, the Borrower will provide notification to the Administrative Agent (for distribution to the relevant Term B Lenders) of the Term B Loans that will be subject to the Auction (an “Auction Notice”). Each Auction Notice shall be in a form reasonably acceptable to the Administrative Agent and shall contain (i) the total cash value of the bid, in a minimum amount of $10.0 million with minimum increments of $1.0 million (the “Auction Amount”), (ii) the discount to par, which shall be a range (the “Discount Range”) of percentages of the par principal amount of the Term B Loans at issue that represents the range of purchase prices that could be paid in the Auction and (iii) be extended, at the sole discretion of the Borrower, to (x) each Term B Lender and/or (y) each Lender with respect to any Term B Loan of any Class.

(b) Reply Procedures. In connection with any Auction, each relevant Term B Lender may, in its sole discretion, participate in such Auction and may provide the Administrative Agent with a notice of participation (the “Return Bid”) which shall be in a form reasonably acceptable to the Administrative Agent and shall specify (i) a discount to par that must be expressed as a percentage (the “Reply Discount”), which must be within the Discount Range, and (ii) a principal amount of such Term B Loans which must be in increments of $1.0 million (the “Reply Amount”). A Term B Lender may avoid the minimum amount condition solely when submitting a Reply Amount equal to the Term B Lender’s entire remaining amount of such Class of Term B Loans. Term B Lenders may only submit one (1) Return Bid per Auction but each Return Bid may contain up to three (3) bids only one (1) of which can result in a Qualifying Bid (as defined below). In addition to the Return Bid, the participating Term B Lender must execute and deliver, to be held in escrow by the Administrative Agent, an Assignment and Assumption with the Dollar or Euro amount of the Term B Loan to be left in blank, which amount shall be completed by the Administrative Agent in accordance with the final determination of such Term B Lender’s Qualifying Bid pursuant to subclause (c) below.

(c) Acceptance Procedures. Based on the Reply Discounts and Reply Amounts received by the Administrative Agent, the Administrative Agent, in consultation with the Borrower, will determine the applicable discount (the “Applicable Discount”) for the Auction, which will be the lowest Reply Discount for which the Borrower or its Subsidiary, as applicable, can complete the Auction at the Auction Amount; provided that, in the event that the Reply Amounts are insufficient to allow the Borrower or its Subsidiary, as applicable, to complete a purchase of the entire Auction Amount (any such Auction, a “Failed Auction”), the Borrower or its Subsidiary shall either, at its election, (i) withdraw the Auction or (ii) complete the Auction at an Applicable Discount equal to the highest Reply Discount. The Borrower or its Subsidiary, as applicable, shall purchase the applicable Term B Loans (or the respective portions thereof) from each such Term B Lender with a Reply Discount that is equal to or greater than the Applicable Discount (“Qualifying Bids”) at the Applicable Discount; provided that, if the aggregate proceeds required to purchase all such Term B Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, the Borrower or its Subsidiary, as applicable, shall purchase such Term B Loans at the Applicable Discount ratably based on the principal amounts of such Qualifying Bids (subject to rounding requirements specified by the Administrative Agent). If a Term B Lender has submitted a Return Bid containing multiple bids at different Reply Discounts, only the bid with the highest Reply Discount that is equal to or greater than the Applicable Discount will be deemed the Qualifying Bid of such Term B Lender. Each participating Term B Lender will receive notice of a Qualifying Bid as soon as reasonably practicable but in no case later than five (5) Business Days from the date the Return Bid was due.

(d) Additional Procedures. Furthermore, in connection with any Auction, upon submission by a Term B Lender of a Qualifying Bid, such Term B Lender will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Discount.

“ECF Payment” is defined in Section 2.8(c)(iii) hereof.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) approved in writing by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Credit Commitment, the L/C Issuers, and (iii) unless an Event of Default has occurred and is continuing under Section 7.1(a), (j) or (k) hereof, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that, in the case of assignments of Term B Loans, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice from the Administrative Agent of such request for its consent; provided further that, notwithstanding the foregoing, (A) “Eligible Assignee” shall not include (x) any Prohibited Lenders, (y) any natural person or any holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or (z) except to the extent provided in Section 10.10(h), the Borrower or any Subsidiary or Affiliate of the Borrower and (B) in the case of assignments of Revolving Credit Commitments or Revolving Exposure, no Person shall be an Eligible Assignee pursuant to clause (a), (b) or (c) above unless such Person is, or is an Affiliate or an Approved Fund of, an existing Lender under the Revolving Facility.

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface, sediments, and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Claim” means any investigation, written notice, violation, written demand, written allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising pursuant to, or in connection with (a) an actual or alleged violation of, any Environmental Law, (b) from any actual or threatened abatement, removal, remedial, corrective or response action in connection with the Release of Hazardous Material, (c) an order of a Governmental Authority under Environmental Law or (d) from any actual or alleged damage, injury, threat or harm to human health or safety as it relates to exposure to Hazardous Materials or the Environment.

“Environmental Law” means any current or future Applicable Law pertaining to (a) the protection of the Environment, or health and safety as it relates to exposure to Hazardous Materials or (b) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material.

“Environmental Liability” means any liability, claim, action, suit, agreement, judgment or order arising under or relating to any Environmental Law for any damages, injunctive relief, losses, fines, penalties, fees, expenses

(including reasonable fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, including those directly or indirectly resulting from or relating to: (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threat of Release of any Hazardous Materials or (e) any contract or written agreement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock or in the share capital of a corporation or company, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding any debt security that is convertible into, or exchangeable for, any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

“Escrow Account” means the escrow account or accounts established with the Escrow Agent pursuant to the Escrow Agreement.

“Escrow Account Funds” means all cash, securities and other property held or credited to the Escrow Account.

“Escrow Agent” means SunTrust Bank.

“Escrow Agreement” means the Escrow Agreement dated as of the Closing Date among the Borrower, the Administrative Agent and the Escrow Agent substantially in the form of Exhibit K.

“Escrow End Date” has the meaning assigned to such term in Section 2.8(c)(ix) hereof.

“Escrow Prepayment Amount” has the meaning assigned to such term in Section 2.8(c)(ix) hereof.

“Escrow Prepayment Date” means a date selected by the Borrower that is no more than three (3) Business Days after the Escrow End Date.

“Escrow Release Conditions” means, collectively, the conditions set forth in Section 3.3 hereof.

“Escrow Release Date” means the date on which the conditions set forth in Section 3.3 are satisfied and the proceeds of the Loans are released from the Escrow Account to the Borrower, which date shall be a Business Day.

“Escrow Release Date Refinancing” means all existing third party debt for borrowed money of the Borrower and its Subsidiaries under that certain Credit Agreement, dated as of January 9, 2014, among Western Digital Technologies, Inc. and Western Digital Ireland, Ltd., as borrowers, the Borrower, JPMorgan Chase Bank, N.A., as administrative agent and the other lenders and financial institutions party thereto (as amended from time to time) being repaid, redeemed, defeased, discharged, refinanced or terminated in full and all guarantees and Liens (if any) in respect thereof being terminated and released (or arrangements reasonably satisfactory to the Administrative Agent being in place for the termination and release of such guarantees and Liens).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBOR” means, with respect to each day during each Interest Period pertaining to a Eurodollar Loan denominated in Euros, the rate per annum determined on the basis of the rate for deposits in Euros administered by the European Money Markets Institute for a period equal to such Interest Period commencing on the first day of such Interest Period, as published by Reuters on Reuters Page EURIBOR01 (or any replacement Reuters page that displays that rate) as of 11:00 a.m., Brussels time, two (2) Business Days prior to the beginning of such Interest Pe-

riod; provided that, in the event that such rate does not appear on Reuters, the “EURIBOR” shall be determined by reference to such other comparable publicly available service for displaying Eurodollar rates for Euro deposits as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which Euro deposits of like amounts and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period (in each case, the “EURIBOR Screen Rate”); provided, further, that, if the EURIBOR Screen Rate shall not be available at such time for such Interest Period (an, “Impacted EURIBOR Interest Period”), then EURIBOR shall be the Interpolated Rate at such time, subject to Section 8.3; provided that in no event shall EURIBOR be less than 0%.

“EURIBOR Screen Rate” shall have the meaning assigned to such term in the definition of the term “EURIBOR.”

“Euro” or “€” means the official lawful currency of the participating member states of the EMU.

“Euro Term B Facility” means the credit facility for the Euro Term B Loans described in Section 2.1(c) hereof.

“Euro Term B Lender” means any Lender holding all or a portion of the Euro Term B Facility.

“Euro Term B Loan” is defined in Section 2.1(c) hereof.

“Euro Term B Loan Commitment” means, as to any Lender, the obligation of such Lender to make Euro Term B Loans hereunder in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced pursuant to Section 2.10. The Borrower and the Euro Term B Lenders acknowledge and agree that the Euro Term B Loan Commitments of the Euro Term B Lenders aggregate €885.0 million as of the date hereof.

“Euro Term B Loan Percentage” means, for any Euro Term B Lender, the percentage held by such Euro Term B Lender of the aggregate principal amount of all Euro Term B Loans then outstanding.

“Euro Term B Note” is defined in Section 2.12(d) hereof.

“Euro Term B Termination Date” is defined in Section 2.7(c) hereof.

“Eurodollar Loan” means a Term Loan or Revolving Loan bearing interest at the rate specified in Section 2.4(b) or Section 2.4(d) hereof, as applicable.

“Event of Default” means any event or condition identified as such in Section 7.1 hereof.

“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property.

“Excess Cash Flow” means, with respect to any period, the amount (if any, but which amount shall not be less than zero) by which (a) Cash Flow during such period exceeds (b) the sum of (i) the aggregate amount of payments or repurchases required to be (and actually) made or otherwise paid by the Borrower and its Restricted Subsidiaries during such period in respect of all principal on all Indebtedness (whether at maturity, as a result of mandatory prepayment, acceleration or otherwise, but excluding voluntary prepayments deducted pursuant to Section 2.8(c)(iii)(B)), plus, (ii) to the extent each of the following is not deducted in computing Consolidated Net Income and without duplication,

(A) without duplication of amounts deducted pursuant to this subclause (A) or subclause (D) below in a prior period, capital expenditures, capitalized software expenses, acquisitions of intellectual property of the Borrower and its Restricted Subsidiaries, in each case, made in cash during such period or, at the option of the Borrower, made prior to the date the applicable Excess Cash Flow payment is required to be made under Section 2.8(c)(iii) with respect to such period (except to the extent financed with long-term Indebtedness (other than revolving Indebtedness)),

(B) without duplication of amounts deducted pursuant to subclause (D) below in a prior period, the amount of (i) investments made by the Borrower and its Restricted Subsidiaries pursuant to Section 6.17(f), (l)(ii), (o), (q), (u) and (y) and (ii) Distributions made by the Borrower and its Restricted Subsidiaries pursuant to Section 6.18(b), (f)(x), (g) and (h), in each case, in cash (except, in each case, to the extent financed with long-term Indebtedness (other than revolving Indebtedness)),

(C) cash losses from any sale or disposition outside the ordinary course of business,

(D) without duplication of amounts deducted from Excess Cash Flow in a prior period, the aggregate consideration required to be paid in cash by the Borrower and its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period or any planned cash expenditures (the “Planned Expenditures”), in each case, relating to investments permitted pursuant to Section 6.17(f), (l), (o), (q), (u) or (y), capital expenditures, capitalized software expenses or acquisitions of intellectual property to be consummated or made during the period of four (4) consecutive fiscal quarters of the Borrower following the end of such period (except, in each case, to the extent financed with long-term Indebtedness (other than revolving Indebtedness)); provided that to the extent the aggregate amount of cash actually utilized to finance such investments permitted pursuant to Section 6.17(f), (l), (o), (q), (u) or (y), capital expenditures, capitalized software expenses or acquisitions of intellectual property during such following period of four consecutive fiscal quarters is less than the Contract Consideration and the Planned Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,

(E) the aggregate amount of expenditures (other than investments or Distributions) actually made by the Borrower and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed and amounts in respect thereof are not otherwise deducted in computing Consolidated Net Income for such period or any prior period (except, in each case, to the extent financed with long-term Indebtedness (other than revolving Indebtedness)),

(F) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness,

(G) payments by the Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and its Restricted Subsidiaries other than Indebtedness,

(H) cash expenditures in respect of Hedge Agreements during such fiscal year, and

(I) the amount of Taxes (including penalties and interest) paid in cash (without duplication) or tax reserves set aside or payable with respect to such period in such period to the extent they exceed the amount of Tax expense deducted in determining Consolidated Net Income for such period.

“Excess Interest” is defined in Section 10.18 hereof.

“Excluded Equity Interests” means (a) any capital stock or other Equity Interests of any Person with respect to which the cost or other consequences (including any adverse tax consequences) of pledging such Equity Interests shall be excessive in view of the benefits to be obtained by the Lenders therefrom as reasonably determined by the Administrative Agent and the Borrower, (b) solely in the case of any pledge of voting Equity Interests of any CFC Holdco or any First-Tier Foreign Subsidiary that is a CFC, any voting Equity Interests in excess of 65.00% of the outstanding voting Equity Interests of such entity, (c) any Equity Interests to the extent the pledge thereof would be prohibited by (i) any applicable law or would require governmental consent, approval, license or authorization (only to the extent such prohibition is applicable and not rendered ineffective by the UCC or other applicable law) or (ii) contractual obligation binding on such Equity Interests on the Closing Date (with respect to the Borrower or any of its Subsidiaries as of the Closing Date) or the Escrow Release Date (with respect to the Target) or if later, at the time of the acquisition of such Equity Interests and not incurred in contemplation of such acquisition (only to the extent such prohibition is applicable and not rendered ineffective by the UCC or other applicable law), (d) margin stock or any interest in partnerships, joint ventures and non-Wholly-owned Subsidiaries which cannot be pledged without the consent of, or a pledge of which is restricted by (including as a result of a right of first refusal, call option or a similar right or a requirement to give notice that will trigger such right of first refusal, call option or a similar right), one or more third parties other than the Borrower or any of its Subsidiaries (after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law), and (e) the Equity Interests of any (i) Immaterial Subsidiary (except to the extent the security interest in such Equity Interest may be perfected by the filing of a Form UCC-1 (or similar) financing statement), (ii) Unrestricted Subsidiary, (iii) Captive Insurance Subsidiary, (iv) not-for-profit subsidiary, (v) Receivables Financing Subsidiary, (vi) Subsidiary that is an Excluded Subsidiary described in clauses (e), (f), (g) and (h) of the definition of Excluded Subsidiary, (vii) Subsidiary of a Foreign Subsidiary that is a CFC and (viii) any entity whose Equity Interests are specifically agreed by the Administrative Agent to be Excluded Equity Interests as a result of such entity being disregarded as an entity separate from its owner (within the meaning of U.S. Treasury Regulation 301.7701-3(a)) that owns a Subsidiary that is a CFC, so long as such disregarded entity is a Guarantor and has provided a security interest in its assets pursuant to and to the extent provided in the Collateral Documents (it being understood that the Administrative Agent has agreed that Equity Interests of HGST, Inc. will be Excluded Equity Interests once it has become such a disregarded entity).

“Excluded Property” means (a) any Excluded Equity Interests, (b) any property to the extent that the grant of a Lien thereon or perfection of a security interest therein (i) is prohibited by applicable law or contractual obligation, binding on such assets (including, without limitation, Capital Leases) on the Escrow Release Date (or if later, at the time of the acquisition of such asset and not incurred in contemplation of such acquisition) (only to the extent such prohibition is applicable and not rendered ineffective by the UCC or other applicable law), (ii) requires the consent, approval, license or authorization of any governmental authority pursuant to such applicable law or any third party pursuant to any contract between the Borrower or any Subsidiary and such third party binding on such assets on the Escrow Release Date (or if later, at the time of the acquisition of such asset and not incurred in contemplation of such acquisition) or (iii) other than with respect to the Equity Interests of the Borrower or any Guarantor, would trigger a termination event pursuant to any “change of control” or similar provision binding on such assets on the Escrow Release Date (or if later, at the time of the acquisition of such asset and not incurred in contemplation of such acquisition) (in each case of clauses (i), (ii) and (iii) of this clause (b), after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law), (c) United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a Lien thereon would impair the validity or enforceability of such intent-to-use trademark applications under applicable United States federal law, (d) all vehicles and other assets subject to certificates of title, (e) Property that is subject to a Lien securing a purchase money obligation or Capitalized Lease Obligation permitted to be incurred pursuant to this Agreement, if the contract or other agreement in which such Lien is granted (or the documentation providing for such purchase money obligation or Capitalized Lease Obligation) validly prohibits the creation of any other Lien on such Property, (f) commercial tort claims with a value (as reasonably estimated by the Borrower) of less than $30 million, (g) (i) any leasehold real property, (ii) any fee-owned real property having an individual fair market value not exceeding $30 million (as determined by the Borrower in good faith and without requirement of delivery of an appraisal or other third-party valuation) (iii) any fee-owned real property wherein a portion of said fee-owned real property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area, and (iv) any real property located outside of the United States, (h) any letter of credit rights that cannot be perfected by a UCC filing and (i) any direct proceeds, substitutions or replacements of any of the foregoing, but only to the extent such proceeds, substitutions or replacements would otherwise constitute Excluded Property; provided, however, that no Intercompany Notes (as defined in the Security Agreement) shall constitute Excluded Property.

“Excluded Subsidiary” means (a) any Subsidiary that is prohibited by any applicable law, rule or regulation or by any contractual obligation existing on the Escrow Release Date (or, if later, the date of the acquisition of such Restricted Subsidiary and not incurred in contemplation of such acquisition) from guaranteeing or providing collateral for the Obligations (only to the extent such prohibition is applicable and not rendered ineffective) or would re-

quire a governmental (including regulatory) consent, approval, license or authorization in order to provide such guarantee, (b) any Foreign Subsidiary, (c) any CFC Holdco or any Subsidiary of a Foreign Subsidiary that is a CFC, (d) any Subsidiary that is not a Material Subsidiary, (e) any Receivables Financing Subsidiary, (f) any Captive Insurance Subsidiary, (g) any not-for-profit subsidiary, (h) any Subsidiary that is not a Wholly-owned Subsidiary, and (i) any other Subsidiary with respect to which the cost or other consequences (including any adverse tax consequences) of providing Collateral or guaranteeing the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom as reasonably determined by the Administrative Agent and the Borrower.

“Excluded Swap Obligation” means, with respect to any Loan Party, any obligation (a “Swap Obligation”) to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee given by such Loan Party or the grant of such security interest, as applicable, becomes effective with respect to such Swap Obligation.

“Excluded Taxes” means, with respect to the Administrative Agent and each Lender, (i) any Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case imposed as a result of the Administrative Agent or such Lender, as applicable, being organized or having its principal executive office (or, in the case of a Lender, its applicable Lending Office) located in, such jurisdiction (or any political subdivision thereof), or as a result of any other present or former connection between the Administrative Agent or such Lender, as applicable, and such jurisdiction (or any political subdivision thereof), other than a connection arising from executing, delivering, entering into, performing its obligations under, receiving payments under, receiving or perfecting a security interest under, engaging in any other transaction pursuant to, or enforcing any Loan Document, or selling or assigning an interest in any Loan or Loan Document, (ii) any Taxes attributable to a Lender’s failure to comply with Section 10.1(c), (iii) in the case of a Lender (other than a Lender becoming a party hereto pursuant to the Borrower’s request under Section 8.5), any U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender pursuant to a law in effect at the time such Lender becomes a party to this Agreement (or designates a new Lending Office), except to the extent such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office (or assignment), to receive additional amounts or indemnification under Section 10.1, or (iv) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Indentures” means (a) the Indenture with respect to the Target Company’s 1.5% Convertible Senior Notes due 2017, dated as of August 25, 2010, by and between the Target Company and The Bank of New York Mellon Trust Company, N.A. and (b) the Indenture with respect to the Target Company’s 0.5% Convertible Senior Notes due 2020, dated as of October 29, 2013, by and between the Target Company and The Bank of New York Mellon Trust Company, N.A. (each as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof).

“Existing Notes Determination Date” is defined in Section 2.8(c)(iv) hereof.

“Extended Revolving Credit Commitment” is defined in Section 2.15(a)(ii) hereof.

“Extended Revolving Loans” is defined in Section 2.15(a)(ii) hereof.

“Extended Term A Loans” means any Term A Loans extended pursuant to an Extension.

“Extended Term B Loans” means any Term B Loans extended pursuant to an Extension.

“Extended Term Loans” is defined in Section 2.15(a)(iii) hereof.

“Extension” is defined in Section 2.15(a) hereof.

“Extension Offer” is defined in Section 2.15(a) hereof.

“Facility” means any of the Revolving Facility and any Term Facility.

“FATCA” means Sections 1471-1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future Treasury Regulations promulgated thereunder or official guidance or interpretations issued pursuant thereto and any agreement entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (or any amended or successor version described above), any intergovernmental agreement implementing such sections of such Code, and any fiscal or regulatory legislation, rules or practices adopted implementing such intergovernmental agreement.

“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate.

“Final Maturity Date” means, as at any date, the latest to occur of (a) the Term A Termination Date, (b) the Term B Termination Date, (c) the latest maturity date in respect of any outstanding Extended Term Loans and (d) the latest maturity date in respect of any Incremental Term Loans.

“Final Revolving Termination Date” means, as at any date, the latest to occur of (a) the Revolving Credit Termination Date, (b) the latest termination date in respect of any outstanding Extended Revolving Credit Commitments and (c) the latest termination date in respect of any Incremental Revolving Credit Facility.

“First-Tier Foreign Subsidiary” means a Foreign Subsidiary, the Equity Interests of which are directly owned by the Borrower or a Domestic Subsidiary that is not a Subsidiary of a Foreign Subsidiary.

“Fiscal Quarter End Date” means the last day of each fiscal quarter of the Borrower, which shall be July 1, 2016, September 30, 2016, December 30, 2016, March 31, 2017, June 30, 2017, September 29, 2017, December 29, 2017, March 30, 2018, June 29, 2018, September 28, 2018, December 28, 2018, March 29, 2019, June 28, 2019, October 4, 2019, January 3, 2020, April 3, 2020, July 3, 2020, October 2, 2020, January 1, 2021, April 2, 2021, July 2, 2021, October 1, 2021, December 31, 2021, April 1, 2022, July 1, 2022, September 30, 2022, December 30, 2022 and March 31, 2023; provided that in each case if such day is not a Business Day, the Fiscal Quarter End Date shall be the immediately preceding Business Day; provided, further, that if the Borrower changes the last day of any fiscal quarter to a date (a “changed date”) on or about the date specified above (a “specified date”), such changed date shall be deemed to be the Fiscal Quarter End Date with respect to such specified date.

“Fixed Amounts” is defined in Section 1.3(a) hereof.

“Fixed Dollar Incremental Amount” is defined in Section 2.14(b) hereof.

“Flood Insurance Laws” means, collectively, (i) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute there-to and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Subsidiary” means each Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Foreign Subsidiary Total Assets” means the total assets of the Foreign Subsidiaries of the Borrower, as determined in accordance with GAAP in good faith by the Borrower without intercompany eliminations.

“Funds Transfer Liability, Deposit Account Liability and Data Processing Obligations” means the liability of the Borrower or any of its Restricted Subsidiaries that is (i) owing to any entity that was a Lender, an Agent or a

Joint Lead Arranger or an Affiliate of a Lender, an Agent or a Joint Lead Arranger at the time the relevant transaction was entered into or (ii) outstanding on the Closing Date and owing to any entity that is a Lender, an Agent or a Joint Lead Arranger or an Affiliate of a Lender, an Agent or a Joint Lead Arranger on the Closing Date, in each case, arising out of (a) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from the deposit accounts of the Borrower and/or any Restricted Subsidiary now or hereafter maintained, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts and (c) any other deposit, disbursement, and Cash Management Services afforded to the Borrower or any such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Global Intercompany Note” means the Global Intercompany Note, substantially in the form of Exhibit M to this Agreement.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether federal, state, provincial, territorial, local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank).

“Grantors” means the Borrower and the Guarantors (other than the SD Guarantor).

“Guarantor” is defined in Section 4.3 hereof.

“Guaranty” is defined in Section 4.3 hereof.

“Guaranty Supplement” means an Assumption and Supplement to Guaranty Agreement in the form attached to the Guaranty Agreement as Exhibit A.

“Hazardous Material” means any (a) asbestos, asbestos-containing materials, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any substance, waste or material classified or regulated as “hazardous,” “toxic,” “contaminant” or “pollutant” or words of like import pursuant to any Environmental Law.

“Hedge Agreement” means any interest rate, currency or commodity swap agreements, cap agreements, collar agreements, floor agreements, exchange agreements, forward contracts, option contracts or similar interest rate or currency or commodity arrangements or precious metal hedging arrangements.

“Hedging Liability” means Hedging Obligations (other than with respect to any Loan Party’s Hedging Liabilities that constitute Excluded Swap Obligations solely with respect to such Loan Party) (i) owing by the Borrower or any of its Restricted Subsidiaries (a) to any entity that was a Lender, an Agent or a Joint Lead Arranger or an Affiliate of a Lender, an Agent or a Joint Lead Arranger at the time the relevant Hedge Agreement was entered into or (b) with respect to Hedging Obligations outstanding on the Closing Date, to any entity that is a Lender, an Agent or a Joint Lead Arranger or an Affiliate of a Lender, an Agent or a Joint Lead Arranger on the Closing Date and (ii) at the Borrower’s option, with respect to Hedging Obligations outstanding on the Escrow Release Date, owing by the Target to any entity that is a Lender, an Agent or a Joint Lead Arranger or an Affiliate of a Lender, an Agent or a Joint Lead Arranger.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under Hedge Agreements.

“Hostile Acquisition” means the acquisition of the capital stock or other Equity Interests of a Person through a tender offer or similar solicitation of the owners of such capital stock or other Equity Interests which has not been approved (prior to such acquisition) by resolutions of the board of directors (or any other applicable gov-

erning body) of such Person or by similar action if such Person is not a corporation, and, if such acquisition has been so approved, as to which such approval has been withdrawn.

“Immaterial Subsidiary” has the meaning set forth in the definition of “Material Subsidiary.”

“Impacted EURIBOR Interest Period” shall have the meaning assigned to such term in the definition of the term “EURIBOR.”

“Impacted LIBOR Interest Period” shall have the meaning assigned to such term in the definition of the term “LIBOR.”

“Impacted Loans” is defined in Section 8.3(c) herein.

“Incremental Amendment” is defined in Section 2.14(a) herein.

“Incremental Cap” is defined in Section 2.14(b) herein.

“Incremental Equivalent Debt” is defined in Section 6.14(u).

“Incremental Facility” means (a) any Incremental Term Facility, (b) any Incremental Revolving Credit Facility, (c) the commitments (if any) of Additional Revolving Lenders to make Incremental Revolving Loans in respect of any Revolving Credit Commitment Increase and the Incremental Revolving Loans in respect thereof and/or (d) the commitments (if any) of Additional Term Lenders to make Incremental Term Loans in respect of any Term Commitment Increase and the Incremental Term Loans in respect thereof.

“Incremental Loans” means any loans made pursuant to Section 2.14(a).

“Incremental Revolving Credit Facility” is defined in Section 2.14(a) herein.

“Incremental Revolving Loans” means any revolving loans made under any Incremental Revolving Credit Facility or in respect of any Revolving Credit Commitment Increase.

“Incremental Term A Facility” means the commitments (if any) of Additional Term Lenders to make Incremental Term A Loans in accordance with Section 2.14(a) and the Incremental Term A Loans in respect thereof.

“Incremental Term A Loans” means any term A loans (i.e., having no more than a 5 year maturity, no less than 2.5% average annual amortization per annum (after giving effect to any grace period or initial period) and with lenders that are primarily commercial banks) made pursuant to Section 2.14(a).

“Incremental Term B Facility” means the commitments (if any) of Additional Term Lenders to make Incremental Term B Loans in accordance with Section 2.14(a) and the Incremental Term B Loans in respect thereof.

“Incremental Term B Loans” means any term B loans made pursuant to Section 2.14(a).

“Incremental Term Facility” means the commitments (if any) of Additional Term Lenders to make Incremental Term Loans in accordance with Section 2.14(a) and the Incremental Term Loans in respect thereof.

“Incremental Term Loans” means any term loans made pursuant to Section 2.14(a).

“Indebtedness” means for any Person (without duplication):

(a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured,

(b) all indebtedness for the deferred purchase price of Property,

(c) all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of Property subject to such mortgage or Lien,

(d) all obligations under leases which shall have been or must be, in accordance with GAAP, recorded as Capital Leases in respect of which such Person is liable as lessee,

(e) any liability in respect of banker’s acceptances or letters of credit,

(f) any indebtedness of another Person, whether or not assumed, of the types described in clauses (a) through (c) above or clauses (g) and (h) below, secured by Liens on Property acquired by the Borrower or its Subsidiaries at the time of acquisition thereof,

(g) all obligations under any so-called “synthetic lease” transaction entered into by such Person, and

(h) all Contingent Obligations in respect of indebtedness of the types described in clauses (a) through (g) hereof,

provided that the term “Indebtedness” shall not include (i) trade payables and accrued expenses arising in the ordinary course of business, (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, (iii) prepaid or deferred revenue arising in the ordinary course of business, (iv) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset and (v) any operating leases or guarantees of operating leases, including of joint ventures. The amount of Indebtedness of any person for purposes of clause (f) above shall (unless such indebtedness has been assumed by such person or is otherwise recourse to such person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such indebtedness and (B) the fair market value of the property encumbered thereby.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Information” has the meaning provided in Section 10.23.

“Initial Lenders” means JPMorgan Chase Bank, N.A., Bank of America, N.A., Credit Suisse AG, Cayman Islands Branch, Royal Bank of Canada, Mizuho Bank, Ltd., The Bank of Tokyo-Mitsubishi UFJ, Ltd., Citibank, N.A., HSBC Bank PLC, HSBC Bank USA, National Association, Sumitomo Mitsui Banking Corporation, Compass Bank d/b/a BBVA Compass, The Bank of Nova Scotia, BNP Paribas, Bank of the West, First Hawaiian Bank, TD Bank, N.A., Toronto Dominion (Texas) LLC, Wells Fargo Bank, National Association, U.S. Bank National Association, Fifth Third Bank, Standard Chartered Bank and SunTrust Bank.

“Intellectual Property Security Agreements” means any of the following agreements executed on or after the Escrow Release Date: (a) a Trademark Security Agreement substantially in the form of Exhibit H-1, (b) a Patent Security Agreement substantially in the form of Exhibit H-2 or (c) a Copyright Security Agreement substantially in the form of Exhibit H-3.

“Intercompany Transactions” means the intercompany transactions described in the Confidential Information Memorandum dated March 15, 2016.

“Intercreditor Agreement” means an intercreditor agreement dated as of the Escrow Release Date, among the Loan Parties, the Collateral Agent, the collateral agent in respect of the Senior Secured Notes and the collateral agent in respect of the Additional Bridge Facility, in form and substance reasonably satisfactory to the Collateral Agent and the Borrower.

“Interest Expense” means, with reference to any period, (a) the sum of all interest expense (including imputed interest charges with respect to Capitalized Lease Obligations) of the Borrower and its Restricted Subsidiaries payable in cash for such period determined on a consolidated basis in accordance with GAAP but excluding (i) any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP, amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (ii) any expensing of bridge, commitment and other financing fees, (iii) costs in connection with the Escrow Release Date Refinancing, the repurchase of the Convertible Notes in connection with the Schrader Acquisition and any annual administrative or other agency fees, (iv) any premiums, fees or other charges incurred in connection with the refinancing, incurrence, purchase or redemption of Indebtedness (including in connection with the Transactions) and (v) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Permitted Receivables Financing, minus (b) interest income of the Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Interest Period” means, with respect to Eurodollar Loans, the period commencing on the date a Borrowing of Eurodollar Loans is advanced, continued or created by conversion and ending one week or 1, 2, 3, 6, or if available to all affected Lenders in respect of LIBOR or EURIBOR, as applicable, 12 months thereafter, as selected by the Borrower; provided, however, that:

(i) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day; provided that, except in the case of an Interest Period of less than one month, if such extension would cause the last day of an Interest Period for a Borrowing of Eurodollar Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(ii) for purposes of determining an Interest Period for a Borrowing of Eurodollar Loans of one month or longer, a month means a period starting on one (1) day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that, if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

“Interpolated Rate” means, at any time, for any Interest Period, (a) in relation to “LIBOR” for any Impacted Loans, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (i) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available) that is shorter than the Impacted LIBOR Interest Period and (ii) the LIBOR Screen Rate for the shortest period (for which the LIBOR Screen Rate is available) that exceeds the Impacted LIBOR Interest Period, in each case, at such time or (b) in relation to “EURIBOR” for any Impacted Loans, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (i) the EURIBOR Screen Rate for the longest period (for which the EURIBOR Screen Rate is available) that is shorter than the Impacted EURIBOR Interest Period and (ii) the EURIBOR Screen Rate for the shortest period (for which the EURIBOR Screen Rate is available) that exceeds the Impacted EURIBOR Interest Period, in each case, at such time.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Joint Lead Arrangers” means J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, RBC Capital Markets1, Mizuho Bank, Ltd., Citigroup Global Markets

[1]	RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

Inc. (solely with respect to the Term A Facility and the Revolving Facility), HSBC Securities (USA) Inc. and The Bank of Tokyo-Mitsubishi UFJ, Ltd.

“L/C Backstop” means, in respect of any Letter of Credit, (a) a letter of credit delivered to the L/C Issuer which may be drawn by the L/C Issuer to satisfy any obligations of the Borrower in respect of such Letter of Credit or (b) cash or Cash Equivalents deposited with the “L/C Issuer” to satisfy any obligation of the Borrower in respect of such Letter of Credit, in each case, in an amount not to exceed 101.00% of the undrawn face amount and any unpaid Reimbursement Obligations with respect to such Letter of Credit and on terms and pursuant to arrangements (including, if applicable, any appropriate reimbursement agreement) reasonably satisfactory to the respective L/C Issuer.

“L/C Disbursement” means a payment or disbursement made by an L/C Issuer pursuant to a Letter of Credit.

“L/C Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The L/C Exposure of any Lender at any time shall be its Revolver Percentage of the total L/C Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or 3.14 of the ISP or Article 36 of the UCP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“L/C Issuer” means each of (a) JPMorgan Chase Bank, N.A., with respect to up to $31,500,000 of Letters of Credit, (b) Bank of America, N.A., with respect to up to $31,500,000 of Letters of Credit, (c) Credit Suisse AG, Cayman Islands Branch, with respect to up to $29,000,000 of Letters of Credit (provided that it shall only be required to issue standby letters of credit), (d) Royal Bank of Canada, with respect to up to $21,000,000 of Letters of Credit (provided that it shall only be required to issue standby letters of credit), (e) Citibank, N.A., with respect to up to $29,000,000 of Letters of Credit, (f) HSBC Bank USA, National Association, with respect to up to $29,000,000 of Letters of Credit and (g) The Bank of Tokyo-Mitsubishi UFJ, Ltd., with respect to up to $29,000,000 of Letters of Credit, in each case, acting through any of its Affiliates or branches, and (b) and any other L/C Issuer designated pursuant to Section 2.3(j) in each case in its capacity as an L/C Issuer, and its successors in such capacity as provided in Section 2.3(i). An L/C Issuer may, in its discretion, arrange for one (1) or more Letters of Credit to be issued by Affiliates of such L/C Issuer, in which case the term L/C Issuer shall include any such Affiliates with respect to Letters of Credit issued by such Affiliate.

“L/C Obligations” means the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.

“L/C Sublimit” means $200.0 million, as reduced pursuant to the terms hereof.

“Lenders” means the several banks and other financial institutions and other lenders from time to time party to this Agreement (excluding Prohibited Lenders), including each assignee Lender pursuant to Section 10.10 hereof.

“Lending Office” is defined in Section 8.6 hereof.

“Letter of Credit” is defined in Section 2.3(a) hereof.

“Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then out-

standing, and (ii) the aggregate amount of all drawings under Letters of Credit honored by the L/C Issuer and not theretofore reimbursed by or on behalf of Borrower.

“Leverage Ratio” means, as of the date of determination thereof, the ratio of Total Funded Debt of the Borrower and its Restricted Subsidiaries as of such date to Consolidated Adjusted EBITDA for the period of four (4) fiscal quarters then ended.

“LIBOR” means, with respect to each day during each Interest Period pertaining to a Eurodollar Loan denominated in Dollars, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period administered by ICE Benchmark Administration Limited, as published by Reuters on Reuters Page LIBOR01 (or any replacement Reuters page that displays that rate) as of 11:00 a.m., London time, two (2) Business Days prior to the beginning of such Interest Period; provided that, in the event that such rate does not appear on Reuters, the “LIBOR” shall be determined by reference to such other comparable publicly available service for displaying Eurodollar rates for Dollar deposits as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which Dollar deposits of like amounts and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period (in each case, the “LIBOR Screen Rate”); provided, further, that, if the LIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted LIBOR Interest Period”), then LIBOR shall be the Interpolated Rate at such time, subject to Section 8.3; provided that in no event shall LIBOR be less than 0% per annum.

“LIBOR Screen Rate” shall have the meaning assigned to such term in the definition of the term “LIBOR.”

“Lien” means, with respect to any Property, any deed of trust, mortgage, lien, security interest, pledge, charge or encumbrance in the nature of security in respect of such Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Loan” means any Revolving Loan, Term Loan, any loan issued under any Incremental Facility, any Extended Revolving Loan or Extended Term Loan, any loan issued pursuant to the final paragraph of Section 10.11(a) hereof or any Refinancing Term Loans or Loans under any Replacement Revolving Facility.

“Loan Documents” means this Agreement, the Guaranty, the Collateral Documents, the Intercreditor Agreement, any additional intercreditor agreements contemplated by Section 9.12(v) hereof and, other than for purposes of Section 10.11, the Notes (if any) and the Letters of Credit.

“Loan Parties” means the Borrower and each Guarantor.

“Managing Agents” means, collectively, Fifth Third Bank, Standard Chartered Bank, SunTrust Robinson Humphrey, Inc. and DBS Bank Ltd.

“Material Adverse Effect” means (a) a material adverse effect upon the business, assets, financial condition or results of operations, in each case, of the Borrower and its Restricted Subsidiaries taken as a whole, or (b) a material adverse effect upon the rights and remedies, taken as a whole, of the Administrative Agent and the Lenders under any Loan Document.

“Material Indebtedness” means Indebtedness (other than the Obligations), of any one (1) or more of the Borrower and the Restricted Subsidiaries in an aggregate principal amount exceeding $200 million.

“Material Plan” is defined in Section 7.1(h) hereof.

“Material Subsidiary” means and includes (i) each Subsidiary that is a Restricted Subsidiary (other than an Excluded Subsidiary), except any Restricted Subsidiary that does not have (together with its Subsidiaries) (a) at any time, Consolidated Total Assets the book value of which constitutes more than 2.00% of the book value of the Con-

solidated Total Assets of the Borrower and its Restricted Subsidiaries at such time or (b) consolidated net income in accordance with GAAP for any four (4) consecutive fiscal quarters of the Borrower ending on or after July 3, 2015, that constitutes more than 2.00% of the consolidated net income in accordance with GAAP of the Borrower and its Restricted Subsidiaries during such period (any such Subsidiary, an “Immaterial Subsidiary” and all such Subsidiaries, the “Immaterial Subsidiaries”; provided that at no time shall (A) the book value of the Consolidated Total Assets of all Immaterial Subsidiaries equal or exceed 5.00% of the book value of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries or (B) the consolidated net income in accordance with GAAP for any four (4) consecutive fiscal quarters of all Immaterial Subsidiaries ending on or after July 3, 2015 constitute more than 5.00% of the consolidated net income in accordance with GAAP of the Borrower and its Restricted Subsidiaries during such period) and (ii) each Restricted Subsidiary that the Borrower has designated to the Administrative Agent in writing as a Material Subsidiary.

“Maximum Rate” is defined in Section 10.18 hereof.

“Merger Sub” is defined in the Preliminary Statements hereto.

“Minimum Extension Condition” is defined in Section 2.15(b) hereof.

“MOFCOM Restructuring” is defined in Section 6.16(r) hereof.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage, deed of trust, trust deed or deed to secure debt in form and substance reasonably satisfactory to the Collateral Agent and its counsel and covering a Mortgaged Property, duly executed by the appropriate Loan Party.

“Mortgaged Property” means all fee-owned real property of any Grantor that is not an Excluded Property.

“Net Cash Proceeds” means, with respect to any mandatory prepayment event pursuant to Section 2.8(c), (a) the gross cash and cash equivalent proceeds (including payments from time to time in respect of installment obligations, if applicable) received by or on behalf of the Borrower or any of its Restricted Subsidiaries in respect of such prepayment event or issuance, as the case may be, less (b) the sum of:

(i) the Borrower’s good faith estimate of taxes paid or payable in connection with any such prepayment event,

(ii) the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (i) above) associated with the assets that are the subject of such prepayment event, and retained by the Borrower (or any of its members) or any of the Restricted Subsidiaries, including, with respect to Net Cash Proceeds from a Disposition, liabilities under any indemnification obligations or purchase price adjustment associated with such Disposition and other liabilities associated with the asset disposed of and retained by the Borrower or any of its Restricted Subsidiaries after such Disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters; provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such a prepayment event occurring on the date of such reduction,

(iii) in the case of a Disposition, (x) the amount of any Indebtedness (other than Indebtedness under this Agreement or Indebtedness that is secured by Collateral on a pari passu or junior basis with Indebtedness under this Agreement (other than Capital Lease Obligations)) secured by a Lien permitted hereunder on the assets that are the subject of such prepayment event that is repaid upon consummation of such prepayment event or otherwise subject to mandatory prepayment as a result of such event and (y) the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (y)) attributable to minority interests and not available for distribution to or for the account of the Borrower or the Restricted Subsidiaries as a result thereof, and

(iv) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer Taxes, deed or mortgage recording Taxes, other customary expenses and brokerage, consultant and other customary costs and fees payable in connection therewith.

“Non-Cash Charges” means (a) any impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities pursuant to GAAP, (b) all non-cash losses from investments recorded using the equity method, (c) all Non-Cash Compensation Expenses, (d) the non-cash impact of purchase or recapitalization accounting and (e) all other non-cash charges (provided that, in each case, if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Adjusted EBITDA or Cash Flow to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Non-Cash Compensation Expense” means any non-cash expenses and costs that result from the issuance of stock-based awards, limited liability company or partnership interest-based awards and similar incentive-based compensation awards or arrangements.

“Non-Consenting Lender” is defined in Section 8.5 hereof.

“Note” and “Notes” is defined in Section 2.12(d) hereof.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means all obligations of the Borrower to pay principal and interest on the Loans, all Reimbursement Obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of the Borrower or any of its Restricted Subsidiaries arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired, including all interest, fees and other amounts which, but for the filing of any insolvency or bankruptcy proceeding with respect to any Loan Party, would have accrued on any Obligations, whether or not a claim is allowed against such Loan Party for such interest, fees or other amounts in such proceeding; provided that, notwithstanding anything to the contrary, the Obligations shall exclude any Excluded Swap Obligation.

“OID” is defined in Section 2.14(a)(H) hereof.

“Other Applicable Indebtedness” is defined in Section 2.8(c)(ii) hereof.

“Other Taxes” is defined in Section 10.4 hereof.

“Outside Date” means 11:59 p.m. on October 21, 2016; provided that if the Termination Date (as defined in the Acquisition Agreement) is extended pursuant to Section 8.1(b)(i) of the Acquisition Agreement, the Outside Date shall mean 11:59 p.m. on January 21, 2017.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Participant” is defined in Section 10.10(d) hereof.

“Participant Register” is defined in Section 10.10(d) hereof.

“Participating Interest” is defined in Section 2.3(d) hereof.

“Participating Lender” is defined in Section 2.3(d) hereof.

“Patriot Act” is defined in Section 5.21(b) hereof.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Percentage” means for any Lender its Revolver Percentage or Term Loan Percentage, as applicable; and where the term “Percentage” is applied on an aggregate basis, such aggregate percentage shall be calculated by aggregating the separate components of the Revolver Percentage and Term Loan Percentage, and expressing such components on a single percentage basis.

“Perfection Certificate” means the perfection certificate dated as of the Escrow Release Date executed by the Loan Parties, in form and substance reasonably satisfactory to the Collateral Agent.

“Permitted Acquisition” means any Acquisition by the Borrower or a Restricted Subsidiary that is a Domestic Subsidiary with respect to which all of the following conditions shall have been satisfied:

(a) after giving effect to the Acquisition, the Borrower is in compliance with Section 6.13 hereof;

(b) the Total Consideration for any acquired business that does not become a Guarantor (or the assets of which are not acquired by the Borrower or a Guarantor), when taken together with the Total Consideration for all such acquired businesses acquired after the Escrow Release Date, does not exceed the sum of (i) the greater of $350 million and 1.25% of Consolidated Total Assets (measured as of the date of such Acquisition and calculated on a Pro Forma Basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements have been or were required to be delivered pursuant to Section 6.1(a) or (b)) plus (ii) the Available Amount at such time plus (iii) amounts available under Section 6.17(f) plus (iv) amounts available under Sections 6.17(d) and 6.17(e); provided that this clause (b) shall not apply to the extent (x) the relevant Acquisition is made with proceeds of sales of, or contributions to, the common equity of the Borrower or (y) (1) the Person so acquired (or the Persons owning such assets so acquired) (A) has its primary headquarters in the United States, (B) is organized under the Applicable Laws of the United States, any state thereof, or the District of Columbia and (C) becomes a Guarantor even though such Person owns Equity Interests in Persons that are not otherwise required to become Guarantors and (2) the assets owned by subsidiaries of such Person that do not become Guarantors do not comprise more than 40% of the assets of the consolidated target (determined by reference to the book value of such assets);

(c) if a new Subsidiary (other than an Excluded Subsidiary) is formed or acquired as a result of or in connection with the Acquisition, such new Subsidiary shall be a Domestic Subsidiary and the Borrower shall have complied with the requirements of Article 4 hereof in connection therewith (as and when required by Article 4); and

(d) (i) no Event of Default (or in the case of Permitted Acquisitions whose consummation is not conditioned on the availability of, or on obtaining, third party financing and for which third party financing is committed or otherwise obtained, no Event of Default under Section 7.1(a), (j) or (k)) shall exist and (ii) the Borrower and its Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis, with the financial covenants set forth in Section 6.22, recomputed as of the last day of the most recently completed period for which financial statements have been or were required to be delivered pursuant to Section 6.1(a) or (b), in the case of each of clauses (i) and (ii), on the date the relevant Acquisition is consummated and after giving effect thereto, or, at the Borrower’s election, the date of the signing of the acquisition agreement with respect thereto; provided that if the Borrower has made such an election, in connection with the calculation of any ratio with respect to the incurrence of Indebtedness or Liens, or the making of investments, Distributions, Restricted Debt Payments, asset sales, fundamental changes or the designation of an Unrestricted Subsidiary on or following such date and until the earlier of the date on which such Acquisition is consummated or the definitive agreement for such Acquisition is terminated or expires, such ratio shall be calculated on a Pro Forma Basis assuming such Acquisition and any other Specified Transactions in connection therewith (including the incurrence of Indebtedness) have been consummated, except to the extent such calculation would result in a lower Leverage Ratio or Senior Secured Leverage Ratio or a higher ratio of Consolidated Adjusted EBITDA to Interest Expense than would apply if such calculation was made without giving Pro Forma Effect to such Acquisition, other Specified Transactions and Indebtedness.

“Permitted Liens” is defined in Section 6.15 hereof.

“Permitted Receivables Financing” means any transaction or series of transactions that may be entered into by the Borrower or any Restricted Subsidiary pursuant to which it sells, conveys or contributes to capital or otherwise transfers (which sale, conveyance, contribution to capital or transfer may include or be supported by the grant of a security interest in) Receivables or interests therein and all collateral securing such Receivables, all contracts and contract rights, purchase orders, security interests, financing statements or other documentation in respect of such Receivables, any guarantees, indemnities, warranties or other obligations in respect of such Receivables, any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to such Receivables and any collections or proceeds of any of the foregoing (collectively, the “Related Assets”), all of which such sales, conveyances, contributions to capital or transfers shall be made by the transferor for fair value as reasonably determined by the Borrower (calculated in a manner typical for such transactions including a fair market discount from the face value of such Receivables) (a) to a trust, partnership, corporation or other Person (other than the Borrower or any Subsidiary other than any Receivables Financing Subsidiary), which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or any successor transferee of Indebtedness, fractional undivided interests or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such Receivables and Related Assets or interests in such Receivables and Related Assets, or (b) directly to one or more investors or other purchasers (other than the Borrower or any Subsidiary), it being understood that a Permitted Receivables Financing may involve (i) one or more sequential transfers or pledges of the same Receivables and Related Assets, or interests therein (such as a sale, conveyance or other transfer to any Receivables Financing Subsidiary followed by a pledge of the transferred Receivables and Related Assets to secure Indebtedness incurred by the Receivables Financing Subsidiary), and all such transfers, pledges and Indebtedness incurrences shall be part of and constitute a single Permitted Receivables Financing, and (ii) periodic transfers or pledges of Receivables and/or revolving transactions in which new Receivables and Related Assets, or interests therein, are transferred or pledged upon collection of previously transferred or pledged Receivables and Related Assets, or interests therein, provided that any such transactions shall provide for recourse to such Subsidiary (other than any Receivables Financing Subsidiary) or the Borrower (as applicable) only in respect of the cash flows in respect of such Receivables and Related Assets and to the extent of breaches of representations and warranties relating to the Receivables, dilution of the Receivables, customary indemnities and other customary securitization undertakings in the jurisdiction relevant to such transactions.

“Person” means any natural person, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

“Plan” means any “employee pension benefit plan” covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group (including the Borrower) for current or former employees of a member of the Controlled Group (including the Borrower) or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one (1) employer makes contributions and to which a member of the Controlled Group (including the Borrower) is then making or accruing an obligation to make contributions or has within the preceding five (5) plan years made contributions or, in either case, under which a member of the Controlled Group (including the Borrower) is reasonably expected to incur liability.

“Planned Expenditures” shall have the meaning assigned to such term in the definition of the term “Excess Cash Flow.”

“Platform” has the meaning assigned to such term in Section 10.25.

“Post-Transaction Period” means, with respect to any Specified Transaction, the period beginning on the date such Specified Transaction is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such Specified Transaction is consummated.

“Prime Rate” means the rate of interest per annum determined by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City and notified to the Borrower (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors).

“Pro Forma Adjustment” means, for any period that includes all or any part of a fiscal quarter included in any Post-Transaction Period, the pro forma increase or decrease in Consolidated Adjusted EBITDA projected by the Borrower in good faith based on the Borrower’s reasonable assumptions (as set forth in a Pro Forma Adjustment Certificate, if applicable) as a result of (a) actions taken, prior to or during such Post-Transaction Period, for the purposes of realizing reasonably identifiable and factually supportable cost savings within 18 months of the date thereof, or (b) any additional costs incurred prior to or during such Post-Transaction Period to effect operating expense reductions and other operating improvements or synergies reasonably expected to result from a Specified Transaction; provided that, (A) so long as such actions are taken prior to or during such Post-Transaction Period or such costs are incurred prior to or during such Post-Transaction Period it may be assumed, for purposes of projecting such pro forma increase or decrease to Consolidated Adjusted EBITDA, that such cost savings will be realizable during the entirety of such period, or such additional costs will be incurred during the entirety of such period, and (B) any such pro forma increase or decrease to Consolidated Adjusted EBITDA shall be without duplication for cost savings or additional costs already included in Consolidated Adjusted EBITDA for such period. Notwithstanding the foregoing, any Pro Forma Adjustment to Consolidated Adjusted EBITDA for any period, together with any amounts added back pursuant to clauses (viii) and (xii) of the definition of “Consolidated Adjusted EBITDA” for such period, shall not exceed the greater of $500 million and 15% of Consolidated Adjusted EBITDA for such period (calculated prior to such add-back).

“Pro Forma Adjustment Certificate” means any certificate by the chief financial officer or treasurer of the Borrower or any other officer of the Borrower reasonably acceptable to the Administrative Agent delivered pursuant to Section 6.1(h).

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” means, with respect to compliance with any test or covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a sale, transfer or other disposition of all or substantially all capital stock in any Subsidiary of the Borrower or any division or product line of the Borrower or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or investment described in the definition of the term “Specified Transaction,” shall be included, (b) any retirement or repayment of Indebtedness, (c) any Indebtedness incurred by the Borrower or any of its Subsidiaries in connection therewith and if such indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination and (d) the acquisition of any Consolidated Total Assets, whether pursuant to any Specified Transaction or any Person becoming a

Subsidiary or merging, amalgamating or consolidating with or into the Borrower or any of its Subsidiaries or the Borrower or any of its Subsidiaries; provided that, without limiting the application of the Pro Forma Adjustment pursuant to (A) above (but without duplication thereof or in addition thereto), the foregoing pro forma adjustments described in clause (a) above may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of “Consolidated Adjusted EBITDA” and give effect to events (including operating expense reductions) that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower and its Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of the term “Pro Forma Adjustment.”

“Pro Forma Financial Statements” is defined in Section 5.1(e) hereof.

“Prohibited Lender” means (a) any Person identified in writing upon two (2) Business Days’ notice by the Borrower to the Administrative Agent that is at the time a competitor of the Borrower or any of its Subsidiaries or (b) any Affiliate of any Person described in clause (a) to the extent such Affiliate is clearly identifiable solely on the basis of the similarity of such Affiliate’s name to any Person described in clause (a) (but excluding any Affiliate of such Person that is a bona fide debt fund or investment vehicle that is primarily engaged, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which such Person does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity), in each case, solely to the extent the list of Prohibited Lenders described in clause (a) is made available to all Lenders (either by the Borrower or by the Administrative Agent with the Borrower’s express authorization) on the Platform); it being understood that to the extent the Borrower provides such list (or any supplement thereto) to the Administrative Agent, the Administrative Agent is authorized to and shall post such list (and any such supplement thereto)) on the Platform; provided that no supplement to the list of Prohibited Lenders described in clause (a) shall apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans.

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its Subsidiaries under GAAP.

“Public Lender” has the meaning assigned to such term in Section 10.25(a).

“Qualified Public Offering” means the issuance by the Borrower of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended.

“Ratio-Based Incremental Amount” is defined in Section 2.14(b) herein.

“RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq., and any future amendments.

“Receivables” means accounts receivable (including all rights to payment created by or arising from the sale of goods, leases of goods or the rendition of services, no matter how evidenced (including in the form of a chattel paper)).

“Receivables Financing Subsidiary” means any Wholly-owned Subsidiary of the Borrower formed solely for the purpose of, and that engages only in, one or more Permitted Receivables Financings.

“Refinancing Amendment” is defined in Section 2.16(f) hereof.

“Refinancing Indebtedness” has the meaning assigned to such term under Section 6.14(r) hereof.

“Refinancing Notes” means any secured or unsecured notes issued by the Borrower or any Guarantor (whether under an indenture or otherwise) and the Indebtedness represented thereby; provided that (a) 100% of the Net Cash Proceeds of such Refinancing Notes are used to permanently reduce Loans and/or replace Commitments no later than three (3) Business Days after the date on which such Refinancing Notes are issued; (b) the principal amount (or accreted value, if applicable) of such Refinancing Notes does not exceed the principal amount (or accreted value, if applicable) of the aggregate portion of the Loans so reduced and/or Commitments so replaced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses); (c) the final maturity date of such Refinancing Notes is on or after the termination date of the Term Loans so reduced or the Revolving Credit Commitments so replaced; (d) the Weighted Average Life to Maturity of such Refinancing Notes is greater than or equal to the Weighted Average Life to Maturity of the Term Loans so repaid or the Revolving Credit Commitments so replaced; (e) the terms of such Refinancing Notes do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the termination date of the Term Loans so reduced or the Revolving Credit Commitments so replaced, as applicable (other than (x) in the case of notes, customary offers to repurchase or mandatory prepayment provisions upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default and (y) in the case of loans, customary amortization and mandatory and voluntary prepayment provisions which are, when taken as a whole, consistent in all material respects with, or not materially more restrictive to the Borrower and its Subsidiaries than (as reasonably determined by the Borrower), those applicable to the Term Loans and/or Revolving Credit Commitments, as the case may be, with such Indebtedness to provide that any such mandatory prepayments as a result of asset sales, events of loss, or excess cash flow, shall be allocated on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) with the Term Loans outstanding pursuant to this Agreement); (f) there shall be no obligor with respect thereto that is not a Loan Party; (g) if such Refinancing Notes are secured, the security agreements relating to such assets shall not extend to any assets not constituting Collateral and shall be no more favorable to the secured party or parties, taken as a whole (as reasonably determined by the Borrower) than the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent); (h) if such Refinancing Notes are secured, such Refinancing Notes shall be secured by all or a portion of the Collateral, but shall not be secured by any assets of the Borrower or its subsidiaries other than the Collateral; (i) Refinancing Notes that are secured by Collateral shall be subject to the provisions of a customary intercreditor agreement and (j) all other terms applicable to such Refinancing Notes (other than provisions relating to original issue discount, upfront fees, interest rates and any other pricing terms (which original issue discount, upfront fees, interest rates and other pricing terms shall not be subject to the provisions set forth in this clause (j))), when taken as a whole, shall (as reasonably determined by the Borrower) be substantially similar to, or not materially less favorable to the Borrower and its Subsidiaries than, the terms applicable to the Term Loans so reduced or the Revolving Credit Commitments so replaced (except to the extent such covenants and other terms apply solely to any period after the latest maturity date applicable to such Term Loans or Revolving Credit Commitments or are added for the benefit of the Lenders); provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent for posting to the Lenders at least five (5) Business Days prior to the issuance of such Refinancing Notes, together with a reasonably detailed description of the material terms and conditions of such Refinancing Notes or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement in clause (j) shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Required Lenders through the Administrative Agent notify the Borrower within such five (5) Business Day period that they disagree with such determination (including a reasonable description of the basis upon which they disagree).

“Refinancing Term Loans” is defined in Section 2.16(a) hereof.

“Register” is defined in Section 10.10(c)(i) hereof.

“Reimbursement Obligations” is defined in Section 2.3(c) hereof.

“Rejecting Lender” is defined in Section 2.8(c)(vii) hereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, trustees, officers, administrators, employees and agents of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration on, at, under, into or through the Environment.

“Relevant Existing Facility” is defined in Section 2.14(a)(H) hereof.

“Replacement Revolving Credit Commitments” is defined in Section 2.16(c) hereof.

“Replacement Revolving Facility” is defined in Section 2.16(c) hereof.

“Replacement Revolving Facility Effective Date” is defined in Section 2.16(c) hereof.

“Replacement Revolving Loans” is defined in Section 2.16(c) hereof.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections 27, 28, 29, 30, 31, 32, 34 or 35 of PBGC Regulation Section 4043.

“Repricing Transaction” means each of (a) the prepayment, repayment, refinancing, substitution or replacement of all or a portion of the U.S. Term B Loans and/or the Euro Term B Loans with the proceeds of any secured term loans incurred or guaranteed by the Borrower or any Guarantor incurred for the primary purpose of reducing the effective yield (with the comparative determinations to be made by the Administrative Agent in a manner consistent with generally accepted financial practices, and in any event consistent with Section 2.14(a)(H)) to less than the effective yield (as determined by the Administrative Agent on the same basis) applicable to such Term B Loans so prepaid, repaid, refinanced, substituted or replaced and (b) any amendment, waiver or other modification to, or consent under, this Agreement incurred for the primary purpose of reducing the effective yield (to be determined by the Administrative Agent on the same basis as set forth in preceding clause (a)) of the U.S. Term B Loans and/or the Euro Term B Loans; provided that in no event shall any such prepayment, repayment, refinancing, substitution, replacement, amendment, waiver, modification or consent in connection with a Change of Control, constitute a Repricing Transaction. Any determination by the Administrative Agent of any effective interest rate as contemplated by preceding clauses (a) and (b) shall be conclusive and binding on all Lenders, and the Administrative Agent shall have no liability to any Person with respect to such determination.

“Required Lenders” means, as of the date of determination thereof, Lenders whose outstanding Loans and interests in Letters of Credit and Unused Revolving Credit Commitments constitute more than 50.00% of the sum of the total outstanding Loans, interests in Letters of Credit and Unused Revolving Credit Commitments; provided that the Revolving Credit Commitment of, and the portion of the outstanding Loans, interests in Letters of Credit and Unused Revolving Credit Commitments held or deemed held by, any Defaulting Lender (so long as such Lender is a Defaulting Lender) or the Borrower or any of the Borrower’s Affiliates shall be excluded for purposes of making a determination of Required Lenders.

“Required RC/TLA Lenders” means, at any time, Lenders having Revolving Exposures, Term A Loans and unused Commitments in respect of the foregoing representing more than 50% of the sum of the total Revolving Exposures, outstanding Term A Loans and unused Commitments in respect of the foregoing at such time; provided that the Revolving Exposures, Term A Loans and unused Commitments in respect of the foregoing held or deemed held by any Defaulting Lender (so long as such Lender is a Defaulting Lender) or the Borrower or any of the Borrower’s Affiliates shall be excluded for purposes of making a determination of Required RC/TLA Lenders.

“Required RC Lenders” means, at any time, Lenders having Revolving Exposures and unused Revolving Credit Commitments representing more than 50% of the sum of the total Revolving Exposures and unused Revolving Credit Commitments at such time; provided that the Revolving Exposures and unused Revolving Credit Commitments held or deemed held by any Defaulting Lender (so long as such Lender is a Defaulting Lender) or the Borrower or any of the Borrower’s Affiliates shall be excluded for purposes of making a determination of Required RC Lenders.

“Reserve Percentage” means, (a) for any Borrowing of Eurodollar Loans denominated in Dollars, the daily average for the applicable Interest Period of the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any supplemental, marginal, and emergency reserves) are imposed during such Interest Period by the Board of Governors of the Federal Reserve System (or any successor thereof) on “Eurocurrency liabilities,” as defined in such Board’s Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any category of extensions of credit or other assets that include loans by non-United States offices of any Lender to United States residents), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto and (b) for any Borrowing of Eurodollar Loans denominated in Euros, the daily average for the applicable Interest Period of the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any supplemental, marginal, and emergency reserves) are imposed during such Interest Period by the applicable Governmental Authority. For purposes of clause (a) of this definition, the Eurodollar Loans shall be deemed to be “Eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D. The Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Responsible Officer” of any person means any executive officer (including, without limitation, the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, director, controller, any vice president, secretary and assistant secretary), any authorized person or financial officer of such person, any other officer or similar official or authorized person thereof with responsibility for the administration of the obligations of such person in respect of this Agreement and with respect to any Loan Party that is a limited liability company, any manager thereof appointed pursuant to the organizational documents of such Loan Party.

“Restricted Asset Sale Amount” is defined in Section 2.8(c)(vi)(I) hereof.

“Restricted Debt Payment” is defined in Section 6.20(a) hereof.

“Restricted ECF Amount” is defined in Section 2.8(c)(vi)(II) hereof.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary. As of the Escrow Release Date, all of the Subsidiaries of the Borrower will be Restricted Subsidiaries.

“Revolver Percentage” means, for each Revolving Lender, the percentage of the aggregate Revolving Credit Commitments represented by such Revolving Lender’s Revolving Credit Commitment or, if the Revolving Credit Commitments have been terminated, the percentage held by such Revolving Lender (including through participation interests in Reimbursement Obligations) of the aggregate principal amount of all Revolving Loans and L/C Obligations then outstanding.

“Revolving Credit Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Letters of Credit issued for the account of the Borrower hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Lender’s name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced, increased or otherwise modified at any time or from time to time pursuant to the terms hereof. The Borrower and the Revolving Lenders acknowledge and agree that the Revolving Credit Commitments of the Revolving Lenders aggregate $1,000.0 million on the date hereof.

“Revolving Credit Commitment Increase” is defined in Section 2.14(a) hereof.

“Revolving Credit Termination Date” means the earliest of (a) the Escrow Prepayment Date, (b) April 29, 2021, (c) such earlier date on which the Revolving Credit Commitments are terminated in whole pursuant to Section 2.10, 7.2 or 7.3 hereof and (d) with respect to any Revolving Lender that has extended its Revolving Credit Commitment pursuant to an Extension consummated under Section 2.15 and with respect to any L/C Issuer that has consented to such extension, the extended maturity date of such Revolver Lender’s Revolving Credit Commitment.

“Revolving Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Credit Commitments, that Lender’s Revolving Credit Commitment; and (ii) after the termination of the Revolving Credit Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (b) in the case of an L/C Issuer, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (net of any participations by Lenders in such Letters of Credit) and (c) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit.

“Revolving Facility” means the credit facility for making Revolving Loans and issuing Letters of Credit described in Sections 2.2 and 2.3 hereof.

“Revolving Lender” means any Lender holding all or a portion of the Revolving Facility.

“Revolving Loan” is defined in Section 2.2 hereof and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which is a “type” of Revolving Loan hereunder.

“Revolving Note” is defined in Section 2.12(d) hereof.

“Revolving Ticking Fee” is defined in Section 2.13(c)(ii) hereof.

“Sanctioned Country” means, at any time, any country or territory that is, or whose government is, the subject or target of any Sanctions that broadly restrict or prohibit trade and investment or other dealings with that country, territory or government. As of the Closing Date, the following countries or territories are “Sanctioned Countries”: Crimea, Cuba, Iran, North Korea, Sudan and Syria.

“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including, without limitation, (a) any Person listed in any applicable Sanctions-related list of designated Persons maintained and published by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in, or any Governmental Authority or governmental instrumentality of, a Sanctioned Country or (c) any Person controlled by, or acting for the benefit of or on behalf of, any such Person.

“Sanctions” means any applicable economic or trade sanctions enacted, imposed, administered or enforced by the U.S. government (including the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or the U.S. Department of Commerce), the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom.

“Schrader Acquisition” is defined in the Preliminary Statements hereto.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“SD Guarantor” means SanDisk Technologies, Inc.

“Seagate Arbitration” means the arbitration between the Borrower and Seagate Technology, LLC and related matters based on the actions initially filed by Seagate Technology, LLC on October 4, 2006

“SEC Documents” means the Borrower SEC Documents and the Target SEC Documents.

“Secured Parties” has the meaning assigned to that term in the Security Agreement.

“Security Agreement” means that certain Security Agreement, substantially in the form of Exhibit I, dated as of the Escrow Release Date by and between the Loan Parties party thereto and the Collateral Agent.

“Security Agreement Supplement” means an Assumption and Supplemental Security Agreement in the form attached to the Security Agreement as Schedule F.

“Senior Notes” means, collectively, the Senior Secured Notes and the Senior Unsecured Notes.

“Senior Notes Documents” means, collectively, the Senior Secured Notes Documents and the Senior Unsecured Notes Documents.

“Senior Notes Escrow Accounts” means the escrow accounts established pursuant to the Senior Notes Escrow Agreements.

“Senior Notes Escrow Agreements” means the Senior Secured Notes Escrow Agreement and the Senior Unsecured Notes Escrow Agreement.

“Senior Notes Offering Memorandum” means the Offering Memorandum dated as of March 30, 2016 related to the offer and sale of the Senior Notes.

“Senior Secured Leverage Ratio” means, as of the date of determination thereof, the ratio of (a) Consolidated Senior Secured Debt as of such date to (b) Consolidated Adjusted EBITDA for the period of four (4) fiscal quarters then most recently ended.

“Senior Secured Notes” means the $1,875 million aggregate principal amount of 7.375% Senior Secured Notes due 2023 of the Borrower including, as the same may be amended, supplemented, waived or otherwise modified from time to time, including any senior secured exchange notes issued in lieu thereof.

“Senior Secured Notes Documents” means the Senior Secured Notes Indenture and all other instruments, agreements and other documents evidencing or governing the Senior Secured Notes or providing for any guarantee, obligation, security or other right in respect thereof.

“Senior Secured Notes Escrow Agreement” means the Escrow Agreement dated as of April 13, 2016, by and among Parent, the Trustee under the Senior Secured Notes, SunTrust Bank, as escrow agent and SunTrust Bank as securities intermediary, as such agreement is amended, modified, supplemented or restated from time to time.

“Senior Secured Notes Indenture” means the Indenture dated as of April 13, 2016, under which the Senior Secured Notes are issued, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Senior Unsecured Notes” means the $3,350 million aggregate principal amount of 10.500% Senior Unsecured Notes due 2024 of the Borrower, as the same may be amended, supplemented, waived or otherwise modified from time to time, including any senior unsecured exchange notes issued in lieu thereof.

“Senior Unsecured Notes Documents” means the Senior Unsecured Notes Indenture and all other instruments, agreements and other documents evidencing or governing the Senior Unsecured Notes or providing for any guarantee, obligation, security or other right in respect thereof.

“Senior Unsecured Notes Escrow Agreement” means the Escrow Agreement dated as of April 13, 2016, by and among Parent, the Trustee under the Senior Unsecured Notes, SunTrust Bank, as escrow agent and SunTrust Bank as securities intermediary, as such agreement is amended, modified, supplemented or restated from time to time.

“Senior Unsecured Notes Indenture” means the Indenture dated as of April 13, 2016, under which the Senior Unsecured Notes are issued, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Significant Subsidiary” means and includes each Subsidiary that is a Restricted Subsidiary except any Restricted Subsidiary that does not have (together with its Subsidiaries) (a) at any time, Consolidated Total Assets the book value of which constitutes more than 2.50% of the book value of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries at such time or (b) consolidated net income in accordance with GAAP for any four (4) consecutive fiscal quarters of the Borrower ending on or after July 3, 2015, that constitutes more than 2.50% of the consolidated net income in accordance with GAAP of the Borrower and its Restricted Subsidiaries during such period; provided that at no time shall (A) the book value of the Consolidated Total Assets of all Subsidiaries that are not Significant Subsidiaries equal or exceed 10.00% of the book value of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries or (B) the consolidated net income in accordance with GAAP for any four (4) consecutive fiscal quarters of all such Subsidiaries that are not Significant Subsidiaries ending on or after July 3, 2015 constitute more than 10.00% of the consolidated net income in accordance with GAAP of the Borrower and its Restricted Subsidiaries during such period.

“Solvency Certificate” means the Solvency Certificate delivered pursuant to Section 3.3(a)(vi) hereof, substantially in the form of Exhibit E to this Agreement.

“Specified Acquisition Agreement Representations” is defined in Section 3.3(f) hereof.

“specified date” has the meaning assigned to such term in the definition of the term “Fiscal Quarter End Date.”

“Specified Representations” means the representations and warranties of the Loan Parties set forth in the following sections of this Agreement: Section 5.2(i) (solely with respect to organizational existence of the Loan Parties), Section 5.3 (solely as it relates to (x) organizational power and authority of the Loan Parties to duly authorize, execute, deliver and perform the Loan Documents, (y) the due authorization, execution, delivery and enforceability of the Loan Documents and (z) no conflicts of the Loan Documents (with respect to the execution and delivery by the Borrower and the Guarantors of this Agreement, the incurrence of indebtedness hereunder and the granting of the guarantees and security interests hereunder) with the organizational documents of the Loan Parties), Section 5.7, Section 5.13, Section 5.20, Section 5.21(c) and (x) for purposes of Section 3.2(b), the first sentence of Section 5.22(a) and (y) for purposes of Section 3.3(b), Section 5.22 (other than the first sentence of Section 5.22(a)).

“Specified Transaction” means, with respect to any period, (a) the Transactions, (b) any Permitted Acquisition or the making of other investments pursuant to which all or substantially all of the assets or stock of a Person (or any line of business or division thereof) are acquired, (c) the disposition of all or substantially all of the assets or stock of a Subsidiary (or any line of business or division thereof) or (d) any other event that by the terms of the Loan Documents requires Pro Forma Compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis or after giving Pro Forma Effect thereto.

“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50.00% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one (1) or more other entities which are themselves subsidiaries of such parent corporation or organization. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of the Borrower or of any of its direct or indirect Subsidiaries.

“Swap Obligation” has the meaning assigned to that term in the definition of “Excluded Swap Obligation.”

“Target” means the Target Company and its Subsidiaries.

“Target Company” is defined in the Preliminary Statements hereto.

“Target SEC Documents” means all reports, schedules, forms, proxy statements, prospectuses (including prospectus supplements), registration statements and other information filed by the Target Company with the U.S. Securities and Exchange Commission or furnished by Target Company to the U.S. Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 as in effect on the date hereof.

“Taxes” means all present or future taxes, levies, imposts, duties, deduction, withholdings (including backup withholding), value added taxes, sales and use taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A Facility” means the credit facility for the Term A Loans described in Section 2.1(a) hereof.

“Term A Lender” means any Lender holding all or a portion of the Term A Facility.

“Term A Loan” is defined in Section 2.1(a) hereof.

“Term A Loan Commitment” means, as to any Lender, the obligation of such Lender to make Term A Loans on the Escrow Release Date pursuant to Section 2.1(a) hereof, in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced pursuant to Section 2.10. The Borrower and the Term A Lenders acknowledge and agree that the Term A Loan Commitments of the Term A Lenders aggregate $4,125.0 million as of the date hereof.

“Term A Loan Percentage” means, for any Term A Lender, the percentage held by such Term A Lender of the aggregate principal amount of all Term A Loans then outstanding.

“Term A Note” is defined in Section 2.12(d) hereof.

“Term A Termination Date” is defined in Section 2.7(a) hereof.

“Term A Loan Ticking Fee” is defined in Section 2.13(c) hereof.

“Term B Facilities” means, collectively, the U.S. Term B Facility and the Euro Term B Facility.

“Term B Lender” means any Lender holding all or a portion of the Term B Facilities.

“Term B Loan” means, collectively, the U.S. Term B Loans and the Euro Term B Loans.

“Term B Loan Commitment” means, collectively, the U.S. Term B Loan Commitments and the Euro Term B Loan Commitments.

“Term B Note” means, collectively, the U.S. Term B Notes and the Euro Term B Notes.

“Term B Termination Date” means, as of any date, the latest to occur of (a) the U.S. Term B Termination Date and (b) the Euro Term B Termination Date.

“Term Commitment Increase” is defined in Section 2.14(a) hereof.

“Term Facilities” means, collectively, the Term A Facility and the Term B Facilities.

“Term Loans” means, collectively, the Term A Loans and the Term B Loans.

“Term Loan Commitments” means, collectively, the Term A Loan Commitments and the Term B Loan Commitments.

“Term Loan Percentage” means any or all of the Term A Loan Percentage, the U.S. Term B Loan Percentage and the Euro Term B Loan Percentage, as the context requires.

“Termination Date” is defined in the lead-in to Article 6 hereof.

“Total Consideration” means the total amount (but without duplication) of (a) cash paid in connection with any Acquisition, plus (b) Indebtedness for borrowed money payable to the seller in connection with such Acquisi-

tion, plus (c) the fair market value of any equity securities, including any warrants or options therefor, delivered to the seller in connection with any Acquisition, plus (d) the amount of Indebtedness assumed in connection with any Acquisition.

“Total Funded Debt” means, at any time the same is to be determined, the aggregate amount of all Indebtedness under clauses (a), (c), (d) and (e) of such definition (to the extent, in the case of clause (e), that such obligations are funded obligations that have not been reimbursed within two (2) Business Days following the funding thereof) of the Borrower and its Restricted Subsidiaries, as determined on a consolidated basis in accordance with GAAP.

“tranche” is defined in Section 2.15(a) hereof.

“Transaction Expenses” means any fees, costs or expenses incurred or paid by the Borrower or any of its Restricted Subsidiaries in connection with the Transactions (including OID).

“Transactions” means, collectively, (a) the transactions contemplated by this Agreement and the other Loan Documents (including the entering into of the Escrow Agreement, the funding of the Escrow Account and the release of funds therefrom), (b) the Escrow Release Date Refinancing and the repurchase of the Convertible Notes in connection with the Schrader Acquisition, (c) the Schrader Acquisition and the other transactions to occur pursuant to or in connection with the Acquisition Agreement, (d) the entry into the Senior Notes Documents and the offering and issuance of the Senior Notes (including the entering into of the Senior Notes Escrow Agreement, the funding of the Senior Notes Escrow Account and the release of funds therefrom), (e) the entry into the Additional Bridge Facility and the incurrence of Indebtedness thereunder, (f) the payment of the Transaction Expenses and (g) the Intercompany Transactions and related transactions.

“Treasury Regulations” means the regulations issued by the Internal Revenue Service under the Code, as such regulations may be amended from time to time.

“UCC” means the Uniform Commercial Code or any successor provision thereof as in effect from time to time (except as otherwise specified) in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“Unrestricted Subsidiary” means (a) any Subsidiary designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 6.9 subsequent to the Escrow Release Date and (b) any Subsidiary of an Unrestricted Subsidiary.

“Unused Revolving Credit Commitments” means, at any time, the difference between the Revolving Credit Commitments then in effect and the aggregate outstanding principal amount of Revolving Loans and L/C Obligations.

“U.S. Tax Compliance Certificate” is defined in Section 10.1(c) hereof.

“U.S. Term B Facility” means the credit facility for the U.S. Term B Loans described in Section 2.1(b) hereof.

“U.S. Term B Lender” means any Lender holding all or a portion of the U.S. Term B Facility.

“U.S. Term B Loan” is defined in Section 2.1(b) hereof.

“U.S. Term B Loan Commitment” means, as to any Lender, the obligation of such Lender to make U.S. Term B Loans hereunder in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced pursuant to Section 2.10. The Borrower and the U.S. Term B Lenders acknowledge and agree that the U.S. Term B Loan Commitments of the U.S. Term B Lenders aggregate $3,750.0 million as of the date hereof.

“U.S. Term B Loan Percentage” means, for any U.S. Term B Lender, the percentage held by such U.S. Term B Lender of the aggregate principal amount of all U.S. Term B Loans then outstanding.

“U.S. Term B Note” is defined in Section 2.12(d) hereof.

“U.S. Term B Termination Date” is defined in Section 2.7(b) hereof.

“Voting Stock” of any Person means capital stock, shares or other Equity Interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person (including, without limitation, general partners of a partnership), other than stock, shares or other Equity Interests having such power only by reason of the happening of a contingency.

“WDC Guarantor” means a Guarantor that is a Subsidiary of the Borrower as of the Closing Date.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the quotient obtained by dividing:

(a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such payment; by

(b) the sum of all such payments.

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“Wholly-owned Subsidiary” means, at any time, any Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares and shares held by a resident of the jurisdiction, in each case, as required by law) or other Equity Interests are owned by any one (1) or more of the Borrower and the Borrower’s other Wholly-owned Subsidiaries at such time.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2 Interpretation. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) Terms Generally. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof. Unless otherwise specified therein, references in a particular agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in, such agreement. The term “including” is by way of example and not limitation. The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form. Any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”;

and the word “through” means “to and including.” The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Unless the context requires otherwise, any definition of or reference to any agreement, instrument or other document herein or in any Loan Document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified, extended, refinanced or replaced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications, extensions, refinancings or replacements set forth herein or in any other Loan Document). All terms that are used in this Agreement or any other Loan Document which are defined in the UCC of the State of New York shall have the same meanings herein as such terms are defined in the New York UCC, unless this Agreement or such other Loan Document shall otherwise specifically provide.

(b) Times of Day. All references to time of day herein are references to New York City, New York time unless otherwise specifically provided; provided that any such references in connection with the Euro Term B Loans shall be to London time unless otherwise specifically provided.

(c) Accounting Terms; GAAP. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP, (a) except as otherwise provided herein in the definition of “Capital Lease” and (b) without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities by the Borrower or any Subsidiary at “fair value,” as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Account Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

Section 1.3 Certain Determinations.

(a) In calculating the Leverage Ratio and/or the Senior Secured Leverage Ratio for purposes of determining the permissibility of any incurrence of Indebtedness hereunder, including under the Ratio-Based Incremental Amount, with respect to the amount of any Indebtedness incurred in reliance on a provision of this Agreement that does not require compliance with a Leverage Ratio and/or Senior Secured Leverage Ratio test (any such amounts, the “Fixed Amounts”) which is incurred substantially concurrently with any Indebtedness incurred in reliance on a provision of this Agreement that requires compliance with a Leverage Ratio and/or Senior Secured Leverage Ratio test, it is understood and agreed that the Fixed Amounts (and any cash proceeds thereof) shall be disregarded in the calculation of Indebtedness for purposes of such Leverage Ratio and/or Senior Secured Leverage Ratio test; provided that notwithstanding the foregoing, any provision of this Agreement requiring Pro Forma Compliance with Section 6.22 (or any part thereof), including in connection with a transaction, such as a Permitted Acquisition, must be satisfied on a Pro Forma Basis, including for the incurrence of Indebtedness, regardless of the provision under which such Indebtedness is or will be incurred.

(b) Notwithstanding anything to the contrary herein, financial ratios and tests (including the Leverage Ratio, the Senior Secured Leverage Ratio and the ratio of Consolidated Adjusted EBITDA to Interest Expense (and the components of each of the foregoing) and the amount of Consolidated Total Assets, but excluding Excess Cash Flow (and the components of each of the foregoing)) contained in this Agreement that are calculated with respect to any test period shall be calculated on a Pro Forma Basis.

Section 1.4 Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in GAAP (except as otherwise provided herein in the definition of “Capital Lease”) from those used in the preparation of the financial statements referred to in Section 6.1 hereof and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrower or the Required Lenders may by notice to the Lenders and the Borrower, respectively, require that the Lenders and the Borrower negotiate in good faith to amend such covenants, standards, and term so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Borrower and its Restricted Subsidiaries shall be the same as if such change had not been made. No delay by the Borrower or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with Section 1.3(b), financial covenants (and all related defined terms) shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Borrower shall neither be deemed to be in compliance with any covenant hereunder nor out of compliance with any covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.

Section 1.5 Currency Generally.

(a) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent to appropriately reflect a change in currency of any country, the adoption of the Euro by any member state of the European Union and any relevant market convention or practice relating to such change in currency or relating to the Euro.

(b) In connection with a Credit Extension or prepayment of any Loan denominated in Euros and any other amount due, payable or otherwise applicable in respect thereof (including accrued interest and fees), such Credit Extension, prepayment or other amount shall be denominated, due and payable in Euros.

(c) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurodollar Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing or Eurodollar Loan is denominated in Euros, such amount shall be the Euro equivalent of such Dollar amount (rounded to the nearest unit of Euros, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.

ARTICLE 2.	THE LOAN FACILITIES.

Section 2.1 The Term Loans.

(a) Subject to the terms and conditions set forth herein, each Term A Lender agrees, severally and not jointly, to and shall make a term loan (each individually, a “Term A Loan” and, collectively, the “Term A Loans”) in Dollars to the Borrower on the Escrow Release Date in a principal amount not to exceed such Term A Lender’s Term A Loan Commitment. As provided in Section 2.5(a) and subject to the terms hereof, the Borrower may elect that the Term A Loans comprising the Borrowing hereunder of Term A Loans be either Base Rate Loans or Eurodollar Loans.

(b) Subject to the terms and conditions set forth herein, each U.S. Term B Lender agrees, severally and not jointly, to and shall make a term loan (each individually, a “U.S. Term B Loan” and, collectively, the “U.S. Term B Loans”) in Dollars to the Borrower on the Closing Date in a principal amount not to exceed such U.S. Term B Lender’s U.S. Term B Loan Commitment. As provided in Section 2.5(a) and subject to the terms hereof, the Borrower may elect that the U.S. Term B Loans comprising the Borrowing hereunder of U.S. Term B Loans be either Base Rate Loans or Eurodollar Loans.

(c) Subject to the terms and conditions set forth herein, each Euro Term B Lender agrees, severally and not jointly, to and shall make a term loan (each individually, a “Euro Term B Loan” and, collectively, the “Euro Term B Loans”) in Euros to the Borrower on the Closing Date in a principal amount not to exceed such Euro Term B Lender’s Euro Term B Loan Commitment. The Euro Term B Loans comprising the Borrowing hereunder of Euro Term B Loans shall be Eurodollar Loans.

(d) Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

Section 2.2 Revolving Credit Commitments. Prior to the Revolving Credit Termination Date, each Revolving Lender severally and not jointly agrees, subject to the terms and conditions hereof, to make revolving loans (each individually a “Revolving Loan” and, collectively, the “Revolving Loans”) in Dollars to the Borrower from time to time during the period from the Escrow Release Date to the Revolving Credit Termination Date up to the amount of such Lender’s Revolving Credit Commitment in effect at such time; provided, however, that the sum of the aggregate principal amount of Revolving Loans and L/C Obligations at any time outstanding shall not exceed the sum of the total Revolving Credit Commitments in effect at such time. Each Borrowing of Revolving Loans shall be made ratably by the Lenders in proportion to their respective Revolver Percentages. As provided in Section 2.5(a), and subject to the terms hereof, the Borrower may elect that each Borrowing of Revolving Loans be either Base Rate Loans or Eurodollar Loans. Revolving Loans may be repaid and reborrowed before the Revolving Credit Termination Date, subject to the terms and conditions hereof.

Section 2.3 Letters of Credit.

(a) General Terms. Subject to the terms and conditions hereof, as part of the Revolving Facility, commencing with the Escrow Release Date, the L/C Issuers shall issue standby and documentary letters of credit (each a “Letter of Credit”) for the Borrower’s account and/or its Subsidiaries’ account (provided that each shall be jointly and severally liable) in an aggregate undrawn face amount up to the L/C Sublimit; provided, however, that the sum of the Revolving Loans and L/C Obligations at any time outstanding shall not exceed the sum of all Revolving Credit Commitments in effect at such time; and provided further that (i) no L/C Issuer shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, the aggregate L/C Obligations in respect of Letters of Credit issued by such L/C Issuer would exceed the amount stipulated for it in the definition of “L/C Issuer” (such amount, such L/C Issuer’s “Letter of Credit Commitment”), (ii) Credit Suisse AG, Cayman Islands Branch, Royal Bank of Canada and their respective Affiliates shall not be obligated to issue any documentary Letters of Credit and (iii) no L/C Issuer shall be required to issue any Letter of Credit if doing so would result in the aggregate Revolving Loans and Letters of Credit extended by such L/C Issuer to exceed its Revolving Credit Commitment. Each Revolving Lender shall be obligated to reimburse the L/C Issuers for such Revolving Lender’s Revolver Percentage of the amount of each drawing under a Letter of Credit and, accordingly, each Letter of Credit shall constitute usage of the Revolving Credit Commitment of each Revolving Lender pro rata in an amount equal to its Revolver Percentage of the L/C Obligations then outstanding. The Borrower may, at any time and from time to time, reduce the Letter of Credit Commitment of any L/C Issuer with the consent of such L/C Issuer; provided that the Borrower shall not reduce the Letter of Credit Commitment of any L/C Issuer if, after giving effect of such reduction, the conditions set forth in clauses (i) and (iii) above shall not be satisfied.

(b) Applications. At any time after the Escrow Release Date and before the Revolving Credit Termination Date, the L/C Issuers shall, at the request of the Borrower, issue one (1) or more Letters of Credit in Dollars, in form and substance acceptable to the applicable L/C Issuer, with expiration dates no later than the earlier of (i) 12 months from the date of issuance (or which are cancelable not later than 12 months from the date of issuance and each renewal) or (ii) five (5) Business Days prior to the Revolving Credit Termination Date, in an aggregate face amount as requested by the Borrower subject to the limitations set forth in clause (a) of this Section 2.3, upon the receipt of a duly executed application for the relevant Letter of Credit in the form then customarily prescribed by the applicable L/C Issuer for the Letter of Credit requested (each an “Application”); provided that any Letter of Credit with a 12-month tenor may provide for the renewal thereof for additional 12-month periods (which shall in no event extend beyond the date referred to in clause (ii) above, unless an L/C Backstop has been provided to the L/C Issuers thereof). Notwithstanding anything contained in any Application to the contrary: (i) the Borrower shall pay fees in connection with each Letter of Credit as set forth in Section 2.13(b) hereof, and (ii) if the applicable L/C Issuer is not timely reimbursed for the amount of any drawing under a Letter of Credit as required pursuant to clause (c) of this Section 2.3, the Borrower’s obligation to reimburse such L/C Issuer for the amount of such drawing shall bear interest (which the Borrower hereby promises to pay) from and after the date such drawing is paid to but excluding the date of reimbursement by the Borrower at a rate per annum equal to the sum of 2.00% plus the Applicable Margin plus the Base Rate from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed). Without limiting the foregoing, each L/C Issuer’s obligation to issue a Letter of Credit or increase the amount of a Letter of Credit is subject to the terms or conditions of this Agreement (including the conditions set forth in Section 3.1 and the other terms of this Section 2.3).

(c) The Reimbursement Obligations. Subject to Section 2.3(b) hereof, the Borrower shall reimburse the applicable L/C Issuer for all drawings under a Letter of Credit (a “Reimbursement Obligation”) by no later than (x) 2:00 p.m. (New York time) on the Business Day after the date of such payment by such L/C Issuer under a Letter of Credit, if the Borrower has been informed of such drawing by the applicable L/C Issuer on or before 10:00 a.m. (New York time) on the date of the payment of such drawing, or (y) if notice of such drawing is given to the Borrower after 10:00 a.m. (New York time) on the date of the payment of such drawing, reimbursement shall be made within two Business Days following the date of the payment of such drawing, by the end of such day, in all instances in immediately available funds at the Administrative Agent’s principal office in New York, New York or such other office as the Administrative Agent may designate in writing to the Borrower, and the Administrative Agent shall thereafter cause to be distributed to the applicable L/C Issuer such amount(s) in like funds. If the Borrower does not make any such reimbursement payment on the date due and the Participating Lenders fund their participations in the manner set forth in Section 2.3(d) below, then all payments thereafter received by the Administrative Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 2.3(d) below. In addition, for the benefit of the Administrative Agent, the L/C Issuers and each Lender, the Borrower agrees that, notwithstanding any provision of any Application, its obligations under this Section 2.3(c) and each Application shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the Applications, under all circumstances whatsoever, and irrespective of any claim or defense that the Borrower may otherwise have against the Administrative Agent, the L/C Issuers or any Lender, including without limitation (i) any lack of validity or enforceability of any Loan Document; (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Loan Document; (iii) the existence of any claim of set-off the Borrower may have at any time against a beneficiary of a Letter of Credit (or any Person for whom a beneficiary may be acting), the Administrative Agent, the L/C Issuers, any Lender or any other Person, whether in connection with this Agreement, another Loan Document, the transaction related to the Loan Document or any unrelated transaction; (iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (v) payment by the Administrative Agent or an L/C Issuer under a Letter of Credit against presentation to the Administrative Agent or an L/C Issuer of a draft or certificate that does not comply with the terms of the Letter of Credit; provided that the Administrative Agent’s or an L/C Issuer’s determination that documents presented under the Letter of Credit complied with the terms thereof did not constitute gross negligence, bad faith or willful misconduct of the Administrative Agent or an L/C Issuer (as determined by the final, non-appealable judgment of a court of competent jurisdiction); or (vi) any other act or omission to act or delay of any kind by the Administrative Agent or an L/C Issuer, any Lender or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this Section 2.3(c), constitute a legal or equitable discharge of the Borrower’s obligations hereunder or under an Application.

(d) The Participating Interests. Each Revolving Lender (other than the Lender acting as L/C Issuer) severally and not jointly agrees to purchase from the L/C Issuers, and each L/C Issuer hereby agrees to sell to each such Revolving Lender (a “Participating Lender”), an undivided participating interest (a “Participating Interest”) to the extent of its Revolver Percentage in each Letter of Credit issued by, and each Reimbursement Obligation owed to, the L/C Issuers. Upon the Borrower’s failure to pay any Reimbursement Obligation on the date and at the time required, or if an L/C Issuer is required at any time to return to the Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Participating Lender shall, not later than the Business Day it receives a certificate in the form of Exhibit A hereto from such L/C Issuer (with a copy to the Administrative Agent) to such effect, if such certificate is received before 12:00 noon, or not later than 12:00 noon the following Business Day, if such certificate is received after such time, pay to the Administrative Agent for the account of such L/C Issuer an amount equal to such Participating Lender’s Revolver Percentage of such unpaid Reimbursement Obligation together with interest on such amount accrued from the date such L/C Issuer made the related payment to the date of such payment by such Participating Lender at a rate per annum equal to: (i) from the date such L/C Issuer made the related payment to the date two (2) Business Days after payment by such Participating Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Participating Lender to the date such payment is made by such Participating Lender, the Base Rate in effect for each such day. Each such Participating Lender shall, after making its appropriate payment, be entitled to receive its Revolver Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with each L/C Issuer retaining its Revolver Percentage thereof as a Revolving Lender hereunder.

The several obligations of the Participating Lenders to the L/C Issuers under this Section 2.3 shall be absolute, irrevocable and unconditional under any and all circumstances and shall not be subject to any set-off, counterclaim or defense to payment which any Participating Lender may have or has had against the Borrower, the L/C Issuers, the Administrative Agent, any Lender or any other Person. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the Revolving Credit Commitment of any Revolving Lender, and each payment by a Participating Lender under this Section 2.3 shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Indemnification. The Participating Lenders shall, to the extent of their respective Revolver Percentages, indemnify the L/C Issuers (to the extent not reimbursed by the Borrower and without relieving the Borrower of its obligation to do so) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except as a result from any L/C Issuer’s gross negligence or willful misconduct as determined by the final, non-appealable judgment of a court of competent jurisdiction) that such L/C Issuer may suffer or incur in connection with any Letter of Credit issued by it. The obligations of the Participating Lenders under this Section 2.3(e) and all other parts of this Section 2.3 shall survive termination of this Agreement and of all Applications, Letters of Credit, and all drafts and other documents presented in connection with drawings thereunder.

(f) Manner of Requesting a Letter of Credit. The Borrower shall provide at least three (3) Business Days’ advance written notice to the Administrative Agent and the applicable L/C Issuer (or such lesser notice as the Administrative Agent and the L/C Issuers may agree in their sole discretion) of each request for the issuance of a Letter of Credit, each such notice to be accompanied by a properly completed and executed Application for the requested Letter of Credit and, in the case of an extension or amendment or an increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to the Administrative Agent and the applicable L/C Issuer, in each case, together with the fees called for by this Agreement. The L/C Issuers shall promptly notify the Administrative Agent and the Lenders of the issuance, extension or amendment of a Letter of Credit.

(g) Conflict with Application. In the event of any conflict or inconsistency between this Agreement and the terms of any Application, the terms of this Agreement shall control.

(h) Existing Letters of Credit. Letters of credit of the Borrower, the Target Company and their respective Subsidiaries outstanding on the Escrow Release Date, if any, and set forth on Schedule 2.3 shall be deemed issued under the Revolving Facility to the extent the applicable letter of credit issuer under such facility is an L/C Issuer under the Revolving Facility.

(i) Resignation or Replacement of L/C Issuer. An L/C Issuer may resign as an L/C Issuer hereunder at any time upon at least thirty (30) days’ prior written notice to the Lenders, the Administrative Agent and the Borrower. An L/C Issuer may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer. The Administrative Agent shall notify the Lenders of any such replacement of an L/C Issuer. At the time any such resignation or replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced L/C Issuer pursuant to Section 2.13(b). From and after the effective date of any such resignation or replacement, (i) the successor L/C Issuer shall have all the rights and obligations of the replaced L/C Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor and all previous L/C Issuers, as the context shall require. After the resignation or replacement of an L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of such L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement but shall not be required to issue additional Letters of Credit.

(j) Additional L/C Issuers. From time to time, the Borrower may by notice to the Administrative Agent designate additional Lenders as an L/C Issuer each of which agrees (in its sole discretion) to act in such capacity and is reasonably satisfactory to the Administrative Agent. Each such additional L/C Issuer shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be an L/C Issuer hereunder for all purposes.

(k) Provisions Related to Extended Revolving Credit Commitments. If the maturity date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiration of any Letter of Credit issued under such tranche, then (i) if one (1) or more other tranches of Revolving Credit Commitments in respect of which the maturity date shall not have occurred are then in effect, (x) the outstanding Revolving Loans shall be repaid pursuant to Section 2.7(d) on such maturity date to the extent and in an amount sufficient to permit the reallocation of the Letter of Credit Usage relating to the outstanding Letters of Credit contemplated by clause (y) below and (y) such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make payments in respect thereof pursuant to Section 2.3(d)) under (and ratably participated in by Revolving Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the Revolving Credit Commitments in respect of such non-terminating tranches at such time (it being understood that (1) the participations therein of Revolving Lenders under the maturing tranche shall be correspondingly released and (2) no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), but without limiting the obligations with respect thereto, the Borrower shall provide an L/C Backstop with respect to any such Letter of Credit in a manner reasonably satisfactory to the applicable L/C Issuer. If, for any reason, such L/C Backstop is not provided or the reallocation does not occur, the Revolving Lenders under the maturing tranche shall continue to be responsible for their participating interests in the Letters of Credit; provided that, notwithstanding anything to the contrary contained herein, upon any subsequent repayment of the Revolving Loans, the reallocation set forth in clause (i) shall automatically and concurrently occur to the extent of such repayment (it being understood that no partial face amount of any Letter of Credit may be so reallocated). Except to the extent of reallocations of participations pursuant to clause (i) of the second preceding sentence, the occurrence of a maturity date with respect to a given tranche of Revolving Credit Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Lenders in any Letter of Credit issued before such maturity date. Commencing with the maturity date of any tranche of Revolving Credit Commitments, the L/C Sublimit under any tranche of Revolving Credit Commitments that has not so then matured shall be as agreed with such Revolving Lenders; provided that in no event shall such sublimit be less than the sum of (x) the Letter of Credit Usage with respect to the Revolving Lenders under such extended tranche immediately prior to such maturity date and (y) the face amount of the Letters of Credit reallocated to such tranche of Revolving Credit Commitments pursuant to clause (i) of the first sentence of this clause (k) (assuming Revolving Loans are repaid in accordance with clause (i)(x)).

(l) Applicability of ISP; Limitation of Liability. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit. Notwithstanding the foregoing, no L/C Issuer shall be responsible to the Borrower for, and no L/C Issuer’s rights and remedies against the Borrower shall be impaired by, any action or inaction of an L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where L/C Issuer or the beneficiary is located, the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

Section 2.4 Applicable Interest Rates.

(a) Term Base Rate Loans. Each Term Loan (other than the Euro Term B Loans) that is a Base Rate Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of 360 days (or, at times when the Base Rate is based on the Prime Rate, 365 or 366 days, as the case may be) and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or created by conversion from a Eurodollar Loan until, but excluding, the date of repayment thereof at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable in arrears on each Fiscal Quarter End Date and at maturity (whether by acceleration or otherwise).

(b) Term Eurodollar Loans. Each Term Loan that is a Eurodollar Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued or, in the case of a Eurodollar Loan denominated in Dollars, created by conversion from a Base Rate Loan until, but excluding, the date of repayment thereof at a rate per annum equal to the sum of the Applicable Margin plus (i) in the case of a Eurodollar Loan denominated in Dollars, the Adjusted LIBOR applicable for such Interest Period and (ii) in the case of a Eurodollar Loan denominated in Euros, the Adjusted EURIBOR applicable for such Interest Period, in each case, payable in arrears on the last day of the Interest Period and at maturity (whether by acceleration or otherwise), and, if the applicable Interest Period is longer than three (3) months, on each day occurring every three (3) months after the commencement of such Interest Period.

(c) Revolving Base Rate Loans. Each Revolving Loan that is a Base Rate Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of 360 days (or, at times when the Base Rate is based on the Prime Rate, 365 or 366 days, as the case may be) and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or created by conversion from a Eurodollar Loan until, but excluding, the date of repayment thereof at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable in arrears on each Fiscal Quarter End Date and at maturity (whether by acceleration or otherwise).

(d) Revolving Eurodollar Loans. Each Revolving Loan that is a Eurodollar Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued or created by conversion from a Base Rate Loan until, but excluding, the date of repayment thereof at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted LIBOR applicable for such Interest Period, payable in arrears on the last day of the Interest Period and at maturity (whether by acceleration or otherwise), and, if the applicable Interest Period is longer than three (3) months, on each day occurring every three (3) months after the commencement of such Interest Period.

(e) Default Rate. While any Event of Default under Section 7.1(a) (with respect to the late payment of principal, interest, Reimbursement Obligations or fees), or, with respect to the Borrower, Section 7.1(j) or (k) exists or after acceleration, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the overdue amounts of all Loans, Reimbursement Obligations, interest or fees owing hereunder by it at a rate equal to 2.00% per annum plus (i) in the case of Loans, the interest rate otherwise applicable thereto and (ii) otherwise, the rate applicable to Revolving Loans that are Base Rate Loans. Such interest shall be paid on demand subject, except in the case of any Event of Default under Section 7.1(j) or (k), to the request of the Administrative Agent at the request or with the consent of the Required Lenders.

(f) Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Revolving Loans and the Reimbursement Obligations hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.

Section 2.5 Manner of Borrowing Loans and Designating Applicable Interest Rates.

(a) Notice to the Administrative Agent. The Borrower shall give notice to the Administrative Agent by no later than: (i) 1:00 p.m. (New York time) at least three (3) Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of Loans that are Eurodollar Loans denominated in Dollars (or in the case of any Borrowing of Loans that are Eurodollar Loans denominated in Dollars on the Closing Date or the Escrow Release Date, 1:00 p.m. (New York time) at least two (2) Business Days prior to such date), (ii) 2:00 p.m. (London, England time) at least three (3) Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of Loans that are Eurodollar Loans denominated in Euros (or in the case of any Borrowing of Loans that are Eurodollar Loans denominated in Euros on the Closing Date or the Escrow Release Date, 2:00 p.m. (London, England time), at least two (2) Business Days prior to such date) and (iii) 1:00 p.m. (New York time) on the date the Borrower requests the Lenders to advance a Borrowing of Loans that are Base Rate Loans. The Loans included in each Borrowing of Loans shall bear interest initially at the type of rate specified in such notice. Thereafter, with respect to Base Rate Loans and Eurodollar Loans that are denominated in Dollars, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing of Loans or, subject to Section 2.6 hereof, a portion thereof, as follows: (i) if such Borrowing of Loans is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as

Eurodollar Loans or convert part or all of such Borrowing into Base Rate Loans or (ii) if such Borrowing of Loans is of Base Rate Loans, on any Business Day, the Borrower may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by the Borrower. The Borrower shall give all such notices requesting the advance, continuation or conversion of a Borrowing of Loans to the Administrative Agent by telephone or telecopy (which notice shall be irrevocable (other than in the case of any notice given in respect of the Escrow Release Date, which may be conditioned upon the consummation of the Schrader Acquisition) once given and, if by telephone, shall be promptly confirmed in writing), substantially in the form attached hereto as Exhibit B (Notice of Borrowing) or Exhibit C (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to the Administrative Agent. Notice of the continuation of a Borrowing of Loans that are Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Loans that are Base Rate Loans into Eurodollar Loans must be given by no later than (i) 1:00 p.m. (New York time) at least three (3) Business Days before the date of the requested continuation or conversion of a Borrowing of Loans that are denominated in Dollars and (ii) 1:00 p.m. (London, England time) at least three (3) Business Days before the date of the requested continuation of a Borrowing of Loans that are denominated in Euros. All notices concerning the advance, continuation or conversion of a Borrowing of Loans shall specify the date of the requested advance, continuation or conversion of a Borrowing of Loans (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans (Base Rate Loans or Eurodollar Loans) to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Borrowing of Eurodollar Loans, the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration. The Borrower agrees that the Administrative Agent may rely on any such telephonic or telecopy notice given by any person the Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation (the Borrower hereby indemnifies the Administrative Agent from any liability or loss ensuing from such reliance) and, in the event any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.

(b) Notice to the Lenders. The Administrative Agent shall give prompt telephonic or telecopy notice to each Lender of any notice from the Borrower received pursuant to Section 2.5(a) above and, if such notice requests the Lenders to make Eurodollar Loans, the Administrative Agent shall give notice to the Borrower and each Lender of the interest rate applicable thereto promptly after the Administrative Agent has made such determination.

(c) Borrower’s Failure to Notify; Automatic Continuations and Conversions. If the Borrower fails to give proper notice of the continuation or conversion of any outstanding Borrowing of Loans that are Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 2.5(a) and such Borrowing is not prepaid in accordance with Section 2.8(a) or (b), such Borrowing shall, at the end of the Interest Period applicable thereto, automatically be converted into a Borrowing of Base Rate Loans (unless such Borrowing is a Borrowing of Term B Loans, in which case such Term B Loans shall be continued as a Eurodollar Loan with an Interest Period of one month). In the event the Borrower fails to give notice pursuant to Section 2.5(a) of a Borrowing of Loans equal to the amount of a Reimbursement Obligation and has not notified the Administrative Agent by 1:00 p.m. (New York time) on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, the Borrower shall be deemed to have requested a Borrowing of Loans that are Base Rate Loans on such day in the amount of the Reimbursement Obligation then due, which Borrowing, if otherwise available hereunder, shall be applied to pay the Reimbursement Obligation then due.

(d) Disbursement of Loans. Not later than 2:00 p.m. on the date of any requested advance of a new Borrowing of Loans, subject to Article 3 hereof, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent in New York, New York. The Administrative Agent shall promptly wire transfer the proceeds of each new Borrowing of Loans to an account designated by the Borrower in the applicable notice of borrowing; provided that in the case of the Borrowing of Loans on the Closing Date such funds will be deposited in the Escrow Account.

(e) Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have been notified by a Lender prior to the date (or, in the case of a Borrowing of Base Rate Loans, by 1:00 p.m. on such date) on which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Loan

(which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and the Administrative Agent, in reliance upon such assumption may (but shall not be required to) make available to the Borrower the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to the Borrower attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to: (i) from the date the related advance was made by the Administrative Agent to the date two (2) Business Days after payment by such Lender is due hereunder, the greater of, for each such day, (x) the Federal Funds Rate and (y) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any standard administrative or processing fees charged by the Administrative Agent in connection with such Lender’s non-payment and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrower will, on demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under Section 8.1 hereof so that the Borrower will have no liability under such Section with respect to such payment.

Section 2.6 Minimum Borrowing Amounts; Maximum Eurodollar Loans. Each Borrowing of Base Rate Loans advanced under the applicable Facility shall be in an amount not less than $1.0 million or such greater amount that is an integral multiple of $1.0 million. Each Borrowing of Eurodollar Loans advanced, continued or converted under the applicable Facility shall be in an amount equal to $1.0 million or such greater amount that is an integral multiple of $1.0 million. Without the Administrative Agent’s consent, there shall not be more than fifteen (15) Borrowings of Eurodollar Loans outstanding at any one time.

Section 2.7 Maturity of Loans.

(a) Scheduled Payments of Term A Loans. Subject to Section 2.15, the Borrower shall make principal payments on the Term A Loans in installments on each Fiscal Quarter End Date, commencing with the fifth full fiscal quarter ending after the Escrow Release Date, in an aggregate amount equal to the following percentages of the aggregate principal amount of the Term A Loans made on the Escrow Release Date: (i) for the fifth (5th) through the eighth (8th) full fiscal quarters following the Escrow Release Date, 1.25%; (ii) for the ninth (9th) through the twelfth (12th) full fiscal quarters following the Escrow Release Date, 1.875%; (iii) for the thirteenth (13th) through sixteenth (16th) full fiscal quarters following the Escrow Release Date, 2.50%; and (iv) for the seventeenth (17th) through nineteenth (19th) full fiscal quarters following the Escrow Release Date, 5.00%, in each case per fiscal quarter (which payments in each case shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.8(a), Section 2.8(c) and Section 2.8(e), as applicable); it being further agreed that a final payment comprised of all principal and interest not sooner paid on the Term A Loans, shall be due and payable on April 29, 2021, the final maturity thereof (the “Term A Termination Date”).

(b) Scheduled Payments of U.S. Term B Loans. Subject to Section 2.15, the Borrower shall make principal payments on the U.S. Term B Loans in installments on each Fiscal Quarter End Date, commencing with the first full fiscal quarter ended after the Escrow Release Date, in an aggregate amount equal to 0.25% of the aggregate principal amount of the U.S. Term B Loans made on the Closing Date, in each case per fiscal quarter (which payments in each case shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.8(a), Section 2.8(c) and Section 2.8(e), as applicable); it being further agreed that a final payment comprised of all principal and interest not sooner paid on the U.S. Term B Loans, shall be due and payable on April 29, 2023, the final maturity thereof (the “U.S. Term B Termination Date”).

(c) Scheduled Payments of Euro Term B Loans. Subject to Section 2.15, the Borrower shall make principal payments on the Euro Term B Loans in installments on each Fiscal Quarter End Date, commencing with the first full fiscal quarter ended after the Escrow Release Date, in an aggregate amount equal to 0.25% of the aggregate principal amount of the Euro Term B Loans made on the Closing Date, in each case per fiscal quarter (which payments in each case shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.8(a), Section 2.8(c) and Section 2.8(e), as applicable); it being further agreed that a final payment comprised of all principal and interest not sooner paid on the Euro Term B Loans, shall be due and payable on April 29, 2023, the final maturity thereof (the “Euro Term B Termination Date”).

(d) Revolving Loans. Each Revolving Loan, both for principal and interest, shall mature and become due and payable by the Borrower on the Revolving Credit Termination Date.

Section 2.8 Prepayments.

(a) Voluntary Prepayments of Term Loans.

(i) The Borrower may, at its option, upon notice as herein provided, prepay without premium or penalty (subject to the requirements of Section 2.8(a)(ii) below and except as set forth in Section 8.1 below) at any time all, or from time to time any part of, the Term Loans, in each case, in a minimum aggregate amount of $5.0 million or such greater amount that is an integral multiple of $1.0 million or, if less, the entire principal amount thereof then outstanding. The Borrower will give the Administrative Agent written notice (or telephone notice promptly confirmed by written notice) of each prepayment under this Section 2.8 prior to 1:00 p.m. (New York time) at least one (1) Business Day in the case of Base Rate Loans and three (3) Business Days in the case of Eurodollar Loans prior to the date fixed for such prepayment (which notice may be revoked at the Borrower’s option). Each such notice shall specify the date of such prepayment (which shall be a Business Day), the principal amount of such Term Loans to be prepaid and the interest to be paid on the prepayment date with respect to such principal amount being repaid. Such notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any prepayments made pursuant to this Section 2.8(a) shall be applied against the Class of Term Loans and the remaining scheduled installments of principal due in respect of such Term Loans in the manner specified by the Borrower or, if not so specified on or prior to the date of such optional prepayment, on a pro rata basis to all Classes of Term Loans in direct order of maturity and may not be reborrowed.

(ii) In the event that, on or prior to the date that is twelve (12) months after the Closing Date, the Borrower (x) prepays, repays, refinances, substitutes or replaces any Term B Loans in connection with a Repricing Transaction (including, for the avoidance of doubt, any prepayment made pursuant to Section 2.8(c)(i) that constitutes a Repricing Transaction), or (y) effects any amendment, waiver or other modification of, or consent under, this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Term B Lenders, (A) in the case of clause (x), a premium of 1.00% of the aggregate principal amount of the Term B Loans so prepaid, repaid, refinanced, substituted or replaced and (B) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the Term B Loans outstanding immediately prior to such amendment, waiver, modification or consent that are the subject of such Repricing Transaction. If, on or prior to the date that is twelve (12) months after the Closing Date, all or any portion of the Term B Loans held by any Term B Lender are prepaid, repaid, refinanced, substituted or replaced pursuant to Section 8.5 as a result of, or in connection with, such Term B Lender being a Non-Consenting Lender with respect to any amendment, waiver, modification or consent referred to in clause (y) above (or otherwise in connection with a Repricing Transaction), such prepayment, repayment, refinancing, substitution or replacement will be made at 101% of the principal amount so prepaid, repaid, refinanced, substituted or replaced. All such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction.

(b) Voluntary Prepayments of Revolving Loans. The Borrower may prepay without premium or penalty (except as set forth in Section 8.1 below) and in whole or in part any Borrowing of (i) Revolving Loans that are Eurodollar Loans at any time upon at least three (3) Business Days’ prior notice by the Borrower to the Administrative Agent or (ii) Revolving Loans that are Base Rate Loans at any time upon at least one (1) Business Day’s prior notice by the Borrower to the Administrative Agent (in the case of each of clauses (i) and (ii), such notice must be in writing (or telephone notice promptly confirmed by written notice) and received by the Administrative Agent prior to 2:00 p.m. (New York time) on such date), in each case, such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of any Eurodollar Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Section 8.1; provided, however, that the Borrower may not partially repay a Borrowing (i) if such Borrowing is of Base Rate Loans, in a principal amount less than $0.5 million, and (ii) if such Borrowing is of Eurodollar Loans, in a principal amount less than $1.0 million, except, in each case, in such lesser amount of the entire principal amount thereof then outstanding. Any such notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(c) Mandatory Prepayments.

(i) From and after the Escrow Release Date, if the Borrower or any Restricted Subsidiary shall at any time or from time to time incur any Indebtedness (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.14 (other than Refinancing Indebtedness, Refinancing Notes, Refinancing Term Loans and Replacement Revolving Credit Commitments to the extent the proceeds are used to refinance Term Loans)), then promptly and in any event within five (5) Business Days of receipt by the Borrower or the Restricted Subsidiary of the Net Cash Proceeds from the incurrence of such Indebtedness, the Borrower shall prepay the Term Loans in an aggregate amount equal to 100.00% of the amount of all such Net Cash Proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses. The amount of each such prepayment shall be applied to the outstanding Term Loans of each Class, pro rata, until paid in full; provided that, in the case of any prepayment under this clause (i) made using the Net Cash Proceeds of any Refinancing Indebtedness, each such prepayment shall be applied (A) first, to the Class or Classes of Term Loans, as directed by the Borrower, with the earliest maturity date (ratably among Classes, if multiple Classes exist with the same maturity date), until all such Term Loans of such Class or Classes have been repaid or terminated in full and (B) thereafter, to the successive Class or Classes of Term Loans with the next earliest maturity date (ratably among Classes, if multiple Classes exist with the same maturity date), and so on, until 100% of Net Cash Proceeds of such Refinancing Indebtedness has been applied to the Term Loans as required under this clause (i).

(ii) From and after the Escrow Release Date, if the Borrower or any Restricted Subsidiary shall at any time or from time to time make a Disposition or shall suffer an Event of Loss resulting in Net Cash Proceeds in excess of $15.0 million in a single transaction or in a series of related transactions or $25.0 million in the aggregate for all such Dispositions or Events of Loss during such fiscal year, then promptly and in any event within five (5) Business Days of receipt by the Borrower or the Restricted Subsidiary of the Net Cash Proceeds of such Disposition or such Event of Loss, the Borrower shall prepay the Term Loans in an aggregate amount equal to 100.00% of the amount of all such Net Cash Proceeds in excess of the amount specified above; provided that, in the case of each Disposition and Event of Loss, if the Borrower or the applicable Restricted Subsidiary intends to invest or reinvest, as applicable, within twelve (12) months of the applicable Disposition or receipt of Net Cash Proceeds from an Event of Loss, the Net Cash Proceeds thereof in assets used or useful in the operations of the Borrower or its Subsidiaries, then the Borrower shall not be required to make a mandatory prepayment under this Section in respect of such Net Cash Proceeds to the extent such Net Cash Proceeds are actually invested or reinvested within such twelve-month period, or the Borrower or a Restricted Subsidiary has committed to so invest or reinvest such Net Cash Proceeds during such twelve-month period and such Net Cash Proceeds are so reinvested within 180 days after the expiration of such twelve-month period; provided, however, that if any Net Cash Proceeds have not been so invested or reinvested prior to the expiration of the applicable period, the Borrower shall promptly prepay the Term Loans in the amount of such Net Cash Proceeds in excess of the amount specified above not so invested or reinvested; provided, further, that if, at the time that any such prepayment would be required hereunder, the Borrower is required to prepay or offer to repurchase any other Indebtedness secured on a pari passu basis (or any Refinancing Indebtedness in respect thereof that is secured on a pari passu basis) with the Obligations pursuant to the terms of the documentation governing such Indebtedness with such Net Cash Proceeds (such Indebtedness (or Refinancing Indebtedness in respect thereof) required to be prepaid or offered to be so repurchased, the “Other Applicable Indebtedness”), then the Borrower may apply such Net Cash Proceeds on a pro rata basis to the prepayment of the Term Loans and to the repurchase or prepayment of the Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time; provided that the portion of such Net Cash Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such Net Cash Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Cash Proceeds shall be allocated to the Term Loans in accordance with the terms hereof), and the amount of the prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.8(c)(ii) shall be reduced accordingly; provided, further, that to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined amount shall promptly be applied to prepay the Term Loans in accordance with the terms hereof. The amount of each such prepayment shall be applied to the outstanding Term Loans of each Class pro rata, until paid in full.

(iii) No later than the fifth Business Day after the date on which financial statements with respect to each fiscal year of the Borrower are required to be delivered pursuant to Section 6.1(b) (beginning with the first full fiscal year ended after the Escrow Release Date), the Borrower shall prepay the then outstanding Term B Loans by an amount equal to (A) 50% of Excess Cash Flow of the Borrower and its Restricted Subsidiaries for the most recently completed fiscal year of the Borrower; provided that the foregoing percentage shall be reduced to 25% when the Senior Secured Leverage Ratio calculated on a Pro Forma Basis as of the last day of the relevant fiscal year is equal to or less than 1.50:1.00, and 0% when the Senior Secured Leverage Ratio calculated on a Pro Forma Basis as of the last day of the relevant fiscal year is equal to or less than 1.00:1.00 minus (B) the principal amount of (1) any Term Loans, and, to the extent pari passu with the Term Loans in right of payment and with respect to security, Senior Secured Notes, Incremental Term Loans, Incremental Equivalent Debt, Refinancing Term Loans, Refinancing Notes and Refinancing Indebtedness in the form of term loans and (2) any Revolving Loans, Incremental Revolving Loans and Refinancing Indebtedness in the form of revolving loans (in each case, to the extent accompanied by a permanent reduction of the relevant revolving commitment) voluntarily prepaid pursuant to paragraphs (a) and (b) of this Section 2.8 or purchased by the Borrower or any of its Subsidiaries in cash pursuant to Section 10.10(h) (with the amount of the deduction pursuant to this subclause (B) for Loans purchased pursuant to Section 10.10(h) being limited to the amount of cash paid by the Borrower or any of its Subsidiaries in connection therewith) or voluntarily prepaid or purchased pursuant to the applicable provisions of the documentation governing such Refinancing Indebtedness, Incremental Equivalent Debt, Senior Secured Notes, Refinancing Term Loans or Refinancing Notes, in each case, during such fiscal year on or, at the option of the Borrower, prior to the date of the required prepayment under this Section 2.8(c)(iii) in respect of such fiscal year; provided that (x) no such voluntary prepayments or purchases shall reduce the payments required to be made under this Section 2.8(c)(iii) for more than one fiscal year, (y) no such voluntary prepayments or purchases shall reduce the payments required to be made under this Section 2.8(c)(iii) to the extent financed with long-term Indebtedness (other than revolving Indebtedness) and (z) no mandatory prepayment shall be required under this Section 2.8(c)(iii) to the extent the amount calculated hereby does not exceed $20.0 million. The amount of each such prepayment shall be applied to the outstanding Term B Loans pro rata until paid in full. Any payment under this clause (iii) shall be an “ECF Payment.”

(iv) If on the date that is ninety (90) days after the Escrow Release Date (the “Existing Notes Determination Date”) more than $100.0 million in aggregate principal amount of the Convertible Notes remain outstanding, then the Borrower shall, within five (5) Business Days after the Existing Notes Determination Date, apply an amount equal to the aggregate principal amount of Convertible Notes outstanding on the Existing Notes Determination Date to repay the Term B Loans. The amount of such prepayment shall be applied against the Classes of Term B Loans and the remaining scheduled installments of principal due in respect of such Term B Loans in the manner specified by the Borrower or, if not so specified on or prior to the date of such optional prepayment, on a pro rata basis to all Classes of Term B Loans in direct order of maturity.

(v) The Borrower shall, on each date the Revolving Credit Commitments are reduced pursuant to Section 2.10, prepay the Revolving Loans and, if necessary after such Revolving Loans have been repaid in full, replace or cause to be cancelled (or provide an L/C Backstop or make other arrangements reasonably satisfactory to the L/C Issuers) outstanding Letters of Credit by the amount, if any, necessary to reduce the sum of the aggregate principal amount of Revolving Loans and L/C Obligations then outstanding to the amount to which the Revolving Credit Commitments have been so reduced. Each prefunding of L/C Obligations that the Borrower chooses to make to the Administrative Agent as a result of the application of this clause (v) by the deposit of cash or Cash Equivalents with the Administrative Agent shall be made in accordance with Section 7.4.

(vi) (I) Notwithstanding any provision under this Section 2.8(c) to the contrary, (A) any amounts that would otherwise be required to be paid by the Borrower pursuant to Section 2.8(c)(ii) above shall not be required to be so prepaid to the extent any such Disposition is consummated by a Foreign Subsidiary, such Net Cash Proceeds in respect of any Event of Loss are received by a Foreign Subsidiary or such Indebtedness is incurred by a Foreign Subsidiary, for so long as the repatriation to the United States of any such amounts would be prohibited under any Applicable Laws (including any such laws with respect to financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance and similar legal principles, restrictions on upstreaming of cash intra group and the fiduciary and statutory duties of the directors of the relevant Subsidiaries) and (B) if the Borrower determines in good faith that the repatriating of any amounts required to mandatorily prepay the Loans pursuant to Section 2.8(c)(ii) above would result in a tax liability that is material to the amount of funds otherwise required to be repatriated (including any withholding tax) (such amount in clauses (A) and (B), a “Restricted Asset Sale Amount”), the amount the Borrower shall be required to mandatorily prepay pursuant to Section 2.8(c)(ii) shall be reduced by the Restricted Asset Sale Amount until such time as it may repatriate such Restricted Asset Sale Amount without incurring such tax liability.

(II) Notwithstanding any provision under this Section 2.8(c) to the contrary, for purposes of calculating the amount of the ECF Payment in Section 2.8(c)(iii), “Excess Cash Flow” will be deemed to be reduced by the amount of Excess Cash Flow generated by a Foreign Subsidiary (A) that would be prohibited under any Applicable Laws (including any such laws with respect to financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance and similar legal principles, restrictions on upstreaming of cash intra group and the fiduciary and statutory duties of directors of the relevant Subsidiaries) from being repatriated to the United States or (B) that the Borrower determines in good faith would result in a tax liability that is material to the amount of funds otherwise required to be repatriated (including any withholding tax) if repatriated to the United States (the amount of such Foreign Subsidiary Excess Cash Flow in clauses (A) and (B) without duplication, the “Restricted ECF Amount”); provided that such amounts in clause (A) shall only constitute a Restricted ECF Amount for so long as such repatriation to the United States is prohibited under Applicable Laws, and in clause (B) shall only constitute Restricted ECF Amount for so long as such repatriation would result in such tax liability.

(vii) Notwithstanding the foregoing, each Term B Lender shall have the right to reject its applicable Term Loan Percentage of any mandatory prepayment of the Term Loans pursuant to Section 2.8(c)(i) (other than Refinancing Indebtedness in respect of the Term Loans), (ii) and (iii) above (each such Lender, a “Rejecting Lender”); provided that any amount rejected by a Rejecting Lender shall be offered on a pro rata basis to the Term A Lenders, which they may elect to decline such prepayment, and thereafter any amounts so rejected may be retained by the Borrower (the aggregate amount of such proceeds so rejected as of any date of determination, the “Declined Proceeds”).

(viii) Unless the Borrower otherwise directs, prepayments of Revolving Loans under this Section 2.8(c) shall be applied first to Borrowings of Base Rate Loans until payment in full thereof with any balance applied to Borrowings of Eurodollar Loans in the order in which their Interest Periods expire. Each prepayment of Loans under this Section 2.8(c) shall be made by the payment of the principal amount to be prepaid and, in the case of any Term Loans or Eurodollar Loans, accrued interest thereon to the date of prepayment together with any amounts due the Lenders under Section 8.1. Except as otherwise provided in Section 2.8(c)(i), Section 2.8(c)(ii) or Section 2.8(c)(iv), mandatory prepayments of the Term Loans shall be applied to each Class of Term Loans on a pro rata basis (other than with respect to prepayments made under Section 2.8(c)(iii)) and applied to the installments thereof as directed by the Borrower, or if not so specified before the date of required payment, in the direct order of maturity other than with respect to that portion of any installment held by a Rejecting Lender.

(ix) If the Escrow Release Date has not occurred upon the earlier of (x) the date on which the Borrower determines in its sole discretion and notifies the Administrative Agent and the Escrow Agent that any of the Escrow Release Conditions cannot be satisfied and (y) the Outside Date (the earlier of such dates, the “Escrow End Date”), the Borrower will prepay on the Escrow Prepayment Date in an amount equal to the gross principal amount of the Loans funded into the Escrow Account (net of the fees paid to the Lenders on the Closing Date), together with all accrued and unpaid interest on the full aggregate principal amount of such Loans from the Closing Date to but excluding the Escrow Prepayment Date (collectively, the “Escrow Prepayment Amount”), the payment of such amount constituting repayment in full of the Term B Loans. In accordance with the provisions of the Escrow Agreement, the funds in the Escrow Account shall be released to the Administrative Agent on the Escrow Prepayment Date in an amount equal to the Escrow Prepayment Amount to fund the prepayment. Funds on deposit in the

Escrow Account in excess of the Escrow Prepayment Amount shall be released to the Borrower on the Escrow Prepayment Date.

(d) Defaulting Lenders. Until such time as the Default Excess (as defined below) with respect to any Defaulting Lender has been reduced to zero, (i) any voluntary prepayment of the Revolving Loans pursuant to Section 2.8(b) shall, if the Borrower so directs at the time of making such voluntary prepayment, be applied to the Revolving Loans of other Lenders as if such Defaulting Lender had no loans outstanding and the Revolving Credit Commitments of such Defaulting Lender were zero and (ii) any mandatory prepayment of the Loans pursuant to Section 2.8(c) shall, if the Borrower so directs at the time of making such mandatory prepayment, be applied to the Loans of other Lenders (but not to the Loans of such Defaulting Lender) as if such Defaulting Lender has funded all defaulted Loans of such Defaulting Lender, it being understood and agreed that the Borrower shall be entitled to retain any portion of any mandatory prepayment of the Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (d). “Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Percentage of the aggregate outstanding principal amount of the applicable Loans of all the applicable Lenders (calculated as if all Defaulting Lenders (including such Defaulting Lender) had funded all of their respective defaulted Loans) over the aggregate outstanding principal amount of the applicable Loans of such Defaulting Lender.

(e) The Administrative Agent will promptly advise each Lender of any notice of prepayment it receives from the Borrower, and in the case of any partial prepayment under Section 2.8(a) hereof, such prepayment shall be applied to the Class of Term Loans and the remaining amortization payments on such Term Loans in the manner specified by the Borrower or, if not so specified on or prior to the date of such optional prepayment, on a pro rata basis to all Classes of Term Loans in the direct order of maturity.

Section 2.9 Place and Application of Payments. All payments of principal of and interest on the Loans and the Reimbursement Obligations, and of all other Obligations payable by the Borrower under this Agreement and the other Loan Documents, shall be made by the Borrower to the Administrative Agent by no later than 2:00 p.m. on the due date thereof at the office of the Administrative Agent in New York, New York (or, in the case of the Euro Term B Loans, by no later than 2:00 p.m. (London, England time) on the due date thereof at the office of the Administrative Agent in London) (or such other location as the Administrative Agent may designate to the Borrower in writing) for the benefit of the Lender or Lenders entitled thereto. Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day. All such payments shall be made in Dollars (or, in the case of the Euro Term B Loans, in Euros), in immediately available funds at the place of payment, in each case without set-off or counterclaim, except as provided in Section 10.7. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans and on Reimbursement Obligations in which the Lenders have purchased Participating Interests ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement.

Anything contained herein to the contrary notwithstanding, (x) pursuant to the exercise of remedies under Sections 7.2 and 7.3 hereof or (y) after written instruction by the Required Lenders or Required RC/TLA Lenders, as applicable, after the occurrence and during the continuation of an Event of Default, all payments and collections received in respect of the Obligations and all proceeds of the Collateral received, in each instance, by the Administrative Agent or any of the Lenders, shall be remitted to the Administrative Agent and distributed as follows:

(a) first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent, and any security trustee therefor, in monitoring, verifying, protecting, preserving or enforcing the Liens on the Collateral, in protecting, preserving or enforcing rights under the Loan Documents, and in any event all costs and expenses of a character which the Borrower has agreed to pay the Administrative Agent under Section 10.13 hereof (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);

(b) second, to the payment of any outstanding interest and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(c) third, to the payment of principal on the Term Loans, Revolving Loans, unpaid Reimbursement Obligations (together with amounts to be held by the Administrative Agent as collateral security for any outstanding L/C Obligations pursuant to Section 7.4 hereof (until the Administrative Agent is holding an amount of cash equal to the then outstanding amount of all Letters of Credit, to the extent the same have not been replaced or cancelled or otherwise provided for to the reasonable satisfaction of the L/C Issuers)), and Hedging Liability, the aggregate amount paid to (or held as collateral security for) the Lenders and, in the case of Hedging Liability, their Affiliates, to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(d) fourth, to the payment of all other unpaid Obligations and all other indebtedness, obligations, and liabilities of the Borrower and its Subsidiaries secured by the Collateral Documents (including, without limitation, Funds Transfer Liability, Deposit Account Liability and Data Processing Obligations) to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and

(e) fifth, to the Borrower or whoever else may be lawfully entitled thereto.

Notwithstanding the foregoing, no amounts received from any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

Section 2.10 Commitment Terminations. The Term B Loan Commitments shall automatically terminate upon the making, conversion or continuance, as applicable, of the Term B Loans on the Closing Date. The Borrower shall have the right at any time and from time to time, upon three (3) Business Days’ prior written notice to the Administrative Agent, to terminate the Term A Loan Commitments in whole or in part, any partial termination to be (i) in an amount not less than $1.0 million or any greater amount that is an integral multiple of $0.1 million and (ii) allocated ratably among the Lenders in proportion to their respective Term A Loan Commitments; provided that the Term A Loan Commitments shall automatically terminate at the earlier of (x) upon the making, conversion or continuance, as applicable, of the Term A Loans on the Escrow Release Date or (y) the Escrow Prepayment Date, if any. The Borrower shall have the right at any time and from time to time, upon three (3) Business Days’ prior written notice to the Administrative Agent (which notice may conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied), to terminate the Revolving Credit Commitments in whole or in part, any partial termination to be (i) in an amount not less than $1.0 million or any greater amount that is an integral multiple of $0.1 million and (ii) allocated ratably among the Lenders in proportion to their respective Revolver Percentages; provided that the Revolving Credit Commitments may not be reduced to an amount less than the sum of the aggregate principal amount of Revolving Loans and of L/C Obligations then outstanding; provided further that all Revolving Credit Commitments shall terminate automatically on the Revolving Credit Termination Date. Any termination of the Revolving Credit Commitments below the L/C Sublimit then in effect shall reduce the L/C Sublimit by a like amount. The Administrative Agent shall give prompt notice to each Lender of any such termination (in whole or in part) of the Revolving Credit Commitments. Any termination of the Revolving Credit Commitments pursuant to this Section 2.10 may not be reinstated.

Section 2.11 [Reserved].

Section 2.12 Evidence of Indebtedness.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, with respect to Revolving Loans, the type thereof and, with respect to Eurodollar Loans, the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c) The entries maintained in the accounts maintained pursuant to clauses (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d) Any Lender may request that its Loans be evidenced by a promissory note or notes in the forms of Exhibit D-1 (in the case of its Term A Loan and referred to herein as a “Term A Note”), Exhibit D-2 (in the case of its U.S. Term B Loan and referred to herein as a “U.S. Term B Note”), Exhibit D-3 (in the case of its Euro Term B Loan and referred to herein as a “Euro Term B Note”), Exhibit D-4 (in the case of its Revolving Loans and referred to herein as a “Revolving Note”), as applicable (the Term A Notes, U.S. Term B Notes, Euro Term B Notes and Revolving Notes being hereinafter referred to collectively as the “Notes” and individually as a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender in the amount of such Lender’s Percentage of the applicable Term Loan or Revolving Credit Commitment, as applicable. Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 10.10) be represented by one (1) or more Notes, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in subsections (a) and (b) above.

Section 2.13 Fees.

(a) Revolving Credit Commitment Fee. The Borrower shall pay to the Administrative Agent for the ratable account of the Lenders according to their Revolver Percentages a commitment fee at a rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) on the average daily Unused Revolving Credit Commitments (the “Commitment Fee”); provided, however, that no Commitment Fee shall accrue to the Unused Revolving Credit Commitment of a Defaulting Lender, or be payable for the benefit of such Lender, so long as such Lender shall be a Defaulting Lender. Such Commitment Fee shall be payable quarterly in arrears on each Fiscal Quarter End Date (commencing on the first such date occurring after the Escrow Release Date).

(b) Letter of Credit Fees. Quarterly in arrears, on each Fiscal Quarter End Date, commencing on the first such date occurring after the Escrow Release Date, and on the Revolving Credit Termination Date, the Borrower shall pay to the L/C Issuer for its own account a fronting fee equal to 0.125% of the face amount of (or of the increase in the face amount of) each outstanding Letter of Credit. Quarterly in arrears, on each Fiscal Quarter End Date, commencing on the first such date occurring after the Escrow Release Date, and on the Revolving Credit Termination Date, the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders according to their Revolver Percentages, a letter of credit fee at a rate per annum equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility (computed on the basis of a year of 360 days and the actual number of days elapsed) during each day of such quarter applied to the daily average face amount of Letters of Credit outstanding during such quarter; provided that while any Event of Default under Section 7.1(a) (with respect to the late payment of principal, interest, Reimbursement Obligations or fees) or Section 7.1(j) or Section 7.1(k) exists or after acceleration (but without duplication of the rate set forth in Section 2.4(e)), such rate with respect to overdue fees shall increase by 2.00% over the rate otherwise payable and such fee shall be paid on demand subject, except in the case of any Event of Default under Section 7.1(j) or (k), to the request of the Administrative Agent at the request or with the consent of the Required Lenders; provided further that no letter of credit fee shall accrue to the Revolver Percentage of a Defaulting Lender, or be payable for the benefit of such Lender, so long as such Lender shall be a Defaulting Lender. In addition, the Borrower shall pay to the L/C Issuers for their own account the L/C Issuers’ standard drawing, negotiation, amendment, transfer and other administrative fees for each Letter of Credit. Such standard fees referred to in the preceding sentence may be established by the L/C Issuers from time to time.

(c) Ticking Fees.

(i) The Borrower shall pay to the Administrative Agent, for the ratable account of the Term A Lenders according to their Term A Loan Commitments, a ticking fee at a rate per annum equal to 0.50% (computed on the basis of a year of 360 days and the actual number of days elapsed) on the actual daily aggregate amount of Term A Loan Commitments (the “Term A Loan Ticking Fee”), from January 7, 2016 until the earlier of (x) the Escrow Release Date and (y) the Escrow Prepayment Date. Such Term A Loan Ticking Fee shall be payable quarterly in arrears on each Fiscal Quarter End Date (commencing on the first such date occurring after the Closing Date).

(ii) The Borrower shall pay to the Administrative Agent, for the ratable account of the Revolving Lenders according to their Revolving Credit Commitments, a ticking fee at a rate per annum equal to 0.50% (computed on the basis of a year of 360 days and the actual number of days elapsed) on the actual daily aggregate amount of Revolving Credit Commitments (the “Revolving Ticking Fee”), from January 7, 2016 until the earlier of (x) the Escrow Release Date and (y) the Escrow Prepayment Date. Such Revolving Ticking Fee shall be payable quarterly in arrears on each Fiscal Quarter End Date (commencing on the first such date occurring after the Closing Date).

(d) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(e) Fees Generally. All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the applicable Lenders, except that the Borrower shall pay the fronting fees directly to the applicable L/C Issuer. Once paid when due and payable, none of the fees shall be refundable under any circumstances.

Section 2.14 Incremental Credit Extensions.

(a) At any time and from time to time after the Escrow Release Date, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly make such notice available to each of the Lenders), pursuant to an Incremental Amendment (“Incremental Amendment”) request to effect (i) one (1) or more additional term loan facilities hereunder or increases in the aggregate amount of any Term Facility (each such increase, a “Term Commitment Increase”) from one (1) or more Additional Term Lenders or (ii) up to two (2) additional revolving credit facilities (each such additional facility, an “Incremental Revolving Credit Facility”) or increases in the aggregate amount of the Revolving Credit Commitments (each such increase, a “Revolving Credit Commitment Increase” and together with any Term Commitment Increase, any Incremental Term Facility and any Incremental Revolving Credit Facility, a “Commitment Increase”) from Additional Revolving Lenders; provided that, unless otherwise provided below, upon the effectiveness of each Incremental Amendment:

(A) except as otherwise agreed by the Additional Lenders providing an Incremental Facility to finance an Acquisition permitted under this Agreement, no Default or Event of Default shall have occurred and be continuing or would exist after giving effect thereto,

(B) on the date of the incurrence or effectiveness of such Incremental Facility (in the case of the incurrence or effectiveness of an Incremental Revolving Credit Facility, assuming such Incremental Revolving Credit Facility has been drawn in full), the Borrower shall be in compliance, on a Pro Forma Basis, with the financial covenants set forth in Section 6.22 recomputed as of the last day of the most recently ended fiscal quarter for which financial statements have been or were required to be delivered pursuant to Section 6.1(a) or (b); provided that, to the extent incurred in connection with an Acquisition, at the Borrower’s election, the Borrower’s compliance on a Pro Forma Basis with the financial covenants set forth in Section 6.22 may be determined at the time of the signing of any acquisition agreement with respect thereto or at the time of the closing of such acquisition; provided, further that if the Borrower has made the election to measure such compliance on the date of the signing of an acquisition agreement, in connection with the calculation of any ratio with respect to the incurrence of Indebtedness or Liens, or the making of investments, Distributions, Restricted Debt Payments, asset sales, fundamental changes or the designation of an Unrestricted Subsidiary on or following such date and until the earlier of the date on which such Acquisition is consummated or the definitive agreement for such Acquisition is terminated or expired (but not for the purposes of calculating any financial covenant), such ratio shall be calculated on a Pro Forma Basis assuming such Acquisition and any other Specified Transactions in connection therewith (including the incurrence of Indebtedness) have been consummated,

(C) each Incremental Term A Facility shall have a final maturity date no earlier than the Term A Termination Date then in effect,

(D) each Incremental Term B Facility and each other Incremental Term Facility (other than an Incremental Term A Facility) shall have a final maturity date no earlier than the Term B Termination Date then in effect,

(E) the Weighted Average Life to Maturity of any Incremental Term A Loans shall not be shorter than the Weighted Average Life to Maturity of the Term A Loans then outstanding,

(F) the Weighted Average Life to Maturity of any Incremental Term B Loans and any other Incremental Term Loans (other than Incremental Term A Loans) shall not be shorter than the Weighted Average Life to Maturity of the Term B Loans then outstanding,

(G) any Incremental Revolving Loans will mature no earlier than, and will require no scheduled amortization or mandatory reduction of the commitments related thereto prior to, the Revolving Credit Termination Date then in effect and all other terms of any such Incremental Revolving Credit Facility (except with respect to margin, pricing and fees and as set forth in the foregoing clauses and clause (J) below and other than any terms which are applicable only after the then-existing maturity date with respect to the Revolving Facility) shall be substantially identical to the Revolving Facility or otherwise reasonably acceptable to the Administrative Agent,

(H) the interest rate applicable to any Incremental Facility or Incremental Loans will be determined by the Borrower and the Additional Lenders providing such Incremental Facility or Incremental Loans; provided that, in the case of Incremental Term Loans (other than Incremental Term A Loans) or Incremental Term Facilities (other than Incremental Term A Facilities) that are secured pari passu in right of payment and with respect to security with any then existing U.S. Term B Loans (or in the case of Incremental Term Loans denominated in Euros, any then existing Euro Term B Loans) (the “Relevant Existing Facility”), such interest rate will not be more than 0.50% higher than the corresponding interest rate applicable to the Relevant Existing Facility unless the interest rate with respect to the Relevant Existing Facility is adjusted to be equal to the interest rate with respect to the relevant Incremental Term Loans or Incremental Term Facility, minus 0.50%; provided, further, that in determining the applicable interest rate under this clause (H): (w) original issue discount (“OID”) or upfront fees paid in connection with the Relevant Existing Facility or such Incremental Term Facility or Incremental Term Loans (based on a four-year average life to maturity), shall be included, (x) any amendments to or changes in the Applicable Margin with respect to the Relevant Existing Facility that became effective subsequent to the Closing Date but prior to the time of (or concurrently with) the addition of such Incremental Term Facility or Incremental Term Loans shall be included, (y) arrangement, commitment, structuring and underwriting fees and any amendment fees paid or payable to the Joint Lead Arrangers (or their affiliates) in their respective capacities as such in connection with the Relevant Existing Facility or to one or more arrangers (or their affiliates) in their capacities as such applicable to such Incremental Term Facility or Incremental Term Loans shall be excluded and (z) if such Incremental Term Facility or Incremental Term Loans include any interest rate floor greater than that applicable to the Relevant Existing Facility, and such floor is applicable to the Relevant Existing Facility on the date of determination, such excess amount shall be equated to interest margin for determining the increase,

(I) all Incremental Facilities shall rank pari passu or junior in right of payment and right of security in respect of the Collateral with the Term Loans and the Revolving Loans or may be unsecured; provided that to the extent any such Incremental Facilities are subordinated in right of payment or right of security, or pari passu in right of security and subject to separate documentation, they shall be subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent,

(J) no Incremental Facility shall be guaranteed by any Person which is not a Loan Party,

(K) any mandatory prepayment (other than scheduled amortization payments) of Incremental Term Loans that are pari passu in right of payment with any then-existing Term Loans shall be made on a pro rata basis with such then-existing Term Loans (and all other then-existing Incremental Term Loans requiring ratable prepayment), except that the Borrower and the Additional Lenders in respect of such Incremental Term Loans shall be permitted, in their sole discretion, to elect to prepay or receive, as applicable, any prepayments on a less than pro rata basis (but not on a greater than pro rata basis),

(L) the Borrower shall have delivered to the Administrative Agent a certificate of a financial officer certifying to the effect set forth in subclauses (A) and (B) above, together with reasonably detailed calculations demonstrating compliance with subclause (B) above (which calculations shall, if made as of the last day of any fiscal quarter of the Borrower for which the Borrower has not delivered to the Administrative Agent the financial statements and Compliance Certificate required to be delivered by Section 6.1(e), be accompanied by a reasonably detailed calculation of Consolidated Adjusted EBITDA and Interest Expense for the relevant period),

(M) all fees or other payments owing pursuant to Section 10.13 or as otherwise agreed in writing in respect of such Commitment Increase to the Administrative Agent and the Additional Lenders shall have been paid, and

(N) the other terms and conditions (excluding those referenced in clauses (A) through (M)) of such Incremental Facility shall be substantially identical to, or (taken as a whole) not materially more favorable (as reasonably determined by the Borrower) to the lenders providing such Incremental Facility than those applicable to the Term Loans (except for covenants or other provisions applicable only to periods after the latest final maturity date other than existing Term Loans or Commitments); provided that to the extent the terms of any Incremental Term Loans are not substantially identical to the terms applicable to the relevant Term Facility (except with respect to pricing and fees and to the extent permitted by the foregoing clauses above and other than any terms which are applicable only after the then-existing maturity date with respect to the relevant Term Facility), such terms shall be reasonably satisfactory to the Administrative Agent.

(b) Notwithstanding anything to contrary herein, the aggregate principal amount of all Commitment Increases shall not exceed (i) $750.0 million (less the aggregate principal amount of Incremental Equivalent Debt incurred pursuant to Section 6.14(u) in reliance on this clause (i) of the Incremental Cap) (the “Fixed Dollar Incremental Amount”), plus (ii) an unlimited amount so long as in the case of this clause (ii), the Senior Secured Leverage Ratio does not exceed 2.25:1.00, determined on a Pro Forma Basis after giving effect to such Commitment Increase assuming (x) that all such Indebtedness is secured even if not so secured and (y) in the case of an Incremental Revolving Credit Facility, such Incremental Revolving Credit Facility has been drawn in full and any related transaction as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements have been or were required to be delivered pursuant to Section 6.1(a) or (b) (such amount under this clause (ii), the “Ratio-Based Incremental Amount”); provided that, to the extent incurred in connection with an Acquisition, at the Borrower’s election, the Borrower’s compliance on a Pro Forma Basis with the Senior Secured Leverage Ratio under this clause (ii) may be determined at the time of the signing of any acquisition agreement with respect thereto or at the time of the closing of such acquisition; provided, further that if the Borrower has made the election to measure such compliance on the date of the signing of an acquisition agreement, in connection with the calculation of any ratio with respect to the incurrence of Indebtedness or Liens, or the making of investments, Distributions, Restricted Debt Payments, asset sales, fundamental changes or the designation of an Unrestricted Subsidiary on or following such date and until the earlier of the date on which such Acquisition is consummated or the definitive agreement for such Acquisition is terminated or expires (but not for the purposes of calculating any financial covenant), such ratio shall be calculated on a Pro Forma Basis assuming such Acquisition and any other Specified Transactions in connection therewith (including the incurrence of Indebtedness) have been consummated; provided, further that any Incremental Facility may be incurred under either clause (i) or clause (ii) as selected by the Borrower in its sole discretion, including by designating any portion of any Incremental Facility in excess of an amount permitted to be incurred under clause (ii) at the time of such incurrence as incurred under clause (i), and unless the Borrower otherwise elects, any portion of any Commitment Increase that could be established in reliance on this clause (ii) at the time of incurrence shall be deemed to have been incurred in reliance on the Ratio-Based Incremental Amount without reducing the Fixed Dollar Incremental Amount (the total aggregate amount described under clauses (i) and (ii) hereof, the “Incremental Cap”). Each Commitment Increase shall be in a minimum principal amount of $50.0 million and integral multiples of $1.0 million in excess thereof; provided that such amount may be less than $50.0 million if such amount represents all the remaining availability under the aggregate principal amount of Commitment Increases set forth above. No Lender shall be obligated to provide any Commitment Increase unless it so agrees.

(c) Each notice from the Borrower pursuant to this Section 2,14 shall set forth the requested amount of the relevant Commitment Increase.

(d) Upon the implementation of any Incremental Revolving Credit Facility or Revolving Credit Commitment Increase pursuant to this Section 2.14:

(i) with respect to any Revolving Credit Commitment Increase, (A) each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each relevant Additional Revolving Lender, and each relevant Additional Revolving Lender will automatically and without further act be deemed to have assumed a portion of such Revolving Lender’s Participating Interests such that, after giving effect to each deemed assignment and assumption of participations, all of the Revolving Lenders’ (including each Additional Revolving Lender’s) Participating Interests shall be held on a pro rata basis on the basis of their Revolver Percentage (after giving effect to any Revolving Credit Commitment Increase) and (B) the existing Revolving Lenders of the applicable Class shall assign Revolving Loans to certain other Revolving Lenders of such Class (including the Additional Revolving Lenders providing the relevant Revolving Credit Commitment Increase), and such other Revolving Lenders (including the Additional Revolving Lenders providing the relevant Revolving Credit Commitment Increase) shall purchase such Revolving Loans, in each case to the extent necessary so that all of the Revolving Lenders of such Class participate in each outstanding Borrowing of Revolving Loans of such Class pro rata on the basis of their Revolver Percentage (after giving effect to any Revolving Credit Commitment Increase); it being understood and agreed that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence; and

(ii) with respect to any Incremental Revolving Credit Facility, (A) the borrowing and repayment (except for (x) payments of interest and fees at different rates on the existing Revolving Facilities and such Incremental Revolving Credit Facility, (y) repayments required upon the maturity date of the then-existing Revolving Facility and such Incremental Revolving Credit Facility and (z) repayments made in connection with any permanent repayment and termination of commitments (subject to clause (C) below)) of Incremental Revolving Loans after the effective date of such Incremental Revolving Credit Facility shall be made on a pro rata basis with the then-existing Revolving Facility and any other then outstanding Incremental Revolving Credit Facility, (B) all letters of credit made or issued, as applicable, under such Incremental Revolving Credit Facility shall be participated in on a pro rata basis by all Revolving Lenders under such Incremental Revolving Credit Facility and (C) the permanent repayment of Loans with respect to, and termination of commitments under, such Incremental Revolving Credit Facility shall be made on a pro rata basis with the then-existing Revolving Facility and any other then-outstanding Incremental Revolving Credit Facility, except that the Borrower shall be permitted to permanently repay and terminate commitments under any revolving facility on a greater than pro rata basis as compared with any other revolving facility with a later maturity date than such revolving facility.

(e) Effective on the date of each Incremental Revolving Credit Facility the maximum amount of Letter of Credit Usage permitted hereunder shall increase by an amount, if any, agreed upon by the Administrative Agent, the L/C Issuers and the Borrower; provided that the Credit Usage shall not exceed the Revolving Facility Commitment after giving effect to the Incremental Revolving Credit Facility.

(f) An Incremental Amendment may, subject to Section 2.14(a), without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.14 (including, in connection with a Revolving Credit Commitment Increase, to reallocate Revolving Exposure on a pro rata basis among the relevant Revolving Lenders).

Section 2.15 Extensions of Term Loans and Revolving Credit Commitments.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one (1) or more offers (each, an “Extension Offer”) made from time to time by the Borrower after the Escrow Release Date to all Lenders holding Term A Loans, U.S. Term B Loans or Euro Term B Loans, as applicable, with a like maturity date or Revolving Credit Commitments with a like maturity date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans or Revolving Credit Commitments with a like maturity date, as the case may be) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of all or a portion of each such Lender’s Term Loans and/or Revolving Credit Commitments and otherwise modify the terms of such Term Loans and/or Revolving Credit Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Term Loans and/or Revolving Credit Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Term Loans) (each, an “Extension,” and each group of Term Loans or Revolving Credit Commitments, as applicable, in each case as so extended, as well as the original Term Loans and the original Revolving Credit Commitments (in each case not so extended), being a “tranche”; any Extended Term Loans shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted and any Extended Revolving Credit Commitments shall constitute a separate tranche of Revolving Credit Commitments from the tranche of Revolving Credit Commitments from which they were converted), so long as the following terms are satisfied:

(i) no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders;

(ii) except as to interest rates, fees and final maturity (which shall be determined by the Borrower and set forth in the relevant Extension Offer), the Revolving Credit Commitment of any Lender that agrees to an extension with respect to such Revolving Credit Commitment extended pursuant to an Extension (an “Extended Revolving Credit Commitment”; and the Loans thereunder, “Extended Revolving Loans”), and the related outstandings, shall be a Revolving Credit Commitment (or related outstandings, as the case may be) with the same terms (or terms not less favorable to existing Lenders) as the original Revolving Credit Commitments (and related outstandings); provided that (x) subject to the provisions of Section 2.3(k) to the extent dealing with Letters of Credit which mature or expire after a maturity date when there exist Extended Revolving Credit Commitments with a longer maturity date, all Letters of Credit shall be participated in on a pro rata basis by all Lenders with Extended Revolving Credit Commitments in accordance with their Revolver Percentages (and except as provided in Section 2.3(k), without giving effect to changes thereto on an earlier maturity date with respect to Letters of Credit theretofore incurred or issued), (y) all borrowings and repayments (except for (A) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings), (B) repayments required upon the maturity date of the non-extending Revolving Credit Commitments and (C) repayments made in connection with a permanent repayment and reduction or termination of commitments) of Extended Revolving Loans after the applicable Extension date shall be made on a pro rata basis with all other Revolving Credit Commitments and (z) at no time shall there be Revolving Credit Commitments hereunder (including Extended Revolving Credit Commitments, any commitments with respect to any Incremental Revolving Credit Facility and any original Revolving Credit Commitments) that have more than three (3) different maturity dates;

(iii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iv), (v) and (vi), be determined by the Borrower and set forth in the relevant Extension Offer), the Term Loans of any Lender that agrees to an extension with respect to such Term Loans extended pursuant to any Extension (any such extended Term Loans, “Extended Term Loans”) shall have the same terms as the tranche of Term Loans subject to such Extension Offer until the maturity of such Term Loans;

(iv) (A) the final maturity date of any Extended Term A Loans shall be no earlier than the Term A Termination Date and (B) the final maturity date of any Extended Term B Loans shall be no earlier than the Term B Termination Date;

(v) (A) the Weighted Average Life to Maturity of any Extended Term A Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term A Loans extended thereby and (B) the Weighted Average Life to Maturity of any Extended Term B Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term B Loans extended thereby;

(vi) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments in respect of the applicable Term Facility, in each case as specified in the respective Extension Offer;

(vii) if the aggregate principal amount of Term Loans (calculated on the face amount thereof) or Revolving Credit Commitments, as the case may be, in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Credit Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Loans, as the case may be, of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer;

(viii) the Extensions shall be in a minimum amount of $50.0 million;

(ix) any applicable Minimum Extension Condition shall be satisfied or waived by the Borrower; and

(x) all documentation in respect of such Extension shall be consistent with the foregoing.

(b) With respect to all Extensions consummated by the Borrower pursuant to this Section 2.15, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments or commitment reductions for purposes of Section 2.8, 2.9, 2.10 or 2.12, (ii) the amortization schedules (insofar as such schedule affects payments due to Lenders participating in the relevant Facility) set forth in Section 2.7 shall be adjusted to give effect to the Extension of the relevant Facility and (iii) except as required by clause (a)(viii) above, no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and which may be waived by the Borrower) of Term Loans or Revolving Credit Commitments (as applicable) of any or all applicable tranches to be tendered. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.15 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Section 2.8, 2.9, 2.10 or 2.12) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.15.

(c) No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one (1) or more of its Term Loans and/or Revolving Credit Commitments (or a portion thereof) and (B) with respect to any Extension of the Revolving Credit Commitments (or a portion thereof), the consent of the L/C Issuers, which consent shall not be unreasonably withheld or delayed. All Extended Term Loans and Extended Revolving Credit Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral and guaranteed on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Revolving Credit Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.15. In addition, if so provided in such amendment and with the consent of the L/C Issuers, participants in Letters of Credit expiring on or after the latest maturity date (but in no event later than the date that is five (5) Business Days prior to the Final Revolving Termination Date) in respect of the Revolving Credit Commitments shall be re-allocated from Lenders holding non-extended Revolving Credit Commitments to Lenders holding Extended Revolving Credit Commitments in accordance with the terms of such amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Credit Commitments, be deemed to be participation interests in respect of such Revolving Credit Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly. Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any mortgage entered into in accordance with Section 4.2 that has a maturity date prior to the later of the Final Maturity Date and the Final Revolving Termination Date so that such maturity date is extended to the later of the Final Maturity Date and the Final Revolving Termination Date (or such later date as may be advised by local counsel to the Administrative Agent).

(d) In connection with any Extension, the Borrower shall provide the Administrative Agent at least ten (10) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.15.

Section 2.16 Refinancing Facilities.

(a) Notwithstanding anything to the contrary in this Agreement, the Borrower may by written notice to the Administrative Agent establish one or more additional tranches of term loans under this Agreement (such loans, “Refinancing Term Loans”), all Net Cash Proceeds of which are used to refinance in whole or in part any Class of Term Loans pursuant to Section 2.8(c)(i). Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Borrower proposes that the Refinancing Term Loans shall be made, which shall be a date not earlier than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its sole discretion); provided that:

(i) before and after giving effect to the borrowing of such Refinancing Term Loans on the Refinancing Effective Date each of the conditions set forth in Section 3.1 shall be satisfied;

(ii) the final maturity date of the Refinancing Term Loans shall be no earlier than the maturity date of the refinanced Term Loans;

(iii) the Weighted Average Life to Maturity of such Refinancing Term Loans shall be no shorter than the then-remaining Weighted Average Life to Maturity of the refinanced Term Loans;

(iv) the aggregate principal amount of the Refinancing Term Loans shall not exceed the outstanding principal amount of the refinanced Term Loans plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith;

(v) all other terms applicable to such Refinancing Term Loans (other than provisions relating to original issue discount, upfront fees, interest rates and any other pricing terms (which original issue dis-

count, upfront fees, interest rates and other pricing terms shall not be subject to the provisions set forth in Section 2.14(a)(H)) and optional prepayment or mandatory prepayment or redemption terms, which shall be as agreed between the Borrower and the Lenders providing such Refinancing Term Loans) shall be substantially similar to, or no less favorable to the Borrower and its Subsidiaries, when taken as a whole, than (as reasonably determined by the Borrower), the terms, taken as a whole, applicable to the Term Loans being refinanced (except to the extent such covenants and other terms apply solely to any period after the latest maturity date applicable to the Term Loans being refinanced unless less favorable terms are added for the benefit of the existing Lenders); provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent for posting to the Lenders at least five (5) Business Days prior to the incurrence of such Refinancing Term Loans, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirements in this clause (v) shall be conclusive evidence that such terms and conditions satisfy the requirements in this clause (v) unless the Required Lenders through the Administrative Agent notify the Borrower within such five (5) Business Day period that they disagree with such determination (including a reasonable description of the basis upon which they disagree);

(vi) with respect to Refinancing Term Loans secured by Liens on the Collateral that rank pari passu or junior in right of security to the Term Loans, such Liens will be subject to a customary intercreditor agreement;

(vii) there shall be no borrower (other than the Borrower) and no guarantors (other than the Guarantors) in respect of such Refinancing Term Loans; and

(viii) Refinancing Term Loans shall not be secured by any assets of the Borrower and its Subsidiaries other than the Collateral.

(b) The Borrower may approach any Lender or any other person that would be an Eligible Assignee to provide all or a portion of the Refinancing Term Loans; provided that any Lender offered or approached to provide all or a portion of the Refinancing Term Loans may elect or decline, in its sole discretion, to provide a Refinancing Term Loan. Any Refinancing Term Loans made on any Refinancing Effective Date shall be designated an additional Class of Term Loans for all purposes of this Agreement; provided, further, that any Refinancing Term Loans may, to the extent provided in the applicable Refinancing Amendment governing such Refinancing Term Loans, be designated as an increase in any previously established Class of Term Loans made to the Borrower.

(c) Notwithstanding anything to the contrary in this Agreement, the Borrower may by written notice to the Administrative Agent establish one or more additional Facilities (“Replacement Revolving Facilities”) providing for revolving commitments (“Replacement Revolving Credit Commitments” and the revolving loans thereunder, “Replacement Revolving Loans”), which replace in whole or in part any Class of Revolving Credit Commitments under this Agreement. Each such notice shall specify the date (each, a “Replacement Revolving Facility Effective Date”) on which the Borrower proposes that the Replacement Revolving Credit Commitments shall become effective, which shall be a date not less than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion); provided that:

(i) before and after giving effect to the establishment of such Replacement Revolving Credit Commitments on the Replacement Revolving Facility Effective Date, each of the conditions set forth in Section 3.1 shall be satisfied;

(ii) after giving effect to the establishment of any Replacement Revolving Credit Commitments and any concurrent reduction in the aggregate amount of any other Revolving Credit Commitments, the aggregate amount of Revolving Credit Commitments shall not exceed the aggregate amount of the Revolving Credit Commitments outstanding immediately prior to the applicable Replacement Revolving Facility Effective Date plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith;

(iii) no Replacement Revolving Credit Commitments shall have a final maturity date (or require commitment reductions or amortizations) prior to the Revolving Credit Termination Date for the Revolving Credit Commitments being replaced;

(iv) all other terms applicable to such Replacement Revolving Facility (other than provisions relating to (x) fees, interest rates and other pricing terms and prepayment and commitment reduction and optional redemption terms which shall be as agreed between the Borrower and the Lenders providing such Replacement Revolving Credit Commitments and (y) the amount of any letter of credit sublimit and swingline commitment under such Replacement Revolving Facility, which shall be as agreed between the Borrower, the Lenders providing such Replacement Revolving Credit Commitments, the Administrative Agent and the replacement issuing bank and replacement swingline lender, if any, under such Replacement Revolving Credit Commitments), when taken as a whole, shall be substantially similar to, or no less favorable to the Borrower and its Subsidiaries than (as reasonably determined by the Borrower), those, taken as a whole, applicable to the Revolving Credit Commitments so replaced (except to the extent such covenants and other terms apply solely to any period after the latest Revolving Credit Termination Date in effect at the time of incurrence or added for the benefit of the existing Lenders); provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent for posting to the Lenders at least five (5) Business Days prior to the incurrence of such Replacement Revolving Credit Commitments, together with a reasonably detailed description of the material terms and conditions of such Replacement Revolving Credit Commitments or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirements in this clause (iv) shall be conclusive evidence that such terms and conditions satisfy the requirements in this clause (iv) unless the Required Lenders through the Administrative Agent notify the Borrower within such five (5) Business Day period that they disagree with such determination (including a reasonable description of the basis upon which they disagree);

(v) there shall be no borrower (other than the Borrower) and no guarantors (other than the Guarantors) in respect of such Replacement Revolving Facility;

(vi) Replacement Revolving Credit Commitments and extensions of credit thereunder shall not be secured by any asset of the Borrower and its Subsidiaries other than the Collateral; and

(vii) if such Replacement Revolving Facility is secured by Liens on the Collateral that rank pari passu or junior in right of security to the Revolving Loans, such Liens will be subject to a customary intercreditor agreement.

(d) In addition, the Borrower may establish Replacement Revolving Credit Commitments to refinance and/or replace all or any portion of a Term Loan hereunder (regardless of whether such Term Loan is repaid with the proceeds of Replacement Revolving Loans or otherwise), so long as the aggregate amount of such Replacement Revolving Credit Commitments does not exceed the aggregate amount of Term Loans repaid at the time of establishment thereof plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith (it being understood that such Replacement Revolving Credit Commitment may be provided by the Lenders holding the Term Loans being repaid and/or by any other person that would be a permitted assignee hereunder) so long as (i) before and after giving effect to the establishment such Replacement Revolving Credit Commitments on the Replacement Revolving Facility Effective Date each of the conditions set forth in Section 3.1 shall be satisfied to the extent required by the relevant agreement governing such Replacement Revolving Credit Commitments, (ii) the remaining life to termination of such Replacement Revolving Credit Commitments shall be no shorter than the Weighted Average Life to Maturity then applicable to the refinanced Term Loans, (iii) the final termination date of the Replacement Revolving Credit Commitments shall be no earlier than the termination date of the refinanced Term Loans, (iv) with respect to Replacement Revolving Loans secured by Liens on Collateral that rank pari passu or junior in right of security to the Revolving Loans, such Liens will be subject to a customary intercreditor agreement, (v) there shall be no borrower (other than the Borrower) and no guarantors (other than the Guarantors) in respect of such Replacement Revolving Facility; and (vi) all other terms applicable to such Replacement Revolving Facility (other than provisions relating to (x) fees, interest rates and other pricing terms and prepayment and commitment reduction and optional redemption terms which shall be as agreed between the

Borrower and the Lenders providing such Replacement Revolving Credit Commitments and (y) the amount of any letter of credit sublimit and swingline commitment under such Replacement Revolving Facility, which shall be as agreed between the Borrower, the Lenders providing such Replacement Revolving Credit Commitments, the Administrative Agent and the replacement issuing bank and replacement swingline lender, if any, under such Replacement Revolving Credit Commitments), when taken as a whole, shall be substantially similar to, or no more restrictive to the Borrower and its Subsidiaries than (as reasonably determined by the Borrower), those applicable to the Term Loans being refinanced (except to the extent such covenants and other terms apply solely to any period after the latest maturity date applicable to the Term Loans being refinanced or are added for the benefit of the Lenders). Solely to the extent that an L/C Issuer is not a replacement issuing bank under a Replacement Revolving Facility, it is understood and agreed that such L/C Issuer shall not be required to issue any letters of credit under such Replacement Revolving Facility and, to the extent it is necessary for such L/C Issuer to withdraw as an L/C Issuer at the time of the establishment of such Replacement Revolving Facility, such withdrawal shall be on terms and conditions reasonably satisfactory to such L/C Issuer in its sole discretion. The Borrower agrees to reimburse each L/C Issuer in full upon demand, for any reasonable and documented out-of-pocket cost or expense attributable to such withdrawal.

(e) The Borrower may approach any Lender or any other person that would be an Eligible Assignee of a Revolving Credit Commitment to provide all or a portion of the Replacement Revolving Credit Commitments; provided that any Lender offered or approached to provide all or a portion of the Replacement Revolving Credit Commitments may elect or decline, in its sole discretion, to provide a Replacement Revolving Credit Commitment. Any Replacement Revolving Credit Commitment made on any Replacement Revolving Facility Effective Date shall be designated an additional Class of Revolving Credit Commitments for all purposes of this Agreement; provided that any Replacement Revolving Credit Commitments may, to the extent provided in the applicable Refinancing Amendment, be designated as an increase in any previously established Class of Revolving Credit Commitments.

(f) The Borrower and each Lender providing the applicable Refinancing Term Loans and/or Replacement Revolving Credit Commitments (as applicable) shall execute and deliver to the Administrative Agent an amendment to this Agreement (a “Refinancing Amendment”) and such other documentation as the Administrative Agent shall reasonably specify to evidence such Refinancing Term Loans and/or Replacement Revolving Credit Commitments (as applicable). For purposes of this Agreement and the other Loan Documents, (A) if a Lender is providing a Refinancing Term Loan, such Lender will be deemed to have a Term Loan having the terms of such Refinancing Term Loan and (B) if a Lender is providing a Replacement Revolving Credit Commitment, such Lender will be deemed to have a Revolving Credit Commitment having the terms of such Replacement Revolving Credit Commitment. Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including without limitation this Section 2.16), (i) no Refinancing Term Loan or Replacement Revolving Credit Commitment is required to be in any minimum amount or any minimum increment, (ii) there shall be no condition to any incurrence of any Refinancing Term Loan or Replacement Revolving Credit Commitment at any time or from time to time other than those set forth in clauses (a) or (c) above, as applicable, and (iii) all Refinancing Term Loans, Replacement Revolving Credit Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that rank equally and ratably in right of security with the Term Loans and other Obligations (other than Incremental Term Loans and Refinancing Term Loans that rank junior in right of security with the Term Loans, and except to the extent any such Refinancing Term Loans are secured by the Collateral on a junior lien basis in accordance with the provisions above).

Section 2.17 Escrow of Loan Proceeds.

(a) On the Closing Date, the Borrower shall enter into the Escrow Agreement, pursuant to which the Borrower will deposit, or will cause to be deposited, the proceeds of the Term B Loans into the Escrow Account. The Borrower shall grant the Collateral Agent, for the benefit of the Secured Parties, a first priority security interest in the Escrow Account Funds.

(b) The funds held in the Escrow Account will be (i) released to the Borrower or such other Person as the Borrower directs, in accordance with the Escrow Agreement, upon delivery by the Borrower to the Escrow Agent and the Administrative Agent of a certificate of a Responsible Officer certifying that, prior to or substantially concurrently with the release of funds from the Escrow Account, the Escrow Release Conditions have been satisfied or (ii) used to pay the Escrow Prepayment Amount in accordance with Section 2.8(c)(ix) hereof.

(c) Promptly following the release of the funds held in the Escrow Account pursuant to Section 2.17(b)(i) hereof, all fees and expenses required to be paid hereunder in connection with the occurrence of the Closing Date and the Escrow Release Date, to the extent invoiced in reasonable detail at least three (3) Business Days before the Closing Date (except as otherwise reasonably agreed to by the Borrower), shall be paid in full from the funds in the Escrow Account.

Section 2.18 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Fees shall cease to accrue for such Defaulting Lender pursuant to Section 2.13.

(b) The Commitments, Loans and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders, Required RC Lenders or Required RC/TLA Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.11); provided that this Section 2.18(b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification effecting (i) an increase or extension of such Defaulting Lender’s Revolving Credit Commitment or (ii) the reduction or excuse of principal amount of, or interest or fees payable on, such Defaulting Lender’s Loans or the postponement of the scheduled date of payment of such principal amount, interest or fees to such Defaulting Lender.

(c) If any Letters of Credit exist at the time such Lender becomes a Defaulting Lender then:

(i) Such Defaulting Lender’s L/C Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolver Percentages (but excluding the Revolving Credit Commitments of all the Defaulting Lenders from both the numerator and the denominator) but only to the extent (x) the sum of all the Revolving Exposure owed to all non-Defaulting Lenders does not exceed the total of all non-Defaulting Lenders’ unused Revolving Credit Commitments, (y) the representations and warranties of each Loan Party set forth in the Loan Documents to which it is a party are true and correct at such time, except to the extent that any such representation and warranty relates to an earlier date (in which case such representation and warranty shall be true and correct as of such earlier date), and (z) no Default shall have occurred and be continuing at such time;

(ii) If the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, within two Business Days following notice by the Administrative Agent, cash collateralize for the benefit of relevant L/C Issuers such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) for so long as any Letters of Credit are outstanding;

(iii) If the Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.13(b) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized by the Borrower;

(iv) If L/C Exposures of the non-Defaulting Lenders are reallocated pursuant to clause (i) above, then the fees payable to the Revolving Lenders pursuant to Section 2.13(a) and Section 2.13(b) shall be adjusted to reflect such non-Defaulting Lenders’ L/C Exposure as reallocated; and

(v) If any Defaulting Lender’s L/C Exposure is neither cash collateralized nor reallocated pursuant to clauses (i) or (ii) above, then, without prejudice to any rights or remedies of the L/C Issuers or any Revolving Lender hereunder, all letter of credit fees payable under Section 2.13(b) with respect to such Defaulting Lender’s L/C Exposure shall be payable to each applicable L/C Issuer until such L/C Exposure is cash collateralized and/or reallocated.

(d) So long as such Defaulting Lender is a Defaulting Lender, the L/C Issuers shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related L/C Exposure will be 100% covered by the unused Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.18(c)(ii), and the participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.18(c)(i) (and such Defaulting Lender shall not participate therein).

The rights and remedies against a Defaulting Lender under this Agreement are in addition to other rights and remedies that Borrower may have against such Defaulting Lender with respect to any funding default and that the Administrative Agent or any Lender may have against such Defaulting Lender with respect to any funding default. In the event that the Administrative Agent, the Borrower and each applicable L/C Issuer each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Revolving Exposure shall be readjusted to reflect the inclusion of such Lender’s unused Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause such outstanding Revolving Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Revolving Lenders (including such Lender) in accordance with their applicable percentages, whereupon such Lender will cease to be a Defaulting Lender and will be a non-Defaulting Lender and any applicable cash collateral shall be promptly returned to the Borrower and any L/C Exposure of such Lender reallocated pursuant to the requirements above shall be reallocated back to such Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided that, subject to Section 10.26 and except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

ARTICLE 3.	CONDITIONS PRECEDENT.

Section 3.1 All Credit Extensions. At the time of each Credit Extension made after the Escrow Release Date under the Revolving Facility hereunder:

(a) each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct in all material respects (or in all respects, if qualified by a materiality threshold) as of said time, except to the extent the same expressly relate to an earlier date;

(b) no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Extension;

(c) after giving effect to any requested extension of credit, the aggregate principal amount of all Revolving Loans and L/C Obligations under this Agreement shall not exceed the aggregate Revolving Credit Commitments; and

(d) (i) in the case of a Borrowing, the Administrative Agent shall have received the notice required by Section 2.5 hereof, (ii) in the case of the issuance of any Letter of Credit the applicable L/C Issuer shall have received a duly completed Application, and/or (iii) in the case of an extension or increase in the amount of a Letter of Credit, a written request therefor in a form reasonably acceptable to the applicable L/C Issuer.

Each request for a Borrowing covered under this Section 3.1 and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit covered under this Section 3.1 shall be deemed to be a representation and warranty by the Borrower on the date of such Credit Extension as to the facts specified in subsections (a) through (d), both inclusive, of this Section 3.1.

Section 3.2 Initial Credit Extensions and Effectiveness on Closing Date. The obligations of each Term B Lender to make their Term B Loans on the Closing Date and the effectiveness of the Revolving Credit

Commitments and Term A Loan Commitments hereunder are subject solely to the satisfaction or waiver of the following conditions precedent:

(a) the Administrative Agent shall have received each of the following, each of which shall be originals or facsimiles (or delivered by other electronic transmission, including pdf) unless otherwise specified:

(i) counterparts of this Agreement signed on behalf of the Borrower;

(ii) copies of the certificate of formation, certificate of incorporation, certificate of organization, operating agreement, articles of incorporation, memorandum and articles of association and bylaws, as applicable (or comparable organizational documents) of the Borrower and each WDC Guarantor and any amendments thereto, certified in each instance by its Director, Secretary, Assistant Secretary or Chief Financial Officer and, with respect to organizational documents filed with a Governmental Authority, by the applicable Governmental Authority;

(iii) a Term B Note executed by the Borrower in favor of each Lender that has requested such a Note at least ten (10) Business Days in advance of the Closing Date;

(iv) copies of resolutions of the board of directors, manager or similar governing body of the Borrower and each WDC Guarantor approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, together with specimen signatures of the persons authorized to execute such documents on the Borrower’s and such WDC Guarantor’s behalf, all certified as of the Closing Date in each instance by its Director, Secretary, Assistant Secretary or Chief Financial Officer as being in full force and effect without modification or amendment;

(v) copies of the certificates of good standing (if available) for the Borrower and each WDC Guarantor from the office of the secretary of state or other appropriate governmental department or agency of the state of its formation, incorporation or organization;

(vi) a Guaranty, duly executed by each WDC Guarantor;

(vii) (A) a favorable written opinion (addressed to the Administrative Agent and the Lenders) of Cleary Gottlieb Steen & Hamilton LLP, special counsel to the Borrower and WDC Guarantors and (B) a favorable written opinion (addressed to the Administrative Agent and the Lenders) of Young Conaway Stargatt & Taylor, LLP, local counsel to the Borrower and the WDC Guarantors in the state of Delaware; and

(viii) the Escrow Agreement, duly executed by the Borrower, each WDC Guarantor, the Escrow Agent and the Administrative Agent.

(b) the Specified Representations of the Borrower and the WDC Guarantors shall be true and correct in all material respects on and as of the Closing Date;

(c) the Administrative Agent shall have received, no later than 3 Business Days in advance of the Closing Date, all documentation and other information about the Borrower as shall have been reasonably requested in writing at least ten (10) Business Days prior to the Closing Date by the Lenders through the Joint Lead Arrangers that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act;

(d) the Administrative Agent shall have received (A)(i) the audited consolidated balance sheets and related audited consolidated statements of income, comprehensive income, cash flows and shareholders’ equity of the Borrower as of and for the fiscal years ended July 3, 2015, June 27, 2014 and June 28, 2013 (and the Administrative Agent acknowledges receipt of such audited financial statements), and (ii) the audited consolidated balance sheets and related audited consolidated statements of operations, comprehensive income, equity and cash flows of the Target as of and for the fiscal years ended January 3, 2016, December 28, 2014 and December 29, 2013 (and the Administrative Agent acknowledges receipt of such audited financial statements, (B) the unaudited consolidated balance sheets and related unaudited statements of income, comprehensive income and cash flows of the Borrower for the fiscal quarters ended October 2, 2015 and January 1, 2016 (and the Administrative Agent acknowledges receipt of such financial statements) and (C) a pro forma consolidated balance sheet of the Borrower and its Subsidiaries (including the Target) as of January 1, 2016 and related pro forma statements of income of the Borrower and its Subsidiaries (including the Target) for the six months ended January 1, 2016 and for the six months ended January 2, 2015, prepared after giving effect to the Schrader Acquisition and the Financing Transactions (as defined in the Senior Notes Offering Memorandum) as if those events had occurred on such date (in the case of such balance sheet) or June 28, 2014, the first day of the Borrower’s fiscal year ended July 3, 2015 (in the case of the statement of income); provided that (i) each such pro forma financial statement shall be prepared in good faith by the Borrower and (ii) no such pro forma financial statement shall be required to include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R));

(e) the Borrower shall have made arrangements reasonably satisfactory to the Joint Lead Arrangers for the payment of (which amounts may be offset against the proceeds of the Term B Loans) all fees and expenses required to be paid hereunder or under any separate written agreement among the Borrower and the Joint Lead Arrangers to the extent invoiced at least three (3) Business Days prior to the Closing Date (or such later date as the Borrower may reasonably agree);

(f) all other actions not identified in clause (a) above that are necessary to establish that the Collateral Agent (for the benefit of the Secured Parties) will have a perfected Lien (subject to Permitted Liens) on the Escrow Account Funds shall have been taken; and

(g) in the case of each Borrowing to be made on the Closing Date, the Administrative Agent shall have received the notice required by Section 2.5.

For purposes of determining compliance with the conditions specified in this Section 3.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto in reasonable detail. The Administrative Agent shall promptly notify the Lenders and the Borrower in writing of the occurrence of the Closing Date and such notification shall be conclusive and binding.

Section 3.3 Escrow Release Date. (i) The L/C Issuers, the Term A Lenders and the Revolving Lenders shall not be obligated to make their respective Credit Extensions on the Escrow Release Date, (ii) the Borrower agrees that it shall not direct the Escrow Agent to release the Escrow Account Funds and (iii) the Escrow Release Date shall not occur, until:

(a) subject in all respects to the final paragraph of this Section 3.3 and the relevant provisions of Section 6.24, the Administrative Agent shall have received each of the following, each of which shall be originals or facsimiles (or delivered by other electronic transmission, including pdf) unless otherwise specified:

(i) copies of the certificate of formation, certificate of incorporation, certificate of organization, operating agreement, articles of incorporation, memorandum and articles of association and bylaws, as applicable (or comparable organizational documents) of each Loan Party and any amendments thereto, certified in each instance by its Director, Secretary, Assistant Secretary or Chief Financial Officer and, with respect to organizational documents filed with a Governmental Authority, by the applicable Governmental Authority;

(ii) copies of resolutions of the board of directors, manager or similar governing body of each Loan Party approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, together with specimen signatures of the persons authorized to execute such documents on each Loan Party’s behalf, all certified as of the Escrow Release Date in each instance by its Director, Secretary, Assistant Secretary or Chief Financial Officer as being in full force and effect without modification or amendment;

(iii) copies of the certificates of good standing (if available) for each Loan Party from the office of the secretary of state or other appropriate governmental department or agency of the state of its formation, incorporation or organization, as applicable;

(iv) the results of a recent Lien search with respect to each Grantor to the extent customary in the applicable jurisdiction and reasonably requested by the Administrative Agent with respect to the Grantors;

(v) (A) a favorable written opinion (addressed to the Administrative Agent and the Lenders) of Cleary Gottlieb Steen & Hamilton LLP, special counsel to the Loan Parties and (B) favorable written opinions (addressed to the Administrative Agent and the Lenders) of each of Young Conaway Stargatt & Taylor, LLP, local counsel to the Loan Parties in the state of Delaware, Jones Day, local counsel to the Loan Parties in the state of Texas, and Maples and Calder, local counsel to the Loan Parties in the Cayman Islands, in each case in form and substance reasonably satisfactory to the Administrative Agent;

(vi) an executed Solvency Certificate signed on behalf of the Borrower, dated the Escrow Release Date;

(vii) a Guaranty Supplement, duly executed by the SD Guarantor; provided, that if such guarantee cannot be provided as a condition precedent solely because the directors of the SD Guarantor have not authorized such guarantee and the election of new directors to authorize such guarantee has not taken place prior to the Escrow Release Date, such election shall take place and such guarantee shall be provided no later than 5:00 p.m. (New York time) on the Escrow Release Date;

(viii) the Security Agreement, duly executed by each Grantor, together with:

(A) the certificates representing the shares of Equity Interests that do not constitute Excluded Equity Interests and that are required to be pledged by any Grantor pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof;

(B) each promissory note (if any) required to be pledged to the Collateral Agent by any Grantor pursuant to the Security Agreement, endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof; and

(C) proper financing statements in form appropriate for filing under the UCC of all jurisdictions that the Administrative Agent may deem reasonably necessary in order to perfect the Liens created under the Security Agreement, covering the Collateral of the Grantors;

(ix) the Intellectual Property Security Agreements, duly executed by each Grantor party thereto;

(x) the Intercreditor Agreement, duly executed and delivered by each party thereto;

(xi) the Perfection Certificate, duly executed and delivered by the Grantors;

(xii) a Term A Note and a Revolving Note, in each case executed by the Borrower in favor of each Lender that has requested such a Note at least ten (10) Business Days in advance of the Escrow Release Date; and

(xiii) the Global Intercompany Note, duly executed by the Borrower and each of its Subsidiaries and any other certificated intercompany note payable to a Grantor and outstanding as of the Escrow Release Date, duly executed by the parties thereto;

(b) the Specified Representations of the Loan Parties shall be true and correct in all material respects on and as of the Escrow Release Date;

(c) substantially concurrently with the Escrow Release Date, the Schrader Acquisition shall be consummated in all material respects in accordance with the terms of the Acquisition Agreement without giving effect to any amendment, change, consent or supplement or waiver of any provisions thereof, that are materially adverse to the interests of the Initial Lenders or the Joint Lead Arrangers in their respective capacities as such without the consent of the Joint Lead Arrangers, such consent not to be unreasonably withheld, delayed or conditioned; it being understood that (i) any increase or decrease in the purchase price shall not be materially adverse to the interests of the Initial Lenders or the Joint Lead Arrangers so long as (x) the granting of any consent under the Acquisition Agreement that is not materially adverse to the Initial Lenders does not otherwise constitute any amendment, change or waiver, (y) any increase in the purchase price is funded with equity and (z) an amount equal to 100% of any reduction price shall be allocated to reduce the aggregate principal amount of the Term Loans (allocated to the Term A Loans, U.S. Term B Loans and/or Euro Term B Loans as agreed by the Joint Lead Arrangers and the Borrower) and the Bridge Facilities (as defined in the Amended and Restated Commitment Letter dated as of November 13, 2015 by and among the Borrower, the Joint Lead Arrangers and the Initial Lenders) on a pro rata basis;

(d) the Escrow Release Date Refinancing shall have been consummated substantially concurrently with the release of funds from the Escrow Account on the Escrow Release Date;

(e) since October 21, 2015, there shall not have occurred any Company Material Adverse Effect that is continuing; provided that clause (a) of the definition of Company Material Adverse Effect shall be excluded from such definition for the purposes of determining the satisfaction of this clause (e);

(f) such of the representations made by, with respect to or on behalf of the Target in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower has (or the Borrower’s applicable Affiliates have) the right to terminate the Borrower’s (or its Affiliate’s) obligations under the Acquisition Agreement (after giving effect to any applicable notice and cure period) (the “Specified Acquisition Agreement Representations”), shall be true and correct in all material respects;

(g) concurrently with the release of the funds held in the Escrow Account pursuant to Section 2.17(b)(i), the Borrower shall have instructed the Escrow Agent to pay all fees and expenses required to paid hereunder in connection with the occurrence of the Closing Date and the Escrow Release Date from the funds in the Escrow Account, to the extent invoiced in reasonable detail at least three (3) Business Days before the Closing Date or Escrow Release Date, as applicable (or such later date as the Borrower may reasonably agree); provided that if the Escrow Release Date is not a Business Day, then such fees and expenses shall be transferred out of the Escrow Account on the immediately succeeding Business Day;

(h) subject in all respects to the final paragraph of this Section 3.3, all other actions not identified in clause (a) above that are necessary to establish that the Collateral Agent (for the benefit of the Secured Parties) will have a perfected Lien (subject only to Permitted Liens) on the Collateral shall have been taken;

(i) the proceeds of the Senior Secured Notes and the Senior Unsecured Notes shall have been, or shall be substantially concurrently with the Escrow Release Date, released from escrow pursuant to the terms of the Senior Notes Escrow Agreements;

(j) the Administrative Agent shall have received (A) if the Escrow Release Date shall have occurred on or after September 29, 2016, the audited consolidated balance sheets and related audited consolidated statements of income, comprehensive income, cash flows and shareholders’ equity of the Borrower as of and for the fiscal year ended July 1, 2016, (B) if the Escrow Release Date shall have occurred on or after May 16, 2016, (i) the unaudited consolidated balance sheets and related unaudited statements of income, comprehensive income and cash flows of the Borrower for the fiscal quarter ended April 1, 2016, 2016 and (ii) the unaudited consolidated balance sheets and related statements of operations, comprehensive income and cash flows of the Target for each fiscal quarter of the Target ended after the most recently ended fiscal year of the Target for which financial statements have been provided pursuant to Section 3.2(d)(A)(ii) and ended at least 45 days before the Escrow Release Date (but excluding the fourth quarter of any fiscal year of the Target);

(k) the Administrative Agent shall have received, no later than 3 Business Days in advance of the Escrow Release Date, all documentation and other information about the Loan Parties as shall have been reasonably requested in writing at least ten (10) Business Days prior to the Escrow Release Date by the Lenders through the Joint Lead Arrangers that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act; and

(l) (i) in the case of each Borrowing to be made on the Escrow Release Date, the Administrative Agent shall have received the notice required by Section 2.5 hereof and (ii) in the case of the issuance of any Letter of Credit to be issued on the Escrow Release Date, the L/C Issuers shall have received a duly completed Application.

For purposes of determining compliance with the conditions specified in this Section 3.3, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the proposed Escrow Release Date specifying its objection thereto in reasonable detail. The Administrative Agent shall promptly notify the Lenders and the Borrower in writing of the occurrence of the Escrow Release Date and such notification shall be conclusive and binding.

Notwithstanding anything to the contrary in this Section 3.3, this Agreement or any other Loan Document, to the extent any security interest in the Collateral (other than any Collateral of the Grantors the security interest in which may be perfected by the filing of a UCC financing statement or the delivery of certificates evidencing equity interests of any material wholly-owned domestic Restricted Subsidiary of the Borrower (except that stock certificates and the accompanying stock power or instrument of the Target’s subsidiaries shall only be required to be delivered on the Escrow Release Date to the extent received from the Target after the Borrower’s use of commercially reasonable efforts to obtain the same)) is not or cannot be provided and/or perfected on the Escrow Release Date after the Borrower’s use of commercially reasonable efforts to do so without undue burden or expense, then the provision and/or perfection of such security interest shall not constitute a condition precedent under this Section 3.3 on the Escrow Release Date but shall be required to be delivered after the Escrow Release Date pursuant to arrangements to be mutually agreed by the Administrative Agent and the Borrower acting reasonably and not later than 90 days (subject to extensions as may be reasonably agreed to by the Administrative Agent in its sole discretion) after the Escrow Release Date (it being understood that in all instances Mortgages need only be delivered within the period specified in Section 4.2 below).

ARTICLE 4.	THE COLLATERAL AND THE GUARANTY.

Section 4.1 Collateral. As of the Escrow Release Date, subject to Section 4.5 below, the Obligations, Hedging Liability and, at the Borrower’s option, Funds Transfer Liability, Deposit Account Liability and Data Processing Obligations shall be secured by (a) valid, perfected, and enforceable Liens on all right, title, and interest of each Grantor in all capital stock and other Equity Interests (other than Excluded Equity Interests) held by such Person in each of its Subsidiaries, whether now owned or hereafter formed or acquired, and all proceeds thereof, and (b) valid, perfected, and enforceable Liens on all right, title, and interest of each Grantor in all personal property and fixtures, whether now owned or hereafter acquired or arising, and all proceeds thereof (other than Excluded Property).

Section 4.2 Liens on Real Property. After the Escrow Release Date, in the event that any Grantor hereafter acquires fee-owned real property having a fair market value in excess of $30 million (as determined by the Borrower in good faith and without requirement of delivery of an appraisal or other third-party valuation) (other than any Excluded Property), within 90 days following the acquisition thereof (or such longer period as to which the Administrative Agent may consent), the Borrower shall, or shall cause such Grantor to (i) execute and deliver to the Collateral Agent (or a security trustee therefor) a Mortgage, title policy, ALTA survey, if required by the title company issuing the title policy (or no-change affidavits in connection with existing surveys), and certificates of insurance evidencing the insurance required under this Agreement, in each case similar to the Mortgage, title policy, certificates of insurances and opinions of counsel delivered to the Collateral Agent pursuant to Schedule 6.24 for the purpose of granting to the Collateral Agent a Lien on such real property to secure the Obligations, Hedging Liability, and Funds Transfer Liability, Deposit Account Liability and Data Processing Obligations and shall pay all taxes and reasonable costs and expenses incurred by the Collateral Agent in recording such Mortgage; provided if the Mortgaged Property is in a jurisdiction that imposes a mortgage recording or similar tax on the amount secured by such Mortgage, then the amount secured by such Mortgage shall be limited to the fair market value (without requirement of delivery of an appraisal or other third-party valuation) of such Mortgaged Property, as reasonably determined by the Borrower in good faith and (ii) provide the Collateral Agent with a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each applicable Grantor relating thereto).

Section 4.3 Guaranty. As of the Closing Date, the payment and performance of the Obligations, Hedging Liability, and, at the Borrower’s option, Funds Transfer Liability, Deposit Account Liability and Data Processing Obligations shall at all times be guaranteed by each Restricted Subsidiary (other than the Target Company or an Excluded Subsidiary), including any Immaterial Subsidiary which becomes a Material Subsidiary (each, a “Guarantor” and, collectively, the “Guarantors”) pursuant to a guaranty agreement in substantially the form attached as Exhibit J, as the same may be amended, restated, amended and restated, modified or supplemented from time to time (the “Guaranty”).

Section 4.4 Further Assurances. On and after the Escrow Release Date, the Borrower agrees that it shall, and shall cause each Grantor to, from time to time at the request of the Administrative Agent or the Required Lenders, execute and deliver such documents and do such acts and things as the Administrative Agent or the Required Lenders may reasonably request in order to provide for or perfect or protect such Liens on the Collateral. In the event the Borrower or any Restricted Subsidiary (other than an Excluded Subsidiary) forms or acquires any after-acquired property or other Restricted Subsidiary (other than an Excluded Subsidiary), or any Immaterial Subsidiary becomes a Material Subsidiary (other than an Excluded Subsidiary) after the Escrow Release Date, on or prior to the later to occur of (a) 60 days following the date of such acquisition or formation or event and (b) the date of the required delivery of the Compliance Certificate following the date of such acquisition, formation or event (or such longer period as to which the Administrative Agent may consent), the Borrower shall cause such Restricted Subsidiary to execute such guaranties and Collateral Documents (or supplements, assumptions or amendments to existing guaranty and Collateral Documents) as the Administrative Agent may then require, and the Borrower shall also deliver to the Administrative Agent, or cause such Restricted Subsidiary to deliver to the Administrative Agent, at the Borrower’s cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith; provided that no control agreements shall be required (other than pursuant to the Escrow Agreement).

Section 4.5 Limitation on Collateral. Notwithstanding anything to the contrary in Sections 4.1 through 4.4, any other provision of this Agreement or any Collateral Document (a) no Grantor shall be required to grant a security interest in any asset or perfect a security interest in any Collateral to the extent the cost, burden, difficulty or consequence of granting or perfecting a Lien (including any mortgage, stamp, intangible or other tax or expenses relating to such Lien) outweighs the benefit to the Lenders of the security afforded thereby as reasonably determined by the Borrower and the Administrative Agent, (b) no Grantor shall be required to complete any filings or take any other action (including the execution of a foreign law security or pledge agreement or the act of a foreign intellectual property filing or search) with respect to the grant or perfection of a security interest on any Collateral in any jurisdiction other than the United States; provided that with respect to any Equity Interests of First-Tier Foreign Subsidiaries that constitute Collateral, Grantors shall also be required to enter into foreign law governed security or pledge agreements in the jurisdiction of organization or incorporation of such First-Tier Foreign Subsidiary if such First-Tier Foreign Subsidiary is organized or incorporated in (x) on and after the Escrow Release Date, the Cayman Islands (including the Cayman Share Mortgage) and (y) after the Escrow Release Date, if one or more First-Tier Foreign Subsidiaries that own non-U.S. assets constituting more than 10.00% of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries (based upon the financial statements most recently delivered on or prior to such date pursuant to Section 6.1) and that the Administrative Agent reasonably believes to be material is organized in a jurisdiction other than the Cayman Islands, such other jurisdictions in which such First-Tier Foreign Subsidiaries are organized; provided, however, that in no event shall a Grantor be required to grant or perfect a security interest in the People’s Republic of China, the Republic of India, Italy, the Republic of Korea, Japan, the State of Israel or any jurisdiction where it may be either impossible or impractical to grant or perfect security interests in Equity Interests or where it is more burdensome or costly in any material respect compared to the United States or the Cayman Islands, (c) no Grantor shall be required to make any filing with respect to any intellectual property rights other than filing the Intellectual Property Security Agreements with the U.S. Patent and Trademark Office or the U.S. Copyright Office, as applicable, (d) Liens required to be granted pursuant to Section 4.4 shall be subject to exceptions and limitations consistent with those set forth in the Collateral Documents as in effect on the Escrow Release Date (to the extent appropriate in the applicable jurisdiction), (e) no Grantor shall be required to seek any landlord lien waiver, estoppel, warehouseman waiver or other collateral access or similar letter or agreement, (f) the security interests in the following Collateral shall not be required to be perfected other than by UCC filing: (i) assets requiring perfection through control agreements or other control arrangements (other than control of pledged Equity Interests to the extent otherwise required by any Loan Document and promissory notes in a principal amount in excess of $30 million); (ii) vehicles and any other assets subject to certificates of title; and (iii) letter of credit rights to the extent not perfected by the filing of a Form UCC-1 financing statement and (g) the Guarantee of the SD Guarantor shall not be secured.

ARTICLE 5.	REPRESENTATIONS AND WARRANTIES.

On the Escrow Release Date and on the dates to the extent required pursuant to Section 3.1, 3.2 and 3.3 hereof, as applicable, the Borrower represents and warrants to each Lender and the Administrative Agent that:

Section 5.1 Financial Statements.

(a) The Borrower’s audited consolidated balance sheet and related audited consolidated statements of income, comprehensive income, cash flows and shareholders’ equity as of and for the fiscal years ended July 3, 2015, June 28, 2014 and June 27, 2013 and if the Escrow Release Date shall have occurred on or after September 29, 2016, for the fiscal year ended July 1, 2016, (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of such dates and for such periods and their results of operations for the periods covered thereby.

(b) The Target’s audited consolidated balance sheet and related audited consolidated statements of operations, comprehensive income, equity and cash flows as of and for the fiscal years ended January 3, 2016, December 28, 2014 and December 29, 2013 (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects in accordance with GAAP the financial condition of the Target and its Subsidiaries as of such dates and for such periods and their results of operations for the periods covered thereby.

(c) The unaudited consolidated balance sheet and related unaudited statements of income, comprehensive income and cash flows of the Borrower as of and for the fiscal quarters ended October 2, 2015, January 1, 2016 and if the Escrow Release Date shall have occurred on or after May 16, 2016, for the fiscal quarter ended April 1, 2016, in each case, (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(d) The unaudited consolidated balance sheet and related unaudited statements of operations, comprehensive income and cash flows of the Target as of and for any fiscal quarter of the Target (other than the fourth fiscal quarter of any fiscal year of the Target) ended after the most recently ended fiscal year of the Target for which financial statements have been provided pursuant to Section 3.2(d)(A)(ii) and at least 45 days prior to the Escrow Release Date, in each case, (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects in accordance with GAAP the financial condition of the Target as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(e) The Lenders have been furnished the pro forma consolidated balance sheet of the Borrower and its Subsidiaries (including the Target) as of January 1, 2016 and the related pro forma consolidated statement of income of the Borrower and its Subsidiaries (including the Target) for the six months ended January 1, 2016 and the six months ended January 2, 2015 (such pro forma balance sheet and statement of income, the “Pro Forma Financial Statements”), which have been prepared giving effect to the Schrader Acquisition and the Financing Transactions (as defined in the Senior Notes Offering Memorandum) (which need not include the impact of purchase accounting effects required by GAAP) as if such events had occurred on such date (in the case of such balance sheet) or June 28, 2014, the first day of the Borrower’s fiscal year ended July 3, 2015 (in the case of the statement of income). The Pro Forma Financial Statements have been prepared in good faith, based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis and in accordance with GAAP (subject to audit adjustments and the absence of footnotes) the estimated financial position of the Borrower and its Subsidiaries as at January 1, 2016, and their estimated results of operations for the periods covered thereby, assuming that the Transactions had actually occurred at such date or at the beginning of such period (which need not include the impact of purchase accounting effects required by GAAP), it being understood that the projections and estimates contained in such Pro Forma Financial Statements are subject to uncertainties and contingencies, many of which are beyond the control of the Borrower, that actual results may vary from projected results and such variances may be material and that the Borrower makes no representation as to the attainability of such projections or as to whether such projections will be achieved or will materialize.

Section 5.2 Organization and Qualification. The Borrower and each of its Restricted Subsidiaries (i) is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation, except to the extent the failure of any Restricted Subsidiary to be in existence and good standing would not reasonably be expected to have a Material Adverse Effect, (ii) has the power and authority to own its property and to transact the business in which it is engaged and proposes to engage, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and (iii) is duly qualified and in good standing in each jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification, except, in each case, under this clause (iii) where the same would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.3 Authority and Enforceability. The Borrower has the power and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, to issue its Notes (if any), to grant to the Collateral Agent the Liens described in the Collateral Documents executed by the Borrower, and to perform all of its obligations hereunder and under the other Loan Documents executed by it. Each other Loan Party has the power and authority to enter into the Loan Documents executed by it, to grant to the Collateral Agent the Liens described in the Collateral Documents executed by such Person, and to perform all of its obligations under the Loan Documents executed by it. The Loan Documents delivered by the Loan Parties have been duly authorized by proper corporate and/or other organizational proceedings, executed, and delivered by such Person and constitute valid and binding obligations of such Person enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by any Loan Party, if any, of any of the matters and things herein or therein provided for, (a) violate any provision of law or any judgment, injunction, order or decree binding upon any Loan Party, (b) contravene or constitute a default under any provision of the organizational documents (e.g., charter, articles of incorporation, by-laws, articles of association, operating agreement, partnership agreement or other similar document) of any Loan Party, (c) contravene or constitute a default under any covenant, indenture or agreement of or affecting any Loan Party or any of its Property, or (d) result in the creation or imposition of any Lien on any Property of any Loan Party other than the Liens granted in favor of the Collateral Agent pursuant to the Collateral Documents and Permitted Liens, except with respect to clauses (a), (c) or (d), to the extent, individually or in the aggregate, that such violation, contravention, breach, conflict, default or creation or imposition of any Lien would not reasonably be expected to result in a Material Adverse Effect.

Section 5.4 No Material Adverse Change. Since July 3, 2015, there has been no event or circumstance which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

Section 5.5 Litigation and Other Controversies. Except as specifically disclosed in any SEC Documents filed or furnished and publicly available on or before the Closing Date (but excluding any disclosure in the “Risk Factors” or “Forward-Looking Statements” sections of any SEC Document and similar statements included in any SEC Document that are solely forward looking in nature) or on Schedule 5.5, there is no litigation, arbitration or governmental proceeding pending or, to the knowledge of the Borrower and its Restricted Subsidiaries, threatened in writing against the Borrower or any of its Restricted Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

Section 5.6 True and Complete Disclosure. As of the Escrow Release Date, all written information (other than projections and any other forward-looking information of a general economic or industry nature) furnished by or on behalf of the Borrower or any of its Restricted Subsidiaries to the Administrative Agent, any L/C Issuer or any Lender for purposes of or in connection with this Agreement, or any transaction contemplated herein, is complete and correct when taken as a whole, in all material respects, and does not, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not materially misleading (after giving effect to all supplements and updates with respect thereto); provided that, with respect to projected financial information furnished by or on behalf of the Borrower or any of its Restricted Subsidiaries, the Borrower only represents and warrants that such information has been prepared in good faith based upon assumptions believed to be reasonable at the time furnished (it being understood that such projections are as to future events and are not viewed as facts or a guarantee of financial performance or achievement and that such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower, that actual results may differ significantly from the projections and such differences may be material).

Section 5.7 Margin Stock. Neither the making of any Loan or other extension of credit hereunder nor the use of the proceeds thereof will violate the provisions of Regulations U or X of the Board of Governors of the Federal Reserve System and any successor to all or any portion of such regulations. None of the Loan Parties is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), or extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System).

Section 5.8 Taxes. The Borrower and each of its Restricted Subsidiaries has filed or caused to be filed all Tax returns required to be filed by the Borrower and/or any of its Restricted Subsidiaries, except where failure to so file would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect. The Borrower and each of its Restricted Subsidiaries has paid all Taxes payable by them (whether or not shown on any Tax returns, and including in its capacity as withholding agent), except those (a) not overdue by more than thirty (30) days or (b) if more than 30 days overdue, (i) those that are being contested in good faith and by proper legal proceedings and as to which appropriate reserves have been provided for in accordance with GAAP or (ii) those the non-payment of which would not be reasonably expected to result, either individually or in the aggregate, in a Material Adverse Effect.

Section 5.9 ERISA. The Borrower and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of, and is in compliance in all material respects with, ERISA and the Code to the extent applicable to it and, other than a liability for premiums under Section 4007 of ERISA, has not incurred any liability to the PBGC or a Plan, except where the failure, noncompliance or incurrence of such would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect. The Borrower and its Restricted Subsidiaries have no contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title 1 of ERISA, and except as would not be reasonably expected to have a Material Adverse Effect.

Section 5.10 Subsidiaries. Schedule 5.10 correctly sets forth, as of the Escrow Release Date, each Subsidiary of the Borrower, its respective jurisdiction of organization or incorporation and the percentage ownership (whether directly or indirectly) of the Borrower in each class of capital stock or other Equity Interests of each of its Subsidiaries and also identifies the direct owner thereof. As of the Escrow Release Date, all of the Subsidiaries of the Borrower will be Restricted Subsidiaries.

Section 5.11 Compliance with Laws. The Borrower and each of its Restricted Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authority in respect of the conduct of their businesses and the ownership of their property, except such noncompliance as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.12 Environmental Matters. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) The Borrower and each of its Restricted Subsidiaries is in compliance with all Environmental Laws and has obtained and is in compliance with all permits issued under such Environmental Laws;

(b) There are no pending or, to the knowledge of the Borrower or any of its Restricted Subsidiaries, threatened Environmental Claims against the Borrower or any of its Restricted Subsidiaries or any real property, including leaseholds, currently or, to the knowledge of the Borrower, formerly owned or operated by the Borrower or any of its Restricted Subsidiaries;

(c) To the knowledge of the Borrower or any of its Restricted Subsidiaries, there are no facts, circumstances, conditions or occurrences that could reasonably be expected to (i) form the basis of an Environmental Claim against or result in an Environmental Liability of the Borrower or any Restricted Subsidiary, or (ii) cause any real property of the Borrower or any Restricted Subsidiary to be subject to any restrictions on the ownership, occupancy, use or transferability of such real property by the Borrower or any of its Restricted Subsidiaries under any Environmental Law.

(d) Hazardous Materials have not been Released on, at, under or from any facility currently or, to the knowledge of the Borrower, formerly owned or operated by any Borrower or any of its Restricted Subsidiaries that would reasonably be expected to result in any liability of the Borrower or any of its Restricted Subsidiaries.

Section 5.13 Investment Company. None of the Loan Parties is required to register as an “investment company” under the Investment Company Act of 1940, as amended.

Section 5.14 Intellectual Property. The Borrower and each of its Restricted Subsidiaries own all the patents, trademarks, service marks, trade names, copyrights, trade secrets, know-how or other intellectual property rights, or each has obtained licenses or other rights of whatever nature necessary for the present conduct of its businesses, in each case without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, would reasonably be expected to result in a Material Adverse Effect.

Section 5.15 Good Title. The Borrower and its Restricted Subsidiaries have good and indefeasible title, to, or valid leasehold interests in, to their material properties and assets as reflected on the Borrower’s most recent consolidated balance sheet provided to the Administrative Agent (except for sales of assets permitted hereunder, and such defects in title or the validity of leasehold interests that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect) and is subject to no Liens, other than Permitted Liens.

Section 5.16 Labor Relations. Neither the Borrower nor any of its Restricted Subsidiaries is engaged in any unfair labor practice that would reasonably be expected to have a Material Adverse Effect. There is (i) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Restricted Subsidiaries or, to the knowledge of the Borrower and its Restricted Subsidiaries, threatened in writing against the Borrower or any of its Restricted Subsidiaries and (ii) to the knowledge of the Borrower and its Restricted Subsidiaries, no union representation proceeding is pending with respect to the employees of the Borrower or any of its Restricted Subsidiaries and no union organizing activities are taking place, except (with respect to any matter specified in clause (i) or (ii) above, either individually or in the aggregate) such as would not reasonably be expected to have a Material Adverse Effect.

Section 5.17 Capitalization. Except as set forth on Schedule 5.17, all outstanding Equity Interests of the Borrower and its Restricted Subsidiaries have been duly authorized and validly issued, and, to the extent applicable, are fully paid and nonassessable, and as of the Escrow Release Date there are no outstanding commitments or other obligations of any Restricted Subsidiary to issue, and no rights of any Person to acquire, any Equity Interests in any Restricted Subsidiary.

Section 5.18 Governmental Authority and Licensing. The Borrower and its Restricted Subsidiaries have received all licenses, permits, and approvals of each Governmental Authority necessary to conduct their businesses, in each case where the failure to obtain or maintain the same would reasonably be expected to have a Material Adverse Effect. No investigation or proceeding that could reasonably be expected to result in revocation or denial of any license, permit or approval is pending or, to the knowledge of the Borrower, threatened in writing, except where such revocation or denial would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.19 Approvals. No authorization, consent, license or exemption from, or filing or registration with, any Governmental Authority, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by the Borrower or any other Loan Party of any Loan Document, except (a) for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect, (b) filings necessary to perfect Liens created by the Loan Documents and (c) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which would not be reasonably expected to have a Material Adverse Effect.

Section 5.20 Solvency. As of the Escrow Release Date, as applicable, and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with this Agreement and the Transactions, (a) the fair value of assets of the Borrower and its Subsidiaries is more than the existing debts of the Borrower and its Subsidiaries as they become absolute and matured, (b) the present fair saleable value of the assets of the Borrower and its Subsidiaries is greater than the amount that will be required to pay the probable liability on existing debts of the Borrower and its Subsidiaries as they become absolute and matured, (c) the capital of the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower or its Subsidiaries, taken as a whole, contemplated as of the date hereof and as proposed to be conducted following the Escrow Release Date; and (d) the Borrower and its Subsidiaries are able to meet their debts as they generally become due. For the purposes of this Section 5.20, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

Section 5.21 Anti-Corruption Laws, Sanctions and Anti-Money Laundering.

(a) Anti-Corruption and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to promote compliance by the Borrower and its Subsidiaries and, in connection with the activities of the Borrower and its Subsidiaries, their respective directors, officers, employees and agents with Anti-

Corruption Laws and applicable Sanctions, and the Borrower and its Subsidiaries and, in connection with the activities of the Borrower and its Subsidiaries, their respective directors and officers and, to the knowledge of a Responsible Officer of the Borrower, its employees, agents and Affiliates are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (i) the Borrower or its Subsidiaries or any of their respective directors or officers or (ii) to the knowledge of a Responsible Officer of the Borrower, any of the respective employees or Affiliates of the Borrower or any of its Subsidiaries is a Sanctioned Person or located, organized or resident in a Sanctioned Country.

(b) Patriot Act. The Borrower and its Restricted Subsidiaries are in compliance in all material respects with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), Sanctions, anti-money-laundering laws and Anti-Corruption Laws.

(c) Use of Proceeds. The proceeds of any Loans or Letter of Credit will not (x) be made available to any Person, directly or indirectly, (I) for the purpose of financing or facilitating any activity in any Sanctioned Country, or any activity with any Sanctioned Person or (II) in any other manner, in each case as would result in violation of Sanctions by any Person party to this Agreement or (y) be used for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the U.S. Foreign Corrupt Practices Act, as amended, or any other Anti-Corruption Laws.

Section 5.22 Security Interest in Collateral.

(a) Upon the execution of the Escrow Agreement by the parties thereto, the establishment of the Escrow Account and the making of the Loans on the Closing Date, the Collateral Agent, for the benefit of itself, the Administrative Agent and the Lenders, shall have a first priority perfected Lien on and security interest in the Escrow Account and the Escrow Account Funds and there are no other Liens on or security interests in the Escrow Account or the Escrow Account Funds. Except as otherwise contemplated hereby (including in the last paragraph of Section 3.3) or under any other Loan Documents, as of the Escrow Release Date, the provisions of the Collateral Documents, together with such filings and other actions required to be taken hereby or by the applicable Collateral Documents (including the delivery to the Collateral Agent of any pledged debt and any pledged equity required to be delivered pursuant to the applicable Collateral Documents on the dates specified herein or therein), are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable Lien (subject to Liens permitted by Section 6.15) on all right, title and interest of the applicable Grantors in the Collateral described therein.

(b) As of the Escrow Release Date, subject to the terms of the last paragraph of Section 3.3, the provisions of the Collateral Documents create legal, valid and enforceable Liens on all of the Collateral in favor of the Collateral Agent (or any designee or trustee on its behalf), for the benefit of itself and the other Secured Parties, subject, as to enforceability, to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity and principles of good faith and dealing, and upon the making of such filings and taking of such other actions required to be taken by the applicable Collateral Documents (including the filing of appropriate financing statements with the office of the Secretary of State of the state of organization of each Grantor, the filing of appropriate assignments or notices with the U.S. Patent and Trademark Office and the U.S. Copyright Office, and, to the extent required pursuant to Section 3.3 or Section 4.2 of this Agreement, the proper recordation of Mortgages with respect to any real property (other than Excluded Property), in each case in favor of the Collateral Agent (or any designee or trustee on its behalf) for the benefit of itself and the other Secured Parties and the delivery to the Collateral Agent of any certificates representing Equity Interests or promissory notes required to be delivered pursuant to the applicable Collateral Documents), such Liens constitute perfected Liens (with the priority such Liens are expressed to have within the relevant Collateral Document) on the Collateral (to the extent such Liens are required to be perfected under the terms of the Loan Documents), securing the Obligations, Hedging Liability, and, at the Borrower’s option, Funds Transfer Liability, Deposit Account Liability and Data Processing Obligations, in each case as and to the extent set forth therein.

ARTICLE 6.	COVENANTS.

The Borrower covenants and agrees that, from and after the Escrow Release Date until the Loans or other Obligations hereunder shall have been paid in full and all Letters of Credit have terminated (other than with respect to contingent indemnification obligations for which no claim has been made and Letters of Credit that have been cash collateralized or otherwise backstopped (including by “grandfathering” into future credit agreements)) and the Commitments shall have been terminated (the “Termination Date”):

Section 6.1 Information Covenants. The Borrower will furnish to the Administrative Agent (for delivery to the Lenders):

(a) Quarterly Reports. Within 45 days after the end of each fiscal quarter of the Borrower not corresponding with the fiscal year end, commencing with the fiscal quarter ending September 30, 2016, the Borrower’s consolidated balance sheet as at the end of such fiscal quarter and the related consolidated statements of income, comprehensive income and cash flows for such fiscal quarter and for the elapsed portion of the fiscal year-to-date period then ended, each in reasonable detail, prepared by the Borrower in accordance with GAAP, and setting forth comparative figures for the corresponding fiscal quarter in the prior fiscal year, all of which shall be certified by the chief financial officer or other financial or accounting officer of the Borrower that they fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.

(b) Annual Statements. Within 90 days after the close of each fiscal year of the Borrower (commencing with the fiscal year ending July 1, 2016), a copy of the Borrower’s consolidated balance sheet as of the last day of the fiscal year then ended and the Borrower’s consolidated statements of income, comprehensive income, cash flows and shareholders’ equity for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail and showing in comparative form the figures for the previous fiscal year, accompanied by a report thereon of KPMG LLP or another firm of independent public accountants of recognized national standing, selected by the Borrower, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards (which report shall be unqualified as to scope of such audit and shall not contain any “going concern” or like qualification; provided that such report may contain a “going concern” qualification, explanatory paragraph or emphasis solely as a result of an impending maturity within 12 months of any of the Facilities (including Incremental Facilities, Incremental Equivalent Debt and Refinancing Indebtedness in respect of any of the foregoing)).

(c) Annual Budget. Within 45 days after the commencement of each fiscal year of the Borrower or 60 days for the first fiscal year after the Escrow Release Date, an annual budget for the Borrower and its Subsidiaries for such fiscal year in a form customarily prepared by management of the Borrower for its internal use (including a projected consolidated balance sheet and consolidated statements of profits and losses and capital expenditures as of the end of and for such fiscal year).

(d) Management Discussion and Analysis. Within 45 days after the close of each of the first three (3) fiscal quarters, a management discussion and analysis of the Borrower’s and its Subsidiaries’ financial performance for that fiscal quarter and a comparison of financial performance for that financial quarter to the corresponding fiscal quarter of the previous fiscal year (in form reasonably acceptable to the Administrative Agent, which shall not be unacceptable solely because it does not contain all of the information required to be included in unaudited interim financial statements by Item 303 of Regulation S-K of the Securities Act of 1933, as amended). Within 90 days after the close of each fiscal year, a management discussion and analysis of the Borrower’s and its Subsidiaries’ financial performance for that fiscal year and a comparison of financial performance for that fiscal year to the prior year.

(e) Compliance Certificate. At the time of the delivery of the financial statements provided for in Sections 6.1(a) and (b), a certificate of the chief financial officer or other financial or accounting officer of the Borrower substantially in the form of Exhibit F (w) stating no Default or Event of Default has occurred and is then continuing or, if a Default or Event of Default exists, a detailed description of the Default or Event of Default and all actions the Borrower is taking with respect to such Default or Event of Default, (x) designating any applicable Domestic Subsidiary as a Material Subsidiary, (y) showing the Borrower’s compliance with the covenants set forth in Section 6.22 and (z) solely in connection with the delivery of financial statements pursuant to Section 6.1(b) for any fiscal year beginning with the first full fiscal year ended after the Escrow Release Date, if the Senior Secured Leverage Ratio calculated on a Pro Forma Basis as of the last day of such fiscal year is greater than 1.00:1.00, calculating Excess Cash Flow for such fiscal year and the Senior Secured Leverage Ratio as of the last day of such fiscal year.

(f) Notice of Default or Litigation. Promptly after any senior executive officer of the Borrower obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto, (ii) the commencement of, or threat in writing of, or any significant development in, any litigation, labor controversy, arbitration or governmental proceeding pending against the Borrower or any of its Restricted Subsidiaries which would reasonably be expected to result in a Material Adverse Effect.

(g) Other Reports and Filings. To the extent not required by any other clause in this Section 6.1, promptly, copies of all financial information, proxy materials and other material information which the Borrower or any of its Restricted Subsidiaries has delivered to holders of, or to any agent or trustee with respect to, Indebtedness of the Borrower or any of its Subsidiaries in their capacity as such a holder, agent or trustee to the extent that the aggregate principal amount of such Indebtedness exceeds (or upon the utilization of any unused commitments may exceed) $150.0 million.

(h) Pro Forma Adjustment Certificate. On or before the date an incurrence ratio under this Agreement is to be tested and for which a Pro Forma Adjustment has been made that is in excess of 1% of Consolidated Adjusted EBITDA for the four (4) fiscal quarters of the Borrower then ended and that has not been previously calculated in a prior Compliance Certificate, a certificate of an officer of the Borrower in form reasonably acceptable to the Administrative Agent setting forth the amount of such Pro Forma Adjustment and, in reasonable detail, the calculations and basis therefor, which certificate shall be accompanied by financial statements for such acquired business for each fiscal quarter ending during the relevant period, to the extent available.

(i) Environmental Matters. Promptly after the Borrower obtains knowledge thereof, notice of one (1) or more of the following environmental matters which individually, or in the aggregate, may reasonably be expected to have a Material Adverse Effect: (i) any notice of an Environmental Claim against the Borrower or any of its Subsidiaries or any real property owned or operated by the Borrower or any of its Subsidiaries; (ii) any condition or occurrence on or arising from any real property owned or operated by the Borrower or any of its Subsidiaries that (a) results in noncompliance by the Borrower or any of its Subsidiaries with any Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any such real property; (iii) any condition or occurrence on any real property owned or operated by the Borrower or any of its Subsidiaries that could reasonably be expected to cause such real property to be subject to any restrictions on the ownership, occupancy, use or transferability by the Borrower or any of its Subsidiaries of such real property under any Environmental Law; and (iv) any removal or remedial actions to be taken in response to the actual or alleged presence of any Hazardous Material on any real property owned or operated by the Borrower or any of its Subsidiaries as required by any Environmental Law or any Governmental Authority. All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower’s or such Subsidiary’s response thereto. In addition, the Borrower agrees to provide the Lenders with copies of all material non-privileged written communications by the Borrower or any of its Subsidiaries with any Person or Governmental Authority relating to any of the matters set forth in clauses (i) through (iv) above, and such detailed reports relating to any of the matters set forth in clauses (i) through (iv) above as may reasonably be requested by, and at the expense of, the Administrative Agent or the Required Lenders.

(j) Other Information. From time to time, such other information or documents (financial or otherwise) as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request; provided that the Administrative Agent and any Lender (through the Administrative Agent) may request such information in their respective capacities as Administrative Agent and Lender only and may not use such information for any purpose other than a purpose reasonably related to its capacity as Administrative Agent or Lender, as applicable.

Information and documents required to be delivered pursuant to this Section 6.1 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address provided to the Administrative Agent or on an Intralinks or similar site to which the Lenders have been granted access; or (ii) on which such documents are transmitted by electronic mail to the Administrative Agent.

Notwithstanding the foregoing, the obligations in clauses (a), (b) and (d) of this Section 6.1 may be satisfied by furnishing the Borrower’s Form 10-K or 10-Q, as applicable, filed with the Securities and Exchange Commission.

The Borrower acknowledges and agrees that all financial statements furnished pursuant to clauses (a) and (b) above are hereby deemed to be Borrower Materials suitable for distribution, and to be made available, to Public Lenders as contemplated by Section 10.25 and may be treated by the Administrative Agent and the Lenders as if the same had been marked “PUBLIC” in accordance with such paragraph (unless the Borrower otherwise notifies the Administrative Agent in writing on or prior to delivery thereof).

Section 6.2 Inspections. The Borrower will, and will cause each Restricted Subsidiary to, permit officers, designated representatives and agents of the Administrative Agent (or any Lender solely if accompanying the Administrative Agent), to visit and inspect any tangible Property of the Borrower or such Restricted Subsidiary, and to examine the books of account of the Borrower or such Restricted Subsidiary and discuss the affairs, finances and accounts of the Borrower or such Restricted Subsidiary with its and their officers and independent accountants, all at such reasonable times during normal business hours as the Administrative Agent may request, in each case, subject to Section 10.23; provided that (i) reasonable prior written notice of any such visit, inspection or examination shall be provided to the Borrower and such visit, inspection or examination shall be performed at reasonable times to be agreed to by the Borrower, which agreement will not be unreasonably withheld, (ii) excluding any such visits and inspections during the continuation of an Event of Default, the Administrative Agent shall not exercise its rights under this Section 6.2 more often than one (1) time during any such fiscal year, the Borrower is not obligated to compensate the Administrative Agent for more than one (1) inspection and examination by the Administrative Agent during any calendar year and any such compensation shall be subject to the limitations of Section 10.13, and (iii) the Administrative Agent may conduct inspections pursuant to this Section 6.2 in its respective capacity as Administrative Agent only and may not conduct inspections or utilize information from such inspections for any purpose other than a purpose reasonably related to its capacity as Administrative Agent. The Administrative Agent shall give the Borrower a reasonable opportunity to participate in any discussions with the Borrower’s independent public accountants.

Section 6.3 Maintenance of Property, Insurance, Environmental Matters, etc.

(a) The Borrower will, and will cause each of its Subsidiaries to, (i) keep its tangible property, plant and equipment in good repair, working order and condition, (ii) prosecute, maintain and renew its intellectual property, except to the extent permitted herein, except (A) in the case of clause (i) with respect to normal wear and tear and casualty and condemnation and (B) in the case of clauses (i) and (ii) to the extent that failure to do so would not reasonably be expected to result in a Material Adverse Effect and (iii) maintain in full force and effect with insurance companies that the Borrower believes are financially sound and reputable insurance against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business of the Borrower of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated

Persons engaged in the same or similar businesses as the Borrower and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons and shall furnish to the Administrative Agent upon its reasonable request (but not more than once per fiscal year in the absence of an Event of Default) reasonably detailed information as to the insurance so carried.

(b) Without limiting the generality of Section 6.3(a), the Borrower and its Subsidiaries: (i) shall comply with, and maintain all real property in compliance with, any Environmental Laws; (ii) shall obtain and maintain in full force and effect all permits issued under Environmental Law required for its operations at or on its facilities; (iii) shall cure as soon as reasonably practicable any material violation of applicable Environmental Laws with respect to any of its real properties; (iv) shall not, and shall not permit any other Person to, own or operate on any of its real properties any landfill or dump or hazardous waste treatment, storage or disposal facility as defined pursuant to the RCRA, or any comparable state law; and (v) shall not use, generate, treat, store, release or dispose of Hazardous Materials at, under, from or on any of the real property except in the ordinary course of its business and in compliance with all Environmental Laws; except, with respect to clauses (i), (ii), (iv) and (v), to the extent, either individually or in the aggregate, all of the same would not be reasonably expected to have a Material Adverse Effect. With respect to any Release of Hazardous Materials, the Borrower and its Restricted Subsidiaries shall conduct any necessary or required investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other response action necessary to remove, cleanup or abate any material quantity of Hazardous Materials released as required by any applicable Environmental Law.

(c) If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, then the Borrower shall, or shall cause each Grantor to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and other-wise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws, (ii) cooperate with the Administrative Agent and provide information reasonably required by the Administrative Agent to comply with the Flood Insurance Laws and (iii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent, including, without limitation, evidence of annual renewals of such insurance.

Section 6.4 Books and Records. The Borrower will, and will cause each Restricted Subsidiary to, maintain proper books of record and account in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or its Restricted Subsidiary, as the case may be.

Section 6.5 Preservation of Existence. The Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect (a) its existence under the laws of its jurisdiction of organization and (b) its franchises, authority to do business and governmental licenses, except, (i) in the case of clause (a) with respect to each Restricted Subsidiary and (ii) in the case of clause (b), in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that nothing in this Section 6.5 shall prevent the Borrower or any Restricted Subsidiary from consummating any transaction permitted by Section 6.16.

Section 6.6 Compliance with Laws. The Borrower shall, and shall cause each Restricted Subsidiary to, comply in all respects with the requirements of all laws, rules, regulations, ordinances and orders applicable to its property or business operations of any Governmental Authority, where any such non-compliance, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property (other than a Permitted Lien). The Borrower will maintain in effect and enforce policies and procedures designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees in connection with the Borrower or its Subsidiaries with Anti-Corruption Laws, applicable Sanctions and the Patriot Act and other applicable anti-money laundering laws.

Section 6.7 ERISA. The Borrower shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed would reasonably be expected to have a Material Adverse Effect. The Borrower shall, and shall cause each Subsidiary to, promptly notify the Administrative Agent of: (a) the occurrence of any Reportable Event with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor and (c) its intention to terminate or withdraw from any Plan, in each case, except as could not reasonably be expected to have a Material Adverse Effect.

Section 6.8 Payment of Taxes. The Borrower will, and will cause each of its Restricted Subsidiaries to, pay and discharge all material Taxes (whether or not shown on any Tax return, and including in its capacity as withholding agent) imposed upon it or any of its Property, before becoming delinquent and before any material penalties accrue thereon, unless and to the extent that (a) such Taxes are being contested in good faith and by proper proceedings and as to which appropriate reserves are provided in accordance with GAAP or (b) the failure to pay such Taxes could not be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect.

Section 6.9 Designation of Subsidiaries. The Borrower may at any time after the Escrow Release Date designate (or re-designate) any existing or subsequently acquired or organized Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary and designate (or re-designate) any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation or re-designation on a Pro Forma Basis, no Event of Default shall have occurred and be continuing (including after the reclassification of investments in, Indebtedness of, and Liens on, the applicable Subsidiary or its assets) and (ii) immediately after giving effect to such designation or re-designation, the Borrower and its Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Section 6.22 recomputed as of the last day of the most recent period for which financial statements have been or were required to be delivered pursuant to Section 6.1(a) or (b). The designation (or re-designation) of any Subsidiary as an Unrestricted Subsidiary after the Escrow Release Date shall constitute an investment by the Borrower therein at the date of designation (or re-designation) in an amount equal to the fair market value of the Borrower’s or its Restricted Subsidiary’s (as applicable) investment therein. Such designation (or re-designation) will be permitted only if an investment in such amount would be permitted at such time pursuant to Section 6.17. Unrestricted Subsidiaries will not be subject to any of the mandatory prepayments, representations and warranties, covenants or Events of Default set forth in the Loan Documents. Notwithstanding anything herein to the contrary, Western Digital International Ltd. (a Cayman Islands exempted company) shall not be designated as an Unrestricted Subsidiary.

Section 6.10 Use of Proceeds. The Borrower shall use the proceeds of the Revolving Loans on or after the Escrow Release Date to (i) fund any OID or upfront fees in connection with this Agreement or the Senior Notes, (ii) to fund any fees and expenses in connection with the Transactions, (iii) finance a portion of the Transactions (including any purchase price adjustments), (iv) for working capital needs and for other general corporate purposes of the Borrower and its Subsidiaries; provided that in no event shall the proceeds of any Revolving Loan be used to finance, in whole or in part, a Hostile Acquisition; provided further that the aggregate principal amount of Revolving Loans made on the Escrow Release Date pursuant to clause the foregoing clauses (ii), (iii) and (iv) shall not exceed $500.0 million and (v) to replace, backstop or cash collateralize letters of credit of the Borrower, the Target Company or any of their respective subsidiaries outstanding on the Escrow Release Date and to issue Letters of Credit for general corporate purposes. The Borrower shall use the proceeds of the Term A Loans made in cash on the Escrow Release Date to finance a portion of the Transactions (including working capital and/or purchase price adjustments and the payment of fees and expenses incurred in connection therewith). The Borrower shall use the proceeds of the Term B Loans made in cash on the Closing Date to finance a portion of the Transactions (including working capital and/or purchase price adjustments and the payment of fees and expenses incurred in connection therewith) (it being understood that the proceeds of the Term B Loans made on the Closing Date shall be deposited in the Escrow Account on the Closing Date and released from the Escrow Account on the Escrow Release Date). The Borrower and its Subsidiaries shall use the proceeds of the Incremental Facilities for working capital and other general corporate purposes, including the financing of Permitted Acquisitions and other investments and any other use not prohibited by the Loan Documents. The proceeds of any Loans or Letter of Credit will not (x) be made available to any Person, directly or indirectly, (I) for the purpose of financing or facilitating any activity in any Sanctioned Country, or any activity with any Sanctioned Person or (II) in any other manner, in each case as would result in violation of Sanctions by any Person party to this Agreement or (y) be used for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the U.S. Foreign Corrupt Practices Act, as amended, or any other Anti-Corruption Laws.

Section 6.11 Transactions with Affiliates. The Borrower shall not, nor shall it permit any Restricted Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than between or among the Borrower and/or its Restricted Subsidiaries including any entity that becomes a Restricted Subsidiary as a result of such transaction), except on terms that are not materially less favorable to the Borrower or such Restricted Subsidiary as would have been obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate; provided that the foregoing restrictions shall not apply to:

(a) individual transactions with an aggregate value of less than $30 million;

(b) transactions permitted by Sections 6.17 and 6.18;

(c) the issuance of capital stock or other Equity Interests of the Borrower or other payment to the management of the Borrower or any of its Restricted Subsidiaries in connection with the Transactions, pursuant to arrangements described in the following clause (e), or otherwise to the extent permitted under this Article 6;

(d) employment and severance arrangements and health, disability and similar insurance or benefit plans between the Borrower and the Restricted Subsidiaries and their respective directors, officers, employees (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of capital stock pursuant to put/call rights or similar rights with current or former employees, officers or directors and stock option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the board of directors (or similar governing body) of the Borrower;

(e) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and employees of the Borrower and the Restricted Subsidiaries in the ordinary course of business;

(f) transactions with joint ventures for the purchase and sale of goods, equipment or services or use of equipment or services entered into in the ordinary course of business;

(g) transactions pursuant to any binding agreement or commitment or executed agreement in existence on the Closing Date and on the Escrow Release Date as set forth on Schedule 6.11 and any amendment thereto to the extent such an amendment is not adverse, taken as a whole, to the Lenders in any material respect as compared to the applicable agreement as in effect on the Closing Date and on the Escrow Release Date or as to be in effect on the Escrow Release Date, as applicable;

(h) [reserved];

(i) loans and other transactions among the Borrower and its Subsidiaries to the extent permitted under this Article 6; provided that any Indebtedness of any Loan Party owed to a Subsidiary that is not a Loan Party shall be subordinated in right of payment to the Obligations (it being understood that payments shall be permitted thereon unless an Event of Default has occurred and is continuing);

(j) payments or loans (or cancellation of loans) to directors, officers, employees, members of management or consultants of the Borrower or any of its Restricted Subsidiaries which are approved by a majority of the board of directors of the Borrower in good faith;

(k) the Transactions;

(l) payments to or from, and any transactions (including without limitation, any cash management activities related thereto) with, (x) Flash Partners Ltd., Flash Alliance Ltd., Flash Forward Ltd. or

any other joint venture with Toshiba Corporation (or one of its Affiliates) or (y) other joint ventures or similar entities which would be subject to this Section 6.11 solely because the Borrower or a Restricted Subsidiary owns an equity interest in or otherwise controls such Person;

(m) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to Borrower and the Restricted Subsidiaries in the reasonable determination of the senior management of Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; and

(n) any other transaction with an Affiliate, which is approved by a majority of disinterested members of the board of directors (or equivalent governing body) of the Borrower in good faith.

Section 6.12 No Changes in Fiscal Year. The Borrower shall not, nor shall it permit any Restricted Subsidiary to, change its fiscal year for financial reporting purposes from its present basis; provided that the Borrower and its Restricted Subsidiaries may change their fiscal year end one time (with one additional change for purposes of aligning the fiscal year of the Target Company and its Subsidiaries with the current fiscal year of the Borrower or the fiscal year of the Borrower and its Subsidiaries with the fiscal year of the Target Company and any additional changes consented to by the Administrative Agent), subject to any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting (and the parties hereto hereby authorize the Borrower and the Administrative Agent to make any such amendments to this Agreement as they jointly deem necessary to give effect to the foregoing).

Section 6.13 Change in the Nature of Business. The Borrower and its Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Borrower on the Escrow Release Date and other business activities which are extensions thereof or otherwise incidental or related or ancillary to any of the foregoing.

Section 6.14 Indebtedness. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except;

(a) Indebtedness created under this Agreement (including pursuant to Section 2.14, Section 2.15 and Section 2.16) and under the other Loan Documents (and any Refinancing Notes incurred to refinance such Indebtedness), Hedging Liability (other than for speculative purposes) and Funds Transfer Liability, Deposit Account Liability and Data Processing Obligations of the Borrower and its Restricted Subsidiaries;

(b) Indebtedness owed pursuant to Hedge Agreements entered into in the ordinary course of business and not for speculative purposes with Persons other than Lenders (or their Affiliates);

(c) intercompany Indebtedness among the Borrower and its Restricted Subsidiaries to the extent permitted by Section 6.17;

(d) (i) Indebtedness (including Capitalized Lease Obligations and other Indebtedness arising under Capital Leases) the proceeds of which are used to finance the acquisition, lease, construction, repair, replacement, expansion or improvement of fixed or capital assets or otherwise incurred in respect of capital expenditures, whether through the direct purchase of assets or the purchase of capital stock of any Person owning such assets and (ii) Indebtedness incurred in connection with the leases of precious metals and/or commodities; provided that the aggregate principal amount of Indebtedness outstanding under this clause (d), together with any Refinancing Indebtedness incurred under clause (r) below in respect thereof, shall not exceed the greater of $150 million and 0.50% of Consolidated Total Assets (measured as of the date such Indebtedness is issued or incurred and based upon the financial statements most recently delivered on or prior to such date pursuant to Section 6.1(a) or (b), but giving effect to any Specified Transaction occurring thereafter and on or prior to the date of determination);

(e) Indebtedness of the Borrower and its Restricted Subsidiaries not otherwise permitted by this Section 6.14; provided that the aggregate amount of Indebtedness outstanding under this clause (e) shall not exceed the greater of $275 million and 1.00% of Consolidated Total Assets (measured as of the date such Indebtedness is issued or incurred and based upon the financial statements most recently delivered on or prior to such date pursuant to Section 6.1(a) or (b), but giving effect to any Specified Transaction occurring thereafter and on or prior to the date of determination);

(f) Contingent Obligations incurred by (i) any Restricted Subsidiary in respect of Indebtedness of the Borrower or any other Restricted Subsidiary that is permitted to be incurred under this Agreement and (ii) the Borrower in respect of Indebtedness of any Restricted Subsidiary that is permitted to be incurred under this Agreement; provided that any such Contingent Obligations incurred by the Borrower or any Loan Party with respect to Indebtedness incurred by any Restricted Subsidiary that is not a Loan Party, must be permitted by Section 6.17;

(g) Contingent Obligations incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors, licensees or distribution partners;

(h) (i) unsecured (other than vendor’s liens arising by operation of law) Indebtedness in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Hedge Agreements and (ii) unsecured Indebtedness in respect of intercompany obligations of the Borrower or any Restricted Subsidiary in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;

(i) Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for earn outs, indemnification, adjustment of purchase price or similar obligations, in each case, entered into in connection with the disposition of any business, assets or capital stock permitted hereunder, other than Contingent Obligations incurred by any Person acquiring all or any portion of such business, assets or capital stock for the purpose of financing such acquisition;

(j) Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for earn outs, indemnification, adjustment of purchase price or similar obligations, in each case, entered into in connection with the Transactions and any Permitted Acquisitions or other investments permitted under Section 6.17;

(k) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations incurred in the ordinary course of business and not in connection with the borrowing of money or Hedge Agreements;

(l) Indebtedness of the Borrower or any Restricted Subsidiary consisting of (i) obligations to pay insurance premiums or (ii) take or pay obligations contained in supply agreements, in each case arising in the ordinary course of business and not in connection with the borrowing of money or Hedge Agreements;

(m) Indebtedness representing deferred compensation or similar arrangements to employees, consultants or independent contractors of the Borrower and its Restricted Subsidiaries incurred in the ordinary course of business or otherwise incurred in connection with the consummation of the Transactions or any Permitted Acquisition or other investment whether consummated prior to the Escrow Release Date or permitted under Section 6.17;

(n) Indebtedness consisting of promissory notes issued to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, execu-

tors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of capital stock of the Borrower permitted by Section 6.18;

(o) Indebtedness in respect of Cash Management Services, netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements in each case incurred in the ordinary course of business;

(p) Indebtedness in existence on the Closing Date and on the Escrow Release Date and if such Indebtedness is in excess of $10 million as set forth in all material respects on Schedule 6.14 and intercompany Indebtedness in existence on the Closing Date and on the Escrow Release Date;

(q) Indebtedness incurred by the Borrower or any Restricted Subsidiary constituting reimbursement obligations with respect to bankers’ acceptances and letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation laws, unemployment insurance laws or similar legislation, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation laws, unemployment insurance laws or similar legislation; provided, however, that upon the drawing of such bankers’ acceptances and letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(r) the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness which serves to refund or refinance any Indebtedness permitted under clauses (d), (p), (s), (u), (v), (w), (x), (y), (aa), (hh) and (ii) of this Section 6.14 or any Indebtedness issued to so refund, replace or refinance (herein, “refinance”) such Indebtedness, including, in each case, additional Indebtedness incurred to pay accrued but unpaid interest, premiums (including tender premiums), defeasance costs and fees and expenses in connection therewith (collectively, the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced;

(B) to the extent such Refinancing Indebtedness refinances Indebtedness that was originally (1) subordinated or pari passu to the Obligations (other than Indebtedness incurred under clause (w) of this Section 6.14), such Refinancing Indebtedness is subordinated or pari passu to the Obligations at least to the same extent as the Indebtedness being refinanced or refunded, (2) secured by the Collateral on a pari passu or junior basis, such Refinancing Indebtedness is secured only by the Collateral and only to the extent as the Indebtedness being refinanced or refunded (but, for the avoidance of doubt, may be unsecured), (3) secured by assets other than the Collateral, such Refinancing Indebtedness is secured only by assets other than the Collateral or (4) unsecured, such Refinancing Indebtedness is unsecured; and

(C) shall not include Indebtedness of a non-Loan Party that refinances Indebtedness of a Loan Party.

(s) Indebtedness of (x) the Borrower or any Subsidiary incurred to finance a permitted Acquisition or (y) Persons that are acquired by the Borrower or any Restricted Subsidiary or merged into the Borrower or a Restricted Subsidiary in a permitted Acquisition in accordance with the terms of this Agreement or that is assumed by the Borrower or any Restricted Subsidiary in connection with such permitted Acquisition; provided that such Indebtedness under this clause (y) is not incurred in contemplation of such permitted Acquisition; provided further that:

(A) no Default exists or shall result therefrom;

(B) any Indebtedness incurred in reliance on clause (x) of this Section 6.14(s) shall not be secured by a Lien and shall not mature or require any payment of principal, in each case, prior to the date which is 91 days after the Term B Termination Date;

(C) in the case of any Indebtedness incurred in reliance on clause (y) of this Section 6.14(s) the aggregate principal amount of such Indebtedness that is secured by any Lien, together with all Refinancing Indebtedness in respect thereof, shall not exceed $200 million; and

(D) subject to subclause (C) above, immediately prior to, and after giving effect to such permitted Acquisition, at the Borrower’s option either on the date of execution of the related acquisition agreement or on the date such Acquisition is consummated, the Borrower and its Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Section 6.22 recomputed as of the last day of the most recently completed period for which financial statements have been or were required to be delivered pursuant to Section 6.1(a) or (b);

(t) Indebtedness of the Borrower or any of its Restricted Subsidiaries supported by a letter of credit in a principal amount not to exceed the face amount of such letter of credit;

(u) secured or unsecured loans or notes issued in lieu of Incremental Facilities (such loans or notes, “Incremental Equivalent Debt”); provided that if secured (i) is secured only by the Collateral and on a pari passu or junior basis with the Obligations and (ii) is subject to customary intercreditor arrangements reasonably satisfactory to the Administrative Agent and provided, further that any such Incremental Equivalent Debt (x) otherwise satisfies clauses (A), (B), (E), (F), (H) (solely with respect to such additional secured Indebtedness in the form of term loans that are secured on a pari passu basis with the Obligations), (I), (J), (K) and (N) of Section 2.14(a) as if such Incremental Equivalent Debt were an Incremental Facility and (y) together with any Incremental Facility, does not exceed the Incremental Cap;

(v) senior subordinated or subordinated unsecured Indebtedness of the Borrower or any of the Loan Parties; provided that (i) the terms of such Indebtedness (excluding pricing, fees, rate floors, optional prepayment or redemption terms and subordination terms (such subordination terms to be on current market terms)) are not, when taken as a whole, materially more favorable (as reasonably determined by the Borrower in good faith) to the lenders providing such Indebtedness than those applicable to the Facilities (other than any covenants or any other provisions applicable only to periods after the Final Maturity Date (in each case, as of the incurrence of such Indebtedness)) or is otherwise on current market terms for such type of Indebtedness (as reasonably determined by the Borrower in good faith), (ii) such Indebtedness has a final scheduled maturity date no earlier than the Term B Termination Date then in effect, (iii) such Indebtedness has a Weighted Average Life to Maturity no shorter than that of any Term B Facility and (iv) such Indebtedness is guaranteed only by the Loan Parties; provided further that, after giving effect thereto, (A) the Leverage Ratio does not exceed the greater of the Leverage Ratio that is 0.25x less than the then-applicable Leverage Ratio required under Section 6.22(a) hereof and 3.75 to 1.00, in each case calculated on a Pro Forma Basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements have been or were required to be delivered pursuant to Section 6.1(a) or (b) and (B) no Default or Event of Default under Section 7.1(a), 7.1(j) or 7.1(k) hereof shall have occurred and be continuing or would result therefrom;

(w) senior unsecured Indebtedness of the Borrower or any of its Restricted Subsidiaries; provided that (i) the terms of such Indebtedness (excluding pricing, fees, rate floors, optional prepayment or redemption terms and subordination terms (such subordination terms to be on current market terms)) are not, when taken as a whole, materially more favorable (as reasonably determined by the Borrower in good faith) to the lenders providing such Indebtedness than those applicable to the Facilities (other than any covenants or any other provisions applicable only to periods after the Final Maturity Date (in each case, as of the incurrence of such Indebtedness)) or is otherwise on current market terms for such type of Indebtedness (as reasonably determined by the Borrower in good faith), (ii) such Indebtedness has a final scheduled maturity date no earlier than the Term B Termination Date then in effect, (iii) such Indebtedness has a Weighted Average Life to Maturity no shorter than that of any Term B Facility, (iv) the maximum aggre-

gate principal amount of such Indebtedness by non-Loan Parties, together with any Indebtedness incurred under clause (ii) in the first proviso in Section 6.14(x) below, does not exceed the greater of $300 million and 1.00% of Consolidated Total Assets and (v) subject to the preceding clause (iv), such Indebtedness is guaranteed only by the Loan Parties; provided further that, after giving effect thereto, (i) the Leverage Ratio does not exceed the greater of the Leverage Ratio that is 0.25x less than the then-applicable Leverage Ratio required under Section 6.22(a) hereof and 3.75 to 1.00, in each case calculated on a Pro Forma Basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements have been or were required to be delivered pursuant to Section 6.1(a) or (b) and (ii) no Default or Event of Default under Section 7.1(a), 7.1 (j) or 7.1(k) hereof shall have occurred and be continuing or would result therefrom;

(x) additional secured Indebtedness of the Borrower or any of its Restricted Subsidiaries; provided that (i) after giving effect thereto, the Senior Secured Leverage Ratio does not exceed 2.25:1.00, calculated on a Pro Forma Basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements have been or were required to be delivered pursuant to Section 6.1(a) or (b), (ii) the maximum aggregate principal amount of such Indebtedness by non-Loan Parties, together with any Indebtedness incurred under clause (iv) in the first proviso in Section 6.14(w) above, does not exceed the greater of $300 million and 1.00% of Consolidated Total Assets and (iii) subject to the preceding clause (ii), such Indebtedness is guaranteed only by the Loan Parties; provided further that (A) no Default or Event of Default under Section 7.1(a), 7.1(j) or 7.1(k) hereof shall have occurred and be continuing or would result therefrom and (B) such Indebtedness (x) is secured by the Collateral only, (y) otherwise satisfies clauses (A), (B), (E), (F), (H) (solely with respect to such additional secured Indebtedness in the form of term loans (other than term A loans) that are secured on a pari passu basis with the Obligations), (I), (J), (K) and (N) of Section 2.14(a) as if such Indebtedness were an Incremental Facility and (z) is subject to the Intercreditor Agreement (with respect to pari passu debt) or other intercreditor arrangements reasonably satisfactory to the Administrative Agent;

(y) additional Indebtedness of the Borrower or any of its Restricted Subsidiaries that are not Loan Parties; provided that the aggregate principal amount of Indebtedness outstanding under this clause (y), together with any Refinancing Indebtedness incurred under clause (r) above in respect thereof, shall not exceed the greater of $400 million and 1.25% of Consolidated Total Assets, measured as of the date such Indebtedness is issued or incurred and based upon the financial statements most recently delivered on or prior to such date pursuant to Section 6.1, but giving effect to any Specified Transaction occurring thereafter and on or prior to the date of determination;

(z) all customary premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in each of Section 6.14(a) through 6.14(y) above;

(aa) Indebtedness represented by the (i) Senior Secured Notes and (ii) the Senior Unsecured Notes;

(bb) Indebtedness represented by the Additional Bridge Facility;

(cc) endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(dd) obligations of the Borrower or any of its Restricted Subsidiaries incurred in connection with rebate programs;

(ee) Permitted Receivables Financing not to exceed $600 million at any time outstanding;

(ff) Indebtedness represented by the Convertible Notes;

(gg) Indebtedness of the Borrower or any Restricted Subsidiary undertaken in connection with cash management and related activities with respect to any Subsidiary in the ordinary course of business;

(hh) Indebtedness including working capital facilities, asset-level financings, Capitalized Lease Obligations and purchase money indebtedness incurred by any Foreign Subsidiary of the Borrower; provided that the amount of Indebtedness outstanding under this clause (hh), together with any Refinancing Indebtedness in respect thereof incurred pursuant to clause (r) above shall not exceed $300 million and 1.25% of Foreign Subsidiary Total Assets; and

(ii) Indebtedness incurred in connection with any sale-leaseback transaction, together with any Refinancing Indebtedness in respect thereof incurred pursuant to clause (r) above shall not exceed $200 million,

For purposes of determining compliance with this Section 6.14 or Section 6.15, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) on or prior to the Escrow Release Date, on the Escrow Release Date and, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) after the Escrow Release Date, on the date on which such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall not be deemed to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection with such refinancing.

Further, for purposes of determining compliance with this Section 6.14, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness (or any portion thereof) described in Sections 6.14(a) through (ii) but may be permitted in part under any relevant combination thereof (and subject to compliance, where relevant, with Section 6.15) and (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness (or any portion thereof) described in Sections 6.14(a) through (ii), the Borrower may, in its sole discretion, classify or divide such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.14 and will be entitled to only include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses (or any portion thereof) and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant only to such clause or clauses (or any portion thereof); provided that all Indebtedness outstanding under this Agreement shall at all times be deemed to have been incurred pursuant to clause (a) of this Section 6.14.

Notwithstanding the foregoing, the Borrower will not permit Indebtedness (other than intercompany Indebtedness that is subordinated to such other Indebtedness as previously disclosed to the Joint Lead Arrangers) to be incurred by Western Digital International Ltd. other than up to $500 million of secured or unsecured Indebtedness; provided that within ninety (90) days of the incurrence of such secured or unsecured Indebtedness, 75% of the proceeds thereof shall be applied toward the repayment of the Term Loans of each Class, pro rata, until paid in full.

Section 6.15 Liens. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur or suffer to exist any Lien on any of its Property; provided that the foregoing shall not prevent the following (the Liens described below, the “Permitted Liens”):

(a) Liens for the payment of taxes which are not yet due and payable and Liens (or deposits as security) for taxes which are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been provided for in accordance with GAAP;

(b) Liens (i) arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, statutory obligations or other similar charges, (ii) in connection with bids, tenders, contracts or leases to which the Borrower or any Restricted Subsidiary is a party or (iii) to secure public or statutory obligations of such Person or deposits of cash or Cash Equivalents to secure surety or appeal bonds to which such Person is a party, or deposits as security or for the payment of rent, in each case, incurred in the ordinary course of business;

(c) mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not overdue by a period of more than 60 days or if more than 60 days overdue (i) which would not reasonably be expected to have a Material Adverse Effect or (ii) which are being contested in good faith by appropriate proceedings;

(d) Liens created by or pursuant to this Agreement and the Collateral Documents;

(e) Liens on property of the Borrower or any Restricted Subsidiary created solely for the purpose of securing indebtedness permitted by Section 6.14(d) hereof; provided that no such Lien shall extend to or cover other Property of the Borrower or such Restricted Subsidiary other than the respective Property so acquired or similar Property acquired from the same lender or its Affiliates, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the purchase price of all such Property;

(f) Liens assumed in connection with permitted Acquisitions;

(g) easements, rights-of-way, restrictions, and other similar encumbrances as to the use of real property of the Borrower or any Restricted Subsidiary incurred in the ordinary course of business which do not impair their use in the operation of the business of such Person;

(h) Liens in connection with sale-leaseback transactions securing Indebtedness permitted by Section 6.14(ii);

(i) ground leases or subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located;

(j) Liens arising from judgments or decrees for the payment of money in circumstances not constituting an Event of Default under Section 7.1;

(k) any interest or title of a lessor, sublessor, licensor or sublicensor or Lien securing a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease not prohibited by this Agreement and leases, licenses, subleases or sublicenses granted to others that do not (x) interfere in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole, or (y) secure any Indebtedness;

(l) licenses, sublicenses, covenants not to sue or other grants of rights to intellectual property rights granted (i) in the ordinary course of business or (ii) in the reasonable business judgment of the Borrower or the Restricted Subsidiaries in the conduct of its business (including in the settlement of litigation or entering into cross-licenses);

(m) any zoning, building or similar law or right reserved to, or vested in, any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary course of conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(n) Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right to set off), which are within the general parameters customary in the banking industry;

(o) Liens (i) on cash advances in favor of the seller of any property to be acquired in an investment permitted pursuant to Section 6.17 to be applied against the purchase price for such investment or (ii) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under Section 6.16;

(p) Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents;

(q) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of indebtedness, (ii) relating to pooled deposit, automatic clearing house or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries, (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business or (iv) relating to the credit cards and credit accounts of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(r) Liens solely on any cash earnest money deposits or escrow arrangements made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(s) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(t) Liens incurred to secure any obligations; provided that the aggregate principal amount of all such obligations secured by such Liens, together with all Refinancing Indebtedness in respect thereof, shall not exceed the greater of $275 million and 1.00% of Consolidated Total Assets (measured as of the date such Liens are incurred and based upon the financial statements most recently delivered on or prior to such date pursuant to Section 6.1, but giving effect to any Specified Transaction occurring thereafter and on or prior to the date of determination);

(u) Liens in favor of the issuer of customs, stay, performance, bid, appeal or surety bonds or completion guarantees and other obligations of a like nature or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(v) Liens existing on the Closing Date and on the Escrow Release Date or pursuant to agreements in existence on the Closing Date or Escrow Release Date and, in each case, as described on Schedule 6.15 and any modifications, replacements, renewals or extensions thereof; provided that such Liens shall secure only those obligations that they secure on the Closing Date and on the Escrow Release Date, as applicable, (and any Refinancing Indebtedness in respect of such obligations permitted by Section 6.14) and shall not subsequently apply to any other property or assets of the Borrower or any Restricted Subsidiary other than (x) after-acquired property that is affixed or incorporated into the property covered by such Lien and (y) proceeds and products thereof;

(w) Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary or concurrently therewith; provided further that such Liens may not extend to any other property owned by the Borrower or any of its Re-

stricted Subsidiaries; provided further that such Liens secure Indebtedness permitted to be incurred under clause (y) of Section 6.14(s);

(x) Liens on property at the time the Borrower or a Subsidiary acquired the property or concurrently therewith, including any acquisition by means of a merger or consolidation with or into the Borrower or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided further that the Liens may not extend to any other property owned by the Borrower or any of its Restricted Subsidiaries; provided further that such Liens secure Indebtedness permitted to be incurred under clause (y) of Section 6.14(s);

(y) Liens on specific items of inventory or other goods and the proceeds thereof of any Person securing such Person’s obligations under any agreement to facilitate the purchase, shipment or storage of such inventory or other goods, and pledges or deposits in the ordinary course of business securing inventory purchases from vendors;

(z) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness permitted by Section 6.14 and secured by any Lien referred to in Section 6.15(e), (v), (w) and (x); provided, however, that (i) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under Section 6.15(e), (v), (w) and (x) at the time the original Lien became a Permitted Lien hereunder, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(aa) Liens to secure any Indebtedness permitted by Section 6.14(b) to the extent that the Borrower or any other Loan Party is required to post segregated collateral to any clearing agency in respect of any such Indebtedness as required, or as may be required, by the Commodity Exchange Act, any regulations thereto, or any other applicable legislation or regulations in connection therewith;

(bb) Liens to secure (x) Refinancing Indebtedness, (y) Incremental Equivalent Debt and (z) Indebtedness allowed under Section 6.14(x);

(cc) Liens to secure the Senior Secured Notes;

(dd) Liens to secure the Additional Bridge Facility;

(ee) assignments of the right to receive income effected as a part of the sale of a business unit or for collection purposes;

(ff) Liens arising under any Permitted Receivables Financing permitted under Section 6.14(ee);

(gg) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(hh) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(ii) Liens arising from precautionary UCC financing statements or consignments entered into in connection with any transaction otherwise permitted under this Agreement; and

(jj) Liens on assets of a Subsidiary that is not a Loan Party securing Indebtedness of such Subsidiaries permitted by Section 6.14.

For purposes of determining compliance with this Section 6.15, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in Sections 6.15(a) through (jj) but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in Sections 6.15(a) through (jj), the Borrower may, in its sole discretion, classify or divide such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.15 and will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the above clauses and such Lien securing such item of Indebtedness (or portion thereof) will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof).

Notwithstanding the foregoing under this Section 6.15, non-Loan Parties will be permitted to incur Indebtedness secured by Liens incurred by non-Loan Parties without limit so long as such Indebtedness is secured only by assets of such non-Loan Parties; provided that in no event shall Indebtedness of non-Loan Parties be secured by Liens on intellectual property with an aggregate value of more than $100 million as reasonably determined by the Borrower.

Section 6.16 Consolidation, Merger, Sale of Assets, etc. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, wind up, liquidate or dissolve its affairs or merge or consolidate, or convey, sell, lease or otherwise dispose of all or any part of its Property, including any disposition as part of any sale-leaseback transactions except that this Section 6.16 shall not prevent:

(a) the sale and lease of inventory in the ordinary course of business;

(b) the sale, transfer or other disposition of any Property (including, but not limited to, the abandonment or allowing to lapse of intellectual property) that, in the reasonable judgment of the Borrower or its Restricted Subsidiaries, has become uneconomic, obsolete or worn out or is no longer useful in its business;

(c) the sale, transfer, lease, or other disposition of Property of the Borrower and its Restricted Subsidiaries to one another; provided that the fair market value of any Property in respect of any such sale, transfer, lease, or other disposition made by any Loan Party to any Restricted Subsidiary which is not a Loan Party plus the fair market value of any Loan Party that is merged with and into any Restricted Subsidiary that is not a Loan Party pursuant to a merger permitted by Section 6.16(d) hereof shall not exceed $150 million in the aggregate during the term of this Agreement;

(d) the merger, consolidation or amalgamation of any Restricted Subsidiary with and into the Borrower or any other Restricted Subsidiary; provided that, in the case of any merger or consolidation involving the Borrower, (i) the Borrower is the legal entity surviving the merger or consolidation and (ii) such surviving entity is organized under the Applicable Laws of the United States, any state thereof, or the District of Columbia; and provided further that the fair market value of any Loan Party that is merged, consolidated or amalgamated with and into any Restricted Subsidiary which is not a Loan Party plus the fair market value of any Property in respect of any sale, transfer, lease, or other disposition by a Loan Party to a Restricted Subsidiary which is not a Loan Party permitted by Section 6.16(c) hereof shall not exceed $150 million in the aggregate during the term of this Agreement;

(e) the disposition or sale of Cash Equivalents;

(f) any Restricted Subsidiary may dissolve if the Borrower determines in good faith that such dissolution is in the best interests of the Borrower, such dissolution is not disadvantageous to the Lenders and the Borrower or any Restricted Subsidiary receives any assets of such dissolved Subsidiary, subject in the case of a dissolution of a Loan Party that results in a distribution of assets to a non-Loan Party to the limitations set forth in the provisos in each of clauses (c) and (d) above;

(g) the sale, transfer, lease, or other disposition of Property of the Borrower or any Restricted Subsidiary (including any disposition of Property as part of a sale and leaseback transaction) aggregating for the Borrower and its Restricted Subsidiaries not more than $50 million during any fiscal year of the Borrower;

(h) the lease, sublease, license (or cross-license) or sublicense (or cross-sublicense) of real or personal property in the ordinary course of business;

(i) the disposition of intellectual property rights (to the extent constituting discontinuing the use or maintenance of, failing to pursue, or otherwise abandon, allowing to lapse, terminating or putting into the public domain, any intellectual property), in each case, in the ordinary course of business or if the Borrower or any Restricted Subsidiary determines in its reasonable business judgment that such disposed of intellectual property is no longer economical or of strategic benefit;

(j) the sale, transfer or other disposal of property (including like-kind exchanges) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(k) the sale, transfer or other disposal of investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements or similar binding arrangements;

(l) any transaction permitted by Section 6.17;

(m) the Transactions (to the extent prohibited by this Section 6.16) and the sale of Property of Loan Parties to non-Loan Party Subsidiaries as part of the Intercompany Transactions;

(n) the unwinding of any Hedge Agreement;

(o) the disposition of any asset between or among the Borrower and/or its Restricted Subsidiaries as a substantially concurrent interim disposition in connection with a disposition otherwise permitted pursuant to clauses (a) through (t) (other than this clause (o) and clause (r)) of this Section 6.16;

(p) the sale, transfer or other disposition of Property of the Borrower or any Restricted Subsidiary for fair market value so long as (i) with respect to dispositions in an aggregate amount in excess of the greater of $50 million and 0.25% of Consolidated Total Assets (measured as of the date of such sale, transfer or other disposition and based upon the financial statements most recently delivered on or prior to such date pursuant to Section 6.1, but giving effect to any Specified Transaction occurring thereafter and on or prior to the date of determination), at least 75.00% of the consideration for such disposition shall consist of cash or Cash Equivalents (provided that, for purposes of the 75.00% cash consideration requirement, (w) the amount of any Indebtedness or other liabilities of the Borrower or any Restricted Subsidiary (as shown on such person’s most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets, (x) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such disposition, (y) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) following the closing of the applicable disposition and (z) any Designated Non-Cash Consideration received in respect of such disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (z) that is at that time outstanding, not in excess of the greater of $75 million and 0.25% of Consolidated Total Assets, in each case, shall be deemed to be cash), (ii) the Net Cash Proceeds of such disposition are applied in accordance with Section 2.8(c)(ii) and (iii) no Event of Default has occurred and is continuing or would result therefrom (determined at the time of the agreement);

(q) the sale, transfer or other disposition of any assets acquired in connection with any acquisition permitted under this Agreement (including any Permitted Acquisition) so long as (i) such disposition is made or contractually committed to be made within three hundred and sixty-five (365) days of the date such assets were acquired by the Borrower or such Subsidiary or such later date as the Borrower and the Administrative Agent may agree, (ii) the Borrower and its Restricted Subsidiaries are in compliance, on a Pro Forma Basis, with Section 6.22(a) and (iii) with respect to dispositions in an aggregate amount in excess of the greater of $50 million and 0.25% of Consolidated Total Assets (measured as of the date of such sale, transfer or other disposition and based upon the financial statements most recently delivered on or prior to such date pursuant to Section 6.1, but giving effect to any Specified Transaction occurring thereafter and on or prior to the date of determination), at least 75.00% of the consideration for such disposition shall consist of cash or Cash Equivalents (subject to the exceptions listed in clauses (w) through (z) of Section 6.16(p) above);

(r) the sale, transfer or other disposition (i) of any assets required by any antitrust authority or other regulatory authority in connection with the Schrader Acquisition or (ii) that are part of any intercompany restructuring in connection with requirements imposed by the Ministry of Commerce of the People’s Republic of China within 24 months of the Escrow Release Date (the “MOFCOM Restructuring”);

(s) dispositions of property pursuant to one or more sale-leaseback transactions in an amount not to exceed $200 million and dispositions of precious metals and/or commodities in connection with Indebtedness permitted under Section 6.14(d)(ii); and

(t) transfers of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement.

To the extent any Collateral is disposed of as expressly permitted by this Section 6.16 to any Person other than a Loan Party, such Collateral shall automatically be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

Section 6.17 Advances, Investments and Loans. The Borrower will not, and will not permit any of its Restricted Subsidiaries to make loans or advances to (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender or advances for the purpose of prepaying depreciation costs of joint ventures), guarantee any obligations of, or make, retain or have outstanding any investments (whether through purchase of Equity Interests or debt obligations) in, any Person or enter into any partnerships or joint ventures, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “investments”), except that this Section 6.17 shall not prevent:

(a) investments constituting receivables created in the ordinary course of business;

(b) investments in Cash Equivalents;

(c) investments (including debt obligations) received in connection with the bankruptcy or reorganization of a Person and in settlement of delinquent obligations of, and other disputes with, a Person arising in the ordinary course of business;

(d) (i) the Borrower’s equity investments from time to time in its Restricted Subsidiaries and (ii) investments made from time to time by a Restricted Subsidiary in the Borrower or one (1) or more of its Restricted Subsidiaries; provided that the aggregate amount of any such investments made by any Loan Party in any Restricted Subsidiary which is not a Loan Party plus any intercompany advances by a Loan Party to any Restricted Subsidiary which is not a Loan Party permitted by Section 6.17(e) hereof shall not exceed the greater of $300 million and 1.00% of Consolidated Total Assets (measured as of the date of such investment and based upon the financial statements most recently delivered on or prior to such date pursuant to Section 6.1, but giving effect to any Specified Transaction occurring thereafter and on or prior to the date of determination) minus amounts utilized under clause (b)(iv) of the definition of “Permitted Acquisition”;

(e) intercompany advances (including in the form of a guarantee for the benefit of such Person) made from time to time from (i) the Borrower to any one (1) or more Restricted Subsidiaries, (ii) from one (1) or more Restricted Subsidiaries to the Borrower and (iii) from one (1) or more Restricted Subsidiaries to one (1) or more Restricted Subsidiaries; provided that the aggregate amount of any such advances made by a Loan Party to a Restricted Subsidiary that is not a Loan Party plus any equity investments by any Loan Party in any Restricted Subsidiary which is not a Loan Party permitted by Section 6.17(d) hereof shall not exceed the greater of $300 million and 1.00% of Consolidated Total Assets (measured as of the date of such advance and based upon the financial statements most recently delivered on or prior to such date pursuant to Section 6.1, but giving effect to any Specified Transaction occurring thereafter and on or prior to the date of determination) minus amounts utilized under clause (b)(iv) of the definition of “Permitted Acquisition”;

(f) other investments (including investments in joint ventures or similar entities that do not constitute Restricted Subsidiaries), in each case, as valued at the fair market value of such investment at the time each such investment is made, in an aggregate amount for all such investments under this clause (f) that, at the time such investment is made, would not exceed the sum of (i) the greater of $900 million and 3.00% of Consolidated Total Assets (measured as of the date of such investment and based upon the financial statements most recently delivered on or prior to such date pursuant to Section 6.1, but giving effect to any Specified Transaction occurring thereafter and on or prior to the date of determination) plus (ii) the amount of any returns of capital, dividends or other distributions received in connection with such investment (not to exceed the original amount of the investment) minus (iii) amounts utilized under clause (b)(iii) of the definition of “Permitted Acquisition”;

(g) loans and advances to officers, directors, employees and consultants of the Borrower or any of its Restricted Subsidiaries for reasonable and customary business related travel expenses, entertainment expenses, moving expenses and similar expenses, in each case incurred in the ordinary course of business and advances of payroll payments to employees, consultants or independent contractors or other advances of salaries or compensation to employees, consultants or independent contractors, in each case in the ordinary course of business; provided that the aggregate amount of such loan in advance outstanding at any time shall not exceed $10 million;

(h) to the extent constituting an investment, Hedge Agreements permitted by Section 6.14(a) and (b);

(i) investments received upon the foreclosure with respect to any secured investment or other transfer of title with respect to any secured investment;

(j) investments in the ordinary course of business consisting of Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(k) guarantees by the Borrower or any Restricted Subsidiary of leases (other than Capital Leases) or of other obligations that do not constitute indebtedness for borrowed money, in each case entered into in the ordinary course of business;

(l) (i) the Schrader Acquisition, (ii) Permitted Acquisitions and (iii) investments by Restricted Subsidiaries that are not Loan Parties in Persons that become Restricted Subsidiaries as a result of such investment;

(m) investments in Restricted Subsidiaries for the purpose of consummating transactions permitted under Section 6.16(o) or any Permitted Acquisition;

(n) investments permitted under Sections 6.14 (excluding clause (c)), 6.15 (excluding clause(o)(ii)), 6.16 (excluding clause (l)) and 6.18;

(o) other investments, loans and advances in addition to those otherwise permitted by this Section in an amount not to exceed the Available Amount in the aggregate at any one time outstanding (so long as (i) no Event of Default has occurred, is continuing or would result therefrom, (ii) the Borrower and its Restricted Subsidiaries are in compliance with Section 6.22 on a Pro Forma Basis, recomputed as of the last day of the most recently ended period for which financial statements have been or were required to be delivered pursuant to Section 6.1(a) or (b) and (iii) the Leverage Ratio, calculated on a Pro Forma Basis after giving effect to such Distribution, is less than the greater of 0.25x less than the applicable Leverage Ratio set forth in Section 6.22 and 3.75 to 1.00);

(p) investments consisting of consideration received in connection with any disposition or other transfer made in compliance with Section 6.16;

(q) other investments, loans and advances existing on, or contractually committed as of, or pursuant to an agreement executed on or before, the Closing Date and as of the Escrow Release Date as set forth on Schedule 6.17 (as the same may be renewed, reinvested, refinanced or extended from time to time); Date); provided that the amount of any such investment or binding commitment may be increased (x) as required by the terms of such investment or binding commitment as in existence on the Closing Date and on the Escrow Release Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (y) as otherwise permitted under this Agreement;

(r) investments made by any Restricted Subsidiary that is not a Loan Party to the extent such investments are made with the proceeds received by such Restricted Subsidiary from an investment made by a Loan Party in such Restricted Subsidiary pursuant to this Section 6.17;

(s) investments the sole consideration for which is Equity Interests (other than Disqualified Equity Interests) of the Borrower;

(t) guarantees of Indebtedness permitted under Section 6.14 and performance guarantees and Contingent Obligations incurred or of other obligations that do not constitute indebtedness for borrowed money, in each case entered into in the ordinary course of business and any guarantees by the Borrower or any Restricted Subsidiary of operating leases of joint ventures;

(u) additional investments by the Borrower or any of its Restricted Subsidiaries; provided that on the date of consummation of such investment or, at the Borrower’s election to the extent such investment is made in connection with an Acquisition, on the date of the signing of any acquisition agreement with respect thereto, (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) after giving effect thereto the Leverage Ratio does not exceed 2.25:1.00 (calculated on a Pro Forma Basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements have been or were required to be delivered pursuant to Section 6.1(a) or (b));

(v) investments in any Subsidiary in connection with intercompany cash management or cash pooling arrangements or related activities arising in the ordinary course of business;

(w) investments in (i) a Restricted Subsidiary that is not a Loan Party or (ii) a joint venture, in each case, to the extent such investment is substantially contemporaneously repaid with a dividend or other distribution from such Restricted Subsidiary or joint venture;

(x) non-cash contributions to joint ventures (including, without limitation, contributions of employees, intellectual property and/or services) in the ordinary course of business;

(y) investments in Flash Partners Ltd., Flash Alliance Ltd. or Flash Forward Ltd. and similar joint ventures with Toshiba Corporation (or one of its Affiliates); provided that the use of such investments by such joint venture would have been classified, in accordance with GAAP, as a capital expenditure if such joint venture had been a Subsidiary of the Borrower; and

(z) any Investment by any Captive Insurance Subsidiary in connection with its provision of insurance to the Borrower or any of its Subsidiaries, which Investment is made in the ordinary course of business of such Captive Insurance Subsidiary, or by reason of applicable law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable and any Investment in fixed income or other assets by any Captive Insurance Subsidiary consistent with customary practices of portfolio management.

For purposes of determining compliance with this Section 6.17, (A) an investment need not be permitted solely by reference to one category of permitted investments (or any portion thereof) described in Sections 6.17(a) through (z) but may be permitted in part under any relevant combination thereof and (B) in the event that an investment (or any portion thereof) meets the criteria of one or more of the categories of permitted investments (or any portion thereof) described in Sections 6.17(a) through (z), the Borrower may, in its sole discretion, classify or divide such investment (or any portion thereof) in any manner that complies with this Section 6.17 and will be entitled to only include the amount and type of such investment (or any portion thereof) in one or more (as relevant) of the above clauses (or any portion thereof) and such investment (or any portion thereof) shall be treated as having been made or existing pursuant to only such clause or clauses (or any portion thereof); provided that all investments described in Schedule 6.17 shall be deemed outstanding under Section 6.17(q).

Any investment in any person other than a Loan Party that is otherwise permitted by this Section 6.17 may be made through intermediate investments in Subsidiaries that are not Loan Parties and such intermediate investments shall be disregarded for purposes of determining the outstanding amount of investments pursuant to any clause set forth above. The amount of any investment made other than in the form of cash or cash equivalents shall be the fair market value thereof valued at the time of the making thereof, and without giving effect to any subsequent write-downs or write-offs thereof.

Section 6.18 Restricted Payments. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to directly or indirectly, (i) declare or pay any dividends on or make any other distributions in respect of any class or series of its Equity Interests or (ii) purchase, redeem, or otherwise acquire or retire any of its Equity Interests or any warrants, options, or similar instruments to acquire the same (all the foregoing, “Distributions”); provided, however:

(a) any Subsidiary of the Borrower may make Distributions to its parent company (and, in the case of any non-Wholly-owned Subsidiary, pro rata to its parent companies based on their relative ownership interests in the class of equity receiving such Distribution);

(b) so long as no Event of Default has occurred, is continuing or would result therefrom, the Borrower may redeem, acquire, retire or repurchase (and the Borrower may declare and pay Distributions, the proceeds of which are used to so redeem, acquire, retire or repurchase and to pay withholding or similar tax payments that are expected to be payable in connection therewith) its Equity Interests (or any options or warrants or stock appreciation rights issued with respect to any of such Equity Interests) held by current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) of the Borrower and its Restricted Subsidiaries, with the proceeds of Distributions from, seriatim, the Borrower, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement; provided that the aggregate amount of Distributions made pursuant to this Section 6.18(b) shall not exceed $40 million in any fiscal year; provided further that (x) such amount, if not so expended in the fiscal year for which it is permitted, may be carried forward for Distributions in the next two (2) fiscal years and (y) Distributions made pursuant to this clause (b) during any fiscal year shall be deemed made first in respect of amounts permitted for such fiscal year as provided above, second in respect of amounts carried over from the fiscal year two (2) years prior to such date pursuant to clause (x) above and third in respect of amounts carried over from the immediately preceding fiscal year prior to such date pursuant to clause (x) above;

(c) the Borrower may repurchase Equity Interests upon exercise of options or warrants if such Equity Interest represents all or a portion of the exercise price of such options or warrants;

(d) repurchases of the Borrower’s common Equity Interests in an aggregate amount not to exceed $50 million;

(e) Restricted Payments in connection with the consummation of the Transactions to the extent contemplated by the Acquisition Agreement and any Restricted Payments in connection with the repurchase of the Convertible Notes and any warrants or similar rights related thereto;

(f) the Borrower may make Distributions in an aggregate amount not to exceed (x) so long as (A) no Event of Default has occurred, is continuing or would result therefrom and (B) the Borrower shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Section 6.22 (provided that clauses (A) and (B) shall not prohibit Distributions within 60 days after the date of declaration thereof, if on the date of declaration the Distribution would have complied with clauses (A) and (B)), $625.0 million per fiscal year plus (y) the Available Amount at the time such Distribution is made (so long as (i) no Event of Default has occurred, is continuing or would result therefrom, (ii) the Borrower and its Restricted Subsidiaries are in compliance with Section 6.22 on a Pro Forma Basis, recomputed as of the last day of the most recently ended period for which financial statements have been or were required to be delivered pursuant to Section 6.1(a) or (b) and (iii) the Leverage Ratio, calculated on a Pro Forma Basis after giving effect to such Distribution, is less than the greater of 0.25x less than the applicable Leverage Ratio set forth in Section 6.22 and 3.75:1.00; provided that clauses (i), (ii) and (iii) shall not prohibit Distributions within 60 days after the date of declaration thereof, if on the date of declaration the Distribution would have complied with clauses (i) and (ii);

(g) the Borrower may make Distributions to (i) redeem, repurchase, retire or otherwise acquire any Equity Interests (“Treasury Capital Stock”) of the Borrower or any Subsidiary, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Borrower or a Subsidiary) of, Equity Interests of the Borrower (“Refunding Capital Stock”) and (ii) declare and pay dividends on the Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to the Borrower or a Subsidiary) of the Refunding Capital Stock;

(h) Distributions the proceeds of which will be used to make cash payments in lieu of issuing fractional Equity Interests in connection with the exercise of warrants, options or other securities convertible or exchangeable for Equity Interests of the Borrower;

(i) to the extent constituting a Distribution, transactions permitted by Sections 6.11 (other than 6.11(b)) and 6.16 (other than 6.16(k));

(j) Distributions by the Borrower of up to 6.0% of the net cash proceeds received by the Borrower in or from any Qualified Public Offering; and

(k) so long as (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) the Leverage Ratio does not exceed 2.00:1.00 (calculated on a Pro Forma Basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements have been or were required to be delivered pursuant to Section 6.1(a) or (b)) after giving effect thereto, the

Borrower may make additional Distributions; provided that clauses (i) and (ii) shall not prohibit Distributions within 60 days after the date of declaration thereof, if on the date of declaration the Distribution would have complied with clauses (i) and (ii).

Section 6.19 Limitation on Restrictions. The Borrower will not, and it will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction on the ability of any such Restricted Subsidiary to (A) pay dividends or make any other distributions on its capital stock or other Equity Interests owned by the Borrower or any other Restricted Subsidiary, (B) pay or repay any Indebtedness owed to the Borrower or any other Restricted Subsidiary, (C) make loans or advances to the Borrower or any other Restricted Subsidiary, (D) encumber or pledge any of its assets to or for the benefit of the Administrative Agent or (E) guaranty the Obligations, Hedging Liability and Funds Transfer Liability, Deposit Account Liability and Data Processing Obligations, except for, in each case:

(a) restrictions and conditions imposed by any Loan Document, the Additional Bridge Agreement or the Senior Notes Documents or which (x) exist on the Escrow Release Date and (y) to the extent contractual obligations permitted by subclause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not materially expand the scope of such contractual obligation;

(b) customary restrictions and conditions contained in agreements relating to any sale of assets pending such sale; provided that such restrictions and conditions apply only to the Person or property that is to be sold;

(c) restrictions or conditions imposed by any agreement relating to Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the Person obligated under such Indebtedness and its Subsidiaries or, in the case of secured Indebtedness, the property or assets intended to secure such Indebtedness;

(d) contractual obligations binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such contractual obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary;

(e) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 6.17 and applicable solely to such joint venture entered into in the ordinary course of business and any provisions in joint venture agreements in effect at or entered into on the Escrow Release Date;

(f) restrictions on cash, other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business and customary provisions in leases, subleases, licenses, sublicenses, service agreements, product sales, asset sale agreements and other contracts restricting the assignment thereof, in each case entered into in the ordinary course of business;

(g) secured Indebtedness otherwise permitted to be incurred under Sections 6.14 and 6.15 that limit the right of the obligor to dispose of the assets securing such Indebtedness;

(h) restrictions that arise in connection with (including Indebtedness and other agreements entered into in connection therewith) (x) any Lien permitted by Section 6.15 and that relate to the property subject to such Lien or (y) any disposition permitted by Section 6.16 applicable pending such disposition solely to the assets subject to such disposition;

(i) customary provisions restricting assignment of, or the creation of any Lien over, any agreement entered into in the ordinary course of business;

(j) any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Section 6.14 or Refinancing Indebtedness in respect thereof, to the extent such restrictions are not materially more restrictive, taken as a whole, than the restrictions contained in this Agreement (in each case, as determined in good faith by the Borrower);

(k) any encumbrances or restrictions of the type referred to in clauses (A), (B) or (C) above and solely with respect to any Foreign Subsidiary, any encumbrances or restrictions of the type referred to in clauses (D) or (E) above, in each case, imposed by any other instrument or agreement entered into after the Escrow Release Date that contains encumbrances and restrictions that, as determined by the Borrower in good faith, will not materially adversely affect the Borrower’s ability to make payments on the Loans;

(l) any encumbrance or restriction of a Receivables Financing Subsidiary effected in connection with a Permitted Receivables Financing; provided, however, that such restrictions apply only to such Receivables Financing Subsidiary; and

(m) any encumbrances or restrictions of the types referred to in clauses (a) through (l) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.20 Optional Payments of Certain Indebtedness; Modifications of Certain Indebtedness and Organizational Documents. The Borrower will not, and it will not permit any of its Restricted Subsidiaries to:

(a) directly or indirectly make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease, earlier than one year prior to any scheduled final maturity (such actions, a “Restricted Debt Payment”) the principal amount of any unsecured Indebtedness, Indebtedness secured by junior Liens or Indebtedness that is expressly subordinated to the Loans in an aggregate principal amount in excess of $50 million (other than intercompany Indebtedness), except (i) in connection with the incurrence of Refinancing Indebtedness, (ii) in connection with a conversion or exchange of such Indebtedness to, or for, as applicable, Equity Interests of the Borrower (other than Disqualified Equity Interests), (iii) payments as part of an “applicable high yield discount obligation” catch-up payment, (iv) Restricted Debt Payments in an aggregate amount up to (x) so long as (A) no Event of Default has occurred, is continuing or would result therefrom and (B) the Borrower shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Section 6.22, $100 million plus (y) the Available Amount (so long as (1) no Default or Event of Default has occurred, is continuing or would result therefrom, (2) the Borrower and its Restricted Subsidiaries are in compliance, on a Pro Forma Basis, with the financial covenants set forth in Section 6.22 recomputed as of the last day of the most recently ended period for which financial statements have been or were required to be delivered pursuant to Section 6.1(a) or (b) and (3) the Leverage Ratio calculated on a Pro Forma Basis after giving effect to such Restricted Debt Payment, is not greater than the greater of 0.25x less than the applicable Leverage Ratio set forth in Section 6.22 and 3.75:1.00), (v) Restricted Debt Payments so long as (A) no Event of Default has occurred, is continuing or would result therefrom and (B) the Senior Secured Leverage Ratio does not exceed 2.25:1.00 (in each case, calculated on a Pro Forma Basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements have been or were required to be delivered pursuant to Section 6.1(a) or (b)) and (vi) in connection with any Indebtedness represented by the Convertible Notes (and any warrants or similar rights related thereto); or

(b) amend, modify, or otherwise change in any manner any of the terms of (i) the documentation governing any unsecured Indebtedness, Indebtedness secured by junior Liens or Indebtedness that is expressly subordinated to the Loans, intercompany Indebtedness in excess of $50 million, Indebtedness secured by junior Liens or unsecured Indebtedness in an aggregate principal amount in excess of $50 million or (ii) the charter documents of the Borrower or such Restricted Subsidiary, except, in the case of each of clauses (i) and (ii), (x) if the effect of any such amendment, modification or change is not materially adverse to the interests of the Lenders and (y) any amendments with respect to the Convertible Notes to add the Borrower as a co-obligor under the Convertible Notes and to reflect changes related to the Transactions.

Section 6.21 OFAC. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, (i) become a Person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Party and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001)), (ii) engage in any dealings or transactions prohibited by Section 2 of such executive order, or be otherwise associated with any such Person in any manner violative of Section 2, and (iii) become a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

Section 6.22 Financial Covenants. Solely with respect to the Revolving Facility and the Term A Facilities:

(a) Leverage Ratio. The Borrower shall not, as of the last day of each fiscal quarter of the Borrower ending during each of the periods specified below, permit the Leverage Ratio to be greater than:

FROM AND INCLUDING	TO AND INCLUDING	THE LEVERAGE RATIO SHALL NOT BE GREATER THAN:

the first full fiscal quarter ending after the Escrow Release Date	the fifth quarter ended after the Escrow Release Date	4.50 to 1.00

the sixth quarter ended after the Escrow Release Date	the ninth quarter ended after the Escrow Release Date	4.25 to 1.00

the tenth quarter ended after the Escrow Release Date	the thirteenth quarter ended after the Escrow Release Date	4.00 to 1.00

the fourteenth quarter ended after the Escrow Release Date	All times thereafter	3.75 to 1.00

(b) Interest Coverage Ratio. The Borrower shall not, as of the last day of each fiscal quarter of the Borrower ending during each of the periods specified below, permit the ratio of Consolidated Adjusted EBITDA for the four (4) fiscal quarters of the Borrower then ended (provided that, if Consolidated Adjusted EBITDA for such period is less than $1, then for purposes of this covenant Consolidated Adjusted EBITDA shall be deemed to be $1) to Interest Expense for the same four (4) fiscal quarters then ended to be less than:

FROM AND INCLUDING	TO AND INCLUDING	THE INTEREST COVERAGE RATIO SHALL NOT BE LESS THAN:

the first full fiscal quarter ending after the Escrow Release Date	the fifth quarter ended after the Escrow Release Date	3.00 to 1.00

the sixth quarter ended after the Escrow Release Date	All times thereafter	3.50 to 1.00

(c) Pro Forma Compliance. Compliance with the financial covenants set forth in clauses (a) and (b) above shall always be calculated on a Pro Forma Basis.

Section 6.23 Maintenance of Ratings. The Borrower shall use its commercially reasonable efforts to maintain a (i) long-term public credit rating of the Borrower and (ii) a credit rating for the Facilities, in each case, from both S&P and Moody’s; provided that in no event shall the Borrower be required to maintain any specific rating with any such rating agency.

Section 6.24 Certain Post-Closing Obligations. As promptly as practicable, and in any event within the time periods after the Escrow Release Date specified in Schedule 6.24 (or such later date as the Administrative Agent may agree to in its sole discretion), the Borrower and each other Loan Party, as applicable, shall deliver the documents or take the actions specified on Schedule 6.24.

Section 6.25 Intercompany Transactions. The Borrower shall consummate the Intercompany Transactions by no later than forty-five (45) days following the Escrow Release Date, which may be extended to no more than seventy-five (75) days subject to the consent of a majority of the Joint Lead Arrangers. Notwithstanding anything to the contrary, the Intercompany Transactions and any transactions that are related to the Intercompany Transactions, including, but not limited to, the restructuring of certain Subsidiaries of the Borrower as previously disclosed to the Joint Lead Arrangers and subsequent steps to consolidate duplicative Subsidiaries in various countries, eliminate dormant or unnecessary entities, and rationalize and integrate the supply chains, operations, and workforces, are expressly permitted hereunder.

Section 6.26 Lender Calls. Following the end of each fiscal quarter of the Borrower, commencing with the first full fiscal quarter ending after the Escrow Release Date, the Borrower will hold a conference call (at a time mutually agreed upon by the Borrower and the Administrative Agent but, in any event, no earlier than the Business Day following the delivery of annual or quarterly financial statements pursuant to Sections 6.1(a) and (b), as applicable, for such fiscal quarter) with all Lenders who choose to attend such conference call, at which conference call shall be reviewed the financial results of the previous fiscal quarter and the financial condition of the Borrower and its Subsidiaries; provided that notwithstanding the foregoing, the requirements set forth in this Section 6.26 may be satisfied with a regularly scheduled quarterly public earnings call.

ARTICLE 7.	EVENTS OF DEFAULT AND REMEDIES.

Section 7.1 Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:

(a) default (i) in the payment when due (whether at the stated maturity thereof or at any other time provided for in this Agreement) of all or any part of the principal of any Loan or Reimbursement Obligation or (ii) in the payment when due of interest on any Loan or any other Obligation payable hereunder or under any other Loan Document and such default shall continue unremedied for a period of five (5) Business Days;

(b) default in the observance or performance of any covenant set forth in Sections 6.1(f)(i), 6.5 (with respect to the Borrower), 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17, 6.18, 6.19, 6.20, 6.21, 6.22 or 6.25 hereof; provided that no breach or default by the Borrower under Section 6.22 shall constitute an Event of Default with respect to the Term B Facilities, unless and until the Required RC/TLA Lenders have accelerated the Revolving Loans and/or Term A Loans and/or terminated the Revolving Credit Commitments in an aggregate amount in excess of $100.0 million or, if less, in an aggregate amount equal to the remaining Revolving Credit Commitments outstanding at such time;

(c) default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after written notice of such default is given to the Borrower by the Administrative Agent;

(d) any representation or warranty made or deemed made herein or in any other Loan Document or in any certificate delivered to the Administrative Agent or the Lenders pursuant hereto or thereto proves untrue in any material respect (or in all respects, if qualified by a materiality threshold) as of the date of the issuance or making thereof;

(e) any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void (other than pursuant to the terms thereof or as a result of the gross negligence, bad faith or willful misconduct of the Administrative Agent as determined by the final, non-appealable judgment of a court of competent jurisdiction), any Lien in favor of the Administrative Agent in any Collateral purported to be covered by any of the Collateral Documents shall be invalid except as expressly permitted by the terms hereof or thereof (other than as a result of the gross negligence, bad faith or willful misconduct of the Administrative Agent as determined by the final, non-appealable judgment of a court of competent jurisdiction), any lien subordination provision in respect of material Collateral shall be determined to be invalid or any Loan Party terminates, repudiates in writing or rescinds any Loan Document executed by it or any of its obligations thereunder;

(f) default shall occur under any Material Indebtedness, or under any indenture, agreement or other instrument under which the same may be issued, the effect of which default is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause any such Indebtedness to become due or required to be prepaid, repurchased, defeased or redeemed prior to its stated maturity, or the principal or interest under any such Material Indebtedness shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise) after giving effect to applicable grace or cure periods, if any; provided that this clause (f) shall not apply to termination events or any other similar event under the documents governing Hedge Agreements for so long as such termination event or other similar event does not result in (x) the occurrence of an early termination date or (y) a failure to pay amounts owed resulting from any acceleration or prepayment of any amounts or other Indebtedness payable thereunder; provided further that this clause (f) shall not apply to any Indebtedness represented by the Convertible Notes;

(g) any final judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against the Borrower or any of its Restricted Subsidiaries, or against any of its Property, in an aggregate amount in excess of $200 million (except to the extent paid or covered by insurance (other than the applicable deductible) and the insurer has not denied coverage therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of 60 days from the entry thereof;

(h) a Reportable Event shall have occurred which could reasonably be expected to result in a Material Adverse Effect; the Borrower or any of its Restricted Subsidiaries, or any member of its Controlled Group, shall fail to pay when due an amount or amounts aggregating in excess of $150 million which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $150 million (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by the Borrower or any of its Restricted Subsidiaries, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Borrower or any of its Restricted Subsidiaries, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

(i) any Change of Control shall occur;

(j) the Borrower or any of its Restricted Subsidiaries that are Significant Subsidiaries shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, and such period shall continue for a period of sixty (60) days, (ii) admit in writing its inability to pay its debts generally as they become due, (iii) make a general assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, provisional liquidator, liquidator or similar official for it or any substantial part of its Property, or (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganiza-

tion, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors; or

(k) a custodian, receiver, trustee, examiner, provisional liquidator, liquidator or similar official shall be appointed for the Borrower or any of its Restricted Subsidiaries that are Significant Subsidiaries, or any substantial part of any of its Property, or a proceeding described in Section 7.1(j)(v) shall be instituted against the Borrower or any Restricted Subsidiary that is a Significant Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days.

Section 7.2 Non-Bankruptcy Defaults. When any Event of Default other than those described in subsection (j) or (k) of Section 7.1 hereof has occurred and is continuing, the Administrative Agent shall, by written notice to the Borrower: (a) if so directed by the Required Revolving Lenders, terminate the remaining Revolving Credit Commitments, and if so directed by the Required Lenders, terminate all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; (c) after a breach or default by the Borrower under Section 6.22, if so directed by the Required RC/TLA Lenders, terminate the remaining Revolving Credit Commitments and declare the principal of and the accrued interest on all outstanding Revolving Loans and Term A Loans to be forthwith due and payable, and thereafter, if so directed by the Required RC/TLA Lenders, terminate all other obligations of the Revolving Lenders and Term Loan A Lenders hereunder on the date stated in such notice (which may be the date thereof) and (d) if so directed by the Required Revolving Lenders, demand that the Borrower immediately pay to the Administrative Agent, as cash collateral, the full amount then available for drawing under each or any Letter of Credit, whether or not any drawings or other demands for payment have been made under any Letter of Credit; provided that notwithstanding anything to the contrary in this Agreement (including whether any condition to the occurrence of the Closing Date or Escrow Release Date may subsequently be determined not to have been satisfied or that any representation given as a condition thereof or otherwise was incorrect or whether the Borrower would fail to comply with the covenants in Article 6 upon the release of the Escrow Account Funds to the Borrower on the Escrow Release Date or the funding of each Revolving Loan on the Escrow Release Date except as otherwise specified in Section 3.3), prior to release of the Escrow Account Funds to the Borrower on the Escrow Release Date, the funding of each Revolving Loan on the Escrow Release Date and the use of the proceeds thereof to consummate the Schrader Acquisition, other than as a result of an Event of Default with respect to the Borrower described in subsection (j) or (k) of Section 7.1 hereof, (x) no Revolving Credit Commitment may be terminated and no Revolving Lender may refuse to participate in the making of each Revolving Loan on the Escrow Release Date, (y) no Secured Party may exercise any right of set-off or counterclaim in connection herewith, and (z) no Loan may be declared due and payable, in each case, to the extent to do so would prevent, limit or delay the release of the Escrow Account Funds to the Borrower on the Escrow Release Date, the funding of each Revolving Loan on the Escrow Release Date and the use of the proceeds thereof to consummate the Schrader Acquisition; provided, further, for the avoidance of doubt, that the funding of any Revolving Loan on the Escrow Release Date and the release of the Escrow Account Funds to the Borrower on the Escrow Release Date are subject to the satisfaction or waiver of the conditions set forth in Section 3.3. The Administrative Agent, after giving notice to the Borrower pursuant to Section 7.1(c) or this Section 7.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

Section 7.3 Bankruptcy Defaults. When any Event of Default described in subsections (j) or (k) of Section 7.1 hereof has occurred and is continuing, then all outstanding Loans shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, the Revolving Credit Commitments and any and all other obligations of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate and the Borrower shall immediately pay to the Administrative Agent, as cash collateral, the full amount then available for drawing under all outstanding Letters of Credit, whether or not any draws or other demands for payment have been made under any of the Letters of Credit.

Section 7.4 Collateral for Undrawn Letters of Credit.

(a) If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 2.8(c)(v) or under Section 7.2 or 7.3 above, the Borrower shall forthwith pay the amount required to be so prepaid, to be held by the Administrative Agent as provided in subsection (b) below.

(b) All amounts prepaid pursuant to clause (a) above shall be held by the Administrative Agent in one (1) or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”) as security for, and for application by the Administrative Agent (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the L/C Issuers, and to the payment of the unpaid balance of any other Obligations in respect of any Letter of Credit. The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent for the benefit of the Administrative Agent, the Lenders and the L/C Issuers. If and when requested by the Borrower, the Administrative Agent shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one (1) year or less; provided that the Administrative Agent is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts due and owing from the Borrower to the L/C Issuers, the Administrative Agent or the Lenders in respect of any Letter of Credit; provided, however, that if (i) the Borrower shall have made payment of all such obligations referred to in clause (a) above and (ii) no Letters of Credit remain outstanding hereunder, then the Administrative Agent shall release to the Borrower any remaining amounts held in the Collateral Account.

Section 7.5 Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 7.1(c) hereof promptly upon being requested to do so by the Required Lenders and shall at such time also notify all the Lenders thereof.

ARTICLE 8.	CHANGE IN CIRCUMSTANCES AND CONTINGENCIES.

Section 8.1 Funding Indemnity. If any Lender shall incur any loss, cost or expense (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan, but excluding any loss of margin) as a result of:

(a) any payment, prepayment or conversion of a Eurodollar Loan on a date other than the last day of its Interest Period (excluding a release of the Escrow Account Funds pursuant to Section 2.8(c)(ix)),

(b) any failure (because of a failure to meet the conditions of Article 3 or otherwise) by the Borrower to borrow or continue a Eurodollar Loan, or to convert a Loan that is a Base Rate Loan into a Eurodollar Loan, on the date specified in a notice given pursuant to Section 2.5(a) hereof,

(c) any failure by the Borrower to make any payment of principal on any Eurodollar Loan when due (whether by acceleration or otherwise),

(d) any failure by the Borrower to prepay a Eurodollar Loan on the date specified in a notice of prepayment given pursuant to Section 2.8(a)(i) hereto (including where such notice has been revoked by the Borrower or otherwise (unless such notice may be revoked under Section 2.5 and is revoked in accordance therewith)),

(e) any acceleration of the maturity of a Eurodollar Loan as a result of the occurrence of any Event of Default hereunder, or

(f) any assignment of a Eurodollar Loan on a day prior to the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 8.5,

then, within ten (10) days after the written demand of such Lender, the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate shall be conclusive absent manifest error.

Section 8.2 Illegality. Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time any change in applicable law, rule or regulation or in the interpretation thereof makes it unlawful for any Lender to make or continue to maintain any Eurodollar Loans whose interest is determined by reference to Adjusted LIBOR or Adjusted EURIBOR, or to perform its obligations as contemplated hereby with respect to such Eurodollar Loans, such Lender shall promptly give notice thereof to the Borrower and the Administrative Agent and such Lender’s obligations to make or maintain Eurodollar Loans in the affected currency or currencies under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain Eurodollar Loans in such affected currency or currencies. In the case of Eurodollar Loans denominated in Dollars, such Lender may require that such affected Eurodollar Loans be converted to Base Rate Loans from such Lender automatically on the effective date of the notice provided above, and such Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender. In the case of Euro Term B Loans, to the extent the Borrower and the applicable Lenders agree, such Lender may convert such Loans to Loans bearing interest at an alternative rate mutually acceptable to the Borrower and all of the applicable Lenders, in each case either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Euro Term B Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Euro Term B Loans; provided, however, that if the Borrower and the applicable Lenders cannot agree within a reasonable time on an alternative rate for such Euro Term B Loans, the Borrower may, at its discretion, either (i) prepay such Euro Term B Loans or (ii) maintain such Euro Term B Loans outstanding, in which case, the interest rate payable to the applicable Lender on such Euro Term B Loans will be the rate determined by such Lender as its cost of funds to fund a Borrowing of such Euro Term B Loans with maturities comparable to the Interest Period applicable thereto plus the Applicable Margin unless the maintenance of such Euro Term B Loans outstanding on such basis would not stop the conditions described in the first sentence of this Section 8.2 from existing (in which case the Borrower shall be required to prepay such Loans). Each Lender agrees to notify the Administrative Agent and the Borrower in writing promptly following any date on which it becomes lawful for such Lender to make and maintain Eurodollar Loans or give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan.

Section 8.3 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Loan:

(a) the Administrative Agent determines in good faith and in its reasonable discretion (which determination shall be deemed presumptively correct absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR or the Adjusted EURIBOR for such Interest Period, as applicable; or

(b) the Administrative Agent determines in good faith and in its reasonable discretion or is advised in writing by the Required Lenders (which determination shall be deemed presumptively correct absent manifest error) that deposits in Dollars or Euros, as applicable, are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Loan; or

(c) the Administrative Agent determines in good faith and in its reasonable discretion or is advised in writing by the Required Lenders that the Adjusted LIBOR or Adjusted EURIBOR for such Interest Period, as applicable, will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period (in each case with respect to the Eurodollar Loans impacted by this clause (c) or clauses (a) or (b) above, “Impacted Loans”);

then the Administrative Agent shall give written notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist (which notice shall be delivered by the Administrative Agent promptly after such situation ceases to exist), (i) in the event any Borrowing denominated in Dollars is so affected, any Notice of Continuation/Conversion that requests the conversion of such Borrowing to, or continuation of any Borrowing as, a Eurodollar Loan shall be ineffective and (ii) if any notice of borrowing requests a Eurodollar Loan, the relevant interest rate shall be the Interpolated Rate; provided that the Borrower may revoke any such notice of borrowing (without penalty) prior to such Borrowing upon written notice to the Administrative Agent.

Section 8.4 Yield Protection.

(a) If, on or after the Closing Date, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) or L/C Issuer with any request or directive (whether or not having the force of law) of any such Governmental Authority:

(i) shall subject any Lender (or its Lending Office) or L/C Issuer to any Taxes (other than (A) Indemnified Taxes and Other Taxes indemnifiable under Section 10.1 and (B) Excluded Taxes), with respect to its Eurodollar Loans, its Revolving Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligations owed to it or its obligation to make Eurodollar Loans, issue a Letter of Credit, or to participate therein, or its deposits, reserves or other liabilities or capital attributable to any of the foregoing; or

(ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurodollar Loans any such requirement included in an applicable Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Lending Office) or L/C Issuer or shall impose on any Lender (or its Lending Office) or L/C Issuer or on the interbank market any other condition affecting its Eurodollar Loans, its Revolving Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligation owed to it, or its obligation to make Eurodollar Loans, or to issue a Letter of Credit, or to participate therein;

and the result of any of the foregoing is to increase the cost to such Lender (or its Lending Office) or L/C Issuer of making or maintaining any Eurodollar Loan, issuing or maintaining a Letter of Credit, or participating therein, or to reduce the amount of any sum received or receivable by such Lender (or its Lending Office) or L/C Issuer under this Agreement or under any other Loan Document with respect thereto, by an amount deemed by such Lender or L/C Issuer to be material, then, within 30 days after written demand by such Lender or L/C Issuer (with a copy to the Administrative Agent), the Borrower shall be obligated to pay to such Lender or L/C Issuer such additional amount or amounts as will compensate such Lender or L/C Issuer for such increased cost or reduction; provided that the Borrower shall not be required to compensate a Lender or L/C Issuer pursuant to this Section 8.4(a) for any increased costs or reductions suffered more than one hundred and eighty (180) days prior to the date that Lender or L/C Issuer notifies the Borrower of the change in law giving rise to such increased costs or reductions and of such Lender’s or L/C Issuer’s intention to claim compensation therefor (except that, if the change in law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include such period of retroactive effect).

(b) If, after the Closing Date, any Lender, L/C Issuer or the Administrative Agent shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy or liquidity requirements, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) or L/C Issuer or any corporation controlling such Lender or L/C Issuer with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such Governmental Authority has had the effect of reducing the rate of return on such Lender’s, L/C Issuer’s or corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender, L/C Issuer or corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s, L/C Issuer’s or corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender or L/C Issuer to be material, then from time to time, within 30 days after demand by such Lender or L/C Issuer (with a copy to the Administrative Agent), the Borrower shall pay to such Lender or L/C Issuer such additional amount or amounts as will compensate such Lender or L/C Issuer for such reduction; provided that the Borrower shall not be required to com-

pensate a Lender or L/C Issuer pursuant to this Section 8.4(b) for any reductions suffered more than one hundred and eighty (180) days prior to the date that Lender or L/C Issuer notifies the Borrower of the change in law giving rise to such increased costs or reductions and of such Lender’s or L/C Issuer’s intention to claim compensation therefor (except that, if the change in law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include such period of retroactive effect).

(c) Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall, in each case, be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented (but solely to the extent the relevant increased costs or loss of yield would otherwise have been subject to compensation by the Borrower under the applicable increased cost provisions).

(d) A Lender or L/C Issuer claiming compensation under this Section 8.4 shall only be entitled to reimbursement by the Borrower (i) if such Lender or L/C Issuer has delivered to Borrower a certificate claiming compensation under this Section 8.4 and setting forth the additional amount or amounts to be paid to it hereunder at the time of such demand, which shall be conclusive absent manifest error (it being understood that in determining such amount, such Lender may use any reasonable averaging and attribution methods) and (ii) to the extent the applicable Lender is generally requiring reimbursement therefor from similarly situated United States borrowers under comparable syndicated credit facilities; provided that, in connection with asserting any such claim, no confidential information need be disclosed. No failure or delay by a Lender or L/C Issuer in exercising any right or power pursuant to this Section 8.4 shall operate as a waiver thereof.

Section 8.5 Substitution of Lenders. In the event that (a) the Borrower receives a claim from any Lender for compensation under Section 8.4, Section 10.1 or Section 10.4 hereof, (b) the Borrower receives a notice from any Lender of any illegality pursuant to Section 8.2 hereof, (c) any Lender is a Defaulting Lender or (d) any Lender fails to consent to any amendment, waiver, supplement or other modification pursuant to Section 10.11 requiring the consent of all Lenders or each Lender directly affected thereby, and as to which the Required Lenders or a majority of all Lenders directly affected thereby have otherwise consented (any such Lender referred to in clause (d) above being hereinafter referred to as a “Non-Consenting Lender” and any Non-Consenting Lender and any such Lender referred to in clause (a), (b) or (c) above being hereinafter referred to as an “Affected Lender”), the Borrower may, in addition to any other rights the Borrower may have hereunder or under applicable law, (i) require, at its expense, any such Affected Lender to assign, at par plus accrued interest and fees, without recourse, all of its interest, rights, and obligations hereunder (including all of its Revolving Credit Commitments and the Revolving Loans and participation interests in Letters of Credit and other amounts at any time owing to it hereunder and the other Loan Documents) to an Eligible Assignee specified by the Borrower; provided that (A) such assignment shall not conflict with or violate any law, rule or regulation or order of any Governmental Authority, (B) if the assignment is to a Person other than a Lender, the Borrower shall have received the written consent of the Administrative Agent and, in the case of any Revolving Credit Commitment, the L/C Issuers, which consents shall not be unreasonably withheld or delayed, to such assignment, (C) the Borrower shall have paid to the Affected Lender all monies (together with amounts due such Affected Lender under Section 8.1 hereof as if the Loans owing to it were prepaid rather than assigned and any premium owing to such Affected Lender under Section 2.8(a)(ii)) other than principal, interest and fees owing to it hereunder, (D) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts (other than any disputed amounts), pursuant to Section 10.10 owing to such replaced Lender prior to the date of replacement, (E) the assignment is entered into in accordance with the other requirements of Section 10.10 hereof and (F) any such assignment shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the Affected Lender, or (ii) terminate the Revolving Credit Commitment of such Affected Lender and repay all Obligations of the Borrower owing to such Lender as of such termination date. Each party hereto agrees that an assignment required pursuant to this Section 8.5 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Affected Lender required to make such assignment need not be a party thereto.

Section 8.6 Lending Offices. Each Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Administrative Agent. To the extent reasonably possible, a Lender shall designate an alternative branch or funding office with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Section 8.4 hereof (or with respect to any payment by or on behalf of any Loan Party under this Agreement or any other Loan Document, to reduce any liability of the Borrower to such Lender under section 10.1 hereof), or to avoid the unavailability of Eurodollar Loans under Section 8.2 hereof, so long as such designation is not disadvantageous to the Lender.

ARTICLE 9.	THE ADMINISTRATIVE AGENT.

Section 9.1 Appointment and Authorization of Administrative Agent. Each Lender hereby appoints JPMorgan Chase Bank, N.A., as the Administrative Agent and Collateral Agent under the Loan Documents and hereby authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers, rights and remedies under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have only those duties and responsibilities that are expressly specified in the Loan Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. Notwithstanding the use of “Administrative Agent” as a defined term, the Lenders expressly agree that the Administrative Agent is not acting as a fiduciary of any Lender in respect of the Loan Documents, the Borrower or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on the Administrative Agent or any of the Lenders except as expressly set forth herein and therein. The provisions of this Article 9 are solely for the benefit of the Administrative Agent and the Lenders and no Loan Party shall have any rights as a third party beneficiary of any of the provisions thereof (other than to the extent provided in Sections 9.1, 9.3, 9.7, 9.11 and 9.12). In performing its functions and duties hereunder, the Administrative Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any of its Subsidiaries, other than as provided in Section 10.10(c) with respect to the maintenance of the Register.

Section 9.2 Administrative Agent and its Affiliates. The Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not the Administrative Agent, and the Administrative Agent and its affiliates may accept deposits from, lend money to, own securities of and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower or any Affiliate of the Borrower as if it were not the Administrative Agent under the Loan Documents, and may accept fees and other consideration from the Borrower for services in connection herewith and otherwise without having to account for the same to the Lenders. The term “Lender” as used herein and in all other Loan Documents, unless the context otherwise clearly requires, includes the Administrative Agent in its individual capacity as a Lender. References in Article 2 hereof to the amount owing to the Administrative Agent for which an interest rate is being determined, refer to the Administrative Agent in its individual capacity as a Lender.

Section 9.3 Action by Administrative Agent. If the Administrative Agent receives from the Borrower a written notice of an Event of Default pursuant to Section 6.1(f) hereof, the Administrative Agent shall promptly give each of the Lenders written notice thereof. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in the Loan Documents. Upon the occurrence of an Event of Default, the Administrative Agent shall take such action to enforce its Lien on the Collateral and to preserve and protect the Collateral as may be directed by the Required Lenders. Unless and until the Required Lenders give such direction, the Administrative Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders. In no event, however, shall the Administrative Agent be required to take any action in violation of Applicable Law or of any provision of any Loan Document, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall be entitled to assume that no Default or Event of Default exists unless notified in writing to the contrary by a Lender or the Borrower. In all cases in which the Loan Documents do not require the Administrative Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder. Any instructions of the Required Lenders, or of any other group of Lenders called for under the specific provisions of the Loan Documents, shall be binding upon all the Lenders and the holders of the Obligations.

Section 9.4 Consultation with Experts. The Administrative Agent may consult with legal counsel, independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 9.5 Liability of Administrative Agent; Credit Decision; Delegation of Duties.

(a) Neither the Administrative Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by the Administrative Agent under or in connection with any of the Loan Documents except to the extent caused by the gross negligence or willful misconduct of the Administrative Agent or any of its officers, partners, directors, employees or agents, as determined by a final, non-appealable judgment of a court of competent jurisdiction. The Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until the Administrative Agent shall have received instructions in respect thereof from the Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.11) and, upon receipt of such instructions from Required Lenders (or such other Lenders, as the case may be), the Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) the Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper party or parties, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against the Administrative Agent as a result of it acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.11). In particular and without limiting any of the foregoing, the Administrative Agent shall have no responsibility for confirming the accuracy of any Compliance Certificate or other document or instrument received by it under the Loan Documents. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify: (i) any statement, warranty, representation or recital made in connection with this Agreement, any other Loan Document or any Credit Extension, or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by the Administrative Agent to the Lenders or by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations; (ii) the performance or observance of any of the terms, conditions, provisions, covenants or agreements of the Borrower or any Subsidiary contained herein or in any other Loan Document or any Credit Extension or the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing; (iii) the satisfaction of any condition specified in Article 3 hereof, except receipt of items required to be delivered to the Administrative Agent; or (iv) the execution, validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectability hereof or of any other Loan Document or of any other documents or writing furnished in connection with any Loan Document or of any Collateral; and the Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence. The Administrative Agent may execute any of its duties under any of the Loan Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, the Borrower, or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. The Administrative Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such payee in form satisfactory to the Administrative Agent. Each Lender acknowledges, represents and warrants that it has independently and without reli-

ance on the Administrative Agent or any other Lender, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Loan Documents. It shall be the responsibility of each Lender to keep itself informed as to the creditworthiness of the Borrower and its Subsidiaries, and the Administrative Agent shall have no liability to any Lender with respect thereto. The Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b) Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one (1) or more sub-agents appointed by the Administrative Agent (and not otherwise reasonably objected to by the Borrower within ten (10) days after notice of such appointment). The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.5 and of Section 9.6 shall apply to any Affiliates of the Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.5 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

Section 9.6 Indemnity. The Lenders shall ratably, in accordance with their respective Percentages, indemnify the Administrative Agent, to the extent that the Administrative Agent has not been reimbursed by any Loan Party and without relieving any such Loan Party from its obligation to do so, for and against any and all liabilities, obligations, losses, damages, taxes, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents within ten (10) days after the date the Administrative Agent makes written demand therefor; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, taxes, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct or bad faith of, or material breach of the Loan Documents as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Lender to indemnify the Administrative Agent against any liability, obligation, loss, damage, tax, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s ratable share thereof, in accordance with such Lender’s respective Percentage; and provided further that this sentence shall not be deemed to require any Lender to indemnify the Administrative Agent against any liability, obligation, loss, damage, tax, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence. The obligations of the Lenders under this Section 9.6 shall survive termination of this Agreement. The Administrative Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Administrative Agent hereunder (whether as fundings of participations, indemnities or otherwise), but shall not be entitled to offset against amounts owed to the Administrative Agent by any Lender arising outside of this Agreement and the other Loan Documents.

Section 9.7 Resignation of Administrative Agent and Successor Administrative Agent. The Administrative Agent may resign at any time by giving ten (10) days written notice thereof to the Lenders and the Borrower (such retiring Administrative Agent, the “Departing Administrative Agent”). The Administrative Agent shall have the right to appoint a financial institution (which shall be a commercial bank with an office in the U.S. having combined capital and surplus in excess of $1 billion) to act as Administrative Agent and/or Collateral Agent hereunder, with the written consent of the Borrower and the Required Lenders (not to be unreasonably withheld, and provided that the consent of the Borrower shall not be required during the continuance of an Event of Default), and the Administrative Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation, (ii) the acceptance of such successor Administrative Agent by the Borrower and the Required Lenders or (iii) such other date, if any, agreed to by the Borrower and the Required Lenders. Upon any such notice of resignation, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, the Required Lenders shall have the right, upon the written consent of the Borrower (not to be unreasonably withheld, and provided that the consent of the Borrower shall not be required during the continuance of an Event of Default), to appoint a successor Administrative Agent. If neither the Required Lenders nor the Administrative Agent have appointed a successor Administrative Agent, the Required Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that until a successor Administrative Agent is so appointed by the Required Lenders or the Administrative Agent, any collateral security held by the Administrative Agent in its role as Collateral Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the Departing Administrative Agent and the Departing Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such Departing Administrative Agent shall be discharged from its duties and obligations hereunder. Except as provided above, any resignation or removal of JPMorgan Chase Bank, N.A. or its successor as Administrative Agent pursuant to this Section 9.7 shall also constitute the resignation of JPMorgan Chase Bank, N.A. or its successor as Collateral Agent. After any Departing Administrative Agent’s resignation or replacement hereunder as Administrative Agent, the provisions of this Article 9 and all protective provisions of the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent, but no successor Administrative Agent shall in any event be liable or responsible for any actions of its predecessor. Any successor Administrative Agent appointed pursuant to this Section 9.7 shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder.

Section 9.8 L/C Issuer. The L/C Issuers shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by them and the documents associated therewith. The L/C Issuers shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article 9 with respect to any acts taken or omissions suffered by the L/C Issuers in connection with Letters of Credit issued by them or proposed to be issued by them and the Applications pertaining to such Letters of Credit as fully as if the term “Administrative Agent,” as used in this Article 9, included the L/C Issuers with respect to such acts or omissions (it being understood and agreed that for purposes of this Section 9.8, all references to “Lenders” in this Article 9 shall be deemed to be references to “Revolving Lenders”) and (ii) as additionally provided in this Agreement with respect to such L/C Issuer.

Section 9.9 Hedging Liability and Funds Transfer Liability and Deposit Account Liability Obligation Arrangements. By virtue of a Lender’s execution of this Agreement or an assignment agreement pursuant to Section 10.10 hereof, as the case may be, any Affiliate of such Lender with whom the Borrower or any Subsidiary has entered into an agreement creating Hedging Liability or Funds Transfer Liability, Deposit Account Liability and Data Processing Obligations shall be deemed a Lender party hereto for purposes of any reference in a Loan Document to the parties for whom the Administrative Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate’s right to share in payments and collections out of the Collateral as more fully set forth in Section 2.9 and Article 4 hereof. In connection with any such distribution of payments and collections, the Administrative Agent shall be entitled to assume no amounts are due to any Lender or its Affiliate with respect to Hedging Liability or Funds Transfer Liability, Deposit Account Liability and Data Processing Obligations unless such Lender has notified the Administrative Agent in writing of the amount of any such liability owed to it or its Affiliate prior to such distribution.

Section 9.10 No Other Duties. Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers, Co-Syndication Agents, Co-Documentation Agents, Managing Agents or other agents or arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

Section 9.11 Authorization to Enter into, and Enforcement of, the Collateral Documents. Subject to the Intercreditor Agreement, the Administrative Agent or Collateral Agent, as applicable, is hereby irrevocably authorized by each Secured Party to be the agent for and representative of the Secured Parties and to execute and deliver the Collateral Documents and Guaranty on behalf of and for the benefit of the Secured Parties and to take such action and exercise such powers under the Collateral Documents as the Administrative Agent or Collateral Agent, as applicable, considers appropriate; provided that neither the Administrative Agent nor the Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any other holder of Obligations with respect to any Hedge Agreement or Funds Transfer Liability, Deposit Account Liability and Data Processing Obligations. Neither the Administrative Agent nor the Collateral Agent shall (except as expressly provided in Section 10.11) amend the Collateral Documents unless such amendment is agreed to in writing by the Required Lenders. Each Lender acknowledges and agrees that it will be bound by the terms and conditions of the Collateral Documents upon the execution and delivery thereof by the Administrative Agent or the Collateral Agent, as applicable. Subject to the Intercreditor Agreement and except as otherwise specifically provided for herein, no Lender (or its Affiliates) other than the Administrative Agent or the Collateral Agent, as applicable, shall have the right to institute any suit, action or proceeding in equity or at law for the foreclosure or other realization upon any Collateral or for the execution of any trust or power in respect of the Collateral or for the appointment of a receiver or for the enforcement of any other remedy under the Collateral Documents; it being understood and intended that no one or more of the Lenders (or their Affiliates) shall have any right in any manner whatsoever to affect, disturb or prejudice the Lien of the Administrative Agent or the Collateral Agent (or any security trustee therefor), as applicable, under the Collateral Documents by its or their action or to enforce any right thereunder, and that all proceedings at law or in equity shall be instituted, had, and maintained by the Administrative Agent or Collateral Agent (or its security trustee), as applicable, in the manner provided for in the relevant Collateral Documents for the benefit of the Lenders and their Affiliates.

Section 9.12 Authorization to Release Liens, Etc. The Administrative Agent or Collateral Agent, as applicable, is hereby irrevocably authorized by each of the Lenders, without the further consent of any Lender, (and shall, upon the written request of the Borrower) to (and to execute any agreements, documents or instruments necessary to):

(i) release any Lien covering any Property of the Borrower or its Subsidiaries that is the subject of a disposition to a Person that is not a Loan Party that is permitted by this Agreement or that has been consented to in accordance with Section 10.11;

(ii) upon the Termination Date, release the Borrower and each of the Guarantors from its Obligations under the Loan Documents (other than those that specifically survive termination of this Agreement) and any Liens covering any of their Property with respect thereto;

(iii) release any Guarantor from its obligations under any Loan Document to which it is a party if such Person ceases to be a Restricted Subsidiary as a result of a transaction or designation permitted by this Agreement and the Liens on such Obligations shall be automatically released;

(iv) at the request of the Borrower, subordinate any Lien on any Property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such Property that is permitted by Sections 6.15(e), (w) or (x) or, with respect to the replacement of Liens, permitted by Sections 6.15(e), (w) or (x); and

(v) enter into any intercreditor arrangements contemplated by Sections 2.14, 2.15, 6.13, 6.14, and/or 6.15 that will allow additional secured debt that is permitted under the Loan Documents to be secured by a lien on the Collateral on a pari passu or junior basis with the Obligations. The terms of such intercreditor arrangements shall be customary and reasonably acceptable to the Administrative Agent and the Borrower.

The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Grantors on any Collateral shall be automatically released (i) in full, upon the Termination Date, (ii) upon the sale or other transfer of such Collateral (including as part of or in connection with any other sale or other transfer permitted hereunder) to any Person other than another Grantor, to the extent such sale, transfer or other disposition is made in compliance with the terms of this Agreement, (iii) to the extent such Collateral is comprised of property leased to a Grantor by a Person that is not a Grantor, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 10.11), (v) as required by the Collateral Agent to effect any sale, transfer or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Collateral Documents and (vi) to the extent such Collateral otherwise becomes Excluded Property.

The Lenders hereby irrevocably agree that if (a) all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be transferred, sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof to a Person that is not a Loan Party or (b) a Guarantor or any of its successors in interest hereunder becomes an Excluded Subsidiary after the Escrow Release Date, then, in each case, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Person effective as of (or if a Guarantor becomes an Excluded Subsidiary, immediately prior to) the time of such transfer, sale, disposal or occurrence; provided that a release of a Guarantor (other than the SD Guarantor) in connection with such Guarantor becoming an Excluded Subsidiary shall constitute an Investment in such Excluded Subsidiary as of the date of such release.

Any representation, warranty or covenant contained in any Loan Document relating to any Collateral or Guarantor released pursuant to this Section 9.12 shall no longer be deemed to be repeated with respect to such released Collateral or released Guarantor.

Section 9.13 Withholding Taxes. To the extent required by any applicable laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 10.1, each Lender shall indemnify and hold harmless the Administrative Agent against, within ten (10) days after written demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.13. For the avoidance of doubt, a “Lender” shall, for purposes of this Section 9.13, include any L/C Issuer. The agreements in this Section 9.13 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 9.14 Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the United States Bankruptcy Code, as amended, including under Sections 363, 1123 or 1129 thereof, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.11), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

ARTICLE 10.	MISCELLANEOUS.

Section 10.1 Taxes.

(a) Payments Free of Withholding. Except as otherwise required by law, each payment by or on behalf of any Loan Party under this Agreement or any other Loan Document shall be made without withholding or deduction for or on account of any Taxes. If any such withholding or deduction is so required, such withholding or deduction shall be made by the applicable withholding agent, the amount withheld shall be paid to the appropriate Governmental Authority before penalties attach thereto or interest accrues thereon, and the relevant Loan Party shall pay such additional amount as may be necessary to ensure that the net amount actually received by each Lender (or, in the case of any amount received by the Administrative Agent for its own account, the Administrative Agent) after withholding or deduction for Taxes has been made (including such withholding or deduction of Taxes on such additional amount payable under this Section 10.1) is equal to the amount that such Lender (or, in the case of any amount received by the Administrative Agent for its own account, the Administrative Agent) would have received had such withholding or deduction not been made.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender for the full amount of any Indemnified Taxes (including any Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 10.1) paid or payable by Administrative Agent or such Lender, as applicable, and any reasonable expenses arising therefrom or with respect thereto, in the currency in which such payment was made, whether or not such amounts were correctly or legally imposed or asserted by the relevant Governmental Authority, within ten (10) days after the date the Lender or the Administrative Agent makes written demand therefor, which demand shall be accompanied by a certificate describing in reasonable detail the basis thereof.

(c) Status of Lenders.

(i) Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation reasonably requested by the Borrower or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding Tax with respect to any payments to be made to such Lender under any Loan Document. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any specific documentation required below in this Section 10.1(c)) obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

(ii) Without limiting the generality of the foregoing:

(A) Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or prior to the date such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of the Borrower or the Administrative Agent), two (2) duly completed and signed copies of IRS Form W-9 certifying that such Lender is entitled to an exemption from U.S. backup withholding.

(B) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or prior to the date such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)	two (2) duly completed and signed IRS Forms W-8BEN or IRS Forms W-8BEN-E, as applicable, claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code;

(ii)	two (2) duly completed and signed IRS Forms W-8ECI;

(iii)	in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) two (2) duly completed and signed certificates substantially in the form of Exhibit L-1 (any such certificate, a “U.S. Tax Compliance Certificate”) and (y) two (2) duly completed and signed IRS Forms W-8BEN or IRS Forms W-8BEN-E, as applicable;

(iv)

to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), two (2) duly completed and signed IRS Forms W-8IMY of the Lender, together with an IRS FormW-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, U.S. Tax Compliance Certificate substantially in the form of Exhibit L-2 or Exhibit L-3, IRS Form W-9, and/or other certifications documents from each beneficial owner, as applicable, provided that if the Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-4 on behalf of each such direct and indirect partner; or

(v)	two (2) duly completed and signed copies of any other form prescribed by applicable U.S. federal income tax laws as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, together with such supplementary documentation as may be prescribed by Applicable Laws to permit the Borrower or the Administrative Agent to determine any withholding or deduction required to be made.

(C) If a payment made to the Administrative Agent or a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Administrative Agent or such Lender were to fail to comply with the requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Administrative Agent or such Lender, as applicable, shall deliver to the Borrower and (other than in the case of a payment to the Administrative Agent) the Administrative Agent at the time or times prescribed by Applicable Laws and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Laws (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether the Administrative Agent or such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Notwithstanding any other provision of this Section 10.1(c), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(iv) Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 10.1(c).

(d) Evidence of Payments. After any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 10.1 or Section 10.4, such Loan Party shall deliver official tax receipts evidencing that payment or certified copies thereof (or, if such receipts are not available, other evidence of payment reasonably acceptable to the relevant Lender or Administrative Agent) to the Lender or Administrative Agent on whose account such withholding was made (with a copy to the Administrative Agent if not the recipient of the original) on or before the thirtieth day after payment.

(e) Tax Refunds. If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of Taxes as to which it has been indemnified (including by the payment of additional amounts) pursuant to this Section 10.1 or Section 10.4, it shall pay over an amount equal to such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 10.1 or Section 10.4 giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender, as applicable and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay to such indemnified party the amount paid over to the Borrower plus any penalties, interest or other charges imposed by the relevant Governmental Authority in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 10.1(e), in no event will the indemnified party be required to pay any amount to the Borrower pursuant to this Section 10.1(e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted and the indemnification payments or additional amounts with respect to such Tax had not been paid. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.

(f) [Reserved].

(g) Survival. Each party’s obligations under this Section 10.1 and Section 10.4 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, and the Termination Date.

(h) Lenders. For the avoidance of doubt, a “Lender” shall, for purposes of this Section 10.1, include any L/C Issuer.

Section 10.2 No Waiver; Cumulative Remedies; Collective Action. No delay or failure on the part of the Administrative Agent or any Lender or on the part of the holder or holders of any of the Obligations in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Administrative Agent, the Lenders and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 7.2, Section 7.3 and Section 7.4 for the benefit of all the Lenders and the L/C Issuers, and each Lender and each L/C Issuer hereby agree with each other Lender and each other L/C Issuer, as applicable, that no Lender or L/C Issuer shall take any action to protect or enforce its rights under this Agreement or any other Loan Document (including exercising any rights of set-off) without first obtaining the prior written consent of the Administrative Agent or the Required Lenders (such consent not to be unreasonably withheld or delayed); provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents, or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any debtor relief law.

Section 10.3 Non-Business Days. Except as otherwise provided herein, if any payment hereunder or date for performance becomes due and payable or performable (in each case, including as a result of the expiration of any relevant notice period) on a day which is not a Business Day, the due date of such payment or the date for such performance shall be extended to the next succeeding Business Day on which date such payment shall be due and payable or such other requirement shall be performed. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 10.4 Documentary Taxes. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent shall timely reimburse the Administrative Agent for the payment of, any and all present or future documentary, court, stamp, excise, property, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, deliver, performance, enforcement, or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document (“Other Taxes”).

Section 10.5 Survival of Representations. All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made until the Termination Date.

Section 10.6 Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Lenders of amounts sufficient to protect the yield of the Lenders with respect to the Loans and Letters of Credit, including, but not limited to, Sections 8.1, 8.4, 10.4 and 10.13 hereof, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations.

Section 10.7 Sharing of Set-Off. Each Lender agrees with each other Lender a party hereto that if such Lender shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise (except pursuant to a valid assignment or participation pursuant to Section 10.10 or as provided in or contemplated by Sections 2.14, 2.15 or 2.16), on any of the Loans or Reimbursement Obligations in excess of its ratable share of payments on all such Obligations then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans or Reimbursement Obligations, or participations therein, held by each such other Lenders (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however, that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. For purposes of this Section 10.7, amounts owed to or recovered by an L/C Issuer in connection with Reimbursement Obligations in which Lenders have been required to fund their participation shall be treated as amounts owed to or recovered by such L/C Issuer as a Lender hereunder.

Section 10.8 Notices. Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including, without limitation, notice by facsimile or email transmission) and shall be given to the relevant party at its physical address, facsimile number or email address set forth below, or such other physical address, facsimile number or email address as such party may hereafter specify by notice to the Administrative Agent and the Borrower given by courier, by United States certified or registered mail, by facsimile, email transmission or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Loan Documents to any Lender shall be addressed to its physical address or facsimile number or email address set forth on its Administrative Questionnaire; and notices under the Loan Documents to the Borrower or the Administrative Agent shall be addressed to their respective physical addresses, facsimile numbers or email addresses set forth below:

to the Borrower:

Western Digital Corporation

3355 Michelson Drive, Suite 100

Irvine, California 92612

Attention: Michael Ray, Executive Vice President, Chief Legal Officer and Secretary

Telephone:

Facsimile: (949) 672-6604

Email:

Attention: Olivier Leonetti, Chief Financial Officer

Telephone:

Facsimile: (949) 672-6604

Email:

to the Administrative Agent:

For delivery of any list of Prohibited Lenders and notices with respect to changes to the list of Prohibited Lenders, email to: JPMDQ_CONTACT@JPMORGAN.COM

For all other notices to the Administrative Agent:

JPMorgan Chase Bank, N.A.

10 South Dearborn

Chicago, IL 60603

Attention: Dustin Thompson

Telephone: (312) 732-1162

Facsimile: (844) 490-5663

Email: JPM.AGENCY.CRI@JPMORGAN.COM with a copy to Caitlin.r.stewart@jpmorgan.com

With a copy of any notice of any Default or Event of Default (which shall not constitute notice to the Borrower) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention: Duane McLaughlin

Telephone: 212-225-2106

Facsimile: 212-225-3999

Email: dmclaughlin@cgsh.com

Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 10.8 or in the relevant Administrative Questionnaire and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid, (iii) if by email, when delivered (all such notices and communications sent by email shall be deemed delivered upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement)), or (iv) if given by any other means, when delivered at the addresses specified in this Section 10.8 or in the relevant Administrative Questionnaire; provided that any notice given pursuant to Article 2 hereof shall be effective only upon receipt.

Section 10.9 Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.

Section 10.10 Successors and Assigns; Assignments and Participations.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations under any Loan Document without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of clause (b) of this Section 10.10, (ii) by way of participation in accordance with the provisions of clause (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (f) of this Section 10.10. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.

(i) Any Lender may at any time assign to one (1) or more Eligible Assignees all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Revolving Credit Commitment(s) and the Loans at the time owing to it.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment(s) and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Revolving Credit Commitment(s) (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Credit Commitment is not then in effect, the principal outstand-

ing balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of such Trade Date) shall not be less than $5.0 million, in the case of any assignment in respect of the Revolving Facility, or less than $1.0 million, in the case of any assignment in respect of the Term Facility (calculated, in each case, in the aggregate with respect to multiple, simultaneous assignments by two (2) or more Approved Funds which are Affiliates or share the same (or affiliated) manager or advisor and/or two (2) or more lenders that are Affiliates) unless each of the Administrative Agent and the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Facility or the Revolving Credit Commitment assigned, except that this clause (B) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (unless otherwise waived or reduced by the Administrative Agent in its sole discretion), and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(D) the Eligible Assignee provides the Borrower and the Administrative Agent the forms required by Section 10.1(b) prior to the assignment.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section 10.10, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 8.4, 10.1(a) and 10.13 and subject to any obligations hereunder with respect to facts and circumstances occurring prior to the effective date of such assignment. All parties hereto consent that assignments to the Borrower permitted by the terms hereof shall not be construed as violating pro rata, optional redemption or any other provisions hereof, it being understood that, notwithstanding anything to the contrary elsewhere in this Agreement, immediately upon receipt by the Borrower of any Loans and/or Revolving Credit Commitments the same shall be deemed cancelled and no longer outstanding for any purpose under this Agreement, including without limitation, Section 10.11, and in no event shall the Borrower have any rights of a Lender under this Agreement or any other Loan Document.

(c) Register.

(i) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, the Revolving Credit Commitment(s) of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time, and each repayment in respect of the principal amount (and any interest thereon) (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (as to its own interest, but not the interest of any other Lender), at any reasonable time and from time to time upon reasonable prior notice.

(ii) The Administrative Agent shall (A) accept the Assignment and Assumption and (B) promptly record the information contained therein in the Register once all the requirements of clause (a) above have been met. No assignment shall be effective unless it has been recorded in the Register.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent or any L/C Issuer, sell participations to any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) or a Prohibited Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment(s) and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification, supplement or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification, supplement or waiver described in subclause (A) (to the extent that such Participant is directly affected) or (B) of Section 10.11. Subject to clause (e) of this Section 10.10, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 8.1, 8.4, 10.1, and 10.4 (subject to the requirements and limitations therein (including the requirements under Section 10.1(c), it being understood that the documentation required to be provided under Section 10.1(c) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 10.10. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.14 as though it were a Lender; provided that such Participant agrees to be subject to Section 10.7 as though it were a Lender.

Each Lender that sells a participation pursuant to this Section 10.10(d), acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register for the recordation of the names and addresses of the Participants, the commitments of, and principal amounts (and stated interest) of the Loans owing to, each Participant pursuant to the terms hereof from time to time, and each repayment in respect of the principal amount (and any interest thereon) (each, a “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender and the Borrower shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of a participation for all purposes of this Agreement, notwithstanding notice to the contrary; provided that no Lender shall have the obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Loan or other Obligations under any Loan Document) to any Person except to the extent such disclosure is necessary in connection with a tax audit or other proceeding to establish that any such Obligations are in registered form for U.S. federal income tax purposes.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 8.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant shall not be entitled to receive any greater payment under Section 10.1 or Section 10.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to a greater payment results from a change in law after the sale of the participation.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to any Prohibited Lender) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such lender, and this Section 10.10 shall not apply to any pledge or assignment of a security interest; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce

Act, the Ohio Uniform Electronic Transactions Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Assignments to the Borrower and its Subsidiaries. Any Lender may elect to, but is not obligated to elect to, at any time, assign all or a portion of its rights and obligations in respect of the Term B Loans to the Borrower and/or any Subsidiary of the Borrower through Dutch Auctions open to all Lenders on a pro rata basis, subject to the following limitations:

(i) (A) the Revolving Facility shall not be utilized to fund the purchase or assignment and (B) no Default or Event of Default shall have occurred and be continuing at the time of acceptance of any bids in any Dutch Auction; and

(ii) any Term B Loans acquired by the Borrower or any of its Subsidiaries shall be immediately and automatically cancelled.

(i) Prohibited Lenders. If any assignment or participation under this Section 10.10 is made (or attempted to be made) (i) to a Prohibited Lender without the Borrower’s prior written consent or (ii) to the extent the Borrower’s consent is required under the terms of this Section 10.10 and such consent shall have not been obtained or deemed to have been obtained, to any other Person without the Borrower’s consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (A) in the case of any outstanding Term Loans, purchase such Loans by paying the lesser of par or the same amount that such Lender paid to acquire such Loans, or (B) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 10.10), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Lender shall have received payment of an amount equal to the lesser of par or the amount such Lender paid for such Loans and participations in L/C Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (ii) the Borrower shall be liable to such Lender under Section 8.1 if any Eurodollar Loan owing to such Lender is repaid or purchased other than on the last day of the Interest Period relating thereto, and (iii) such assignment shall otherwise comply with this Section 10.10 (provided that no registration and processing fee referred to in this Section 10.10 shall be owing in connection with any assignment pursuant to this clause). Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender, as assignor, any Assignment and Assumption necessary to effectuate any assignment of such Lender’s interests hereunder to an assignee as contemplated hereby in the circumstances contemplated by this Section 10.10(i). Nothing in this Section 10.10(i) shall be deemed to prejudice any rights or remedies the Borrower may otherwise have at law or equity. Each Lender acknowledges and agrees that the Borrower would suffer irreparable harm if such Lender breaches any of its obligations under Section 10.10(a), 10.10(d) or 10.10(f) insofar as such Sections relate to any assignment, participation or pledge to a Prohibited Lender without the Borrower’s prior written consent. Additionally, each Lender agrees that the Borrower may seek to obtain specific performance or other equitable or injunctive relief to enforce this Section 10.10(i) against such Lender with respect to such breach without posting a bond or presenting evidence of irreparable harm. The Administrative Agent shall not be responsible or have liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Prohibited Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender is a Prohibited Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Prohibited Lender.

(j) If the Borrower wishes to replace the Loans or Commitments under any Facility with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three (3) Business Days’ advance notice to the Lenders under such Facility, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders under such Facility to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 10.11 (with such replacement, if applicable, deemed to have been made pursuant to Section 2.16). Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the

Lenders under such Facility in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrower), accompanied by payment by the Borrower of any accrued interest and fees thereon and any amounts owing pursuant to Section 10.13(b) to the extent demanded in writing prior to the date of such assignment. By receiving such purchase price, the Lenders under such Facility shall automatically be deemed to have assigned the Loans or Commitments under such Facility pursuant to the terms of the form of Assignment and Assumption attached hereto as Exhibit G and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this clause (j) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

Section 10.11 Amendments.

(a) Except as provided in Section 2.14 with respect to any Incremental Facility, Section 2.15 with respect to any Extension and Section 2.16 with respect to any Refinancing Term Loans or Replacement Revolving Facility, (a) no provision of this Agreement or the other Loan Documents may be amended, modified, supplemented or waived unless such amendment, modification, supplement or waiver is in writing and is signed by (i) the Borrower, (ii) the Required Lenders, (iii) if the rights or duties of the Administrative Agent are adversely affected thereby, the Administrative Agent, and (iv) if the rights or duties of the L/C Issuers are affected thereby, the L/C Issuers; provided that:

(A) no amendment, modification, supplement or waiver pursuant to this Section 10.11 shall (i) increase any Commitment or extend the expiry date of any such Commitment of any Lender without the consent of such Lender (it being understood that any such amendment, modification, supplement or waiver that provides for the payment of interest in kind in addition to, and not as substitution for or as conversion of, the interest otherwise payable hereunder shall only require the consent of the Required Lenders and that a waiver of any condition precedent or the waiver of any Default or Event of Default or mandatory prepayment shall not constitute an extension or increase of any Commitment), (ii) reduce the amount of, postpone the date for any scheduled payment of any principal of or interest or fee on, or extend the final maturity of any Loan or of any Reimbursement Obligation or of any fee payable hereunder (other than with respect to a waiver of default interest and it being understood that any change in the definitions of any ratio used in the calculation of such rate of interest or fees (or the component definitions) shall not constitute a reduction in any rate of interest or fees) without the consent of each Lender (but not the Required Lenders) to which such payment is owing or which has committed to make such Loan or Letter of Credit (or participate therein) hereunder or (iii) change the application of payments set forth in Section 2.9 hereof without the consent of any Lender adversely affected thereby;

(B) no amendment, modification, supplement or waiver pursuant to this Section 10.11 shall, unless signed by each Lender, change the definition of Required Lenders in a manner that reduces the voting percentages set forth therein, change the provisions of this Section 10.11, release all or substantially all of the Collateral (except as expressly provided in the Loan Documents) or all or substantially all of the value of the guarantees provided by the Guarantors (except as expressly provided in the Loan Documents), affect the number of Lenders required to take any action hereunder or under any other Loan Document, or change or waive any provision of any Loan Document that provides for the pro rata nature of disbursements or payments to Lenders or sharing of Collateral among the Lenders (except in connection with any transaction permitted by the last paragraph of this Section 10.11(a) or Section 10.10(h));

(C) no amendment, modification, supplement or waiver pursuant to this Section 10.11 shall amend or otherwise modify Section 2.8 or any other provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the consent of Lenders representing a majority in interest of each affected Class (it being understood that the Required Lenders may waive, in whole or in part, any prepayment of Loans hereunder so long as the application, as between Classes, of any portion of such prepayment that is still required to be made is not altered); and

(D) no amendment, modification, supplement or waiver pursuant to this Section 10.11 shall amend or modify the provisions of Section 2.3 or any letter of credit application and any bilateral agreement between the Borrower and an L/C Issuer regarding such L/C Issuer’s Letter of Credit Commitment or the respective rights and obligations between the Borrower and such L/C Issuer in connection with the issuance of Letters of Credit without the prior written consent of the Administrative Agent and such L/C Issuer, respectively.

Notwithstanding anything to the contrary herein, (a) except as set forth in clause (A) above, no Defaulting Lender shall have any right to approve or disapprove any amendment, modification, supplement, waiver or consent hereunder or otherwise give any direction to the Administrative Agent; (b) the Borrower and the Administrative Agent may, without the input or consent of any other Lender, effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Borrower and the Administrative Agent to effect the provisions of Sections 2.8(d), 2.14, 2.15, 2.16, 10.10(i) or (j); (c) guarantees, collateral security documents and related documents and related documents executed by the Borrower or any of its Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented or waived without the consent of any Lender if such amendment, supplement or waiver is delivered in order to (i) comply with local law or advice of local counsel, (ii) cure ambiguities, omissions, mistakes or defects or (iii) cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents; (d) the Administrative Agent may, with the consent of Borrower only, amend, modify or supplement this Agreement or any other Loan Document to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender and the Lenders shall have received, at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (e) Schedules 5.10, 5.17, 6.11, 6.14, 6.15, 6.17 and 6.24 may be updated with the consent of the Borrower and the Administrative Agent following the Closing Date and prior to the Escrow Release Date to reflect circumstances existing on the Escrow Release Date.

Notwithstanding the foregoing, (i) only the consent of the Required RC/TLA Lenders shall be required in respect of amendments, modifications or waivers of the financial covenants set forth in Section 6.22 (or any component definition thereof to the extent applicable thereto) and (ii) only the consent of the Required RC Lenders shall be required with respect to waivers of any conditions to the Borrowing of any Revolving Loans, and any such amendment, modification or waiver may be made without the consent of any other Lender (including, for the avoidance of doubt, the Required Lenders).

In addition, notwithstanding the foregoing, any amendment or waiver of the conditions in Section 3.3 shall require the consent of the Required Lenders as of the date of such amendment or waiver.

In addition, notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders (as determined hereunder prior to any such amendment or amendment and restatement), the Administrative Agent and the Borrower (i) to add one (1) or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders, the Required RC/TLA Lenders, the Required RC Lenders and other definitions related to such new credit facilities; provided that no Lender shall be obligated to commit to or hold any part of such credit facilities.

(b) [Reserved].

(c) Each waiver, amendment, modification, supplement or consent made or given pursuant to this Section 10.11 shall be effective only in the specific instance and for the specific purpose for which given, and such waiver, amendment, modification or supplement shall apply equally to each of the Lenders and shall be binding on the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans and Revolving Credit Commitments.

Section 10.12 Heading. Section headings and the Table of Contents used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 10.13 Costs and Expenses; Indemnification.

(a) The Borrower agrees to pay all reasonable and documented out-of-pocket costs and expenses (on the Closing Date or within thirty (30) days of a written demand therefor, together with reasonable backup documentation supporting such reimbursement request) of (i) the Administrative Agent, L/C Issuers and Joint Lead Arrangers in connection with the syndication of the Facilities and the preparation, execution, delivery and administration of the Loan Documents, (ii) the Administrative Agent and the L/C Issuers in connection with any amendment, modification, supplement, waiver or consent related to the Loan Documents, together with any fees and charges suffered or incurred by the Administrative Agent in connection with collateral filing fees and lien searches and (iii) the Administrative Agent, L/C Issuers and the Lenders (within thirty (30) days of a written demand therefor together with reasonable backup documentation supporting such reimbursement request) in connection with the enforcement of the Loan Documents.

(b) The Borrower further agrees to indemnify the Administrative Agent in its capacity as such, each Joint Lead Arranger, each L/C Issuer and each Lender, their respective Affiliates and controlling Persons and the respective directors, officers, employees, partners, advisors, agents and other representatives of the foregoing against all Damages (including, without limitation, reasonable attorney’s fees and other expenses of litigation or preparation therefor, whether or not the indemnified person is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to (x) any Loan Document, any of the transactions contemplated thereby, the Facilities, the syndication of the Facilities, the direct or indirect application or proposed application of the proceeds of any Loan or Letter of Credit or the Transactions or (y) any Environmental Liability relating to the Borrower or any Restricted Subsidiary, including without limitation, with respect to the actual or alleged presence, Release or threat of Release of any Hazardous Materials at, on, under or from any property currently or formerly owned or operated by the Borrower or any Restricted Subsidiary, other than those in each of the cases of clauses (x) and (y) above which (i) arise from the gross negligence, willful misconduct or bad faith of, or material breach of the Loan Documents by, the party claiming indemnification (or any of its respective directors, officers, employees, advisors, agents and Affiliates), in each case, to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment or (ii) arise out of any dispute solely among indemnified persons (other than in connection with any agent or arranger acting in its capacity as the Administrative Agent, an L/C Issuer, a Joint Lead Arranger or any other agent, co-agent, arranger or similar role, in each case in their respective capacities as such, or in connection with any syndication activities) that did not arise out of any act or omission of the Borrower or any of its Affiliates. Notwithstanding the foregoing, each indemnified person shall be obligated to refund and return any and all amounts paid by the Borrower to such indemnified person for fees, expenses or damages to the extent such indemnified person is not entitled to payment of such amounts in accordance with the terms hereof. No indemnified person and no Loan Party shall have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that nothing in this sentence shall limit any Loan Party’s indemnity and reimbursement obligations to the extent that such special, punitive, indirect or consequential damages are included in any claim by a third party unaffiliated with any of the indemnified persons with respect to which the applicable indemnified person is entitled to indemnification as set forth in the immediately preceding sentence. No indemnified person nor any other party hereto shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent any such damages arise from the gross negligence, bad faith or willful misconduct of, or material breach of the Loan Documents by, such indemnified person (or any of its respective directors, officers, employees, advisors, agents and Affiliates) or such other party hereto, as applicable, in each case to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment.

(c) Notwithstanding any of the foregoing clauses (a) or (b) to the contrary, in no event shall the Borrower be obligated to pay for the legal expenses or fees of more than one (1) firm of outside counsel and, if reasonably necessary, one (1) local counsel in any relevant jurisdiction or otherwise retained with the Borrower’s consent

(not to be unreasonably withheld or delayed), to the Administrative Agent, or the Administrative Agent, the L/C Issuers, the Joint Lead Arrangers and the Lenders, taken as a whole, as the case may be, except, solely in the case of a conflict of interest under clauses (a)(iii) or (b) above, one (1) additional counsel to all affected persons similarly situated, taken as a whole, and if reasonably necessary, one (1) additional local counsel in each relevant jurisdiction or otherwise retained with Borrower’s consent (not to be unreasonably withheld or delayed) to all affected persons similarly situated, taken as a whole. The obligations of the Borrower under this Section 10.13 shall survive the termination of this Agreement.

Section 10.14 Set-off. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, but subject to Section 10.2, upon the occurrence and during the continuation of any Event of Default, each Lender and each subsequent holder of any Obligation is hereby authorized by the Borrower at any time or from time to time, without prior notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts, and in whatever currency denominated) and any other indebtedness at any time held or owing by that Lender or that subsequent holder to or for the credit or the account of the Borrower, whether or not matured, against and on account of any amount due and payable by the Borrower hereunder. Each Lender or any such subsequent holder of any Obligations agrees to promptly notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 10.15 Entire Agreement. The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

Section 10.16 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed by and interpreted in accordance with, the law of the State of New York; provided that, notwithstanding any governing law provision of the Loan Documents, (a) the interpretation of the definition of “Company Material Adverse Effect” (and whether or not a Company Material Adverse Effect has occurred), (b) the determination of the accuracy of any Specified Acquisition Agreement Representation and whether as a result of any inaccuracy thereof either the Borrower or its applicable affiliate has the right to terminate its obligations under the Acquisition Agreement or to decline to consummate the Schrader Acquisition and (c) the determination of whether the Schrader Acquisition has been consummated in accordance with the terms of Acquisition Agreement and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof shall, in each case, be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 10.17 Severability of Provisions. Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

Section 10.18 Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by Applicable Law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section 10.18 shall govern and control, (b) neither the Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by Applicable Law), (ii) refunded to the Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither the Borrower nor any guarantor or endorser shall have any action against the Administrative Agent or any Lender for any Damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of Borrower’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower’s Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.

Section 10.19 Construction. The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents. The provisions of this Agreement relating to Subsidiaries shall apply only during such times as the Borrower has one (1) or more Subsidiaries. In the event of any conflict or inconsistency between or among this Agreement and the other Loan Documents, the terms and conditions of this Agreement shall govern and control.

Section 10.20 Lender’s Obligations Several. The obligations of the Lenders hereunder are several and not joint and no Lender shall be responsible for the failure of any other Lender to satisfy its obligations hereunder except as otherwise set forth in this Agreement. Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders a partnership, association, joint venture or other entity.

Section 10.21 USA Patriot Act. Each Lender and each Agent hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender and/or Agent to identify each Loan Party in accordance with the Patriot Act.

Section 10.22 Submission to Jurisdiction; Waiver of Jury Trial. Each of the parties hereto hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City in the borough of Manhattan for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto agrees that a final judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that (a) any party hereto may otherwise have to bring any proceeding relating to any Loan Document against any other party hereto or their respective properties in the courts of any jurisdiction (i) for purposes of enforcing a judgment or (ii) in connection with any pending bankruptcy, insolvency or similar proceeding in such jurisdiction or (b) the Administrative Agent, the Collateral Agent, any L/C Issuer or any Lender may otherwise have to bring any proceeding relating to any Loan Document against any Loan Party or their respective properties in the courts of any jurisdiction in connection with exercising remedies against any Collateral in a jurisdiction in which such Collateral is located. THE BORROWER, THE ADMINISTRATIVE AGENT, THE L/C ISSUERS AND THE LENDERS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

Section 10.23 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that the Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective directors, officers, em-

ployees, agents, advisors, insurers, insurance brokers, settlement service providers and other representatives on a “need to know basis” (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) solely in connection with the transactions contemplated or permitted hereby; provided that the Administrative Agent, the Lenders or the L/C Issuers, as the case may be, shall be responsible for their respective Affiliates’ compliance with this clause, (b) to the extent requested by any regulatory authority having jurisdiction over such Person (including any self-regulatory authority, such as the National Association of Insurance Commissioners or any similar organization) or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender (provided that, prior to any such disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential Information relating to the Loan Parties), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process; provided that, unless specifically prohibited by Applicable Law or court order, each Lender and the Administrative Agent shall promptly notify the Borrower in advance of any such disclosure, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions not less restrictive than those of this Section 10.23, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (provided that, for the avoidance of doubt, to the extent that the list of Prohibited Lenders is made available to all Lenders, the “Information” for purposes of this clause (f)(i) shall include the list of Prohibited Lenders) or (ii) any actual or prospective counterparty (or its advisors) to any Hedge Agreement relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) (x) to any rating agency in connection with rating the Borrower or its Subsidiaries or the facilities evidenced by this Agreement or (y) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities evidenced by this Agreement, (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.23 or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower, (j) for purposes of establishing a “due diligence” defense, (k) to the extent that such information is independently developed, so long as not based on information obtained in a manner that would otherwise violate this Section 10.23. In addition, the Agents and the Lenders may disclose the existence of this Agreement and customary information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions; provided that such Person is advised of and agrees to be bound by the provisions of this Section 10.23. For purposes of this Section 10.23, “Information” means all information received by the Administrative Agent, any Lender or any L/C Issuer, as the case may be, from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses (including any target company and its Subsidiaries in connection with contemplated or consummated Acquisition or other investment), other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section 10.23 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding the foregoing, the Administrative Agent and the Lenders agree not to disclose any Information to a Prohibited Lender.

Section 10.24 No Fiduciary Relationship. The Borrower acknowledges and agrees that the transactions contemplated by this Agreement and the other Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s length commercial transactions between the Agents and the Lenders, on the one hand, and the Loan Parties, on the other, and in connection therewith and with the process leading thereto, (i) the Agents and the Lenders have not assumed an advisory or fiduciary responsibility in favor of the Loan Parties, the Loan Parties’ equity holders or the Loan Parties’ Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether such Agent and/or Lender has advised, is currently advising or will advise the Loan Parties, the Loan Parties’ equity holders or the Loan Parties’ Affiliates on other matters) or any other obligation to the Loan Parties except the obligations expressly set forth in this Agreement and the other Loan Documents and (ii) such Agent and/or Lender is acting solely as a principal and not as a fiduciary of the Loan Parties, the Loan Parties’ management, equity holders, Affiliates, creditors or any other Person or their respective Affiliates. Each Agent, each Lender and their Affiliates may have economic interests that conflict with the economic interests of the Borrower or any of its Subsidiaries, their stockholders and/or their Affiliates.

Section 10.25 Platform; Borrower Materials.

(a) The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information (within the meaning of the United States federal and state securities laws) with respect to the Borrower or their respective Subsidiaries or any of their respective securities) (each, a “Public Lender”). The Borrower hereby agrees that it will identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor” and (iii) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE ADMINISTRATIVE AGENT, ITS RELATED PARTIES AND THE JOINT LEAD ARRANGERS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT, ANY OR ITS RELATED PARTIES OR ANY JOINT LEAD ARRANGER IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.

(b) Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information. Each Lender represents to the Borrower and the Administrative Agent that (i) it has developed compliance procedures regarding the use of material non-public information and that it will handle material non-public information in accordance with such procedures and applicable law, including Federal, state and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws.

Section 10.26 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WESTERN DIGITAL CORPORATION

By:	/s/ Olivier Leonetti
	Name:	Olivier Leonetti
	Title:	Chief Financial Officer

[Signature Page to Western Digital Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, LC Issuer and a Lender

By:	/s/ Caitlin Stewart
	Name:	Caitlin Stewart
	Title:	Vice President

[Signature Page to Western Digital Credit Agreement]

BANK OF AMERICA, N.A.,
as Lender and L/C Issuer

By:	/s/ Jeannette Lu
	Name:	Jeannette Lu
	Title:	Director

[Signature Page to Western Digital Credit Agreement]

MIZUHO BANK, LTD.,
as Lender

By:	/s/ Bertram H. Tang
	Name:	Bertram H. Tang
	Title:	Authorized Signatory

[Signature Page to Western Digital Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Lender and L/C Issuer

By:	/s/ Bill O’Daly
	Name:	Bill O’Daly
	Title:	Authorized Signatory

By:	/s/ Max Wallins
	Name:	Max Wallins
	Title:	Authorized Signatory

[Signature Page to Western Digital Credit Agreement]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as Lender and L/C Issuer

By:	/s/ Richard Ong Pho
	Name:	Richard Ong Pho
	Title:	Director

[Signature Page to Western Digital Credit Agreement]

HSBC BANK USA, N.A.,
as a Lender and L/C Issuer

By:	/s/ Andrew W Hietala
	Name:	Andrew W Hietala
	Title:	Senior Vice President

HSBC Bank plc.,
as a Lender

By:	/s/ Simon Addis
	Name:	Simon Addis
	Title:	Director – HSBC Bank plc

[Signature Page to Western Digital Credit Agreement]

Citibank, N.A.,
as Lender and L/C Issuer

By:	/s/ Sean Klimchalk
	Name:	Sean Klimchalk
	Title:	Vice President

[Signature Page to Western Digital Credit Agreement]

SUMITOMO MITSUI BANKING CORPORATION,
as Lender

By:	/s/ Katsuyuki Kubo
Katsuyuki Kubo
Managing Director

[Signature Page to Western Digital Credit Agreement]

ROYAL BANK OF CANADA,
as Lender and L/C Issuer

By:	/s/ Kenneth Klassen
	Name:	Kenneth Klassen
	Title:	Authorized Signatory

By:	/s/ Michael Ferenich
	Name:	Michael Ferenich
	Title:	Authorized Signatory

[Signature Page to Western Digital Credit Agreement]

BNP PARIBAS,
as Lender

By:	/s/ Nicolas Rabier
	Name:	Nicolas Rabier
	Title:	Managing Director

By:	/s/ Gregoire Poussard
	Name:	Gregoire Poussard
	Title:	Vice President

[Signature Page to Western Digital Credit Agreement]

THE BANK OF NOVA SCOTIA,
as Lender

By:	/s/ Eugene Dempsey
	Name:	Eugene Dempsey
	Title:	Director

[Signature Page to Western Digital Credit Agreement]

TD BANK, N.A.,
as a Lender

By:	/s/ David Perlman
	Name:	David Perlman
	Title:	Senior Vice President

[Signature Page to Western Digital Credit Agreement]

SUNTRUST BANK,
as Lender

By:	/s/ David J. Sharp
	Name:	David J. Sharp
	Title:	Vice President

[Signature Page to Western Digital Credit Agreement]

COMPASS BANK D/B/A BBVA COMPASS,
as Lender

By:	/s/ Raj Namblar
	Name:	Raj Namblar
	Title:	Senior Vice President

[Signature Page to Western Digital Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ S. Michael St. Geme
	Name:	S. Michael St. Geme
	Title:	Managing Director

[Signature Page to Western Digital Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION,
as Lender

By:	/s/ Brian Seipke
	Name:	Brian Seipke
	Title:	Vice President

[Signature Page to Western Digital Credit Agreement]

FIFTH THIRD BANK,
as Lender

By:	/s/ Suzanne M. Rode
	Name:	Suzanne M. Rode
	Title:	Managing Director

[Signature Page to Western Digital Credit Agreement]

STANDARD CHARTERED BANK,
as Lender

By:	/s/ Steven Aloupis
	Name:	Steven Aloupis
	Title:	Managing Director
Loan Syndications

[Signature Page to Western Digital Credit Agreement]

DBS Bank Ltd.,
as a Lender

By:	/s/ Yeo How Ngee
	Name:	Yeo How Ngee
	Title:	Managing Director

[Signature Page to Western Digital Credit Agreement]

BANK OF THE WEST,
as a Lender

By:	/s/ Cecile Segovia
	Name:	Cecile Segovia
	Title:	Director

By:	/s/ Sid Jordan
	Name:	Sid Jordan
	Title:	Managing Director

[Signature Page to Western Digital Credit Agreement]

Industrial and Commercial Bank of China Ltd., New York Branch,
as a Lender

By:	/s/ Dayi Liu
	Name:	Dayi Liu
	Title:	Director

By:	/s/ Tony Huang
	Name:	Tony Huang
	Title:	Director

[Signature Page to Western Digital Credit Agreement]

KEYBANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Geoff Smith
	Name:	Geoff Smith
	Title:	Senior Vice President

[Signature Page to Western Digital Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Brett R. Schweikle
	Name:	Brett R. Schweikle
	Title:	Senior Vice President

[Signature Page to Western Digital Credit Agreement]

THE NORTHERN TRUST COMPANY,
as a Lender

By:	/s/ Fiyaz A Khan
	Name:	Fiyaz A Khan
	Title:	Vice President

[Signature Page to Western Digital Credit Agreement]

BANCA IMI S.P.A., LONDON BRANCH
as Lender

By:	/s/ Richard Zatta
	Name:	Richard Zatta
	Title:	Authorised Signatory of Banca IMI S.p.A – London Branch

By:	/s/ Marie-Héléne Roehrl
	Name:	Marie-Héléne Roehrl
	Title:	Authorised Signatory of Banca IMI S.p.A – London Branch

[Signature Page to Western Digital Credit Agreement]

Bank of China, Los Angeles Branch,
as a Lender

By:	/s/ Lixin Guo
	Name:	Lixin Guo
	Title:	Senior Vice President & Branch Manager

[Signature Page to Western Digital Credit Agreement]

The Bank of East Asia, Limited – New York Branch,
as a Lender

By:	/s/ James Y. Hua
	Name:	James Y. Hua
	Title:	Senior Vice President

By:	/s/ Kitty Sin
	Name:	Kitty Sin
	Title:	Senior Vice President

[Signature Page to Western Digital Credit Agreement]

First Hawaiian Bank,
as a Lender

By:	/s/ Jeffrey Inouye
	Name:	Jeffrey Inouye
	Title:	Vice President

[Signature Page to Western Digital Credit Agreement]

Comerica Bank,
as Lender

By:	/s/ Fatima Arshad
	Name:	Fatima Arshad
	Title:	Vice President

[Signature Page to Western Digital Credit Agreement]

State Bank of India, New York Branch,
as a Lender

By:	/s/ Manoranjan Panda
	Name:	Manoranjan Panda
	Title:	VP & Head (Credit Management Cell)

[Signature Page to Western Digital Credit Agreement]

Crédit Industriel et Commercial – New York Branch,
as a Lender

By:	/s/ Marcus Edward
	Name:	Marcus Edward
	Title:	Managing Director

By:	/s/ Garry Weiss
	Name:	Garry Weiss
	Title:	Managing Director

[Signature Page to Western Digital Credit Agreement]

CTBC Bank Co., Ltd.,
as Lender

By:	/s/ Ralph Wu
	Name:	Ralph Wu
	Title:	Senior Vice President & General Manager

[Signature Page to Western Digital Credit Agreement]

E.Sun Commercial Bank, Ltd., Los Angeles Branch,
as a Lender

By:	/s/ Edward Chen
	Name:	Edward Chen
	Title:	Senior Vice President & General Manager

[Signature Page to Western Digital Credit Agreement]

American Savings Bank, F.S.B.,
as a Lender

By:	/s/ Rian DuBach
	Name:	Rian DuBach
	Title:	First Vice President

[Signature Page to Western Digital Credit Agreement]

Liberty Bank,
as a Lender

By:	/s/ Carla Balesano
	Name:	Carla Belesano
	Title:	Senior Vice President

[Signature Page to Western Digital Credit Agreement]

EXHIBIT A

NOTICE OF PAYMENT REQUEST

[Date]

[Name of Lender]

[Address]

Attention:

Reference is made to the Loan Agreement, dated as of April 29, 2016, among Western Digital Corporation, a Delaware corporation, the Lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as Administrative Agent and the other agents party thereto (as extended, renewed, amended, restated, amended and restated, supplemented or otherwise modified, the “Loan Agreement”). Capitalized terms used herein and not defined herein have the meanings assigned to them in the Loan Agreement. [The Borrower has failed to pay its Reimbursement Obligation in the amount of $        . Your Revolver Percentage of the unpaid Reimbursement Obligation is $        ] or [    ] as L/C Issuer has been required to return a payment by the Borrower of a Reimbursement Obligation in the amount of $        . Your Revolver Percentage of the returned Reimbursement Obligation is $        .]

Very truly yours,

[ ], as L/C Issuer

By
Name
Title

Exh. A-1

Exhibit B

Notice of Borrowing

Date:             ,

To:	JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders parties to the Loan Agreement dated as of April 29, 2016 (as extended, renewed, amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among Western Digital Corporation, a Delaware corporation (the “Borrower”), the Lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents party thereto

Ladies and Gentlemen:

The undersigned, the Borrower, refers to the Loan Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.5 of the Loan Agreement, of the Borrowing of Loans specified below:

1. The Business Day of the proposed Borrowing is             ,         ,1

2. The aggregate amount of the proposed Borrowing is $         .2

3. The Borrowing is being advanced under the [Revolving Facility] [Term A Facility] [U.S. Term B Facility][Euro Term B Facility].

4. The Borrowing is to be comprised of [Base Rate] [Eurodollar] Loans.

[5. The duration of the Interest Period for the Eurodollar Loans included in the Borrowing shall be              months.]3

[The undersigned hereby certifies that the following statements are true on the date hereof:

[1]	Notice must be provided by telephone (promptly confirmed in writing) or telecopy by (i) 1:00 p.m. at least three Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of Loans that are Eurodollar Loans denominated in Dollars (or in the case of any Borrowing of Loans that are Eurodollar Loans denominated in Dollars on the Closing Date or the Escrow Release Date, 1:00 p.m., at least two (2) Business Days prior to such date), (ii) 2:00 p.m. (London, England time) at least three Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of Loans that are Eurodollar Loans denominated in Euros (or in the case of any Borrowing of Loans that are Eurodollar Loans denominated in Euros on the Closing Date or the Escrow Release Date, 2:00 p.m. (London time), at least two (2) Business Days prior to such date) and (iii) 1:00 p.m. on the date the Borrower requests the Lenders to advance a Borrowing of Loans that are Base Rate Loans.
[2]	Each Borrowing of Base Rate Loans shall be in amount not less than $1,000,000 or such greater amount that is an integral multiple of $1,000,000. Each Borrowing of Eurodollar Loans advanced shall be in an amount equal to $1,000,000 or such greater amount that is in integral multiple of $1,000,000.
[3]	May be one week or 1, 2, 3, 6, or if available to all affected Lenders in respect of LIBOR or EURIBOR, as applicable, 12 months.

Exh. B-1

(a) the representations and warranties contained in Section 5 of the Loan Agreement and in the other Loan Documents are true and correct in all material respects (or in all respects, if qualified by a materiality threshold) as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date); and

(b) no Default or Event of Default has occurred and is continuing or would result from such proposed Borrowing.]4

[In consideration for permitting the Borrower to request Loans as Eurodollar Loans pursuant to the Loan Agreement prior to the effectiveness thereof, the Borrower hereby agrees that, in the event the Borrower fails to borrow such Eurodollar Loans on the requested date of Borrowing above for any reason (other than the failure by a Lender to make a Loan, but including the failure of the Loan Agreement to become effective), the Borrower shall reimburse each applicable Lender in respect of its Eurodollar Loans upon its demand as set forth in Section 8.1 of the Loan Agreement as if the Loan Agreement were in effect with respect to the requested Eurodollar Loans.]5

[Notwithstanding anything herein to the contrary, the Borrowings contemplated by this Notice of Borrowing shall be subject to and conditioned upon the effectiveness of the Loan Agreement[ and on the Schrader Acquisition].]6

[4]	Only to be included for Borrowings after the Escrow Release Date.
[5]	Only to be included for Borrowings on the Closing Date or Escrow Release Date.
[6]	Only to be included for Borrowings on the Closing Date or Escrow Release Date.

Exh. B-2

WESTERN DIGITAL CORPORATION

By:
Name:
Title:

[Signature Page to Notice of Borrowing]

EXHIBIT C

NOTICE OF CONTINUATION/CONVERSION

Date:             ,

To:	JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders parties to the Loan Agreement dated as of April 29, 2016 (as extended, renewed, amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) among Western Digital Corporation (the “Borrower”), the Lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as Administrative Agent and the other agents party thereto

Ladies and Gentlemen:

The undersigned, Western Digital Corporation, refers to the Loan Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.5 of the Loan Agreement, of the [conversion] [continuation] of the [Revolving] [Term A] [U.S. Term B][Euro Term B] Loans specified herein, that:

1. The conversion/continuation Date is             ,         .1

2. The aggregate amount of the Loans to be [converted] [continued] is $        .2

3. The Loans are to be [converted into] [continued as] [Eurodollar] [Base Rate] Loans [denominated in Dollars][denominated in Euros].

4. [If applicable:] The duration of the Interest Period for the Loans included in the [conversion] [continuation] shall be      months.3

[1]	Notice of the continuation of a Borrowing of Loans that are Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Loans that are Base Rate Loans into Eurodollar Loans must be given by no later than (i) 1:00 p.m. at least three Business Days before the date of the requested continuation or conversion of Borrowing of Loans that are denominated in Dollars and (ii) 1:00 p.m. (London, England time) at least three (3) Business Days before the date of the requested continuation of a Borrowing of Loans that are denominated in Euros.
[2]	Each Borrowing of Eurodollar Loans continued or converted shall be in an amount equal to $1,000,000 or such greater amount that in an integral multiple of $1,000,000.
[3]	May be one week or 1, 2, 3, 6, or if available to all affected Lenders in respect of LIBOR or EURIBOR, as applicable,, 12 months. [If no Interest Period is specified with respect to any conversion to or continuation of as a Borrowing of Eurodollar Loans, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.]

Exh. C-1

WESTERN DIGITAL CORPORATION

By:
Name:
Title:

[Signature Page to Notice of Continuation/Conversion]

EXHIBIT D-1

TERM A NOTE

$	, 20

FOR VALUE RECEIVED, the undersigned, Western Digital Corporation, a Delaware corporation (the “Borrower”), hereby promises to pay to                      or its registered assigns (the “Lender”) at the principal office of JPMorgan Chase Bank, N.A., as Administrative Agent, in New York, New York, in immediately available funds, the principal sum of              Dollars ($        ) or, if less, the aggregate unpaid principal amount of the Term A Loan made, continued or maintained by the Lender to the Borrower pursuant to the Loan Agreement (as defined below), in installments in the amounts and on the dates called for by Section 2.7(a) of the Loan Agreement, together with interest on the principal amount of such Term A Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Loan Agreement.

This Note is one of the Term A Notes referred to in the Loan Agreement dated as of April 29, 2016 among the Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, the Lenders party thereto from time to time, and the other agents party thereto (as extended, renewed, amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Loan Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Loan Agreement. This Note shall be governed by and construed in accordance with the laws of the State of New York.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all on the terms and in the manner as provided for in the Loan Agreement.

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

WESTERN DIGITAL CORPORATION

By:
Name:
Title:

Exh. D-1-1

EXHIBIT D-2

U.S. TERM B NOTE

$	, 20

FOR VALUE RECEIVED, the undersigned, Western Digital Corporation, a Delaware corporation (the “Borrower”), hereby promises to pay to                      or its registered assigns (the “Lender”) at the principal office of JPMorgan Chase Bank, N.A., as Administrative Agent, in New York, New York, in immediately available funds, the principal sum of              Dollars ($        ) or, if less, the aggregate unpaid principal amount of the U.S. Term B Loan made or maintained by the Lender to the Borrower pursuant to the Loan Agreement (as defined below), in installments in the amounts and on the dates called for by Section 2.7(b) of the Loan Agreement, together with interest on the principal amount of such U.S. Term B Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Loan Agreement.

This Note is one of the U.S. Term B Notes referred to in the Loan Agreement dated as of April 29, 2016 among the Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, the Lenders party thereto from time to time, and the other agents party thereto (as extended, renewed, amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Loan Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Loan Agreement. This Note shall be governed by and construed in accordance with the laws of the State of New York.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all on the terms and in the manner as provided for in the Loan Agreement.

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

WESTERN DIGITAL CORPORATION

By:
Name:
Title:

Exh. D-2-1

EXHIBIT D-3

EURO TERM B NOTE

€	, 20

FOR VALUE RECEIVED, the undersigned, Western Digital Corporation, a Delaware corporation (the “Borrower”), hereby promises to pay to                      or its registered assigns (the “Lender”) at the principal office of JPMorgan Chase Bank, N.A., as Administrative Agent, in New York, New York, in immediately available funds, the principal sum of              Euros (€        ) or, if less, the aggregate unpaid principal amount of the Euro Term B Loan made or maintained by the Lender to the Borrower pursuant to the Loan Agreement (as defined below), in installments in the amounts and on the dates called for by Section 2.7(c) of the Loan Agreement, together with interest on the principal amount of such Euro Term B Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Loan Agreement.

This Note is one of the Euro Term B Notes referred to in the Loan Agreement dated as of April 29, 2016 among the Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, the Lenders party thereto from time to time, and the other agents party thereto (as extended, renewed, amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Loan Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Loan Agreement. This Note shall be governed by and construed in accordance with the laws of the State of New York.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all on the terms and in the manner as provided for in the Loan Agreement.

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

WESTERN DIGITAL CORPORATION

By:
Name:
Title:

Exh. D-3-1

EXHIBIT D-4

REVOLVING NOTE

$	, 20

FOR VALUE RECEIVED, the undersigned, Western Digital Corporation, a Delaware corporation (the “Borrower”), hereby promises to pay to                      or its registered assigns (the “Lender”) on the Revolving Credit Termination Date of the hereinafter defined Loan Agreement, at the principal office of JPMorgan Chase Bank, N.A., as Administrative Agent, in New York, New York, in immediately available funds, the principal sum of              Dollars ($        ) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to the Loan Agreement, together with interest on the principal amount of each Revolving Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Loan Agreement.

This Note is one of the Revolving Notes referred to in the Loan Agreement dated as of April 29, 2016 among the Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, the Lenders party thereto from time to time, and the other agents party thereto (as extended, renewed, amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Loan Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Loan Agreement. This Note shall be governed by and construed in accordance with the laws of the State of New York.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all on the terms and in the manner as provided for in the Loan Agreement.

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

WESTERN DIGITAL CORPORATION

By:
Name:
Title:

Exh. D-4-1

Exhibit E

SOLVENCY CERTIFICATE

[            ], 2016

This SOLVENCY CERTIFICATE (this “Certificate”) is delivered in connection with that certain Loan Agreement dated as of April 29, 2016 (as amended, supplemented, amended and restated, replaced, or otherwise modified from time to time, the “Loan Agreement”) among Western Digital Corporation, a Delaware corporation (the “Borrower”), JPMorgan Chase Bank, N.A. as administrative agent and collateral agent, the financial institutions from time to time party thereto as lenders and the other parties thereto. Capitalized terms used herein without definition have the same meanings as in the Loan Agreement.

I am familiar with the finances, properties, business and assets of the Borrower and its Subsidiaries, and have made such investigation and inquiries as I have deemed necessary and prudent to provide this Certificate. In my capacity as a Responsible Officer of Company (as defined below), and not in my individual or personal capacity, I believe that:

1. Company (as used herein “Company” means the Borrower and its Subsidiaries, taken as a whole) is (and will be after the incurrence of the obligations under the Loan Agreement and the consummation of the Transactions on the Escrow Release Date, on a pro forma basis) “solvent” as defined in this paragraph; in this context, “solvent” means that (i) the fair value of assets of the Company is more than the existing debts of the Company as they become absolute and matured, (ii) the present fair saleable value of assets of the Company is greater than the amount that will be required to pay the probable liability on existing debts of the Company as they become absolute and matured and (iii) the Company is able to meet its debts as they generally become due. The term “debts” as used in this Certificate includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent and “values of assets” shall mean the amount at which the assets (both tangible and intangible) in their entirety would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under compulsion to act. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

2. The incurrence of the obligations under the Loan Agreement and the consummation of the Transactions on the Escrow Release Date, on a pro forma basis, will not leave Company with property remaining in its hands constituting “unreasonably small capital.” I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on my current assumptions regarding the needs and anticipated needs for capital of the businesses conducted or anticipated to be conducted by Company in light of projected financial statements and available credit capacity, which current assumption I do not believe to be unreasonable in light of the circumstances applicable thereto.

Exh. E-1

I represent the foregoing information is provided to the best of my knowledge and belief and execute this Certificate as of the date first above written.

WESTERN DIGITAL CORPORATION

By:
Name:
Title:

Signature Page to Solvency Certificate

EXHIBIT F

COMPLIANCE CERTIFICATE

To:	JP Morgan Chase Bank, N.A., as Administrative Agent under the Loan Agreement described below

This Compliance Certificate is furnished to the Administrative Agent (for delivery to the Lenders) pursuant to that certain Loan Agreement dated as of April 29, 2016 among Western Digital Corporation, a Delaware corporation (the “Borrower”), JP Morgan Chase Bank, N.A., as Administrative Agent, the Lenders party thereto from time to time and the other agents party thereto (as extended, renewed, amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”). Unless otherwise defined herein, the terms used in this Compliance Certificate shall have the meanings ascribed thereto in the Loan Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected                     1 of the Borrower;

2. I have reviewed the terms of the Loan Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Restricted Subsidiaries during the accounting period covered by the attached financial statements;

3. As of the date hereof, no Default or Event of Default has occurred and is continuing[, except as set forth below];

[Described below are the exceptions to paragraph 3 by listing, in detail, the nature of the condition or event and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

]

4. [The financial statements required by Section 6.1(a) of the Loan Agreement and being furnished to you concurrently with this Compliance Certificate fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated, subject to normal year-end adjustments and the absence of footnotes]2; and

[1]	Must be the chief financial officer or other financial or accounting officer.
[2]	Insert this statement for Compliance Certificates delivered in conjunction with the delivery of quarterly financial statements under Section 6.1(a).

Exh. F-1

5. Schedule I hereto sets forth financial data and computations evidencing the Borrower’s compliance with the financial covenants set forth in Section 6.22 of the Loan Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Loan Agreement.

[6. Schedule II hereto sets forth financial data and computations evidencing the Borrower’s Excess Cash Flow for, and Senior Secured Leverage Ratio as of the last day of, the completed fiscal year indicated, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Loan Agreement.]3

[7. The following Subsidiaries are hereby designated as new Material Subsidiaries: [●].]4

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this      day of              20    .

[3]	To the extent that the Senior Secured Leverage Ratio is greater than 1.00:1.00, insert this statement for Compliance Certificates delivered in conjunction with the delivery of annual financial statements under Section 6.1(b) (beginning with the first full fiscal year ended after the Escrow Release Date).
[4]	Insert and complete this statement to the extent that Consolidated Total Assets and/or consolidated net income for all of the Borrower’s immaterial subsidiaries that are not then Guarantors (other than any Subsidiaries that otherwise constitute Excluded Subsidiaries) exceed the aggregate threshold set forth in the definition of “Material Subsidiary” in the Loan Agreement.

Exh. F-2

WESTERN DIGITAL CORPORATION

By:
Name:
Title:

[Signature Page to Compliance Certificate]

SCHEDULE I

TO COMPLIANCE CERTIFICATE

WESTERN DIGITAL CORPORATION

COMPLIANCE CALCULATIONS

FOR LOAN AGREEMENT DATED AS OF APRIL 29, 20161

CALCULATIONS AS OF             ,

A.	Leverage Ratio (Section 6.22(a))

Total Funded Debt

	1.	Indebtedness for borrowed money, whether current or funded, or secured or unsecured	$

	2.	Indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of Property subject to such mortgage or Lien	$

	3.	Obligations under leases which shall have been or must be, in accordance with GAAP, recorded as Capital Leases	$

	4.	Liability in respect of bankers’ acceptances or letters of credit (to the extent that such obligations are funded obligations that have not been reimbursed within 2 Business Days following the funding thereof)	$

	5.	Total Funded Debt: Sum of Lines A1, A2, A3 and A4	$

Consolidated Adjusted EBITDA

Consolidated Net Income

	6.	Net income (loss) determined on a consolidated basis in accordance with GAAP, excluding, without duplication, (a) the cumulative effect of a change in accounting principles during such period to the extent included in net income (loss), (b) accruals and reserves that are established or adjusted as a result of the Transactions in accordance with GAAP or changes as a result of the adoption or modification of accounting policies during such period, (c) the income (or loss) of any Person in which any other Person has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Restricted Subsidiaries by such Person during such period, (d) the income of any Restricted Subsidiary of the Borrower (other than any other Loan	$

[1]	Unless otherwise defined herein, the terms used in this Schedule I to Compliance Certificate shall have the meanings ascribed thereto in the Loan Agreement.

Party) to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that income is subject to an absolute prohibition during such period by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary (other than any prohibition that has been waived or otherwise released), except to the extent of the amount of dividends or other distributions actually paid by such Restricted Subsidiary to the Borrower or any other Restricted Subsidiary that is not subject to such prohibitions, (e) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Restricted Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries (except as provided in the definition of “Pro Forma Basis”), (f) after tax gains or Charges (less all fees and expenses chargeable thereto) attributable to any asset dispositions outside the ordinary course of business (including asset retirement costs) or of returned surplus assets of any employee benefit plan, (g) any net gains or Charges with respect to (i) disposed, abandoned, divested and/or discontinued assets, properties or operations (other than assets, properties or operations pending the disposal, abandonment, divestiture and/or termination thereof) and (ii) facilities that have been closed during such period, (h) any net income or loss (less all fees and expenses or charges related thereto) attributable to the early extinguishment of Indebtedness, hedging obligations or other derivative instruments and (i) any write-off or amortization made in such period of deferred financing costs and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness.

7.	Interest expense (including, to the extent deducted and not added back in computing Consolidated Net Income (Line A6), (A) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (B) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (C) non-cash interest payments, (D) the interest component of Capitalized Lease Obligations, (E) net payments, if any, made (less net amounts, if any, received) pursuant to interest rate hedging obligations with respect to Indebtedness, (F) amortization or write-off of deferred financing fees, debt issuance costs, commissions, fees and expenses, including commitment, letter of credit and administrative fees and charges with respect to Indebtedness permitted to be incurred hereunder and (G) any expensing of bridge, commitment and other financing fees), after giving effect to the impact of interest rate risk hedging, and, to the extent not reflected in such interest expense, unused line fees and letter of credit fees payable under the Loan Agreement	$

8.	Provision for taxes based on income, profits or capital, including federal, foreign, state, franchise, excise and similar taxes paid or accrued during such period (including in respect of repatriated funds)	$

9.	Depreciation and amortization, including amortization of intangible assets established through purchase accounting and amortization of deferred	$

financing fees or costs

10.	Charges (other than depreciation or amortization expense) related to any equity offering, investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness (including a refinancing or amendment, waiver or other modification thereof) (whether or not successful), including in connection with the Transactions	$

11.	(a) Any impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities pursuant to GAAP, (b) all non-cash losses from investments recorded using the equity method, (c) all Non-Cash Compensation Expenses, (d) the non-cash impact of purchase or recapitalization accounting and (e) all other non-cash charges (provided that, in each case, if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Adjusted EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period) (“Non-Cash Charges”)	$

12.	Extraordinary Charges and unusual or non-recurring Charges, in each case, to the extent not of a type described in Line A14 of this Schedule I.	$

13.	All cash and Non-Cash Charges and expenses incurred before the Closing Date with respect to the Seagate Arbitration to the extent that the aggregate amount of all such Charges and expenses do not exceed $32 million	$

14.	Charges attributable to the undertaking and/or implementation of cost savings initiatives, operating expense reductions and other restructuring, integration or transformational charges (including inventory optimization expenses, business optimization expenses, transaction costs and costs related to the opening, closure, consolidation or separation of facilities and curtailments, costs related to entry into new markets, consulting fees, recruiter fees, signing costs, retention or completion bonuses, transition costs, relocation costs, severance payments, and modifications to pension and post-retirement employee benefit plans); provided that amounts added back pursuant to this Line A14, together with any amounts added back pursuant to Line A18 below of this Schedule I and the amount of any Pro Forma Adjustment to Consolidated Adjusted EBITDA for such period, shall not exceed the greater of $500 million and 15% of Consolidated Adjusted EBITDA for such period (calculated prior to giving effect to any such add-back); provided further that Charges relating to (A) the Transactions and (B) up to $800 million of the foregoing in connection with the MOFCOM Restructuring, in each case, added back to Consolidated Adjusted EBITDA pursuant to this Line A14 for any period ending on or prior to the 24th month following the Escrow Release Date shall not be subject to the caps in the preceding proviso	$

15.	Amount of any minority interest expense consisting of subsidiary income attributable to minority Equity Interests of third parties in any non-	$

Wholly-owned Subsidiary

16.	[Reserved]	$

17.	[Reserved]	$

18.	Expected cost savings, operating expense reductions, restructuring charges and expenses and synergies (net of the amount of actual amounts realized) reasonably identifiable and factually supportable and reasonably anticipated to be realized within 18 months of the date thereof (in the good faith determination of the Borrower) related to permitted asset sales, acquisitions, investments, dispositions, operating improvements, restructurings, cost savings initiatives and certain other similar initiatives and specified transactions conducted after the Escrow Release Date; provided that amounts added back pursuant to this Line A18, together with any amounts added back pursuant to Line A14 above of this Schedule I and the amount of any “Pro Forma Adjustment” to Consolidated Adjusted EBITDA for such period, shall not exceed the greater of $500 million and 15% of Consolidated Adjusted EBITDA for such period (calculated prior to giving effect to any such add-back); provided further that any of the foregoing in connection with (A) the Transactions and (B) up to $650 million of the foregoing in connection with the MOFCOM Restructuring, in each case, added back to Consolidated Adjusted EBITDA pursuant to this Line A18 for any period ending on or prior to the 24th month following the Escrow Release Date shall not be subject to the caps in the preceding proviso,	$

19.	Transaction fees, costs and expenses incurred to the extent reimbursable by third parties pursuant to indemnification provisions or insurance; provided that the Borrower in good faith expects to receive reimbursement for such fees, costs and expenses within the next four (4) fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such reimbursement amounts shall be deducted in calculating Consolidated Adjusted EBITDA at the end of such four fiscal quarter period)	$

20.	Earn-out obligations incurred in connection with any Permitted Acquisitions or other investment and paid or accrued during the applicable period and on similar acquisitions	$

21.	Casualty or business interruption insurance in an amount representing the losses for the applicable period that such proceeds are intended to replace (whether or not yet received so long as the Borrower in good faith expects to receive the same within the next four (4) fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such proceeds shall be deducted in calculating Consolidated Adjusted EBITDA for such fiscal quarters in the future))	$

22.	Consolidated Net Income (Line A6) plus the sum of Lines A7 through A21	$

	23.	Extraordinary gains and unusual or non-recurring gains	$

	24.	Non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Adjusted EBITDA in any prior period)	$

	25.	Lines A23 plus A24	$

	26.	Net gain (loss) resulting in such period from Hedging Obligations and the application of Accounting Standards Codification Topic 815 and International Accounting Standards No. 39 and their respective related pronouncements and interpretations	$

	27.	Any net gain (loss) resulting from currency translation gains or losses related to currency remeasurements of indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk)	$

	28.	Any effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such person and such Subsidiaries) in amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of Taxes	$

	29.	Any adjustments resulting from the application of Accounting Standards Codification Topic 460, Guarantees, or any comparable regulation	$

	30.	Line A26 plus or minus Lines A27, A28, and A29, as applicable	$

	31.	Consolidated Adjusted EBITDA: Line A22 minus Line A25, increased or decreased by Line A30, as applicable	$

Leverage Ratio

	32.	Leverage Ratio: Ratio of Total Funded Debt (Line A5) to Consolidated Adjusted EBITDA (Line A31)		:1.00

	33.	Leverage Ratio (Line A32) ratio must not exceed		:1.00

	34.	The Borrower is in compliance (circle yes or no)		yes / no

B.	Interest Coverage Ratio (Section 6.22(b))

Consolidated Adjusted EBITDA

	1.	Consolidated Adjusted EBITDA (Line A31)	$

Interest Expense

	2.	Interest expense for four fiscal quarters then ended (including imputed interest charges with respect to Capitalized Lease Obligations) payable in cash, determined on a consolidated basis in accordance with GAAP	$

3.	Non-cash interest expense for four fiscal quarters then ended attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP, amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses	$

4.	Any expensing of bridge, commitment and other financing fees for four fiscal quarters then ended	$

5.	Costs in connection with the Escrow Release Date Refinancing and any annual administrative or other agency fees for four fiscal quarters then ended	$

6.	Any premiums, fees or other charges incurred in connection with the refinancing, incurrence, purchase or redemption of Indebtedness (including in connection with the Transactions) for four fiscal quarters then ended	$

7.	Commissions, discounts, yield and other fees and charges (including any interest expense) related to any Permitted Receivables Financing for four fiscal quarters then ended	$

8.	Line B2 minus Lines B3, B4, B5, B6 and B7	$

9.	Interest income for four fiscal quarters then ended determined on a consolidated basis in accordance with GAAP	$

10.	Interest Expense: Line B8 minus Line B9	$

Interest Coverage Ratio

11.	Interest Coverage Ratio: Ratio of Consolidated Adjusted EBITDA (Line B1) to Interest Expense (Line B10)	:1.00

12.	Line B11 shall exceed	:1.00

13.	The Borrower is in compliance (circle yes or no)	yes / no

SCHEDULE II

TO COMPLIANCE CERTIFICATE

WESTERN DIGITAL CORPORATION

EXCESS CASH FLOW CALCULATIONS

FOR LOAN AGREEMENT DATED AS OF APRIL 29, 20161

A.	Cash Flow

	1.	Consolidated Net Income (as calculated on Line A6 of Schedule I)	$

	2.	Amounts deducted in arriving at the Consolidated Net Income amount in respect of all Charges for (without duplication) (i) depreciation of fixed assets and amortization of intangible assets and (ii) all other Non-Cash Charges	$

	3.	Lines A1 plus LineA2 of this of Schedule II	$

	4.	Additions (reductions) to Consolidated Working Capital of the Borrower and its Restricted Subsidiaries (but excluding any such addition or reduction, as applicable, arising from any Acquisition or Disposition by the Borrower or any of its Restricted Subsidiaries or the reclassification of current assets to long term assets (and vice versa) and current liabilities to long term liabilities (and vice versa) and the application of purchase accounting)	$

	5.	All non-cash gains or benefits added in computing Consolidated Net Income	$

	6.	Any non-cash charges (gains) attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP	$

	7.	Any effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such person and such Subsidiaries) in amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of Taxes	$

8.

Any net unrealized gain (loss) (after any offset) resulting in such period from currency translation and transaction gains (losses) including those related to currency remeasurements of Indebtedness (including any net gain (loss) resulting from (i) Hedging Obligations for currency exchange risk and (ii) resulting from intercompany indebtedness) and any other foreign currency transaction or translation gains and losses, to the extent

$

[1]	Unless otherwise defined herein, the terms used in this Schedule II to Compliance Certificate shall have the meanings ascribed thereto in the Loan Agreement.

such gains (losses) are non-cash items)

9.	Cash Flow: Line A3 minus Line A5 of this of Schedule II, increased or decreased by Lines A4, A6, A7 and A8 of this of Schedule II, as applicable	$

B.	Excess Cash Flow

	1.	The aggregate amount of payments or repurchases required to be (and actually) made or otherwise paid by the Borrower and its Restricted Subsidiaries in respect of all principal on all Indebtedness (whether at maturity, as a result of mandatory prepayment, acceleration or otherwise, but excluding voluntary prepayments deducted pursuant to Section 2.8(c)(iii)(B) of the Loan Agreement)	$

	2.	Without duplication of amounts deducted pursuant to this Line B2 of Schedule II or Line B5 below in a prior period, capital expenditures, capitalized software expenses, acquisitions of intellectual property of the Borrower and its Restricted Subsidiaries, in each case, made in cash during such period or, at the option of the Borrower, made prior to the date hereof (except to the extent financed with long-term Indebtedness (other than revolving Indebtedness))	$

	3.	Without duplication of amounts deducted pursuant to Line B5 below in a prior period, the amount of (i) investments made by the Borrower and its Restricted Subsidiaries pursuant to Section 6.17(f), (l)(ii), (o), (q), (u) and (y) of the Loan Agreement and (ii) Distributions made by the Borrower and its Restricted Subsidiaries pursuant to Section 6.18(b), (f)(x), (h) and (g) of the Loan Agreement, in each case, in cash (except, in each case, to the extent financed with long-term Indebtedness (other than revolving Indebtedness))	$

	4.	Cash losses from any sale or disposition outside the ordinary course of business	$

	5.	Without duplication of amounts deducted from Excess Cash Flow in a prior period, the aggregate consideration required to be paid in cash by the Borrower and its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period or any Planned Expenditures, in each case, relating to investments permitted pursuant to Section 6.17(f), (l), (o), (q), (u) or (y) of the Loan Agreement or capital expenditures, capitalized software expenses or acquisitions of intellectual property to be consummated or made during the period of four (4) consecutive fiscal quarters of the Borrower following the end of such period (except, in each case, to the extent financed with long-term Indebtedness (other than revolving Indebtedness)); provided that to the extent the aggregate amount of cash actually utilized to finance such investments permitted pursuant to Section 6.17(f), (l), (o), (q), (u) or (y) of the Loan Agreement, capital expenditures, capitalized software expenses or acquisitions of intellectual property during such following peri-	$

od of four (4) consecutive fiscal quarters is less than the Contract Consideration and the Planned Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four (4) consecutive fiscal quarters

	6.	The aggregate amount of expenditures (other than investments or Distributions) actually made by the Borrower and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed and amounts in respect thereof are not otherwise deducted in computing Consolidated Net Income for such period or any prior period (except, in each case, to the extent financed with long-term Indebtedness (other than revolving Indebtedness))	$

	7.	The aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness	$

	8.	Payments by the Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and its Restricted Subsidiaries other than Indebtedness	$

	9.	Cash expenditures in respect of Hedge Agreements during such fiscal year	$

	10.	The amount of Taxes (including penalties and interest) paid in cash (without duplication) or tax reserves set aside or payable with respect to such period in such period to the extent they exceed the amount of Tax expense deducted in determining Consolidated Net Income for such period	$

	11.	Sum of Lines B1, and (without duplication) to the extent that each is not deducted in computing Consolidated Net Income, Lines B2, B3, B4, B5, B6, B7, B8, B9 and B10	$

	12.	Excess Cash Flow: Line A9 minus Line B11	$

C.	Senior Secured Leverage Ratio

	1.	Aggregate principal amount of Total Funded Debt (as calculated on Line A5 of Schedule I) that is secured by a Lien on any asset or property of the Borrower or the Restricted Subsidiaries, which Total Funded Debt is not, by its terms, subordinated in right of payment to the Obligations.	$

	2.	Consolidated Adjusted EBITDA (as calculated on Line A31 of Schedule I)	$

	3.	Senior Secured Leverage Ratio: Ratio of Line C1 to Line C2 of this Schedule II		:1.00

Exhibit G

Assignment and Assumption

This Assignment and Assumption Agreement (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement identified below (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full. Terms used herein and not otherwise defined shall have the meaning assigned to such term in the Loan Agreement.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Loan Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and Percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective Facilities identified below (including, to the extent included in any such Facilities, letters of credit) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Loan Agreement, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate [Identify Lender]][Approved Fund][Lender]

3.	Borrower:	WESTERN DIGITAL CORPORATION

4.	Administrative Agent:	JPMORGAN CHASE BANK, N.A., as the administrative agent under the Loan Agreement

5.	Loan Agreement:	The Loan Agreement dated as of April 29, 2016, among the Borrower, the Lenders party thereto from time to time, the Administrative Agent and the other agents named therein.

6.	Assigned Interest:

Exh. G-1

Facility Assigned[1]	Aggregate Amount of Commitment/Loans for all Lenders of applicable Facility	Amount of Commitment/Loans Assigned of applicable Facility	Percentage Assigned of Commitment/Loans of applicable Facility[2]

Effective Date: , 20 [TO BE INSERTED BY ADMINISTRATIVE AGENT
AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

7.	Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention:	Attention:
Telecopier:	Telecopier:

with a copy to:	with a copy to:

Attention:	Attention:
Telecopier:	Telecopier:

Wire Instructions:	Wire Instructions:

[1]	Fill in the appropriate terminology for the types of facilities under the Loan Agreement that are being assigned under this Assignment (e.g., “Revolving Credit Commitment,” “Term A Loan,” “U.S. Term B Loan,” “Euro Term B Loan,” etc.)
[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders under the applicable Facility.

Exh. G-2

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and][3] Accepted:

[JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Title:]

[Consented to:[4]

[WESTERN DIGITAL CORPORATION

By:
Title:]

[Consented to:[5]

[[ ], as L/C Issuer

By:
Title:]

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Loan Agreement.
[4]	To be added only if the consent of the Borrower is required by the terms of the Loan Agreement.
[5]	To be added only if the consent of the each Issuing Bank is required by the terms of the Loan Agreement.

Exh. G-3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ACCEPTANCE AGREEMENT

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, other than this Assignment, or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender or L/C Issuer under the Loan Agreement, (ii) it meets all requirements of an Eligible Assignee under the Loan Agreement (subject to receipt of such consents as may be required under the Loan Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement as a Lender or L/C Issuer thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender or L/C Issuer thereunder, (iv) it has received a copy of the Loan Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender or L/C Issuer, (v) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type and (vi) if it is a Foreign Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender or L/C Issuer and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender or L/C Issuer.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the laws of the State of New York.

Exhibit H-1

Form of Trademark Collateral Agreement

This [●], 20[●], [●] (“Debtor”) with its principal place of business and mailing address at [●], for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, grants to JPMORGAN CHASE BANK, N.A., a national banking association (the “Agent”), with its mailing address at [500 Stanton Christiana Rd Ops 2, Newark, DE 19713], acting as collateral agent hereunder for the Secured Parties as defined in the Security Agreement, dated as of [            ], 2016, among Debtor, Agent and the other debtors party thereto, as the same may be amended, restated, amended and restated or otherwise modified from time to time (the “ Security Agreement”) for the benefit of the Secured Parties, a lien on and security interest in, all right, title, and interest of such Debtor in and to all of the following (collectively, “Trademark Collateral”):

(i) Each trademark registration and trademark application owned by Debtor, other than to the extent the same constitutes Excluded Property, that is listed on Schedule A hereto (the “Trademarks”) and all goodwill associated therewith; and

(ii) All proceeds of the foregoing, including any claim by Debtor against third parties for damages by reason of past, present or future infringement, dilution or violation of any Trademark, in each case together with the right to sue for and collect said damages.

All capitalized terms used herein without definition have the meanings given to such terms in the Security Agreement.

Debtor and Agent do hereby further acknowledge and affirm that the rights and remedies of the Agent with respect to the grant of a security interest in the Trademark Collateral made hereby are more fully set forth in, and subject to, the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Trademark Collateral Agreement and the terms of the Security Agreement, the terms of the Security Agreement shall govern.

THIS TRADEMARK COLLATERAL AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED BY AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[SIGNATURE PAGE TO FOLLOW]

Exh. H-1-1

IN WITNESS WHEREOF, Debtor has caused this Trademark Collateral Agreement to be duly executed as of the date and year last above written.

[●]

By:
Name:
Title:

[Signature Page to Trademark Collateral Agreement]

Accepted and agreed to as of the date and year last above written.

JPMORGAN CHASE BANK, N.A., as Agent

By:
Name:
Title:

[Signature Page to Trademark Collateral Agreement]

SCHEDULE A

TO TRADEMARK COLLATERAL AGREEMENT

U.S. TRADEMARK REGISTRATIONS AND APPLICATIONS

Mark	Reg. No. / App. No.

Exhibit H-2

Form of Patent Collateral Agreement

This [●], 20[●], [●] (“Debtor”) with its principal place of business and mailing address at [●], for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, grants to JPMORGAN CHASE BANK, N.A., a national banking association (the “Agent”), with its mailing address at [500 Stanton Christiana Rd Ops 2, Newark, DE 19713], acting as collateral agent hereunder for the Secured Parties as defined in the Security Agreement , dated as of [            ], 2016, among Debtor, Agent and the other debtors party thereto, as the same may be amended, restated, amended and restated or otherwise modified from time to time (the “Security Agreement”) for the benefit of the Secured Parties, a lien on and security interest in, all right, title, and interest of such Debtor in and to all of the following (collectively, “Patent Collateral”):

(i) Each patent and patent application owned by Debtor, other than to the extent the same constitutes Excluded Property, that is listed on Schedule A hereto (the “Patents”); and

(ii) All proceeds of the foregoing, including any claim by Debtor against third parties for damages by reason of past, present or future infringement of any Patent, in each case together with the right to sue for and collect said damages.

All capitalized terms used herein without definition have the meanings given to such terms in the Security Agreement.

Debtor and Agent do hereby further acknowledge and affirm that the rights and remedies of the Agent with respect to the grant of a security interest in the Patent Collateral made hereby are more fully set forth in, and subject to, the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Patent Collateral Agreement and the terms of the Security Agreement, the terms of the Security Agreement shall govern.

THIS PATENT COLLATERAL AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED BY AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[SIGNATURE PAGE TO FOLLOW]

Exh. H-2-1

IN WITNESS WHEREOF, Debtor has caused this Patent Collateral Agreement to be duly executed as of the date and year last above written.

[●]

By:
Name:
Title:

[Signature Page to Patent Collateral Agreement]

Accepted and agreed to as of the date and year last above written.

JPMORGAN CHASE BANK, N.A., as Agent

By:
Name:
Title:

[Signature Page to Patent Collateral Agreement]

SCHEDULE A

TO PATENT COLLATERAL AGREEMENT

U.S. PATENTS AND PATENT APPLICATIONS

Title	Reg. No. / App. No.

Exhibit H-3

Form of Copyright Collateral Agreement

This [●], 20[●], [●] (“Debtor”) with its principal place of business and mailing address at [●], for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, grants to JPMORGAN CHASE BANK, N.A., a national banking association (the “Agent”), with its mailing address at [500 Stanton Christiana Rd Ops 2, Newark, DE 19713], acting as collateral agent hereunder for the Secured Parties as defined in the Security Agreement, dated as of [            ], 2016, among Debtor, Agent and the other debtors party thereto, as the same may be amended, restated, amended and restated or otherwise modified from time to time (the “ Security Agreement”) for the benefit of the Secured Parties, a lien on and security interest in, all right, title, and interest of such Debtor, in and to all of the following (collectively, “Copyright Collateral”):

(i) Each copyright registration and copyright application owned by and exclusively licensed to the Debtor, other than to the extent the same constitutes Excluded Property, that is listed on Schedule A hereto (the “Copyrights”); and

(ii) All proceeds of the foregoing, including any claim by Debtor against third parties for damages by reason of past, present or future infringement of any Copyright, in each case together with the right to sue for and collect said damages.

All capitalized terms used herein without definition have the meanings given to such terms in the Security Agreement.

Debtor and Agent do hereby further acknowledge and affirm that the rights and remedies of the Agent with respect to the grant of a security interest in the Copyright Collateral made hereby are more fully set forth in, and subject to, the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Copyright Collateral Agreement and the terms of the Security Agreement, the terms of the Security Agreement shall govern.

THIS COPYRIGHT COLLATERAL AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED BY AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[SIGNATURE PAGE TO FOLLOW]

Exh. H-3-1

IN WITNESS WHEREOF, Debtor has caused this Copyright Collateral Agreement to be duly executed as of the date and year last above written.

[●]

By:
Name:
Title:

[Signature Page to Copyright Collateral Agreement]

Accepted and agreed to as of the date and year last above written.

JPMORGAN CHASE BANK, N.A., as Agent

By:
Name:
Title:

[Signature Page to Copyright Collateral Agreement]

SCHEDULE A

TO COPYRIGHT COLLATERAL AGREEMENT

U.S. COPYRIGHT REGISTRATIONS AND EXCLUSIVE LICENSES

TITLE OF COPYRIGHT	REGISTRATION NUMBER

Exhibit I

Form of Security Agreement

SECURITY AGREEMENT

This Security Agreement (this “Agreement”) is dated as of [            ], 2016, by and among Western Digital Corporation, a Delaware corporation (the “Borrower”), and the other parties who have executed this Security Agreement (the Borrower, such other parties and any other parties who execute and deliver to the Collateral Agent an agreement substantially in the form attached hereto as Schedule A, being hereinafter referred to collectively as the “Debtors” and individually as a “Debtor”), each with its mailing address as set forth in Section 14(b) below, and JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank”), with its mailing address as set forth in Section 14(b) below, acting as collateral agent hereunder for the Secured Parties hereinafter identified and defined (JPMorgan Chase Bank acting as such collateral agent and any successor or successors to JPMorgan Chase Bank acting in such capacity being hereinafter referred to as the “Collateral Agent”).

PRELIMINARY STATEMENTS

A. Reference is made to the Loan Agreement, dated as of April 29, 2016 (as extended, renewed, amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among the Borrower, JPMorgan Chase Bank, as Administrative Agent (the “Administrative Agent”), JPMorgan Chase Bank as an L/C Issuer (together with the other L/C Issuers identified therein, the “L/C Issuers”), the other banks and financial institutions from time to time party thereto and the other agents party thereto, pursuant to which the Administrative Agent, the L/C Issuers and the other banks and financial institutions from time to time party thereto have agreed to provide financial accommodations to the Borrower (JPMorgan Chase Bank, in its individual capacity and such other banks and financial institutions being hereinafter referred to collectively as the “Lenders” and individually as a “Lender”).

B. In addition, one or more of the Debtors may from time to time be liable to the Lenders and/or their Affiliates with respect to Hedging Liability and/or Funds Transfer Liability, Deposit Account Liability and Data Processing Obligations ((i) the Administrative Agent, the Arrangers, the Collateral Agent, the L/C Issuers, the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, the Lenders and (ii) with respect to the Hedging Liability and Funds Transfer Liability, Deposit Account Liability and Data Processing Obligations, any Affiliates of the Lenders and any entity that was a Lender or an Affiliate of a Lender at the time the relevant transaction was entered into, are referred to collectively as the “Secured Parties” and individually as a “Secured Party”).

C. As a condition to the closing of the transactions contemplated by the Loan Agreement, the Secured Parties have required, among other things, that each Debtor enter into this Agreement and grant to the Collateral Agent for the benefit of the Secured Parties a lien on and security interest in the personal property and fixtures of such Debtor described herein subject to the terms and conditions hereof.

NOW, THEREFORE, for good and valuable consideration, receipt whereof is hereby acknowledged, the parties hereto hereby agree as follows:

Exh. I-1

Section 1.Terms defined in Loan Agreement. Except as otherwise provided in Section 2 below, all capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Loan Agreement. The term “Debtor” and “Debtors” as used herein shall mean and include the Debtors collectively and also each individually, with all representations, warranties, and covenants of and by the Debtors, or any of them, herein contained to constitute joint and several representations, warranties, and covenants of and by the Debtors; provided, however, that unless the context in which the same is used shall otherwise require, any grant, representation, warranty or covenant contained herein related to the Collateral shall be made by each Debtor only with respect to the Collateral owned by it or represented by such Debtor as owned by it.

As used herein:

“Copyrights” shall mean, collectively, all copyrights (whether statutory or common law, whether established or registered in the United States or any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished) and all copyright registrations and applications, together with any and all (i) rights and privileges arising under applicable law with respect to the foregoing, (ii) renewals, supplements and extensions thereof and amendments thereto, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.

“Intellectual Property” shall mean, collectively, the intellectual or intangible property rights in the Patents, Trademarks, Copyrights, and Technology.

“Intellectual Property Collateral” shall mean, collectively, the intellectual or intangible property rights in the Patents, Trademarks, Copyrights, Technology and Licenses, in each case, now or hereafter, owned, filed, acquired, or assigned to each Debtor, or to which a Debtor is made party to.

“Intercompany Notes” shall mean, with respect to each Debtor, all intercompany notes described in Schedule 5(b) to the Perfection Certificate, the Global Intercompany Note and intercompany notes hereafter acquired by such Debtor and all certificates, instruments or agreements evidencing such intercompany notes, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof to the extent permitted pursuant to the terms hereof.

“Licenses” shall mean, collectively, with respect to each Debtor, all license, sublicense and distribution agreements with, and covenants not to sue, any other party with respect to any Intellectual Property, whether such Debtor is a licensor or licensee, sublicensor or sublicensee, distributor or distributee under any such agreement, together with any and all (i) renewals, extensions, supplements, amendments and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements, breaches or violations thereof and (iii) rights to sue for past, present and future infringements, breaches or violations thereof.

“Patents” shall mean, collectively, all patents and all patent applications (whether issued, allowed or filed in the United States or any other country or any trans-national patent registry), together with any and all (i) rights and privileges arising under applicable law with respect to the foregoing, (ii) inventions, discoveries, designs and improvements described or claimed therein, (iii) reissues, divisions, continuations, reexaminations, extensions and continuations-in-part thereof and amendments thereto, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements there-

Exh. I-2

of, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.

“Technology” shall mean, collectively, all trade secrets, know how, technology (whether patented or not), rights in Software (including source code and object code), rights in data and databases, rights in Internet web sites, customer and supplier lists, proprietary information, methods, procedures, formulae, descriptions, compositions, technical data, drawings, specifications, name plates, catalogs, confidential information and the right to limit the use or disclosure thereof by any person, pricing and cost information, business and marketing plans and proposals, together with any and all (i) rights and privileges arising under applicable law with respect to the foregoing, (i) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future misappropriations or violations thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present and future misappropriations or violations thereof.

“Trademarks” shall mean, collectively, all trademarks (including service marks), slogans, logos, certification marks, trade dress, uniform resource locators (URL’s), domain names, corporate names, brand names, trade names and other identifiers of source or goodwill, whether registered or unregistered, and all registrations and applications for the foregoing (whether statutory or common law and whether applied for or registered in the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to the foregoing, (ii) extensions and renewals thereof and amendments thereto, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future infringements, dilutions or violations thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present and future infringements, dilutions or violations thereof.

Section 2. Grant of Security Interest in the Collateral. As collateral security for the Secured Obligations defined below, each Debtor hereby grants to the Collateral Agent for the benefit of the Secured Parties a lien on and security interest in and acknowledges and agrees that the Collateral Agent has and shall continue to have until the Termination Date for the benefit of the Secured Parties a continuing lien on and security interest in, and right of set-off against, all right, title, and interest of such Debtor, whether now owned or existing or hereafter created, acquired or arising, in and to all of the following:

(a) Accounts;

(b) Chattel Paper;

(c) Instruments (including Promissory Notes and Intercompany Notes);

(d) Documents;

(e) General Intangibles (including Payment Intangibles and Intellectual Property Collateral);

(f) Letter-of-Credit Rights;

(g) Supporting Obligations;

(h) Deposit Accounts;

Exh. I-3

(i) Investment Property (including certificated and uncertificated Securities, Securities Accounts, Security Entitlements, Commodity Accounts, and Commodity Contracts);

(j) Inventory;

(k) Equipment (including all software, whether or not the same constitutes embedded software, used in the operation thereof);

(l) Fixtures;

(m) Commercial Tort Claims (as described on Schedule 7 to the Perfection Certificate or on one or more supplements to the Perfection Certificate);

(n) Goods;

(o) Personal property, and interests in personal property of such Debtor of any kind or description now held by any Secured Party or at any time hereafter transferred or delivered to, or coming into the possession, custody or control of, any Secured Party, or any agent or affiliate of any Secured Party, whether expressly as collateral security or for any other purpose (whether for safekeeping, custody, collection or otherwise), and all dividends and distributions on or other rights in connection with any such property;

(p) Supporting evidence and documents relating to any of the above-described property, including, without limitation, computer programs, disks, tapes and related electronic data processing media, written applications, credit information, account cards, payment records, correspondence, delivery and installation certificates, invoice copies, delivery receipts, notes and other evidences of indebtedness, insurance certificates and the like, together with all books of account, ledgers, and cabinets in which the same are reflected or maintained;

(q) Accessions and additions to, and substitutions and replacements of, any and all of the foregoing; and

(r) Proceeds and products of the foregoing, and all insurance of the foregoing and proceeds thereof;

all of the foregoing being herein sometimes referred to as the “Collateral”. Notwithstanding the foregoing, the security interest shall not extend to, and the term “Collateral” (and any component definition thereof) shall not include, any Excluded Property. All terms which are used in this Agreement which are defined in the Uniform Commercial Code of the State of New York as in effect from time to time shall have the same meanings herein as such terms are defined in the UCC, unless this Agreement shall otherwise specifically provide. For purposes of this Agreement, the term “Receivables” means all rights to the payment of a monetary obligation, whether or not earned by performance, and whether evidenced by an Account, Chattel Paper, Instrument, General Intangible, or otherwise.

Section 3. Secured Obligations. This Agreement is made and given to secure, and shall secure, the prompt payment and performance of (a) any and all indebtedness, obligations, and liabilities of the Debtors, and of any of them individually, to the Secured Parties, and to any of them individually, under or in connection with or evidenced by the Loan Agreement or any other Loan Documents, including, without limitation, all obligations evidenced by the Notes (if any) of the Borrower heretofore or hereafter issued under the Loan Agreement, and all obligations of the Debtors, and of any of them individually, with respect to any Hedging Liability, all obligations of the Debtors, and of any of them individually,

Exh. I-4

with respect to any Funds Transfer Liability, Deposit Account Liability and Data Processing Obligations, and all obligations of the Debtors, and of any of them individually, arising under any guaranty issued by it relating to the foregoing or any part thereof, in each case whether now existing or hereafter arising (and whether arising before or after the filing of a petition in bankruptcy and including all interest, fees and other amounts accrued after the petition date), due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired and (b) any and all reasonable and documented out-of-pocket expenses and charges, including, without limitation, all reasonable attorney’s fees and other expenses of litigation or preparation therefor (but under no circumstances shall the Debtors be obligated to pay for more than one firm of outside counsel, and no Debtor shall be obligated to pay for any in-house counsel except, if reasonably necessary, one local counsel and one regulatory counsel in any relevant material jurisdiction, to the Collateral Agent, or the Collateral Agent and the Secured Parties, taken as a whole, as the case may be, and, solely in the case of a conflict of interest, one additional counsel to the affected persons similarly situated, taken as a whole) suffered or incurred by the Secured Parties, and any of them individually, in collecting or enforcing any of such indebtedness, obligations, and liabilities or in realizing on or protecting or preserving any security therefor, including, without limitation, the lien and security interest granted hereby (all of the indebtedness, obligations, liabilities, expenses, and charges described above being hereinafter referred to as the “Secured Obligations”).

Section 4. Covenants, Agreements, Representations and Warranties. (a) Each Debtor hereby represents and warrants to the Secured Parties that:

(i) Each Debtor is duly organized and validly existing in good standing under the laws of the jurisdiction of its organization. Each Debtor is the sole and lawful owner of its Collateral, and has full right, power, and authority to enter into this Agreement and to perform each and all of the matters and things herein provided for.

(ii) As of the Escrow Release Date, each Debtor’s respective sole place of business or chief executive office, as applicable, is at the address listed on Schedule 1(a) to the Perfection Certificate opposite such Debtor’s name.

(iii) As of the Escrow Release Date, each Debtor’s legal name and jurisdiction of organization are correctly set forth on Schedule 1(a) to the Perfection Certificate. As of the Escrow Release Date, no Debtor has transacted business at any time since February 1, 2011, and does not currently transact business, under any other legal names other than the prior legal names set forth on Schedule 1(b) to the Perfection Certificate or the other names set forth on Schedule 1(c) to the Perfection Certificate.

(iv) As of the Escrow Release Date, Schedule 6 to the Perfection Certificate contains a true, complete, and current listing of all material patents, trademarks and copyrights owned by each of the Debtors as of the date hereof that are registered or the subject of a pending application with any United States federal governmental authority, and exclusive licenses of copyrights to which a Debtor is a party, other than to the extent the same constitutes Excluded Property. As of the date thirty (30) days after the Escrow Release Date (or fifteen (15) days for copyrights), the supplement to Schedule 6 to the Perfection Certificate to be provided by the Borrower will set forth a true, complete and current listing of any other patents, trademarks or copyrights owned by each of the Debtors as of the Escrow Release Date that are registered or the subject of a pending application with any United States federal governmental authority, and exclusive licenses of copyrights to which a Debtor is a party, other than to the extent the same constitutes Excluded Property, and other than any patent, trademark or copyright or exclusive copyright license where the Borrower has filed or caused to be filed an applicable Intellectual Property Se-

Exh. I-5

curity Agreement with the United States Patent and Trademark Office or the United States Copyright Office promptly after the Collateral Agent provides the Borrower with written notice identifying such patent, trademark or copyright or exclusive copyright license with respect to the corresponding requirement under this Agreement or the Loan Agreement or the Borrower provides the Collateral Agent with written notice identifying such patent, trademark or copyright or exclusive copyright license, to the extent such Intellectual Property Security Agreement filing preserves, confirms and perfects the security interest granted herein (subject to the Intercreditor Agreement).

(v) As of the Escrow Release Date, Schedule 7 to the Perfection Certificate contains a true and correct list of all Commercial Tort Claims (i) with a projected value (as reasonably estimated by the Borrower) in excess of $30.0 million individually held by the Debtors as of the date hereof and (ii) for which a complaint has been filed in a court of competent jurisdiction.

(b) Each Debtor hereby covenants and agrees with the Secured Parties that:

(i) Each Debtor shall provide the Collateral Agent written notice of a change of the location of such Debtor’s chief executive office within sixty (60) days of such change or such longer period as the Collateral Agent may agree.

(ii) Upon any change to the legal name or jurisdiction of organization of any Debtor the applicable Debtor shall provide written notice thereof to the Collateral Agent within sixty (60) days after the occurrence thereof or such longer period as the Collateral Agent may agree. Each Debtor agrees promptly (and, in any event, within sixty (60) days) following any change referred to in clause (i) or (ii) above, to take all action reasonably satisfactory to the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable, and to provide the Collateral Agent with certified organizational documents reflecting any such changes, if applicable.

(iii) Each Debtor shall take all commercially reasonable actions necessary to defend the Collateral against any claims and demands of all persons at any time claiming the same or any interest in the Collateral other than a Permitted Lien adverse to any of the Secured Parties.

(iv) [Reserved].

(v) Subject to Schedule 6.24 to the Loan Agreement, all insurance disclosed on Schedule 8 to the Perfection Certificate, to the extent available on commercially reasonable terms, shall be endorsed or otherwise amended to include a loss payable or mortgagee endorsement (as applicable) to the Collateral Agent and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured, in form and substance satisfactory to the Collateral Agent. Each Debtor hereby authorizes the Collateral Agent, at the Collateral Agent’s option, to adjust, compromise, and settle any losses in respect of any Collateral under any insurance afforded at any time after the occurrence and during the continuation of any Event of Default, and such Debtor does hereby irrevocably (until the Termination Date) constitute the Collateral Agent, its officers, agents, and attorneys, as such Debtor’s attorneys-in-fact, with full power and authority after the occurrence and during the continuation of any Event of Default to effect such adjustment, compromise, and/or settlement and to endorse any drafts drawn by an insurer of the Collateral or any

Exh. I-6

part thereof and to do everything necessary to carry out such purposes and to receive and receipt for any unearned premiums due under policies of such insurance.

(vi) At any time after and during the continuance of any Event of Default, if any Collateral with a value in excess of $1,000,000 is in the possession or control of any agents or processors of a Debtor and the Collateral Agent so requests, such Debtor agrees to notify such agents or processors in writing of the Collateral Agent’s lien and security interest therein and instruct them to hold all such Collateral for the Collateral Agent’s account and subject to the Collateral Agent’s instructions.

(vii) At any time after and during the continuation of any Event of Default, each Debtor agrees from time to time to deliver to the Collateral Agent such evidence of the existence, identity, and location of its Collateral and of its availability as collateral security pursuant hereto (including, without limitation, schedules describing all Receivables created or acquired by such Debtor, copies of customer invoices or the equivalent and original receipts for all services rendered by it), in each case as the Collateral Agent may reasonably request. At any time after and during the continuation of any Event of Default, the Collateral Agent shall have the right to verify all or any part of the Collateral in any manner, and through any medium, which the Collateral Agent considers appropriate and reasonable, and each Debtor agrees to furnish all reasonable assistance and information, and perform any reasonable acts, which the Collateral Agent may reasonably require in connection herewith.

(viii) Upon any new registration, or application for registration, for any Intellectual Property rights, and exclusive licenses of copyrights, constituting Collateral granted to or filed or acquired by any Debtor after the Escrow Release Date (including any Intellectual Property that is no longer included as Excluded Property) (collectively, “New IP”), the Debtor shall, on or prior to the later to occur of (i) thirty (30) days for copyrights and sixty (60) days for all other Intellectual Property following such grant, filing or acquisition and (ii) the date of the next required delivery of the Compliance Certificate following the date of such grant, filing or acquisition (or such longer period as to which the Collateral Agent may consent), submit to the Collateral Agent a supplement to Schedule 6 to the Perfection Certificate to reflect such additional rights, and execute the applicable Intellectual Property Security Agreement and deliver such Intellectual Property Security Agreement to the Collateral Agent, and shall promptly file such Intellectual Property Security Agreements with the United States Patent and Trademark Office and the United States Copyright Office, as applicable.

(ix) If any Debtor shall at any time hold or acquire a Commercial Tort Claim with a projected value (as reasonably estimated by the Borrower) equal to or in excess of $30.0 million individually for which a complaint has been filed in a court of competent jurisdiction and that is required to be pledged hereunder, the Debtor shall, on or prior to the later to occur of (i) sixty (60) days following such acquisition and (ii) the date of the next required delivery of the Compliance Certificate following the date of such acquisition (or such longer period as to which the Collateral Agent may consent), execute and deliver to the Collateral Agent a supplement to Schedule 7 to the Perfection Certificate in such form reasonably acceptable to the Collateral Agent and the provisions of Section 2 of this Agreement shall apply to such Commercial Tort Claim (provided any Debtor’s failure to do so shall not impair the Collateral Agent’s security interest therein).

Exh. I-7

(x) Each Debtor agrees to execute and deliver to the Collateral Agent such further agreements, assignments, instruments, and documents, and to do all such other things, as the Collateral Agent may reasonably deem necessary to assure the Collateral Agent of its lien and security interest hereunder, including, without limitation, such agreements with respect to patents, trademarks, copyrights, and similar intellectual property rights as the Collateral Agent may from time to time reasonably require to comply with the filing requirements of the United States Patent and Trademark Office and the United States Copyright Office; provided that (a) no action outside of the United States shall be required in order to create or perfect any security interest in any assets located outside of the United States and no foreign law security or pledge agreement or foreign intellectual property filing or search shall be required (other than the Cayman Share Mortgage and any foreign law governed security or pledge agreement in such other jurisdictions as required pursuant to Section 4.5 of the Loan Agreement), (b) no Debtor shall be required to seek any landlord lien waiver, estoppel, warehouseman waiver or other collateral access or similar letter or agreement and (c) to the extent constituting Collateral, (1) the security interests in assets requiring perfection through control agreements or other control arrangements (other than control of pledged certificated Securities and material Instruments to the extent otherwise required under this Agreement and the filing of financing statements), (2) assets subject to certificates of title (other than the filing of financing statements) and (3) Letter-of-Credit Rights (other than the filing of financing statements) shall not be required to be perfected. In the event for any reason the law of any jurisdiction other than New York becomes or is applicable to the Collateral or any part thereof, or to any of the Secured Obligations, each Debtor agrees to execute and deliver all such agreements, assignments, instruments, and documents and to do all such other things as the Collateral Agent reasonably deems necessary or appropriate to preserve, protect, and enforce the security interest of the Collateral Agent under the law of such other jurisdiction, subject to the limitations set forth in the proviso to the first sentence of this clause (x). Without limiting the foregoing, the Administrative Agent is hereby authorized at any time and from time to time to file in any relevant jurisdiction any financing statement that describes the Collateral as “all assets” or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC. Each Debtor hereby further authorizes the Collateral Agent to file the Intellectual Property Security Agreements, or other instrument to perfect, confirm, continue, protect or enforce the security interest granted hereunder, with the United States Patent and Trademark Office or United States Copyright Office (or any successor office), as applicable, without the signature of such Debtor, and naming such Debtor as a debtor and naming the Collateral Agent as secured party.

(xi) If an Event of Default has occurred and is continuing, the Collateral Agent may, at its option, but only following ten (10) Business Days’ written notice to each Debtor of its intent to do so, expend such sums as the Collateral Agent reasonably deems advisable to perform the obligations of the Debtors with respect to the Collateral under this Agreement and the other Loan Documents to the extent that any Debtor fails to do so, including, without limitation, the payment of any insurance premiums, the payment of any taxes, Liens and encumbrances that do not constitute Permitted Liens, expenditures made in defending against any adverse claims that do not constitute Permitted Liens, and all other expenditures which the Collateral Agent may be compelled to make by operation of law or which the Collateral Agent may make by agreement or otherwise for the protection of the security hereof that do not constitute Permitted Liens. All such sums and amounts so expended shall be repayable by the Debtors within thirty (30) days after demand, shall constitute additional Secured Obligations secured hereunder, and

Exh. I-8

shall bear interest from the date said amounts are expended at a rate per annum (computed on the basis of a year of 360 days for the actual number of days elapsed) equal to 2% plus the Base Rate from time to time in effect plus the Applicable Margin for Base Rate Loans (such rate per annum as so determined being hereinafter referred to as the “Default Rate”). No such performance of any obligation by the Collateral Agent on behalf of a Debtor, and no such advancement or expenditure therefor, shall relieve any Debtor of any default under the terms of this Agreement or in any way obligate any Secured Party to take any further or future action with respect thereto. The Collateral Agent, in making any payment hereby authorized, may do so according to any bill, statement or estimate procured from the appropriate public office or holder of the claim to be discharged without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax assessment, sale, forfeiture, tax lien or title or claim. The Collateral Agent, in performing any act hereunder, shall be the sole judge of whether the relevant Debtor is required to perform the same under the terms of this Agreement.

Section 5. Special Provisions Re: Receivables. (a) Upon the occurrence and during the continuance of an Event of Default, if any Receivable arises out of a contract with the United States of America, or any state or political subdivision thereof, or any department, agency or instrumentality of any of the foregoing, each Debtor agrees to provide information promptly upon the request of the Collateral Agent and, at the request of the Collateral Agent, execute whatever instruments and documents are reasonably required by the Collateral Agent in order that such Receivable shall be assigned to the Collateral Agent and that proper notice of such assignment shall be given under the federal Assignment of Claims Act (or any successor statute) or any similar state or local statute, as the case may be.

(b) If any Debtor shall at any time after the Escrow Release Date hold or acquire any Instrument or Chattel Paper evidencing any Receivable or other item of Collateral (including Intercompany Notes but other than any checks received and deposited in the ordinary course of business), the Debtor shall, on or prior to the later to occur of (i) sixty (60) days following such acquisition and (ii) the date of the next required delivery of the Compliance Certificate following the date of such acquisition (or such longer period as to which the Collateral Agent may consent), cause such Instrument or tangible Chattel Paper to be delivered to the Collateral Agent; provided, however, that, unless an Event of Default has occurred and is continuing, a Debtor shall not be required to deliver any such Instrument or tangible Chattel Paper if and only so long as the aggregate unpaid principal balance of all such Instruments and tangible Chattel Paper held by the Debtors and not delivered to the Collateral Agent hereunder is less than $30.0 million at any one time outstanding.

Section 6. Collection of Receivables. (a) Except as otherwise provided in this Agreement, each Debtor shall make collection of its Receivables and may use the same to carry on its business in accordance with its ordinary business practices and otherwise subject to the terms hereof.

(b) Upon the occurrence and during the continuance of any Event of Default, whether or not the Collateral Agent has exercised any of its other rights under other provisions of this Section 6, in the event the Collateral Agent makes a written request for any Debtor to do so:

(i) all Instruments and tangible Chattel Paper at any time constituting part of the Receivables (including any postdated checks but other than any checks received and deposited in the ordinary course of business) shall, upon receipt by such Debtor, be promptly endorsed to and deposited with Collateral Agent; and/or

Exh. I-9

(ii) such Debtor shall instruct all customers and account debtors to remit all payments in respect of Receivables or any other Collateral to a lockbox or lockboxes under the sole custody and control of the Collateral Agent and which are maintained at one or more post offices selected by the Collateral Agent.

(c) Upon the occurrence and during the continuation of any Event of Default, whether or not the Collateral Agent has exercised any of its other rights under the other provisions of this Section 6, the Collateral Agent or its designee may notify the relevant Debtor’s customers and account debtors at any time that Receivables have been assigned to the Collateral Agent or of the Collateral Agent’s security interest therein, and either in its own name, or such Debtor’s name, or both, demand, collect (including, without limitation, through a lockbox analogous to that described in Section 6(b)(ii) hereof), receive, receipt for, sue for, compound and give acquittance for any or all amounts due or to become due on Receivables, and in the Collateral Agent’s reasonable discretion file any claim or take any other action or proceeding which the Collateral Agent may reasonably deem necessary to protect and realize upon the security interest of the Collateral Agent in the Receivables or any other Collateral.

(d) Any proceeds of Receivables or other Collateral transmitted to or otherwise received by the Collateral Agent pursuant to any of the provisions of Sections 6(b) or 6(c) hereof may be handled and administered by the Collateral Agent in and through a remittance account or accounts maintained at the Collateral Agent or by the Collateral Agent at a commercial bank or banks selected by the Collateral Agent with reasonable care (collectively the “Depositary Banks” and individually a “Depositary Bank”), and each Debtor acknowledges that the maintenance of such remittance accounts by the Collateral Agent is solely for the Collateral Agent’s convenience. The Collateral Agent may, after the occurrence and during the continuation of any Event of Default, apply all or any part of any proceeds of Receivables or other Collateral received by it from any source to the payment of the Secured Obligations (whether or not then due and payable), such applications to be made pursuant to the terms of the Loan Agreement, and at such intervals as the Collateral Agent may from time to time in its discretion determine. The Collateral Agent need not apply or give credit for any item included in proceeds of Receivables or other Collateral until the Depositary Bank has received final payment therefor at its office in cash or final solvent credits current at the site of deposit reasonably acceptable to the Collateral Agent and the Depositary Bank as such. However, if the Collateral Agent does permit credit to be given for any item prior to a Depositary Bank receiving final payment therefor and such Depositary Bank fails to receive such final payment or an item is charged back to the Collateral Agent or any Depositary Bank for any reason, the Collateral Agent may at its election in either instance charge the amount of such item back against any such remittance accounts. After all Events of Default have been cured or waived, the Collateral Agent shall promptly return to the applicable Debtor all proceeds of Collateral which the Collateral Agent has not applied to the Secured Obligations as provided above from the remittance account, as well as all Instruments and tangible Chattel Paper delivered to the Collateral Agent pursuant to Section 6(b)(i) hereof. Notwithstanding the foregoing, each Secured Party shall be obligated to refund and return any and all amounts paid by any Debtor to such Secured Party for fees, expenses or damages to the extent such Secured Party is not entitled to payment of such amounts in accordance with the terms hereof. The Secured Parties shall have no liability or responsibility to any Debtor for the Collateral Agent or any Depositary Bank accepting any check, draft or other order for payment of money bearing the legend “payment in full” or words of similar import or any other restrictive legend or endorsement whatsoever or be responsible for determining the correctness of any remittance.

Exh. I-10

Section 7. Special Provisions Re: Investment Property and Deposits. (a) Unless and until an Event of Default has occurred and is continuing and the Collateral Agent shall have given the Debtors at least three (3) Business Days’ notice of its intent to exercise its rights under this Agreement:

(i) each Debtor shall be entitled to exercise all voting and/or consensual powers pertaining to its Investment Property, or any part thereof, for all purposes not inconsistent with the terms of this Agreement, the Loan Agreement or any other document evidencing or otherwise relating to any Secured Obligations; and

(ii) each Debtor shall be entitled to receive and retain all cash dividends paid upon or in respect of its Investment Property subject to the lien and security interest of this Agreement.

(b) As of the Escrow Release Date, all (i) Equity Interests in a Subsidiary held, beneficially or of record, by each Debtor, (ii) Equity Interests in an Affiliate held, beneficially or of record, by each Debtor that represent 50% or less of Equity Interests of such Affiliate, (iii) securities accounts in the name of a Debtor and (iv) commodity accounts in the name of a Debtor, in each case, that constitute Collateral are listed and identified on Schedule 4 to the Perfection Certificate and made a part hereof. If any Debtor shall at any time after the Escrow Release Date hold or acquire any other Investment Property constituting Collateral, the Debtor shall, on or prior to the later to occur of (i) sixty (60) days following such acquisition and (ii) the date of the next required delivery of the Compliance Certificate following the date of such acquisition (or such longer period as to which the Collateral Agent may consent), deliver to the Collateral Agent certificates for all certificated securities constituting Investment Property and part of the Collateral hereunder (other than any certificated securities issued by a Person that is not an Affiliate), all duly endorsed in blank for transfer or accompanied by an appropriate assignment or assignments or an appropriate undated stock power or powers, in every case sufficient to transfer title thereto, including, without limitation, all stock received in respect of a stock dividend or resulting from a split-up, revision or reclassification of the Investment Property or any part thereof or received in addition to, in substitution of or in exchange for the Investment Property or any part thereof as a result of a merger, consolidation or otherwise. With respect to any uncertificated securities or any Investment Property held by a securities intermediary, commodity intermediary, or other financial intermediary of any kind, at the Collateral Agent’s request after the occurrence and during the continuance of an Event of Default (or at any time with respect to uncertificated securities or Investment Property issued by any Guarantor to Borrower or another Guarantor), the relevant Debtor shall execute and deliver, and shall cause any such issuer or intermediary to execute and deliver, an agreement among such Debtor, the Collateral Agent, and such issuer or intermediary in form and substance reasonably satisfactory to the Collateral Agent which provides, among other things, for the issuer’s or intermediary’s agreement that it will comply with such entitlement orders, and apply any value distributed on account of any Investment Property, as directed by the Collateral Agent without further consent by such Debtor. The Collateral Agent may, upon three (3) Business Days’ written notice to the Debtors at any time after the occurrence and during the continuation of any Event of Default, cause to be transferred into its name or the name of its nominee or nominees any and all of the Investment Property hereunder.

(c) [Reserved].

Section 8. Power of Attorney. In addition to any other powers of attorney contained herein, each Debtor hereby appoints the Collateral Agent, its nominee, or any other person whom the Collateral Agent may reasonably designate as such Debtor’s attorney-in-fact, with full power and authority upon the occurrence and during the continuation of any Event of Default to sign such Debtor’s name on verifica-

Exh. I-11

tions of Receivables and other Collateral; to send requests for verification of Collateral to such Debtor’s customers, account debtors, and other obligors; to endorse such Debtor’s name on any checks, notes, acceptances, money orders, drafts, and any other forms of payment or security that may come into the Collateral Agent’s possession; to endorse the Collateral in blank or to the order of the Collateral Agent or its nominee; and to sign such Debtor’s name on any invoice or bill of lading relating to any Collateral, on claims to enforce collection of any Collateral, on notices to and drafts against customers and account debtors and other obligors, on schedules and assignments of Collateral, on notices of assignment and on public records; to notify the post office authorities to change the address for delivery of such Debtor’s mail to an address designated by the Collateral Agent; to receive, open and dispose of all mail addressed to such Debtor; and to do all things reasonably necessary to carry out this Agreement. Each Debtor hereby ratifies and approves all acts of any such attorney and agrees that neither the Collateral Agent nor any such attorney will be liable for any acts or omissions or for any error of judgment or mistake of fact or law other than such person’s gross negligence or willful misconduct or breach of this Agreement. The foregoing powers of attorney, being coupled with an interest, are irrevocable until the Termination Date.

Section 9. Defaults and Remedies. (a) The occurrence of any event or the existence of any condition, after giving effect to any applicable notice, grace or cure provision pursuant to the Loan Agreement, specified as an “Event of Default” under the Loan Agreement shall constitute an “Event of Default” hereunder.

(b) Upon the occurrence and during the continuation of any Event of Default, the Collateral Agent shall have, in addition to all other rights provided herein or by law, the rights and remedies of a secured party under the UCC (regardless of whether the UCC is the law of the jurisdiction where the rights or remedies are asserted and regardless of whether the UCC applies to the affected Collateral), and further the Collateral Agent may, without demand and, to the extent permitted by applicable law, without advertisement, notice, hearing or process of law, all of which each Debtor hereby waives to the extent permitted by applicable law, at any time or times, sell, lease, assign, give an option or options to purchase or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Lenders any or all Collateral held by or for it at public or private sale, at any securities exchange or broker’s board or at the Collateral Agent’s office or elsewhere, for cash, upon credit or otherwise, at such prices and upon such terms as the Collateral Agent deems advisable, in its reasonable discretion. In the exercise of any such remedies, the Collateral Agent may sell the Collateral as a unit even though the sales price thereof may be in excess of the amount remaining unpaid on the Secured Obligations. Also, if less than all the Collateral is sold, the Collateral Agent shall have no duty to marshal or apportion the part of the Collateral so sold as between the Debtors, or any of them, but may sell and deliver any or all of the Collateral without regard to which of the Debtors are the owners thereof. In addition to all other sums due any Secured Party hereunder, each Debtor shall pay the Secured Parties all costs and expenses incurred by the Secured Parties, including reasonable attorneys’ fees and court costs (but under no circumstances shall the Debtors be obligated to pay for more than one firm of outside counsel, and no Debtor shall be obligated to pay for any in-house counsel), in obtaining, liquidating or enforcing payment of Collateral or the Secured Obligations or in the prosecution or defense of any action or proceeding by or against any Secured Party or any Debtor concerning any matter arising out of or connected with this Agreement or the Collateral or the Secured Obligations, including, without limitation, any of the foregoing arising in, arising under or related to a case under the United States Bankruptcy Code (or any successor statute). Any requirement of reasonable notice shall be met if such notice is personally served on or mailed, postage prepaid, to the Debtors in accordance with Section 14(b) hereof at least ten (10) Business Days before the time of sale or other event giving rise to the requirement of such notice; provided, however, no notification need be given to a Debtor if such Debtor has signed, after the Event of Default hereunder that is then continuing has occurred, a statement renouncing any right to notification of sale

Exh. I-12

or other intended disposition. The Collateral Agent shall not be obligated to make any sale or other disposition of the Collateral regardless of notice having been given. Any Secured Party may be the purchaser at any public sale. Each Debtor hereby waives all of its rights of redemption from any such sale. The Collateral Agent may postpone or cause the postponement of the sale of all or any portion of the Collateral by announcement at the time and place of such sale, and such sale may, without further notice, be made at the time and place to which the sale was postponed or the Collateral Agent may further postpone such sale by announcement made at such time and place. The Collateral Agent has no obligation to prepare the Collateral for sale. The Collateral Agent may sell or otherwise dispose of the Collateral without giving any warranties as to the Collateral or any part thereof, including disclaimers of any warranties of title or the like, and each Debtor acknowledges and agrees that the absence of such warranties shall not render the disposition commercially unreasonable.

(c) Without in any way limiting the foregoing, upon the occurrence and during the continuation of any Event of Default hereunder, in addition to all other rights provided herein or by law, (i) the Collateral Agent shall have the right to take physical possession of any and all of the Collateral, the right for that purpose to enter without legal process any premises where the Collateral may be found (provided such entry be done lawfully), and the right to maintain such possession on the relevant Debtor’s premises or to remove the Collateral or any part thereof to such other places as the Collateral Agent may desire, in each case, subject to the terms of any lease covering the relevant premises, (ii) the Collateral Agent shall have the right to direct any intermediary at any time holding any Investment Property or other Collateral, or any issuer thereof, to deliver such Collateral or any part thereof to the Collateral Agent and/or to liquidate such Collateral or any part thereof and deliver the proceeds thereof to the Collateral Agent, and (iii) each Debtor shall, upon the Collateral Agent’s demand, promptly assemble the Collateral and make it available to the Collateral Agent at a place reasonably designated by the Collateral Agent. If the Collateral Agent exercises its right to take possession of the Collateral, each Debtor shall also at its expense perform any and all other steps requested by the Collateral Agent to preserve and protect the security interest hereby granted in the Collateral, such as placing and maintaining signs indicating the security interest of the Collateral Agent, appointing overseers for the Collateral and maintaining Collateral records.

(d) Without in any way limiting the foregoing, upon the occurrence and during the continuation of any Event of Default, all rights of the Debtors to exercise the voting and/or consensual powers which they are entitled to exercise pursuant to Section 7(a)(i) hereof and/or to receive and retain the distributions which they are entitled to receive and retain pursuant to Section 7(a)(ii) hereof, shall, at the option of the Collateral Agent upon ten (10) Business Days prior written notice to the Debtors, cease and thereupon become vested in the Collateral Agent, which, in addition to all other rights provided herein or by law, shall then be entitled solely and exclusively to exercise all voting and other consensual powers pertaining to the Investment Property and/or to receive and retain the distributions which such Debtor would otherwise have been authorized to retain pursuant to Section 7(a)(ii) hereof and shall then be entitled solely and exclusively to exercise any and all rights of conversion, exchange or subscription or any other rights, privileges or options pertaining to any Investment Property as if the Collateral Agent were the absolute owner thereof including, without limitation, the rights to exchange, at its discretion, all Investment Property or any part thereof upon the merger, consolidation, reorganization, recapitalization or other readjustment of the respective issuer thereof or upon the exercise by or on behalf of any such issuer or the Collateral Agent of any right, privilege or option pertaining to any Investment Property and, in connection therewith, to deposit and deliver the Investment Property or any part thereof with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent may determine. In the event the

Exh. I-13

Collateral Agent in good faith believes any of the Collateral constitutes restricted securities within the meaning of any applicable securities laws, any disposition thereof in compliance with such laws shall not render the disposition commercially unreasonable. To the extent that the notice referred to in the first sentence of this paragraph (d) has been given, after all Events of Default have been cured or waived, (i) each Debtor shall have the exclusive right to exercise the voting and consensual rights and powers that such Debtor would have otherwise been entitled to exercise pursuant to the terms of Section 7(a)(i) hereof and (ii) the Collateral Agent shall promptly repay to each applicable Debtor (without interest) all dividends, interest, principal or other distributions that such Debtor would otherwise be permitted to retain pursuant to Section 7(a)(ii) hereof and that have not been applied to the repayment of the Secured Obligations.

(e) Without in any way limiting the foregoing, each Debtor hereby grants to the Secured Parties, effective and exercisable solely upon the occurrence and during the continuation of an Event of Default, a royalty-free (and free of any other obligation of payment or compensation), irrevocable (solely during the continuation of an Event of Default), non-exclusive license and right to use and sublicense (in the ordinary course of business), in connection with any foreclosure or other realization by the Collateral Agent or the Secured Parties on all or any part of the Collateral to the extent permitted by law and this Agreement, all Intellectual Property Collateral (excluding any rights under a License that by its terms is prohibited from being sublicensed by Debtor to the Collateral Agent) now owned or hereafter acquired by such Debtor, and wherever the same may be located and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, the right to prosecute and maintain all such Intellectual Property Collateral and the right to sue for past infringement of such Intellectual Property Collateral. The license and right granted to the Secured Parties hereby shall be without any royalty or fee or charge whatsoever with respect to fees payable by the Secured Parties to Debtors.

(f) The powers conferred upon the Secured Parties hereunder are solely to protect their interest in the Collateral and shall not impose on them any duty to exercise such powers. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession or control if such Collateral is accorded treatment substantially equivalent to that which the Collateral Agent accords its own property, consisting of similar type assets, it being understood, however, that the Collateral Agent shall have no responsibility for (i) ascertaining or taking any action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Collateral, whether or not the Collateral Agent has or is deemed to have knowledge of such matters, (ii) taking any necessary steps to preserve rights against any parties with respect to any Collateral, or (iii) initiating any action to protect the Collateral or any part thereof against the possibility of a decline in market value. This Agreement constitutes an assignment of rights only and not an assignment of any duties or obligations of the Debtors in any way related to the Collateral, and the Collateral Agent shall have no duty or obligation to discharge any such duty or obligation. Neither any Secured Party nor any party acting as attorney for any Secured Party shall be liable for any acts or omissions or for any error of judgment or mistake of fact or law other than such person’s gross negligence or willful misconduct or breach of this Agreement.

(g) Failure by the Collateral Agent to exercise any right, remedy or option under this Agreement or any other agreement between any Debtor and the Collateral Agent or provided by law, or delay by the Collateral Agent in exercising the same, shall not operate as a waiver; and no waiver shall be effective unless it is in writing, signed by the party against whom such waiver is sought to be enforced and otherwise complies with the requirements set forth in Section 10.11 of the Loan Agreement and then only to the extent specifically stated. The rights and remedies of

Exh. I-14

the Secured Parties under this Agreement shall be cumulative and not exclusive of any other right or remedy which any Secured Party may have.

Section 10. Application of Proceeds. The proceeds and avails of the Collateral at any time received by the Collateral Agent upon the occurrence and during the continuation of any Event of Default pursuant to any exercise of remedies shall, when received by the Collateral Agent in cash or its equivalent, be applied by the Collateral Agent in reduction of, or held as collateral security for, the Secured Obligations in accordance with the terms of the Loan Agreement. The Debtors shall remain liable to the Secured Parties for any deficiency. Any surplus remaining after the Termination Date has occurred shall be returned to the Borrower, as agent for the Debtors, or to whomsoever the Collateral Agent reasonably determines is lawfully entitled thereto.

Section 11. Continuing Agreement; Release. (a) Subject to Section 9.12 of the Loan Agreement, this Agreement shall be a continuing agreement in every respect and shall remain in full force and effect until the Termination Date. Upon the Termination Date, the pledge of all Collateral hereunder will terminate and all liens and security interests hereunder shall automatically be released, without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Debtors. In connection with any termination or release pursuant to this Section 11 or as required by any other provision of this Agreement or the Loan Agreement, the Administrative Agent or Collateral Agent shall promptly deliver to the applicable Debtor any Collateral of such Debtor held by the Administrative Agent or the Collateral Agent, as applicable, hereunder and execute and deliver to any Debtor, at such Debtor’s expense, all Uniform Commercial Code termination statements and similar documents that such Debtor shall reasonably request to evidence such termination or release.

(b) If the Administrative Agent or Collateral Agent shall be directed or permitted pursuant to Section 9.12 of the Loan Agreement to release any Lien created hereby upon any Collateral (including any Collateral sold or disposed of by any Debtor in a transaction permitted by the Loan Agreement (other than a transfer to another Debtor)), such Collateral shall be automatically released from the Lien created hereby to the extent provided under, and subject to the terms and conditions set forth in, Section 9.12 of the Loan Agreement, all without delivery of any instrument or performance of any act by any party, and all rights to such Collateral shall revert to the Debtors. In connection therewith, the Administrative Agent and/or Collateral Agent, as applicable, at the request and sole expense of the Borrower, shall execute and deliver to the Borrower all releases or other documents, including, without limitation, UCC termination statements, reasonably necessary or desirable for the release of the Lien created hereby on such Collateral. A Debtor shall be automatically released from its obligations hereunder in the event that all the capital stock of such Debtor shall be so sold or disposed (other than a transfer to another Debtor) or if such Debtor ceases to be a Restricted Subsidiary or otherwise becomes an Excluded Subsidiary as a result of a transaction or designation permitted under the Loan Agreement. Any execution and delivery of documents pursuant to this Section 11(b) shall be without recourse to or representation or warranty by the Collateral Agent.

Section 12. The Collateral Agent. (a) In acting under or by virtue of this Agreement, the Collateral Agent shall be entitled to all the rights, authority, privileges, and immunities provided in the Loan Agreement, all of which provisions of said Loan Agreement (including, without limitation, Section 9 thereof) are incorporated by reference herein with the same force and effect as if set forth herein in their entirety. The Collateral Agent hereby disclaims any representation or warranty to the Secured Parties or any other holders of the Secured Obligations concerning the perfection of the liens and security interests granted hereunder or in the value of any of the Collateral.

(b) The parties hereto agree that the Collateral Agent shall be entitled to indemnification and reimbursement of its expenses incurred hereunder as provided in Sections 9.6 and 10.13

Exh. I-15

of the Loan Agreement as if such sections were set out in full herein and references to “the Administrative Agent” therein were references to “the Collateral Agent” and references to “the Borrower” therein were references to “each Grantor.” The obligations of the Grantors under this clause shall survive termination of this Agreement.

Section 13. Intercreditor Agreement. Notwithstanding anything herein to the contrary, the liens and security interests granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder, are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern and control. Notwithstanding anything herein to the contrary, prior to the Discharge of First Lien Obligations (as defined in the First Priority Intercreditor Agreement) that are Obligations, with respect to Shared Collateral (as defined in the First Priority Intercreditor Agreement), the requirements of this Agreement to deliver Collateral to the Collateral Agent shall be deemed satisfied by the delivery thereof to the Applicable Authorized Representative (as defined in the First Priority Intercreditor Agreement) as bailee for the Collateral Agent as provided in the First Priority Intercreditor Agreement; provided that as of the date hereof, the Applicable Authorized Representative is the Collateral Agent.

Section 14. Miscellaneous. (a) This Agreement may only be waived or modified in writing in accordance with the requirements of Section 10.11 of the Loan Agreement. This Agreement shall create a continuing lien on and security interest in the Collateral and shall be binding upon each Debtor, its successors and assigns and shall inure, together with the rights and remedies of the Secured Parties hereunder, to the benefit of the Secured Parties and their successors and permitted assigns; provided, however, that no Debtor may assign its rights or delegate its duties hereunder without the Collateral Agent’s prior written consent. Without limiting the generality of the foregoing, and subject to the provisions of the Loan Agreement, any Lender may assign or otherwise transfer any indebtedness held by it secured by this Agreement to any other person subject to the requirements of Section 10.10 of the Loan Agreement, and such other person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise.

(b) All notices and other communications hereunder shall comply with Section 10.8 of the Loan Agreement; provided that, the address information for each Debtor shall be that expressed for the Borrower in such Section.

(c) Any provision of this Agreement which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement invalid or unenforceable.

(d) The lien and security interest herein created and provided for stand as direct and primary security for the Secured Obligations of the Borrower arising under or otherwise relating to the Loan Agreement as well as for the other Secured Obligations secured hereby. No application of any sums received by the Secured Parties in respect of the Collateral or any disposition thereof to the reduction of the Secured Obligations or any part thereof shall in any manner entitle any Debtor to any right, title or interest in or to the Secured Obligations or any collateral or security therefor, whether by subrogation or otherwise, unless and until all Secured Obligations have been fully paid and satisfied and the Termination Date has occurred. Each Debtor acknowledges

Exh. I-16

and agrees that the lien and security interest hereby created and provided are absolute and unconditional and shall not in any manner be affected or impaired by any acts or omissions whatsoever of any Secured Party or any other holder of any Secured Obligations, and without limiting the generality of the foregoing, the lien and security interest hereof shall not be impaired by any acceptance by any Secured Party or any other holder of any Secured Obligations of any other security for or guarantors upon any of the Secured Obligations or by any failure, neglect or omission on the part of any Secured Party or any other holder of any of the Secured Obligations to realize upon or protect any of the Secured Obligations or any collateral or security therefor. The lien and security interest hereof shall not in any manner be impaired or affected by (and the Secured Parties, without notice to anyone, are hereby authorized to make from time to time) any sale, pledge, surrender, compromise, settlement, release, renewal, extension, indulgence, alteration, substitution, exchange, change in, modification or disposition of any of the Secured Obligations or of any collateral or security therefor, or of any guaranty thereof, or of any instrument or agreement setting forth the terms and conditions pertaining to any of the foregoing. The Secured Parties may at their discretion at any time grant credit to the Borrower without notice to the other Debtors in such amounts and on such terms as the Secured Parties may elect without in any manner impairing the lien and security interest created and provided for. In order to realize hereon and to exercise the rights granted the Secured Parties hereunder and under applicable law, there shall be no obligation on the part of any Secured Party or any other holder of any Secured Obligations at any time to first resort for payment to the Borrower or any other Debtor or to any guaranty of the Secured Obligations or any portion thereof or to resort to any other collateral, security, property, liens or any other rights or remedies whatsoever, and the Secured Parties shall have the right to enforce this Agreement against any Debtor or its Collateral irrespective of whether or not other proceedings or steps seeking resort to or realization upon or from any of the foregoing are pending.

(e) In the event the Secured Parties shall at any time in their discretion permit a substitution of Debtors hereunder or a party shall wish to become a Debtor hereunder, such substituted or additional Debtor shall, upon executing an agreement in the form attached hereto as Schedule A, become a party hereto and be bound by all the terms and conditions hereof to the same extent as though such Debtor had originally executed this Agreement and, in the case of a substitution, in lieu of the Debtor being replaced. Any such agreement shall contain information as to such Debtor necessary to update Schedules 1, 3, 4, 5, 6 and 7 to the Perfection Certificate with respect to it. No such substitution shall be effective absent the written consent of the Collateral Agent nor shall it in any manner affect the obligations of the other Debtors hereunder.

(f) This Agreement may be executed in counterparts and by different parties hereto on separate counterparts, each of which shall be an original, but all together one and the same instrument. Delivery of executed counterparts of this Agreement by telecopy or by e-mail of an Adobe portable document format file (also known as a “PDF” file) shall be effective as originals. Each Debtor acknowledges that this Agreement is and shall be effective upon its execution and delivery by such Debtor to the Collateral Agent, and it shall not be necessary for the Collateral Agent to execute this Agreement or any other acceptance hereof or otherwise to signify or express its acceptance hereof.

(g) No Secured Party (other than the Collateral Agent) shall have the right to institute any suit, action or proceeding in equity or at law in connection with this Agreement for the enforcement of any remedy under or upon this Agreement; it being understood and intended that no one or more of the Secured Parties (other than the Collateral Agent) shall have any right in any manner whatsoever to enforce any right hereunder, and that all proceedings at law or in equity

Exh. I-17

shall be instituted, had and maintained by the Collateral Agent in the manner herein provided and for the benefit of the Secured Parties.

(h) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED BY AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of any provision hereof.

(i) Each Debtor hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City in the borough of Manhattan, for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each Debtor irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient form. Each of the parties hereto agrees that a final judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that (i) any party hereto may otherwise have to bring any proceeding relating to this Agreement against any other party hereto or their respective properties in the courts of any jurisdiction (A) for purposes of enforcing a judgment or (B) in connection with any pending bankruptcy, insolvency or similar proceeding in such jurisdiction or (ii) the Collateral Agent or any other Secured Party may otherwise have to bring any proceeding relating to this Agreement against any Debtor or its properties in the courts of any jurisdiction in connection with exercising remedies against any Collateral in a jurisdiction in which such Collateral is located. EACH DEBTOR AND, BY ACCEPTING THE BENEFITS OF THIS AGREEMENT, EACH SECURED PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[SIGNATURE PAGES TO FOLLOW]

Exh. I-18

IN WITNESS WHEREOF, each Debtor has caused this Security Agreement to be duly executed and delivered as of the date first above written.

“Debtors”
[ ]

By:
Name:
Title:

[Signature Page to Security Agreement]

Accepted and agreed to as of the date first above written.

JPMorgan Chase Bank, N.A., as Collateral Agent

By:
Name:
Title:

[Signature Page to Security Agreement]

SCHEDULE A

[FORM OF] ASSUMPTION AND SUPPLEMENTAL SECURITY AGREEMENT

THIS AGREEMENT dated as of this [    ]th day of [            ], 20[    ] from the entities listed on the signature pages hereto (collectively, the “New Debtors”), to JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank”), as collateral agent for the Secured Parties (defined in the Security Agreement hereinafter identified and defined) (JPMorgan Chase Bank acting as such agent and any successor or successors to JPMorgan Chase Bank in such capacity being hereinafter referred to as the “Collateral Agent”).

PRELIMINARY STATEMENTS

A. Western Digital Corporation, a Delaware corporation (the “Borrower”), and certain other parties have executed and delivered to the Collateral Agent that certain Security Agreement dated as of [            ], 2016 (such Security Agreement, as the same may from time to time be amended, restated, amended and restated, modified or restated, including supplements thereto which add additional parties as Debtors thereunder, being hereinafter referred to as the “Security Agreement”), pursuant to which such parties (the “Existing Debtors”) have granted to the Collateral Agent for the benefit of the Secured Parties a lien on and security interest in the Existing Debtors’ Collateral to secure the Secured Obligations.

B. All capitalized terms used in this Agreement without definition shall have the same meaning herein as such terms have in the Security Agreement, except that any reference to the term “Debtor” or “Debtors” and any provision of the Security Agreement providing meaning to such term shall be deemed a reference to the Existing Debtors and the New Debtors.

C. The Borrower provides each New Debtor with substantial financial, managerial, administrative, and/or technical support and each New Debtors will benefit, directly and indirectly, from the financial accommodations extended by the Secured Parties to the Borrower.

NOW, THEREFORE, FOR VALUE RECEIVED, and in consideration of financial accommodations given or to be given to the Borrower by the Secured Parties from time to time, each New Debtor hereby agrees as follows:

1. Each New Debtor acknowledges and agrees that it shall become a “Debtor” party to the Security Agreement effective upon the date of such New Debtor’s execution of this Agreement and the delivery of this Agreement to the Collateral Agent, and that upon such execution and delivery, all references in the Security Agreement to the terms “Debtor” or “Debtors” shall be deemed to include such New Debtor. Without limiting the generality of the foregoing, each New Debtor hereby repeats and reaffirms all grants (including the grant of a lien and security interest), covenants, agreements, representations, and warranties contained in the Security Agreement as amended hereby, each and all of which are and shall remain applicable to the Collateral from time to time owned by such New Debtor or in which such New Debtor from time to time has any rights. Without limiting the foregoing, in order to secure payment of the Secured Obligations, whether now existing or hereafter arising, each New Debtor does hereby grant to the Collateral Agent for the benefit of the Secured Parties, and hereby agrees that the Collateral Agent has and shall continue to have until the Termination Date (as such term is defined in the Loan Agreement referred to in the Security Agreement) for the benefit of the Secured Parties a continuing lien on and security interest in all of such New Debtor’s Collateral, including, without limitation, all of such New Debtor’s Accounts, Chattel Paper, Instruments, Documents, General Intangibles, Letter-of-Credit Rights, Supporting Obligations, Deposit Accounts, Investment Property, Inventory, Equipment, Fixtures, Commercial Tort Claims, and all of the other Collateral other than the Excluded Property, each and all of such granting clauses being incorporated herein by reference with the same force and effect as if set forth herein in their entirety, except that all references in such clauses to the Existing Debtors or any of them shall be deemed to include references to such New Debtor. Nothing contained herein shall in any manner impair the priority of the liens and security interests heretofore granted in favor of the Collateral Agent under the Security Agreement.

2. Schedules 1, 3, 4, 5, 6 and 7 to the Perfection Certificate shall be supplemented by the information set forth on the attached Supplements to each of Schedules 1, 3, 4, 5, 6 and 7 to the Perfection Certificate with respect to each New Debtor.

3. Each New Debtor hereby acknowledges and agrees that the Secured Obligations are secured by all of the Collateral according to, and otherwise on and subject to, the terms and conditions of the Security Agreement to the same extent and with the same force and effect as if such New Debtor had originally been one of the Existing Debtors under the Security Agreement and had originally executed the same as such an Existing Debtor.

4. Except as specifically modified hereby, all of the terms and conditions of the Security Agreement shall stand and remain unchanged and in full force and effect.

5. Each New Debtor agrees to execute and deliver such further instruments and documents and do such further acts and things as the Collateral Agent may reasonably deem necessary or proper to carry out more effectively the purposes of this Agreement.

6. No reference to this Agreement need be made in the Security Agreement or in any other document or instrument making reference to the Security Agreement, any reference to the Security Agreement in any of such to be deemed a reference to the Security Agreement as modified hereby.

7. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED BY AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank]

SUPPLEMENTS

SUPPLEMENT TO SCHEDULE 1

LEGAL NAMES

SUPPLEMENT TO SCHEDULE 3

OWNED REAL PROPERTY

SUPPLEMENT TO SCHEDULE 4

EQUITY INTERESTS IN A SUBSIDIARY AND OTHER EQUITY INTERESTS

SUPPLEMENT TO SCHEDULE 5

INSTRUMENTS AND TANGIBLE CHATTEL PAPER

SUPPLEMENT TO SCHEDULE 6

INTELLECTUAL PROPERTY

SUPPLEMENT TO SCHEDULE 7

COMMERCIAL TORT CLAIMS

[New Debtor[s]]

By:

Name:

Title:

Accepted and agreed to as of the date first above written.

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:

Name:

Title:

Exhibit J

Form of Guaranty Agreement

GUARANTY AGREEMENT

Guaranty Agreement (this “Guaranty”) is entered into as of April 29, 2016, by Western Digital Corporation, a Delaware corporation, and the other parties who have executed this Guaranty (the “Subsidiary Guarantors”; and along with any other parties who execute and deliver to the Administrative Agent (as hereinafter identified and defined) an agreement in the form attached hereto as Exhibit A, being herein referred to collectively as the “Guarantors” and individually as a “Guarantor”).

PRELIMINARY STATEMENTS

A. Western Digital Corporation, a Delaware corporation (the “Borrower”), JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank”), as Administrative Agent (JPMorgan Chase Bank in such capacity being referred to herein as the “Administrative Agent”), and the other banks and financial institutions party thereto are parties to a Loan Agreement dated as of April 29, 2016 (as extended, renewed, amended, restated, refinanced, replaced, amended and restated, supplemented or otherwise modified, the “Loan Agreement”) pursuant to which JPMorgan Chase Bank and other banks and financial institutions from time to time party to the Loan Agreement have provided financial accommodations to the Borrower (JPMorgan Chase Bank, in its individual capacity and such other banks, financial institutions and lenders being hereinafter referred to collectively as the “Lenders” and individually as a “Lender”).

B. The Borrower and one or more of the Guarantors may from time to time be liable to the Lenders and/or their Affiliates with respect to Hedging Liability and/or Funds Transfer Liability, Deposit Account Liability and Data Processing Obligations as such terms are defined in the Loan Agreement (the Administrative Agent and the Lenders, together with any Affiliates of the Lenders with respect to the Hedging Liability and Funds Transfer Liability, Deposit Account Liability and Data Processing Obligations, as such terms are defined in the Loan Agreement, being hereinafter referred to collectively as the “Guaranteed Creditors” and individually as a “Guaranteed Creditor”).

C. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Guaranty.

D. The Subsidiary Guarantors are direct or indirect Subsidiaries of the Borrower; and the Borrower provides each of the Guarantors with financial, management, administrative, and/or technical support which enables the Guarantors to conduct their businesses in an orderly and efficient manner in the ordinary course.

E. Each Guarantor will benefit, directly or indirectly, from credit and other financial accommodations extended by the Guaranteed Creditors to the Borrower.

F. The Intercreditor Agreement governs the relative rights and priorities of the First Lien Secured Parties (as defined in the Intercreditor Agreement) in respect of the First Lien Security Documents (as defined in the Intercreditor Agreement) and with respect to certain other matters as described therein.

NOW, THEREFORE, for good and valuable consideration, receipt whereof is hereby acknowledged, the parties hereto hereby agree as follows:

Exh. J-1

All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Loan Agreement.

Each Guarantor hereby irrevocably and unconditionally guarantees jointly and severally to the Administrative Agent, for the ratable benefit of the Guaranteed Creditors, the due and punctual payment when due of the Obligations, Hedging Liability and/or Funds Transfer Liability, Deposit Account Liability and Data Processing Obligations, in each case whether now existing or hereafter arising (whether or not any proceeding under any debtor relief law shall have stayed the accrual of collection of any of the Guaranteed Obligations or operated as a discharge thereof) (and whether arising before or after the filing of a petition in bankruptcy and including all interest accrued after the petition date), due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired (the “Guaranteed Obligations”; provided that the Guaranteed Obligations shall exclude any Excluded Swap Obligations with respect to such Guarantor). In case of failure by the Borrower or the Guarantors punctually to pay any Guaranteed Obligations, each Guarantor hereby jointly and severally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration or otherwise, and as if such payment were made by the Borrower or other Guarantors. All payments hereunder by any Guarantor shall be made in immediately available funds in Dollars without setoff, counterclaim or other defense or withholding or deduction of any nature. Notwithstanding anything in this Guaranty to the contrary, the obligations of each Guarantor under this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations under this Guaranty subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any other applicable law.

Each Guarantor agrees that, upon demand, such Guarantor will then pay to the Administrative Agent for the benefit of the Guaranteed Creditors the full amount of the Guaranteed Obligations that is then due (subject to the limitation on the right of recovery from such Guarantor pursuant to the last sentence of Section 2 above) whether or not any one or more of the other Guarantors shall then or thereafter pay any amount whatsoever in respect to their obligations hereunder.

(a) Until the Termination Date, the Guarantors (i) shall have no right of subrogation with respect to such Guaranteed Obligations and (ii) waive any right to enforce any remedy which any of the Guaranteed Creditors or the Administrative Agent now have or may hereafter have against the Borrower, any endorser or any guarantor of all or any part of the Guaranteed Obligations or any other Person, and until such time the Guarantors waive any benefit of, and any right to participate in, any security or collateral given to the Guaranteed Creditors, the Collateral Agent and the Administrative Agent to secure the payment or performance of all or any part of the Guaranteed Obligations or any other liability of the Borrower to the Guaranteed Creditors or the Administrative Agent. Should any Guarantor have the right, notwithstanding the foregoing, to exercise its subrogation rights, each Guarantor hereby expressly and irrevocably (A) subordinates any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off that such Guarantor may have to the payment in full in cash of the Guaranteed Obligations until the Termination Date and (B) waives any and all defenses available to a surety, guarantor or accommodation co-obligor until the Termination Date. Each Guarantor acknowledges and agrees that this subordination is intended to benefit the Administrative Agent and the Guaranteed Creditors and shall not limit or otherwise affect such Guarantor’s liability hereunder or the enforceability of this Guaranty, and that the Administrative Agent, the Guaranteed Creditors and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 4(a).

(b) Each Guarantor agrees that any and all claims of such Guarantor against the Borrower or any other Guarantor hereunder (each, an “Obligor”) with respect to any “Intercompany Indebt-

Exh. J-2

edness” (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Guaranteed Obligations, or against any of its properties shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Guaranteed Obligations until the Termination Date; provided that, as long as no Event of Default has occurred and is continuing, such Guarantor may receive payments of principal and interest from any Obligor with respect to Intercompany Indebtedness to the extent not prohibited by the other terms of the Loan Documents. Notwithstanding any right of any Guarantor to ask, demand, sue for, take or receive any payment from any Obligor, all rights, liens and security interests of such Guarantor, whether now or hereafter arising and howsoever existing, in any assets of any other Obligor shall be and are subordinated to the rights of the Guaranteed Creditors, the Administrative Agent and the Collateral Agent in those assets. No Guarantor shall have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until the Termination Date. If all or any part of the assets of any Obligor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Obligor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any such Obligor is dissolved or if substantially all of the assets of any such Obligor are sold, then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any Indebtedness of any Obligor to any Guarantor (“Intercompany Indebtedness”) shall be paid or delivered directly to the Administrative Agent for application on any of the Guaranteed Obligations, due or to become due, until the Termination Date. Should any payment, distribution, security or instrument or proceeds thereof be received by the applicable Guarantor upon or with respect to the Intercompany Indebtedness after any Insolvency Event and prior to the satisfaction of all of the Guaranteed Obligations and the termination of all financing arrangements pursuant to any Loan Document among the Borrower and the Guaranteed Creditors, such Guarantor shall receive and hold the same in trust, as trustee, for the benefit of the Guaranteed Creditors and shall forthwith deliver the same to the Administrative Agent, for the benefit of the Guaranteed Creditors, in precisely the form received (except for the endorsement or assignment of the Guarantor where necessary), for application to any of the Guaranteed Obligations, due or not due, and, until so delivered, the same shall be held in trust by the Guarantor as the property of the Guaranteed Creditors. If any such Guarantor fails to make any such endorsement or assignment to the Administrative Agent or the Collateral Agent, the Administrative Agent or the Collateral Agent or any of their officers or employees is irrevocably authorized to make the same.

(a) To the extent that any Guarantor shall make a payment under this Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Guarantor if each Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following the Termination Date, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. Notwithstanding any other provision of this Guaranty, the amount guaranteed by each Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. In determining the limitations, if any, on the amount of any Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation or contribution which such Guarantor may have under this Guaranty, any other agreement or applicable law shall be taken into account.

Exh. J-3

(b) Unless the Guarantors have otherwise agreed on a different allocation, as of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the excess of the fair saleable value of the property of such Guarantor over the total liabilities of such Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by such other Guarantors as of such date in a manner to maximize the amount of such contributions.

(c) This Section 5 is intended only to define the relative rights of the Guarantors, and nothing set forth in this Section 5 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guaranty.

(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor or Guarantors to which such contribution and indemnification is owing.

(e) The rights of the indemnifying Guarantors against other Guarantors under this Section 5 shall be exercisable upon the occurrence of the Termination Date.

Subject to the terms and conditions of the Loan Agreement, including, without limitation, Section 10.10 thereof, each Guaranteed Creditor may, without any notice whatsoever to any of the Guarantors, sell, assign, or transfer all of the Guaranteed Obligations, or any part thereof, or grant participations therein, and in that event each and every immediate and successive assignee, transferee, or holder of all or any part of the Guaranteed Obligations, shall have the right through the Administrative Agent pursuant to Section 18 hereof to enforce this Guaranty, by suit or otherwise, for the benefit of such assignee, transferee, holder or participant, as fully as if such assignee, transferee, or holder or participant were herein by name specifically given such rights, powers and benefits; but each Guaranteed Creditor through the Administrative Agent pursuant to Section 18 hereof shall have an unimpaired right to enforce this Guaranty for its own benefit or any such participant, as to so much of the Guaranteed Obligations that it has not sold, assigned or transferred.

Subject to Section 9.12 of the Loan Agreement, this Guaranty is a continuing, absolute and unconditional Guaranty, and shall remain in full force and effect until the Termination Date has occurred. The Guaranteed Creditors may at any time or from time to time release any Guarantor from its obligations hereunder or effect any compromise with any Guarantor and no such release or compromise shall in any manner impair or otherwise affect the obligations hereunder of the other Guarantors. No release, compromise, or discharge of any one or more of the Guarantors shall release, compromise or discharge the obligations of the other Guarantors hereunder.

In case of the dissolution, liquidation or insolvency (howsoever evidenced) of, or the institution of bankruptcy or receivership proceedings against the Borrower or any Guarantor, in each case, that would permit or cause the acceleration of the indebtedness under the Loan Agreement, all of the Guaranteed Obligations which are then existing may be declared by the Administrative Agent immediately due or accrued and payable from the Guarantors at such time as the obligations are accelerated.

Subject to Sections 9.12 of the Loan Agreement, to the fullest extent permitted by applicable law, the obligations of each of the Guarantors hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

Exh. J-4

any extension, renewal, settlement, indulgence, compromise, waiver or release of or with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations, whether (in any such case) by operation of law or otherwise, or any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations;

any modification or amendment of or supplement to the Loan Agreement, any Hedging Liability, any Funds Transfer Liability, Deposit Account Liability and Data Processing Obligations or any other Loan Document, including, without limitation, any such amendment which may increase the amount of, or the interest rates applicable to, any of the Guaranteed Obligations guaranteed hereby;

any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any collateral securing the Guaranteed Obligations or any part thereof, any other guaranties with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any person or entity with respect to the Guaranteed Obligations or any part thereof, or any nonperfection or invalidity of any direct or indirect security for the Guaranteed Obligations;

any change in the corporate, partnership, limited liability company or other existence, structure or ownership of the Borrower or any other guarantor of any of the Guaranteed Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or any other guarantor of the Guaranteed Obligations, or any of their respective assets or any resulting release or discharge of any obligation of the Borrower or any other guarantor of any of the Guaranteed Obligations;

the existence of any claim, setoff or other rights which the Guarantors may have at any time against the Borrower, any other guarantor of any of the Guaranteed Obligations, the Administrative Agent, any Guaranteed Creditor or any other Person, whether in connection herewith or in connection with any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

the enforceability or validity of the Guaranteed Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Guaranteed Obligations or any part thereof, or any other invalidity or unenforceability relating to or against the Borrower or any other guarantor of any of the Guaranteed Obligations, for any reason related to the Loan Agreement, any Hedging Liability, any Funds Transfer Liability, Deposit Account Liability and Data Processing Obligations or any provision of applicable law, decree, order or regulation purporting to prohibit the payment by the Borrower or any other guarantor of the Guaranteed Obligation or otherwise affecting any term any of the Guaranteed Obligations;

the failure of the Administrative Agent or the Collateral Agent to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Guaranteed Obligations, if any:

the election by, or on behalf of, any one or more of the Guaranteed Creditors, in any proceeding instituted under Chapter 11 of Title 11 of the United States Code (11 U.S.C. 101 et

Exh. J-5

seq.) (or any successor statute, the “Bankruptcy Code”), of the application of Section 1111(b)(2) of the Bankruptcy Code;

any borrowing or grant of a security interest by the Borrower, as debtor-in-possession, under Section 364 of the Bankruptcy Code;

the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of the claims of the Guaranteed Creditors or the Administrative Agent for repayment of all or any part of the Guaranteed Obligations;

the failure of any other guarantor to sign or become party to this Guaranty or any amendment, change, or reaffirmation hereof; or

any other act or omission to act or delay of any kind by the Borrower, any other guarantor of the Guaranteed Obligations, the Administrative Agent, any Guaranteed Creditor or any other Person or any other circumstance whatsoever (other than payment in full of the Obligations) which might, but for the provisions of this Section 9, constitute a legal or equitable discharge of any Guarantor’s obligations hereunder or otherwise reduce, release, prejudice or extinguish its liability under this Guaranty.

In the event the Guaranteed Creditors shall at any time in their discretion permit a substitution of Guarantors hereunder, a party shall wish to become Guarantor hereunder or a party is required to become a Guarantor hereunder pursuant to Section 4.4 of the Loan Agreement, such substituted or additional Guarantor shall, upon executing an agreement in the form attached hereto as Exhibit A, become a party hereto and be bound by all the terms and conditions hereof to the same extent as though such Guarantor had originally executed this Guaranty and in the case of a substitution, in lieu of the Guarantor being replaced. No such substitution shall be effective absent the written consent delivered in accordance with the terms of the Loan Agreement, nor shall it in any manner affect the obligations of the other Guarantors hereunder.

(a) To the fullest extent permitted by applicable law, each of the Guarantors irrevocably waives acceptance hereof, presentment, demand or action on delinquency, protest and any notice not provided for herein or under the other Loan Documents, as well as any requirement that at any time any action be taken by any Person against the Borrower, any other guarantor of the Guaranteed Obligations, or any other Person.

(b) Notwithstanding anything herein to the contrary, each of the Guarantors hereby absolutely, unconditionally, knowingly, and expressly waives, to the fullest extent permitted by applicable law:

any right it may have to revoke this Guaranty as to future Indebtedness or notice of acceptance hereof;

(1) notice of acceptance hereof; (2) notice of any Loans or other financial accommodations made or extended under the Loan Documents or the creation or existence of any Guaranteed Obligations; (3) notice of the amount of the Guaranteed Obligations, subject, however, to each Guarantor’s right to make inquiry of the Administrative Agent and the Guaranteed Creditors to ascertain the amount of the Guaranteed Obligations at any reasonable time; (4) notice of any adverse change in the financial condition of the Borrower or of any other fact that might increase such Guarantor’s risk hereunder; (5) notice of presentment for payment, demand, protest, and notice thereof as to any instruments among the Loan Documents; (6) notice of any Default or Event

Exh. J-6

of Default; and (7) all other notices (except if such notice is specifically required to be given to such Guarantor hereunder or under the Loan Documents) and demands to which each Guarantor might otherwise be entitled;

its right, if any, to require the Collateral Agent, the Administrative Agent and the other Guaranteed Creditors to institute suit against, or to exhaust any rights and remedies which the Collateral Agent, the Administrative Agent and the other Guaranteed Creditors has or may have against, the other Guarantors or any third party, or against any Collateral provided by the other Guarantors, or any third party; and each Guarantor further waives any defense arising by reason of any disability or other defense (other than a defense of payment or performance or the defense that the Termination Date has occurred) of the other Guarantors or by reason of the cessation from any cause whatsoever of the liability of the other Guarantors in respect thereof;

(a) any rights to assert against the Administrative Agent and the other Guaranteed Creditors any defense (legal or equitable), set-off, counterclaim, or claim which such Guarantor may now or at any time hereafter have against the other Guarantors or any other party liable to the Administrative Agent and the other Guaranteed Creditors (other than a defense of payment or performance or the defense that the Termination Date has occurred); (b) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Guaranteed Obligations or any security therefor; (c) any defense (other than a defense of payment or performance or the defense that the Termination Date has occurred) such Guarantor has to performance hereunder, and any right such Guarantor has to be exonerated, arising by reason of: the impairment or suspension of the Administrative Agent’s and the other Guaranteed Creditors’ rights or remedies against the other Guarantors; the alteration by the Administrative Agent and the other Guaranteed Creditors of the Guaranteed Obligations; any discharge of the other Guarantor’s obligations to the Administrative Agent and the other Guaranteed Creditors by operation of law as a result of the Administrative Agent’s and the other Guaranteed Creditors’ intervention or omission; or the acceptance by the Administrative Agent and the other Guaranteed Creditors of anything in partial satisfaction of the Guaranteed Obligations; (d) [reserved]; and (e) without limiting the generality of the foregoing, any other defense of waiver, release, discharge in bankruptcy, res judicata, statue of frauds, anti-deficiency statute, incapacity, minority, usury, illegality or unenforceability which may be available to the Borrower or any other person liable in respect of any of the Guaranteed Obligations; and

any defense arising by reason of or deriving from (a) any claim or defense based upon an election of remedies by the Administrative Agent and the other Guaranteed Creditors; or (b) any election by the Administrative Agent and the other Guaranteed Creditors under the Bankruptcy Code, to limit the amount of, or any collateral securing, its claim against the Guarantors.

(c) Subject to the last sentence of Section 2 above, the Guarantors agree that the Guarantors shall be and remain jointly and severally liable for any deficiency remaining after foreclosure or other realization on any lien or security interest securing the Guaranteed Obligations, whether or not the liability of the Borrower or any other obligor for such deficiency is discharged pursuant to statute or judicial decision.

No failure or delay by the Administrative Agent or any Guaranteed Creditor in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege. The rights and remedies provided in this Guaranty, the Loan Agreement, any Hedging Liability, any Funds Transfer

Exh. J-7

Liability, Deposit Account Liability and Data Processing Obligations and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

If any payment applied by the Guaranteed Creditors to the Guaranteed Obligations is thereafter set aside, recovered, rescinded or required to be returned for any reason (including, without limitation, the bankruptcy, insolvency or reorganization of the Borrower or any other obligor), the Guaranteed Obligations to which such payment was applied shall for the purposes of this Guaranty be deemed to have continued in existence, notwithstanding such application, and this Guaranty shall be enforceable as to such of the Guaranteed Obligations as fully as if such application had never been made.

Each Guarantor represents and warrants to the Guaranteed Creditors that as of the date hereof:

(i) Such Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except to the extent the failure of any Guarantor to be in existence and good standing would not reasonably be expected to have a Material Adverse Effect, (ii) has the power and authority to own its property and to transact the business in which it is engaged and proposes to engage, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and (iii) is duly qualified and in good standing in each jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification, except, in each case, under this clause (iii) where the same could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Such Guarantor has the power and authority to enter into this Guaranty, to guarantee the Guaranteed Obligations and to perform all of its obligations under this Guaranty.

The Guaranty has been duly authorized, executed, and delivered by such Guarantor and constitutes a valid and binding obligation of such Guarantor enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

This Guaranty does not, nor does the performance or observance by such Guarantor of any of the matters and things herein provided for, (i) violate any provision of law or any judgment, injunction, order or decree binding upon such Guarantor, (ii) contravene or constitute a default under any provision of the organizational documents (e.g., charter, articles of incorporation or by-laws, articles of association or operating agreement, partnership agreement or other similar document) of such Guarantor, (iii) contravene or constitute a default under any covenant, indenture or agreement of or affecting such Guarantor or any of its Property or (iv) result in the creation or imposition of any Lien on any Property of such Guarantor other than the Liens granted to the Administrative Agent pursuant to any Loan Document and Permitted Liens, except with respect to clauses (i), (iii) and (iv), to the extent, individually or in the aggregate, that such violation, contravention, breach, conflict, default or creation or imposition of any Lien could not reasonably be expected to result in a Material Adverse Effect.

From and after the date of execution of this Agreement or any agreement in the form attached hereto as Exhibit A by any Guarantor and continuing until the Termination Date or until such Guarantor is earlier released from its obligations hereunder in accordance with Section 6 hereof, such Guarantor agrees to perform and observe, and cause each of its Subsidiaries to

Exh. J-8

perform and observe, all of the terms, covenants and agreements set forth in Article VI of the Loan Agreement on its or their part to be performed or observed or that the Borrower has agreed to cause such Guarantor or such Subsidiaries to perform or observe.

The liability of the Guarantors under this Guaranty is in addition to and shall be cumulative with all other liabilities of the Guarantors after the date hereof to the Guaranteed Creditors as a Guarantor of the Guaranteed Obligations, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

Any provision of this Guaranty which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Guaranty may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Guaranty are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Guaranty invalid or unenforceable.

Any demand for payment on this Guaranty or any other notice required or desired to be given hereunder to any Guarantor shall comply with Section 10.8 of the Loan Agreement; provided that, the address information for each Guarantor shall be its address or facsimile number set forth below, or such other address or facsimile number as such party may hereafter specify by notice to the Administrative Agent given by courier, United States certified or registered mail, by facsimile, by email transmission or by other telecommunication device capable of creating written record of such notice and its receipt. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 17 and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, five days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid, (iii) if by email, when delivered (all such notices and communications sent by email shall be deemed delivered upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement)), or (iv) if given by any other means, when delivered at the addresses specified in this Section.

to the Guarantors:

Western Digital Corporation
3355 Michelson Drive, Suite 100
Irvine, California 92612

Attention: Michael Ray, Executive Vice President, Chief Legal Officer and Secretary
Telephone:
Facsimile: (949) 672-6604
Email:

Attention: Olivier Leonetti, Chief Financial Officer
Telephone:
Facsimile: (949) 672-6604
Email:

Exh. J-9

No Guaranteed Creditor (other than the Administrative Agent) shall have the right to institute any suit, action or proceeding in equity or at law in connection with this Guaranty for the enforcement of any remedy under or upon this Guaranty; it being understood and intended that no one or more of the Guaranteed Creditors (other than the Administrative Agent) shall have any right in any manner whatsoever to enforce any right hereunder, and that all proceedings at law or in equity shall be instituted, had and maintained by the Administrative Agent in the manner herein provided and for the benefit of the Guaranteed Creditors.

THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED BY AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. This Guaranty may only be waived or modified in writing in accordance with the requirements of Section 10.11 of the Loan Agreement. This Guaranty and every part thereof shall be effective as to each Guarantor upon its execution and delivery by such Guarantor to the Administrative Agent, without further act, condition or acceptance by the Guaranteed Creditors, shall be binding upon such Guarantors and upon the legal representatives, successors and assigns of the Guarantors, and shall inure to the benefit of the Guaranteed Creditors, their successors, legal representatives and assigns. The Guarantors waive notice of the Guaranteed Creditors’ acceptance hereof. This Guaranty may be executed in counterparts and by different parties hereto on separate counterparts, each of which shall be an original, but all together one and the same instrument. Delivery of executed counterparts of this Guaranty by telecopy or by e-mail of an Adobe portable document format file (also known as a “PDF” file) shall be effective as originals.

Each Guarantor hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City in the borough of Manhattan for purposes of all legal proceedings arising out of or relating to this Guaranty or the transactions contemplated hereby. Each Guarantor irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such court has been brought in an inconvenient forum. EACH OF THE GUARANTORS, THE ADMINISTRATIVE AGENT AND THE GUARANTEED CREDITORS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY.

If an Event of Default shall have occurred and be continuing, each Guaranteed Creditor, the Administrative Agent and the Collateral Agent may, regardless of the acceptance of any security or collateral for the payment hereof, set off and apply toward the payment of all or any part of the Guaranteed Obligations any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated at any time held) and other obligations at any time owing by such Guaranteed Creditor or the Administrative Agent or any of their Affiliates to or for the credit or the account of any Guarantor against any of and all the Guaranteed Obligations, irrespective of whether or not such Guaranteed Creditor or the Administrative Agent shall have made any demand under this Guaranty and although such obligations may be unmatured; provided that such Guaranteed Creditor shall notify the applicable Guarantor and the Administrative Agent promptly after any such setoff and application; however, the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Guaranteed Creditor or the Administrative Agent under this Section 21 are in addition to other rights and remedies (including other rights of setoff) which such Guaranteed Creditor or the Administrative Agent may have.

Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Guaranty in respect of Swap Obligations

Exh. J-10

(provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 22 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 22 or otherwise under this Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 22 shall remain in full force and effect until a discharge of such Qualified ECP Guarantor’s Guaranteed Obligations in accordance with the terms hereof and the other Loan Documents. Each Qualified ECP Guarantor intends that this Section 22 constitute, and this Section 22 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. As used herein, “Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other Guarantor as would otherwise constitute an “eligible contract participant” as defined in Section 1a(18) of the Commodity Exchange Act or any regulations promulgated thereunder (an “ECP”) and can cause another Person to qualify as an ECP at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[SIGNATURE PAGES TO FOLLOW]

Exh. J-11

IN WITNESS WHEREOF, the Guarantors have caused this Guaranty Agreement to be executed and delivered as of the date first above written.

“GUARANTORS”

WESTERN DIGITAL TECHNOLOGIES, INC.
HGST, INC.
WD MEDIA, LLC
WESTERN DIGITAL (FREMONT), LLC

By:
Name:
Title:

[Signature Page to Western Digital Guaranty Agreement]

Accepted and agreed as of the date first above written.

WESTERN DIGITAL CORPORATION,
as the Borrower

By:
Name:
Title:

[Signature Page to Western Digital Guaranty Agreement]

Accepted and agreed as of the date first above written.

JPMORGAN CHASE BANK, N.A., as Administrative Agent for the Guaranteed Creditors

By:
Name:
Title:

[Signature Page to Western Digital Guaranty Agreement]

EXHIBIT A

TO

GUARANTY AGREEMENT

ASSUMPTION AND SUPPLEMENT TO GUARANTY AGREEMENT

This Assumption and Supplement to Guaranty Agreement (the “Agreement”) is dated as of this      day of             ,     , made by [Insert name of new guarantor], a                      (the “New Guarantor”);

WITNESSETH THAT:

WHEREAS, certain affiliates of Western Digital Corporation, a Delaware corporation (the “Borrower”), have executed and delivered to the Administrative Agent for the Guaranteed Creditors that certain Guaranty Agreement dated as of April 29, 2016 (such Guaranty Agreement, as the same may from time to time be extended, renewed, amended, restated, refinanced, replaced, amended and restated, supplemented or otherwise modified, including supplements thereto which add or substitute parties as Guarantors thereunder, being hereinafter referred to as the “Guaranty”) pursuant to which such affiliates (the “Existing Guarantors”) have guaranteed to the Guaranteed Creditors, the full and prompt payment of, among other things, any and all indebtedness, obligations and liabilities of the Borrower arising under or relating to the Loan Agreement as defined therein; and

WHEREAS, the New Guarantor will directly and substantially benefit from credit and other financial accommodations extended and to be extended by the Guaranteed Creditors to the Borrower;

NOW, THEREFORE, FOR VALUE RECEIVED, and in consideration of advances made or to be made, or credit accommodations given or to be given, to the Borrower by the Guaranteed Creditors from time to time, the New Guarantor hereby agrees as follows:

1. The New Guarantor acknowledges and agrees that it shall become a “Guarantor” party to the Guaranty effective upon the date of the New Guarantor’s execution of this Agreement and the delivery of this Agreement to the Administrative Agent on behalf of the Guaranteed Creditors, and that upon such execution and delivery, all references in the Guaranty to the terms “Guarantor” or “Guarantors” shall be deemed to include the New Guarantor.

2. The New Guarantor hereby assumes and becomes liable (jointly and severally with all the other Guarantors) for the Guaranteed Obligations (as defined in the Guaranty) and agrees to pay and otherwise perform all of the obligations of a Guarantor under the Guaranty according to, and otherwise on and subject to, the terms and conditions of the Guaranty to the same extent and with the same force and effect as if the New Guarantor had originally been one of the Existing Guarantors under the Guaranty and had originally executed the same as such an Existing Guarantor.

3. The New Guarantor acknowledges and agrees that, as of the date hereof, the New Guarantor makes each and every representation and warranty that is set forth in Section 14 of the Guaranty.

4. All capitalized terms used in this Agreement without definition shall have the same meaning herein as such terms have in the Guaranty, except that any reference to the term “Guarantor” or “Guarantors” and any provision of the Guaranty providing meaning to such term shall be deemed a reference to the Existing Guarantors and the New Guarantor. Except as specifically modified hereby,

A-1

all of the terms and conditions of the Guaranty shall stand and remain unchanged and in full force and effect.

5. No reference to this Agreement need be made in the Guaranty or in any other document or instrument making reference to the Guaranty, any reference to the Guaranty in any of such to be deemed a reference to the Guaranty as modified hereby.

6. All communications and notices hereunder shall be in writing and given as provided in Section 17 of the Guaranty and to the following address for each New Guarantor.

Address:

Attention:
Facsimile:_( )
Email:

2.

7. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED BY AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

A-2

3.

4.	[NEW GUARANTOR]

5.	By:
Name
Title

A-3

6.

Acknowledged and agreed as of the date first above written.

7.	JPMORGAN CHASE BANK, N.A., as Administrative Agent for the Guaranteed Creditors

8.	By:
Name:
Title:

A-4

Exhibit K

Form of Escrow Agreement

ESCROW AGREEMENT

ESCROW AGREEMENT, dated as of April 29, 2016 (the “Agreement”), by and among Western Digital Corporation, a Delaware corporation (the “Borrower”), JPMorgan Chase Bank, N.A., as administrative agent under the Loan Agreement (as defined herein) (in such capacity, the “Administrative Agent”), SunTrust Bank, as escrow agent (the “Escrow Agent”) and SunTrust Bank, as securities intermediary (the “Intermediary”).

This Agreement is being entered into in connection with (i) the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 21, 2015, by and among the Borrower, Schrader Acquisition Corporation (“Merger Sub”), a Delaware corporation and direct wholly owned subsidiary of Western Digital Technologies, Inc. (“WDT”), which is a wholly owned subsidiary of the Borrower, and SanDisk Corporation, a Delaware corporation (“SanDisk”) and (ii) the Loan Agreement dated April 29, 2016 (the “Loan Agreement”), among the Borrower, the Administrative Agent and the other banks and financial institutions party from time to time thereto.

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each of the parties hereto, the parties hereto, intending to be legally bound, do hereby agree as follows:

Definitions. Capitalized terms, used but not defined herein, shall have the respective meanings specified in the Loan Agreement. A copy of the Loan Agreement shall be provided to the Escrow Agent for the sole and limited purpose of reference to defined terms.

Appointment and Jurisdiction of Escrow Agent.

The Borrower and the Administrative Agent hereby appoint SunTrust Bank, as the escrow agent and securities intermediary hereunder in accordance with the terms and conditions set forth herein, and SunTrust Bank, as escrow agent, hereby accepts such appointment. The Borrower, the Intermediary, the Administrative Agent and the Escrow Agent hereby agree that the “securities intermediary’s jurisdiction” with respect to each of the Escrow Accounts (as defined below) of the Intermediary is the State of New York for purposes of the New York UCC (as defined below), including Section 8-110 thereof. The Intermediary confirms and agrees that it is a securities intermediary with respect to each Escrow Account and that each Escrow Account is a “securities account,” each within the meaning of Article 8 of the New York UCC. The Borrower acknowledges that the Escrow Agent may currently be acting as a lender or as an agent under the Loan Agreement and the Borrower’s rights and obligations under any other agreement with the Escrow Agent (including the Loan Agreement) that currently or hereafter may exist are, and shall be, separate and distinct from the rights and obligations of the parties pursuant to this Agreement, and none of such rights and obligations under such other agreements shall be affected by the Escrow Agent’s performance or lack of performance of services hereunder.

The Escrowed Property.

On the date hereof (the “Closing Date”), pursuant to Section 2.17 of the Loan Agreement, the Borrower is obligated to deposit, or cause to be deposited, in cash with the Escrow Agent (i) $3,750,000,000, representing the gross proceeds of the U.S. Term B Loans, less any upfront fees or “original issue discount” of     % and (ii) €885,000,000, representing the gross proceeds of the Euro Term B Loans, less any upfront fees or “original issue discount” of     % ((i) and (ii), together, the “Proceeds”).

Exh. K-1

The deposit made pursuant to this subsection (a), together with any additional amounts deposited with the Escrow Agent by or on behalf of the Borrower, is referred to collectively herein as the “Escrowed Property.”

The “Outside Date” shall be October 21, 2016; provided that to the extent the Termination Date (as defined in the Merger Agreement) has been extended as provided in Section 8.1(b)(i) of the Merger Agreement and the Borrower delivers written notice in the form attached as Exhibit A hereto to the Administrative Agent and the Escrow Agent that the Termination Date under the Merger Agreement has been extended in accordance with the terms of the Merger Agreement, the Outside Date shall be January 21, 2017. References herein to “Escrow Prepayment Amount” shall mean an amount equal to the Proceeds, together with all accrued and unpaid interest on the full aggregate principal amount of such Term B Loans from the Closing Date through, but not including, the Escrow Prepayment Date (as defined in the Loan Agreement). References herein to “Excess Escrowed Property” shall mean the excess, if any, of the Escrowed Property over the Escrow Prepayment Amount.

The Escrow Agent shall have no duty to solicit the Escrowed Property. The Borrower certifies that the Escrowed Property shall be satisfactory for such purposes pursuant to the Loan Agreement, and shall notify the Escrow Agent in writing at or prior to the transfer of the Escrowed Property to the Escrow Accounts. The Escrow Agent shall have no liability for any Escrowed Property, or for interest thereon, that remains unclaimed and/or is returned if such written notification is not given.

9. Escrowed Property denominated U.S. Dollars shall be held in account number              (Reference: Western Digital/JP Morgan TBL Escrow) established and maintained with the Intermediary (together with any successor account or accounts, the “USD Escrow Account”), with wire instructions for the crediting of funds to the USD Escrow Account as follows:

Wire Instructions:

Name of Bank:

City/State of Bank:

ABA Number of Bank:

Name of Account:

Account Number at Bank:

Reference:

Attn:

Escrowed Property denominated Euros shall be held in account number              (Reference: STB As Escrow FBO Western Digital Corp) established and maintained with the Intermediary (together with any successor account or accounts, the “Euro Escrow Account” and together with the USD Escrow Account, the “Escrow Accounts” and each, an “Escrow Account”), with wire instructions for the crediting of funds to the Euro Escrow Account as follows:

Wire Instructions:

Name of Bank:

Address of Bank:

IBAN:

SUNTRUST NOSTRO A/C#:

Swift ID of Bank:

SunTrust Swift:

Attn:

Exh. K-2

Subject to and in accordance with the provisions hereof, the Escrow Agent agrees to hold the Escrowed Property in the applicable Escrow Account, and the Intermediary agrees that each Escrow Account constitutes a “securities account” (as defined in Section 8-501 of the Uniform Commercial Code in effect in the State of New York on the date hereof (the “New York UCC”)).

Each Escrow Account will be established and maintained with the Intermediary in the name of the Escrow Agent, as escrow agent on behalf of the Borrower and the Administrative Agent. The Escrow Agent shall administer each Escrow Account in accordance with the provisions of this Agreement, including, without limitation, holding in escrow, investing and reinvesting, and releasing or distributing the Escrowed Property.

As security for the due and punctual payment of all amounts that may be payable from time to time and the due and punctual performance of all other obligations outstanding under the Loan Agreement, now or hereafter arising, the Borrower hereby pledges, assigns and grants to the Administrative Agent, for the benefit of the Lenders, a security interest in all of its rights, titles and interests in, whether now owned by or owing to, or hereafter acquired by or arising in favor of the Borrower, in (1) the Escrow Accounts, (2) the Escrowed Property, (3) all “financial assets” (as defined in Section 8-102(a)(9) of the New York UCC) credited thereto, (4) all Investment Property (as defined Article 9 of the New York UCC) credited thereto, (5) all proceeds of the foregoing, (6) all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto and (7) any General Intangibles (as defined in the New York UCC) at any time evidencing or relating to any of the foregoing (all of the foregoing in (1) – (7), the “Escrow Collateral”), to secure the prompt and complete payment and performance by the Borrower of the Escrow Prepayment Amount on the Escrow Prepayment Date and the payment by the Borrower of any other amounts due under the Loan Agreement (the “Secured Obligations”). The Administrative Agent shall have all of the rights and remedies of a secured party under the New York UCC with respect to the Escrow Collateral securing the Secured Obligations. For the avoidance of doubt, the Administrative Agent (in its capacity as such) shall be considered a designee of the Escrow Agent (in its capacity as such) in connection with the pledge pursuant to this paragraph. The security interest of the Administrative Agent granted pursuant hereto shall at all times be valid, perfected and enforceable as a first priority security interest. The Borrower agrees to take all steps necessary to maintain the security interest created by this Agreement as a perfected first-priority security interest. Without limiting the generality of the foregoing, the Borrower hereby agrees to file and authorizes the Administrative Agent to file one or more UCC financing statements (including amendments thereto and continuations thereof) in such jurisdictions and filing offices and containing such description of Escrow Collateral as may be reasonably necessary in order to perfect the security interest granted herein, and the Borrower agrees to file or to cause to be filed all such UCC financing statements in such jurisdictions and filing offices and containing such description of Escrow Collateral as is necessary in order to perfect the security interest granted herein; provided that the Administrative Agent and the Escrow Agent and the Intermediary shall have no obligation to file or monitor the filing of UCC financing statements. The Escrow Agent and the Intermediary shall be entitled to rely conclusively and without independent investigation or inquiry on the Borrower with respect to creating, perfecting, maintaining and continuing the security interest created by this Agreement as a perfected first-priority security interest. The Escrow Agent and the Intermediary make no representation concerning whether or not any security interest exists with respect to any property held under the terms of this Agreement and the Escrow Agent and the Intermediary shall have no duty or obligation with respect to the creation, perfection or continuation of any such security interest, it being understood and agreed that the duties of the Escrow Agent with respect to any property held pursuant to this Agreement are limited and confined exclusively to the duties and responsibilities expressly set forth herein; provided that the Escrow Agent and Intermediary shall comply with the terms of this Agreement which grant the Administrative Agent control over the Escrowed Property. The Borrower represents and warrants that as of the date hereof its legal name is that set forth on the signature pages hereof and it is duly formed and validly existing as a corporation under the laws of the

Exh. K-3

State of Delaware and is not organized under the laws of any other jurisdiction, and the Borrower hereby agrees that it will not change its legal name or jurisdiction of organization without giving the Administrative Agent and the Lenders not less than five (5) Business Days’ prior written notice thereof and without preparing and filing, at the Borrower’s expense, all financing statements and amendments or supplements thereto, continuation statements and other documents required to be filed or recorded in order to perfect and protect (or to maintain the perfection of) the security interest in the Escrow Collateral in each office necessary for such purpose.

Prior to release from the Escrow Accounts, all Escrowed Property shall either be (a) held as (i) with respect to the USD Escrow Account, a U.S. Dollar deposit balance or (ii) with respect to the Euro Escrow Account, a Euro deposit balance or (b) invested in Eligible Escrow Investments (as defined below) specified in writing to the Escrow Agent by a Responsible Officer (as defined below) of the Borrower, and in each case, shall be credited to the applicable Escrow Account. The Intermediary hereby agrees that the Eligible Escrow Investments and any investment property, financial asset, security, instrument or cash or cash balances (irrespective of the currency in which such cash or cash balances are denominated) credited to an Escrow Account shall be treated as a “financial asset” within the meaning of Section 8-102(a)(9) of the New York UCC. For purposes of this Agreement, “Eligible Escrow Investments” means (a) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (provided, that the full faith and credit of the United States is pledged in support thereof) having repricings or maturities of not more than one year from the date of acquisition; (b) certificates of deposit and time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any United States commercial bank having capital and surplus in excess of $500.0 million (which, for the avoidance of doubt, the Intermediary has agreed in this Section 3(c)(iii) to credit to the applicable Escrow Account and to treat as financial assets credited to a securities account); (c) repurchase obligations with a term of not more than 14 days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above; and (d) money market funds that invest solely in Eligible Escrow Investments of the kinds described in clauses (a) through (c) above. The Escrow Agent and the Intermediary shall be entitled to assume conclusively and without independent inquiry that investments specified in writing by a Responsible Officer of the Borrower conform to the requirements of this Agreement. If at any time the Intermediary receives any entitlement order (as such term is defined in Section 8-102(a)(8) of the New York UCC) with respect to any financial asset credited to an Escrow Account from the Administrative Agent, the Intermediary shall comply with such entitlement order without further consent of the Borrower, the Escrow Agent or any other person. The Borrower hereby agrees with the Escrow Agent and the Administrative Agent that the Borrower shall not give any entitlement orders to the Intermediary or instructions to the Escrow Agent, except to the extent provided in Sections 4(a) and 5(a) below. The Administrative Agent agrees, solely for the benefit of the Borrower, that it will not give any entitlement order to the Intermediary except on the written directions of the Required Lenders (other than after the occurrence and during the continuation of an Event of Default), it being understood that the Intermediary shall have no responsibility whatsoever to determine whether such directions have been provided to the Administrative Agent.

Upon the release of any Escrowed Property pursuant to Section 5 hereof, the security interest of the Administrative Agent for the benefit of the Lenders shall automatically terminate without any further action and the Escrowed Property shall be delivered to the recipient entitled thereto free and clear of any and all liens, claims or encumbrances of any person, including, without limitation, the Escrow Agent, the Administrative Agent and the Lenders.

Exh. K-4

Investment of the Escrowed Property; Income Tax Reporting.

During the term of this Agreement and prior to delivery by the Administrative Agent of a notice to the Escrow Agent stating that an Event of Default (as defined in the Loan Agreement) has occurred and is continuing under the Loan Agreement, the Escrow Agent shall, at the initial written direction, in the form of Exhibit F, of one of the authorized representatives of the Borrower identified on Schedule I hereto (each, a “Responsible Officer”), instruct the Intermediary to invest and reinvest the Escrowed Property in the Eligible Escrow Investments, as set forth in such written direction.

The Escrow Agent shall have no obligation to invest or reinvest the Escrowed Property if deposited with the Escrow Agent after 10:00 a.m. local time in the City of New York on such day of deposit until the next Business Day. Instructions received after 10:00 a.m. local time in the City of New York will be treated as if received on the following Business Day. The Escrow Agent shall have no responsibility for any investment losses, fee, tax, penalty or other charge resulting from the investment, reinvestment or liquidation of the Escrowed Property. Any interest or other income received on such investment and reinvestment of the Escrowed Property shall become part of the Escrowed Property and any losses incurred on such investment and reinvestment of the Escrowed Property shall be debited against the Escrowed Property. The Borrower shall be responsible for any and all differences between the amount of Escrowed Property released pursuant to Section 5 and the Escrow Prepayment Amount plus any other amounts due under the Loan Agreement. If an investment selection is not made and a written direction not given to the Escrow Agent, the Escrowed Property shall remain uninvested with no liability for interest or earnings thereon. It is agreed and understood that the entity serving as Escrow Agent may earn fees associated with the investments outlined above in accordance with the terms of such investments, including without limitation charging any applicable agency fee (which fees, for the avoidance of doubt, are separate from any fees the Escrow Agent may charge for acting as Escrow Agent) in connection with each transaction. The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity at pricing standards for customers similarly situated to the Borrower. Notwithstanding the foregoing, the Escrow Agent shall have the power to sell or liquidate the foregoing investments whenever the Escrow Agent shall be required to release all or any portion of the Escrowed Property pursuant to Section 5 hereof. In no event shall the Escrow Agent be deemed an investment manager or adviser in respect of any selection of investments hereunder and the parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to the investment of moneys held hereunder or the purchase, sale, retention or other disposition of any investment. The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Agreement, to deal with itself (in its individual capacity) or with one or more of its affiliates, whether it or any such affiliate is acting as agent of the Escrow Agent or for any third person or dealing as principal for its own account. It is understood and agreed that the Escrow Agent or its affiliates are permitted to receive additional compensation that could be deemed to be in the Escrow Agent’s economic self-interest for (A) serving as investment adviser, administrator, shareholder servicing agent, custodian or subcustodian with respect to certain of the investments, (B) using affiliates to effect transactions in certain investments and (C) effecting transactions in investments. Following delivery by the Administrative Agent of a notice to the Escrow Agent stating that an Event of Default (as defined in the Loan Agreement) has occurred and is continuing, the Escrow Agent shall hold the Escrowed Property on deposit in the Escrow Accounts without investment. The Escrow Agent shall be under no duty to afford the Escrowed Property any greater degree of care than it gives similar escrowed property.

10. The parties agree that, for tax reporting purposes, all interest and other income from investment of the Escrowed Property shall, as of the end of each calendar year and to the extent required by the Internal Revenue Service, be reported as having been earned by the Borrower, whether or not such income was disbursed during such calendar year.

Exh. K-5

Prior to the date hereof, the Borrower shall provide the Escrow Agent with certified tax identification numbers by furnishing Internal Revenue Service Form W-9 and such other forms and documents that the Escrow Agent may reasonably request. With respect to the preparation and delivery of Form 1099s and all matters pertaining to the reporting of earnings on funds held under this Agreement, the Escrow Agent shall be entitled to request and receive written instructions from the Borrower, and the Escrow Agent shall be entitled to rely conclusively and without further inquiry on such written instructions. The parties understand that if such tax reporting documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, to withhold a portion of any interest or other income earned on the investment of the Escrowed Property.

To the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of income derived from the investment of the Escrowed Property, the Escrow Agent shall satisfy such liability to the extent possible from Excess Escrowed Property, if any. The Borrower shall indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrowed Property and the investment thereof unless such tax, late payment, interest, penalty or other expense was directly caused by the gross negligence or willful misconduct of the Escrow Agent. The indemnification provided by this Section 4(c)(iii) is in addition to the indemnification provided in Section 8 and shall survive the resignation or removal of the Escrow Agent and the termination of this Agreement.

Distribution of Escrowed Property. The Escrow Agent is directed to distribute the Escrowed Property in the following manner:

if at or prior to 2:00 p.m. (New York City time) on the Business Day prior to the Outside Date, the Escrow Agent receives an officers’ certificate from the Borrower substantially in the form of Exhibit B, dated as of the date the Escrowed Property is to be released (the “Escrow Release Date”) pursuant to the Release Notice (as defined below), executed by Responsible Officers of the Borrower and certifying to the Escrow Agent as to the matters set forth therein (an “Officers’ Certificate”), and a written notice substantially in the form of Exhibit C, executed by Responsible Officers of the Borrower (a “Release Notice”), the Escrow Agent shall, provided that the Release Notice has been received, release the Escrowed Property as directed and in the manner set forth in the Release Notice and the Officers’ Certificate from the Borrower; or

if (A) the Escrow Agent shall not have received an Officers’ Certificate pursuant to Section 5(a) on or prior to the Outside Date, (B) the Borrower shall have notified the Escrow Agent and the Administrative Agent in writing in the form of an Officers’ Certificate (which may be a Release Notice) stating that (x) the Borrower will not pursue the consummation of the Schrader Acquisition (as defined in the Loan Agreement) or (y) the Merger Agreement has been or will be terminated or (C) the Term B Loans have become accelerated pursuant to Section 7.2 or 7.3 of the Loan Agreement and the Administrative Agent shall have delivered to the Escrow Agent a notice in writing in the form of Exhibit D hereto (upon which the Escrow Agent shall rely conclusively and without further inquiry) (each of the events described in the foregoing clauses (A), (B) and (C), an “Escrow Prepayment Event”) the Escrow Agent shall, as provided in this section, release the Escrowed Property (including any investment earnings) to the Administrative Agent on such date pursuant to the wire and delivery instructions provided on Schedule II hereto (the date of such release, the “Escrow Termination Date”).

The Borrower shall deliver the Officers’ Certificate (or the Release Notice, as applicable) pursuant to Section 5(b)(B) no later than the Business Day immediately following the date of the Borrower’s determination referenced therein.

Exh. K-6

Following the release of the Escrowed Property in connection with an Escrow Prepayment Event, any Excess Escrowed Property in excess of any fees, expenses or other amounts payable under the Loan Agreement or hereunder in connection therewith or as set forth in Section 8(d), shall be returned by the Escrow Agent to the Borrower.

Termination. This Agreement shall terminate upon the distribution of all Escrowed Property from the accounts established hereunder, including any interest and investment earnings thereon, and this Agreement shall be of no further force and effect except as provided in the immediately following sentence. The provisions of Sections 4(c), 7, 8 and 9 hereof shall survive the termination of this Agreement and the earlier resignation or removal of the Escrow Agent.

Duties of the Escrow Agent.

Scope of Responsibility. Notwithstanding any provision to the contrary, the Escrow Agent is obligated only to perform the duties specifically set forth in this Agreement, which shall be deemed purely ministerial in nature. Under no circumstances will the Escrow Agent be deemed to be a fiduciary to any party hereto or any other person under this Agreement. The Escrow Agent will not be responsible or liable for the failure of any party hereto to perform in accordance with this Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Agreement (including but not limited to the Merger Agreement or the Loan Agreement), whether or not an original or a copy of such agreement has been provided to the Escrow Agent; and the Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document. References in this Agreement to any other agreement, instrument, or document are for the convenience of the parties hereto, and the Escrow Agent has no duties or obligations with respect thereto. This Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred or implied from the terms of this Agreement or any other agreement.

Attorneys and Agents. The Escrow Agent may consult with counsel of its selection, including its in-house counsel, with respect to any questions relating to its duties and responsibilities and shall be entitled to rely on and shall not be liable for any action taken or omitted to be taken in good faith by the Escrow Agent in accordance with the advice of counsel or other professionals retained or consulted by the Escrow Agent. The Escrow Agent shall be reimbursed as set forth in Section 8(d) for any and all compensation (fees, expenses and other costs) paid and/or reimbursed to such counsel and/or professionals. The Escrow Agent may perform any and all of its duties hereunder either directly or by or through its agents, representatives, attorneys, custodians, and/or nominees and the Escrow Agent shall not be responsible for any misconduct or negligence on the part of any agent, representative, attorney, custodian or nominee appointed with due care by it hereunder.

Reliance. The Escrow Agent shall not be liable for any action taken or not taken by it in good faith in accordance with the direction or consent of the parties hereto or their respective agents, representatives, successors, or assigns. The Escrow Agent shall not be liable for acting or refraining from acting upon any signature, endorsement, assignment, instruction, notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person’s or persons’ authority. Concurrent with the execution of this Agreement, the Borrower shall deliver to the Escrow Agent authorized signers’ forms in the form of Schedule I to this Agreement.

Right Not Duty Undertaken. The permissive rights of the Escrow Agent to do things enumerated in this Agreement shall not be construed as duties.

Exh. K-7

No Financial Obligation. No provision of this Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Agreement, unless it shall have been furnished with indemnity and/or security satisfactory to it.

The Escrow Agent shall have no liability under the provisions of any agreement other than this Agreement.

Provisions Concerning the Escrow Agent.

Indemnification. The Borrower shall indemnify, defend and hold harmless the Escrow Agent and each of its officers, directors and employees from and against any and all loss, liability, cost, damage, claim and expense, including, without limitation, attorneys’ fees and expenses or other professional fees and expenses which the Escrow Agent or any of such persons suffers or incurs by reason of any action, claim or proceeding brought against the Escrow Agent, arising out of or relating in any way to the Escrow Agent’s appointment as Escrow Agent hereunder, this Agreement or any transaction to which this Agreement relates, unless such loss, liability, cost, damage, claim or expense shall have been finally adjudicated to have been directly caused by the willful misconduct or gross negligence of the Escrow Agent, its officers, directors or employees. The provisions of this Section 8(a) shall survive the resignation or removal of the Escrow Agent and the termination of this Agreement.

Limitation of Liability. The Escrow Agent shall not be liable, directly or indirectly, for any (A) damages, losses or expenses arising out of the services provided hereunder, other than damages, losses or expenses which have directly resulted from the Escrow Agent’s gross negligence or willful misconduct, or (B) special, indirect, punitive or consequential damages or losses of any kind whatsoever (including without limitation lost profits), even if the Escrow Agent has been advised of the possibility of such losses or damages and regardless of the form of action.

Resignation or Removal. The Escrow Agent may resign and be discharged from the performance of its duties hereunder at any time by furnishing written notice of its resignation to the Borrower and the Administrative Agent, which notice shall specify the date when such resignation shall take effect, and the Borrower and the Administrative Agent may remove the Escrow Agent by furnishing to the Escrow Agent a joint written notice of its removal along with payment of all fees and expenses to which it is entitled through the date of termination. Within seven Business Days after giving the notice of removal to the Escrow Agent or receiving the notice of resignation from the Escrow Agent, in each case pursuant to this Section 8(c), the Borrower shall appoint a successor Escrow Agent. If a successor Escrow Agent has not accepted such appointment by the end of such seven Business Day period, the Escrow Agent may, in its sole discretion, apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent or for other appropriate relief. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Escrow Agent in connection with such proceeding shall be paid by, and be deemed an obligation of the Borrower. Such resignation or removal, as the case may be, shall be effective upon the appointment of a successor, and the retiring Escrow Agent shall transmit all records pertaining to the Escrowed Property and shall pay all Escrowed Property to the successor escrow agent, after making copies of records the Escrow Agent deems advisable and, solely to the extent of Excess Escrowed Property, if any, after deduction and payment to the Escrow Agent of all fees and expenses (including court costs and attorneys’ fees and expenses) payable to, incurred by, or expected to be incurred by the Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder. Upon delivery of such Escrowed Property to the successor escrow agent, the Escrow Agent shall have no further duties, responsibilities or obligations hereunder.

Exh. K-8

Compensation. The Escrow Agent shall be entitled to compensation for its services and reimbursement of its expenses as separately agreed upon with the Borrower, which compensation and reimbursement shall be paid by the Borrower. The Borrower agrees to pay such compensation and to reimburse the Escrow Agent for the out-of-pocket expenses (including, without limitation, attorneys’ and other professionals’ fees and expenses) incurred by it in connection with the services rendered by it hereunder. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent’s services as contemplated by this Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Agreement are not fulfilled, or the Escrow Agent renders any service not contemplated in this Agreement, or there is any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Agreement or the subject matter hereof, then the Escrow Agent shall be compensated by the Borrower for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event. If any amount due to the Escrow Agent hereunder is not paid within 30 days of the date due, the Escrow Agent in its sole discretion may charge the Borrower interest on such amount in accordance with its customary billing policies, which amount may not exceed the highest rate permitted by applicable law. The Escrow Agent may, in its sole discretion, withhold from any distribution of Excess Escrowed Property, if any, an amount equal to any unpaid fees and expenses to which the Escrow Agent is entitled hereunder and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from Excess Escrowed Property, if any. The provisions of this section shall survive the termination of this Agreement or the resignation or removal of the Escrow Agent.

Disagreements. If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Agreement, or the Escrow Agent is in doubt as to the action to be taken hereunder, the Escrow Agent may, at its option, retain the Escrowed Property until the Escrow Agent (A) receives a final non-appealable order of a court of competent jurisdiction or a final non-appealable arbitration decision directing delivery of the Escrowed Property, in which event the Escrow Agent shall be authorized to disburse the Escrowed Property in accordance with such final court order, arbitration decision, or agreement, (B) receives a written agreement jointly executed by the Borrower and the Administrative Agent, in which event the Escrow Agent shall be authorized to disburse the Escrowed Property in accordance with the instructions of the Borrower and the Administrative Agent, or (C) files an interpleader action in any court of competent jurisdiction, and upon the filing thereof, the Escrow Agent shall be relieved of all liability as to the Escrowed Property and shall be entitled to recover attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action; provided that, notwithstanding the foregoing, the Escrow Agent shall release the Escrowed Property in accordance with Section 5 hereof; provided further that, for the avoidance of doubt, the Administrative Agent shall at all times have the right to instruct the Intermediary pursuant to Section 3(c)(iii) hereof with respect to the Escrow Accounts and the other Escrow Collateral credited thereto. The Escrow Agent shall be entitled to act on any such agreement, court order, or arbitration decision without further question, inquiry, or consent. The Escrow Agent shall be entitled to act on any agreement, court order or arbitration decision without further question, inquiry or consent. The Escrow Agent shall have no liability to the Borrower or any other person with respect to any suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of the Escrowed Property or any delay in or with respect to any other action required or requested of Escrow Agent.

Merger or Consolidation. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its escrow or corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer

Exh. K-9

to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

Attachment of Escrowed Property; Compliance with Legal Orders. In the event that any Escrowed Property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrowed Property, the Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that the Escrow Agent obeys or complies with any such writ, order or decree, it shall not be liable to any of the parties hereto or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

Force Majeure. The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation acts of God, earthquakes, fire, flood, wars, acts of terrorism, civil or military disturbances, sabotage, epidemic, riots, interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services, accidents, nuclear catastrophes, labor disputes, acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

Miscellaneous.

This Agreement embodies the entire agreement and understanding among the parties hereto relating to the subject matter hereof. All prior and contemporaneous negotiations and agreements between or among the parties hereto on the matter contained in this Agreement are expressly merged into and superseded by this Agreement.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to the principles of conflict of laws (other than Section 5-1401 of the General Obligations Law).

Each of the parties hereto hereby irrevocably consents to the jurisdiction of the courts of the State of New York and of any Federal Court located in the Borough of Manhattan in such State in connection with any action, suit or other proceeding arising out of or relating to this Agreement or any action taken or omitted hereunder, and waives any claim of forum non conveniens and any objections as to laying of venue. Each party further waives personal service of any summons, complaint or other process and agrees that service thereof may be made by certified or registered mail, return receipt requested, directed to such person at such person’s address for purposes of notices hereunder. The Borrower, the Administrative Agent and the Escrow Agent further agree that the Escrow Agent has the right to interplead all of the assets held hereunder into a court of competent jurisdiction pursuant to Section 8(e) hereto in order to determine the rights of any person claiming any interest herein. EACH PARTY, TO THE EXTENT PERMITTED BY LAW, KNOWINGLY, VOLUNTARILY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS

Exh. K-10

CONTEMPLATED HEREBY. THIS WAIVER APPLIES TO ANY ACTION OR LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

All notices, requests, demands, and other communications required under this Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered (A) personally, (B) by facsimile transmission with written confirmation of receipt, (C) by overnight delivery with a reputable national overnight delivery service, or (D) by mail or by certified mail, return receipt requested, and postage prepaid. If any notice is mailed, it shall be deemed given five business days after the date such notice is deposited in the United States mail. If notice is given to a party, it shall be given at the address for such party set forth below. It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes. Notwithstanding anything to the contrary herein provided, in the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by the Escrow Agent.

If to the Borrower:

Western Digital Corporation

3355 Michelson Drive, Suite 100

Irvine, California 92612

Phone:

Facsimile: (949) 672-6604

Attention: Michael Ray

If to the Administrative Agent:

JPMorgan Chase Bank, N.A.

10 South Dearborn

Chicago, IL 60603

Phone: (312) 732-1162

Facsimile: (844) 490-5663

Attention: Dustin Thompson

If to the Escrow Agent or the Intermediary:

SunTrust Bank

919 East Main Street, 7th Floor

Richmond, Virginia 23219

Client Manager: Nickida Dooley, Vice President

Phone: (804)782-7610

Facsimile: (804)225-7141

Attention: Escrow Services

Email: Nickida.Dooley@Suntrust.com

The headings of the Sections of this Agreement have been inserted for convenience and shall not modify, define, limit or expand the express provisions of this Agreement.

Except as otherwise specifically provided for in this Section 9(f), this Agreement and the rights and obligations hereunder of parties hereto may not be assigned except with the prior written consent of the other parties hereto. Any such assignment made without such consent shall be null and void for all purposes. This Agreement shall be binding upon and inure to the benefit of each party’s respective successors and permitted assigns. The Escrow Agent may assign or transfer its rights under this Agreement

Exh. K-11

to any of its affiliates without the prior written consent of any party hereto, provided that the Escrow Agent shall notify the Borrower in writing of such assignment or transfer promptly following the effectiveness thereof. For purposes of this Section, “affiliate” means any person that directly or indirectly controls, or is under common control with, or is controlled by, the Escrow Agent, provided that “control” (including its correlative meanings – “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of partnership or other ownership interests, by contract or otherwise). Except as expressly provided herein, no person other than the Lenders shall acquire or have any rights under or by virtue of this Agreement. This Agreement is intended to be for the sole benefit of the parties hereto and the Lenders and (subject to the provisions of this Section 9(f)) their respective successors and assigns, and none of the provisions of this Agreement are intended to be, nor shall they be construed to be, for the benefit of any third person other than the Lenders.

This Agreement may not be amended, supplemented or otherwise modified without the prior written consent of the Borrower, the Administrative Agent and the Escrow Agent. This Agreement may not be modified orally or by electronic mail (other than in PDF format).

The Escrow Agent makes no representation as to the validity, value, genuineness or the collectability of any security or other document or instrument held by or delivered to it.

This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

The rights and remedies conferred upon the parties hereto shall be cumulative, and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of any additional rights or remedies. The waiver of any right or remedy hereunder shall not preclude the subsequent exercise of such right or remedy. A waiver by any party to this Agreement of any condition or breach of any term, covenant, representation, or warranty contained in this Agreement, in one or more instances, shall not be construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Agreement.

Each of the parties hereto hereby represents and warrants (A) that this Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation and (B) that the execution, delivery and performance of this Agreement by such party does not and will not violate any law or regulation applicable to it.

The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision; and if any provision is held to be unenforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

For purposes of this Agreement, “Business Day” shall mean any day that is not a Saturday or Sunday or a day on which banking institutions in New York, New York are authorized or required by law to close.

For purposes of sending and receiving instructions or directions hereunder, all such instructions or directions shall be, and the Escrow Agent may conclusively rely upon such instructions or directions,

Exh. K-12

delivered, and executed by Responsible Officers of the Borrower or Administrative Agent designated on Schedule I attached hereto and made a part hereof, which such designation shall include specimen signatures of such representatives, as such Schedule I may be updated from time to time.

This Agreement has been accepted, executed and delivered by the Administrative Agent in its capacity as Administrative Agent under and pursuant to the terms of the Loan Agreement. The Administrative Agent shall be entitled to all rights, privileges, immunities and protections set forth in the Loan Agreement in the acceptance, execution, delivery and performance of this Agreement as though fully set forth herein.

The parties hereto are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the appropriate state. The Escrow Agent shall have no liability to the Borrower, its heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrowed Property be subject to escheat.

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Escrow Agent, in order to help fight the funding of terrorism and prevent money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Escrow Agent. The parties to this Agreement agree that they will provide the Escrow Agent with such information as it may request in order for the Escrow Agent to satisfy the requirements of the U.S.A. Patriot Act.

[SIGNATURE PAGE FOLLOWS]

Exh. K-13

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

WESTERN DIGITAL CORPORATION

By:
	Name:	Olivier Leonetti
	Title:	Chief Financial Officer

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent under the Loan Agreement

By:
	Name:	[ ]
	Title:	[ ]

SUNTRUST BANK,
as Escrow Agent

By:
	Name:	[ ]
	Title:	[ ]

SUNTRUST BANK,
as Intermediary

By:
	Name:	[ ]
	Title:	[ ]

WESTERN DIGITAL CORPORATION TERM B LOANS ESCROW

EXHIBIT A

Notice of Extension of Outside Date

[insert date]

NOTICE IS HEREBY GIVEN THAT pursuant to Section 3(b) of the Escrow Agreement, dated as of April 29, 2016 (the “Escrow Agreement”), by and among Western Digital Corporation, a Delaware corporation (the “Borrower”), JPMorgan Chase Bank, N.A., as Administrative Agent, SunTrust Bank, as escrow agent (the “Escrow Agent”), and SunTrust Bank, as securities intermediary, as of the date hereof the Borrower hereby elects to extend the Outside Date such that the effective “Outside Date” for purposes of the Escrow Agreement shall be as set forth below. Capitalized terms used but not defined herein have the respective meanings specified in the Escrow Agreement (including those terms defined by reference to the Loan Agreement referred to therein).

The Borrower hereby certifies to the Escrow Agent and the Administrative Agent through the undersigned officers that they are extending the Outside Date in accordance with Section 3(b) of the Escrow Agreement.

Prior to Notice:

Outside Date: October 21, 2016

Effective upon Notice:

Outside Date: January 21, 2017

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Exhibit A-1

IN WITNESS WHEREOF, the Borrower, through the undersigned officers, has signed this notice on the date first set forth above.

WESTERN DIGITAL CORPORATION

By:
Name:
Title:

By:
Name:
Title:

Exhibit A-2

WESTERN DIGITAL CORPORATION TERM B LOANS ESCROW

EXHIBIT B

Officers’ Certificate

Western Digital Corporation

[insert date]

This certificate is being delivered pursuant to Section 5 of the Escrow Agreement, dated as of April 29, 2016 (the “Escrow Agreement”), by and among Western Digital Corporation, a Delaware corporation (the “Borrower”), JPMorgan Chase Bank, N.A., as Administrative Agent, SunTrust Bank, as escrow agent (the “Escrow Agent”), and SunTrust Bank, as securities intermediary. Capitalized terms used but not defined herein have the respective meanings specified in the Escrow Agreement (including those terms defined by reference to the Loan Agreement referred to therein).

The Borrower hereby certifies to the Escrow Agent and the Administrative Agent through the undersigned officers that on the date hereof, substantially concurrently with the release of the Escrowed Property:

(1) all of the conditions to the release of the loans under the Loan Agreement from escrow, pursuant to Section 3.3 thereof, have been, or will have been, satisfied or waived prior to or concurrently with the release of the Escrowed Property; and

(2) the Escrowed Property will be used on a substantially concurrent basis by the Borrower to consummate the Schrader Acquisition in accordance with the terms of the Merger Agreement.

Pursuant to the Escrow Agreement, the Borrower hereby authorizes and instructs the release by the Escrow Agent of the Escrowed Property as promptly as practicable following the receipt of this certificate but in no event later than [insert time][a.m.][p.m.] (New York City time) on [insert date].21

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[21]	Time of release to be no earlier than an hour after the time of delivery of the Officers’ Certificate pursuant to Section 5(a).

Exhibit B-1

IN WITNESS WHEREOF, the Borrower, through the undersigned officers, has signed this officers’ certificate on the date first set forth above.

WESTERN DIGITAL CORPORATION

By:
Name:
Title:

By:
Name:
Title:

Exhibit B-2

WESTERN DIGITAL CORPORATION TERM B LOANS ESCROW

EXHIBIT C

Release Notice

[insert date]

This certificate is being delivered pursuant to Section 5 of the Escrow Agreement, dated as of April 29, 2016 (the “Escrow Agreement”), by and among Western Digital Corporation, a Delaware corporation (the “Borrower”), JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”), SunTrust Bank, as escrow agent (the “Escrow Agent”) and SunTrust Bank, as securities intermediary. Capitalized terms used but not defined herein have the respective meanings specified in the Escrow Agreement (including those terms defined by reference to the Loan Agreement referred to therein).

Pursuant to the Escrow Agreement, the Borrower hereby authorizes the release by the Escrow Agent of the Escrowed Property in the aggregate amount of:

[Choose one of the following as applicable:]

[Purpose A – Choose if a release pursuant to Section 5(a)]

(i) $         (representing the Term B Loans underwriting fee previously agreed among the Borrower and the Joint Lead Arrangers (as defined in the Loan Agreement)) to the Administrative Agent for itself and on behalf of the Joint Lead Arrangers, pursuant to the Administrative Agent’s Wire Instructions on Schedule I attached hereto or as otherwise directed by the Administrative Agent.

(ii) $         (representing the remaining balance of Escrowed Property in the USD Escrow Account after the release in step 1 above) payable to the Borrower pursuant to the wire instructions on Schedule I attached hereto.

(iii) €         representing the proceeds of Escrowed Property in the Euro Escrow Account payable to the Borrower pursuant to the wire instructions on Schedule I attached hereto.

[Purpose B – Choose if an Escrow Prepayment Event is triggered and the Escrowed Property is to be distributed pursuant to Section 5(b)]

(i) $        , representing 100% of the Escrowed Property in the USD Escrow Account to the Administrative Agent pursuant to the wire and delivery instructions provided on Schedule II of the Escrow Agreement.

(ii) €        , representing 100% of the Escrowed Property in the Euro Escrow Account to the Administrative Agent pursuant to the wire and delivery instructions provided on Schedule II of the Escrow Agreement.

Exhibit C-1

The Escrow Agent is hereby notified that [Choose one of the following as applicable:][the Borrower will not pursue the consummation of the Schrader Acquisition][the Merger Agreement has been terminated].

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Exhibit C-2

IN WITNESS WHEREOF, the undersigned have caused this Release Notice to be duly executed and delivered as of the date first set forth above.

WESTERN DIGITAL CORPORATION

By:
Name:
Title:

By:
Name:
Title:

Exhibit C-3

WESTERN DIGITAL CORPORATION TERM LOANS B ESCROW

Schedule I to Exhibit C

1. Administrative Agent’s Wire Instructions

Name of Bank:

City/State of Bank:

ABA Number of Bank:

Name of Beneficiary:

Account Number at Bank:

Account Name:

Ref:

2. Borrower Wire Instructions for Escrowed Property released from the USD Escrow Account

Name of Bank:

City/State of Bank:

ABA Number of Bank:

Name of Account:

Account Number at Bank:

SWIFT Code:

Attn:

3. Borrower Wire Instructions for Escrowed Property released from the Euro Escrow Account

Name of Bank:

City/State of Bank:

IBAN Number of Bank:

Name of Beneficiary:

Name of Account:

Account Number at Bank:

SWIFT Code:

Ref:

Exhibit C-4

WESTERN DIGITAL CORPORATION TERM B LOANS ESCROW

EXHIBIT D

FORM OF ENFORCEMENT NOTICE

OF

ADMINISTRATIVE AGENT

                 , 2016

This certificate is being delivered pursuant to Section 5(b)(C) of the Escrow Agreement, dated as of April 29, 2016 (the “Escrow Agreement”), by and among Western Digital Corporation, a Delaware corporation (the “Borrower”), JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), SunTrust Bank, as escrow agent (the “Escrow Agent”), and SunTrust Bank, as securities intermediary. Capitalized terms used but not defined herein have the respective meanings specified in the Escrow Agreement (including those terms defined by reference to the Loan Agreement referred to therein).

The undersigned hereby certifies that the Term B Loans have been declared accelerated pursuant to Section [7.2] [7.3] of the Loan Agreement and you are hereby directed to release the Escrowed Property to the Administrative Agent in accordance with Section 5(b) of the Escrow Agreement.

[Signature page follows]

Exhibit D-1

IN WITNESS WHEREOF, the Administrative Agent, through the undersigned officer, has signed this Enforcement Notice as of the date first above written.

JPMorgan Chase Bank, N.A., as Administrative Agent under the Loan Agreement

By:
Name:
Title:

Exhibit D-2

WESTERN DIGITAL CORPORATION TERM B LOANS ESCROW

EXHIBIT F

Investment Authorization Form

To: SunTrust Bank

I direct and authorize you to invest all temporary cash and the portion of my [USD Escrow Account][Euro Escrow Account][Escrow Accounts] that is appropriate to maintain in cash or cash equivalents in a SunTrust Bank deposit option as follows:

Check One:

SunTrust Interest Bearing Demand Deposit Account	SunTrust Non-Interest Bearing Demand Deposit Account

I acknowledge and consent that:

1.	I understand that investments in the SunTrust Interest Bearing Demand Deposit Account and SunTrust Non-Interest Bearing Demand Deposit Account are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (the “FDIC”), in the standard FDIC insurance amount of $250,000, including principal and accrued interest. The Parties understand that deposits in the SunTrust Interest Bearing Demand Deposit Account and SunTrust Non-Interest Bearing Demand Deposit Account are not secured.

2.	I have full power to direct and authorize investments in account(s) identified below.

Account Name and Number:

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Exhibit F-1

This direction and authorization shall continue in effect until revoked by written instruction delivered to the Escrow Agent. Until a replacement fund is provided to the Escrow Agent all funds will be held in cash.

Date:

Name (printed or typed)	Signature

Name (printed or typed)	Signature

Exhibit F-1

WESTERN DIGITAL CORPORATION TERM B LOANS ESCROW

SCHEDULE I

Responsible Officers of the Borrower

Name	Title	Specimen Signature

Michael Cordano	President and Chief Operating Officer

Olivier Leonetti	Chief Financial Officer

Michael Ray	Executive Vice President, Chief Legal Officer and Secretary

Responsible Officers of the Administrative Agent

Name	Title	Specimen Signature

Dan Alster	Managing Director

Caitlin Stewart	Vice President

[SCHEDULE I – ESCROW AGREEMENT]

WESTERN DIGITAL CORPORATION TERM B LOANS ESCROW

SCHEDULE II

Administrative Agent Wire and Delivery Instructions

JPMORGAN CHASE BANK, N.A.

Wire and delivery instructions for U.S. Dollars:

Name of Bank:

City/State of Bank:

ABA Number of Bank:

Name of Beneficiary:

Account Number at Bank:

Account Name:

Ref:

Wire and delivery instructions for Euros:

Bank Name:

Swift:

Account Name:

Swift:

Account No.:

[SCHEDULE II – ESCROW AGREEMENT]

Exhibit L

U.S. Tax Compliance Certificate

EXHIBIT L-1

FORM OF

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Loan Agreement dated as of April 29, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time the “Loan Agreement”; the terms defined therein being used herein as therein defined) among Western Digital Corporation, a Delaware corporation (the “Borrower”), JPMorgan Chase Bank, N.A. (“JPMCB”), as Administrative Agent and Collateral Agent and each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Loan Agreement.

Pursuant to the provisions of Section 10.1(c) of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments on the Loan(s) are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

Exh. L-1-1

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the day      of         , 20    .

[NAME OF FOREIGN LENDER]

By:
Name:
Title:

Exh. L-1-2

EXHIBIT L-2

FORM OF

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Loan Agreement dated as of April 29, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time the “Loan Agreement”; the terms defined therein being used herein as therein defined) among Western Digital Corporation, a Delaware corporation (the “Borrower”), JPMorgan Chase Bank, N.A. (“JPMCB”), as Administrative Agent and Collateral Agent and each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Loan Agreement.

Pursuant to the provisions of Section 10.1(c) of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments with respect to such participation are not effectively connected with the undersigned’s or any of its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

Exh. L-2-1

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the day      of         , 20    .

[NAME OF FOREIGN LENDER]

By:
Name:
Title:

Exh. L-2-2

EXHIBIT L-3

FORM OF

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Loan Agreement dated as of April 29, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time the “Loan Agreement”; the terms defined therein being used herein as therein defined) among Western Digital Corporation, a Delaware corporation (the “Borrower”), JPMorgan Chase Bank, N.A. (“JPMCB”), as Administrative Agent and Collateral Agent and each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Loan Agreement.

Pursuant to the provisions of Section 10.1(c) of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments with respect to such participation are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

Exh. L-3-1

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the day      of         , 20    .

[NAME OF FOREIGN LENDER]

By:
Name:
Title:

Exh. L-3-2

EXHIBIT L-4

FORM OF

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Loan Agreement dated as of April 29, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time the “Loan Agreement”; the terms defined therein being used herein as therein defined) among Western Digital Corporation, a Delaware corporation (the “Borrower”), JPMorgan Chase Bank, N.A. (“JPMCB”), as Administrative Agent and Collateral Agent and each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Loan Agreement.

Pursuant to the provisions of Section 10.1(c) of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments on the Loan(s) are not effectively connected with the undersigned’s or any of its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

Exh. L-4-1

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the day      of         , 20    .

[NAME OF FOREIGN LENDER]

By:
Name:
Title:

Exh. L-4-2

Exhibit M

Form of Intercompany Note

INTERCOMPANY NOTE

[●], 2016

FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other entity listed on a signature page hereto (each, in such capacity, a “Payor”), hereby promises to pay on demand unless otherwise agreed upon from time to time to the order of such other entity (each, in such capacity, a “Payee”), in lawful money of the United States of America, or in such other currency as agreed to by such Payor and such Payee, in immediately available funds, at such location as a Payee shall from time to time designate, the unpaid principal amount of all loans and advances constituting Indebtedness made by such Payee to such Payor. If so agreed by between the Payor and Payee, each Payor promises also to pay interest, if any, on the unpaid principal amount of all such loans and advances in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.

Reference is made to (i) that certain Loan Agreement, dated as of April 29, 2016 (as amended, restated, amended and restated, refinanced, replaced, extended, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), by and among Western Digital Corporation (the “Company”), JPMorgan Chase Bank, N.A., as collateral agent (the “Credit Agreement Collateral Agent”) and administrative agent, the Lenders (as defined therein) from time to time party thereto and each other party from time to time party thereto, (ii) that certain Bridge Loan Agreement, dated as of [●], 2016 (as amended, restated, amended and restated, refinanced, replaced, extended, supplemented and/or otherwise modified from time to time, the “Bridge Agreement”), among the Company, Western Digital Technologies, Inc., JPMorgan Chase Bank, N.A., as collateral agent (the “Bridge Collateral Agent”) and administrative agent, the Lenders (as defined therein) from time to time party thereto and each other party from time to time party thereto, (iii) that certain Indenture, dated as of April 13, 2016 (as amended, restated, amended and restated, refinanced, replaced, extended, supplemented and/or otherwise modified from time to time, the “Secured Indenture”), among the Company, the Guarantors (as defined therein) party thereto, and U.S. Bank National Association, as collateral agent (the “Notes Collateral Agent”) and trustee, relating to the Company’s 7.375% Senior Secured Notes due 2023, (iv) that certain Intercreditor Agreement dated as of [●], 2016 (as amended, restated, amended and restated, replaced, supplemented and/or otherwise modified from time to time, the “Intercreditor Agreement”), among the Credit Agreement Collateral Agent, the Bridge Collateral Agent, the Notes Collateral Agent, the Company, the other Grantors (as defined therein), and each Additional Agent (as defined therein) from time to time party thereto and (v) that certain Indenture, dated as of April 13, 2016 (as amended, restated, amended and restated, refinanced, replaced, extended, supplemented and/or otherwise modified from time to time, the “Unsecured Indenture”), among the Company, the Guarantors (as defined therein) party thereto, and U.S. Bank National Association, as trustee (the “Unsecured Notes Trustee”), relating to the Company’s 10.500% Senior Unsecured Notes due 2024 (the “Unsecured Notes”). Capitalized terms used in this intercompany promissory note (this “Note”) but not otherwise defined herein shall

Exh. M-1

have the meanings given to them in the Intercreditor Agreement, Credit Agreement, Bridge Agreement, Secured Indenture or Unsecured Indenture, as applicable. This Note is the Global Intercompany Note referred to in the Credit Agreement, the Bridge Agreement and the Security Agreement (as defined in the Secured Indenture).

This Note shall be pledged by each Payee that is a Loan Party (other than the SD Guarantor) (i) to the Credit Agreement Collateral Agent, for the benefit of the Credit Agreement Secured Parties, pursuant to the Credit Agreement Security Documents as collateral security for the full and prompt payment when due of, and the performance of, such Payee’s Credit Agreement Obligations, (ii) to the Bridge Collateral Agent, for the benefit of the Bridge Secured Parties, pursuant to the Bridge Security Agreements as collateral security for the full and prompt payment when due of, and the performance of, such Payee’s Bridge Obligations and (iii) to the Notes Collateral Agent, for the benefit of the Secured Indenture Secured Parties, pursuant to the Notes Security Agreements as collateral security for the full and prompt payment when due of, and the performance of, such Payee’s Secured Indenture Obligations. Each Payee hereby acknowledges and agrees that (x) after the occurrence of and during the continuance of an Event of Default under and as defined in the Credit Agreement, but subject to the terms of the Intercreditor Agreement, the Credit Agreement Collateral Agent may, in addition to the other rights and remedies provided pursuant to the Credit Agreement Security Documents and otherwise available to it (subject to any applicable notice requirements thereunder), exercise all rights of the Payees that are Loan Parties with respect to this Note; (y) after the occurrence of and during the continuance of an Event of Default under and as defined in the Bridge Agreement, but subject to the terms of the Intercreditor Agreement, the Bridge Collateral Agent may, in addition to the other rights and remedies provided pursuant to the Bridge Security Agreements and otherwise available to it (subject to any applicable notice requirements thereunder), exercise all rights of the Payees that are Loan Parties with respect to this Note; and (z) after the occurrence of and during the continuance of an Event of Default under and as defined in the Secured Indenture, but subject to the terms of the Intercreditor Agreement, the Notes Collateral Agent may, in addition to the other rights and remedies provided pursuant to the Notes Security Agreements and otherwise available to it (subject to any applicable notice requirements thereunder), exercise all rights of the Payees that are Loan Parties with respect to this Note.

Upon the commencement of any insolvency or bankruptcy proceeding, or any receivership, liquidation, reorganization or other similar proceeding in connection therewith, relating to any Payor owing any amounts evidenced by this Note to any Loan Party, or to any property of any such Payor, or upon the commencement of any proceeding for voluntary liquidation, dissolution or other winding up of any such Payor, all amounts evidenced by this Note owing by such Payor to any and all Loan Parties shall become immediately due and payable, without presentment, demand, protest or notice of any kind.

Anything in this Note to the contrary notwithstanding, the Indebtedness evidenced by this Note owed by any Payor that is a Loan Party to any Payee that is not a Loan Party shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to (i) all Credit Agreement Obligations of such Payor to the Credit Agreement Secured Parties until the Termination Date (as defined in the Credit Agreement), (ii) all Bridge Obligations of such Payor to the Bridge Secured Parties until the Termination Date (as defined in the Bridge Agreement), (iii) Secured Indenture Obligations of such Payor to the Secured Indenture

Exh. M-2

Secured Parties until (x) the payment in full in cash of all Secured Indenture Obligations, (y) the occurrence of a Suspension Period (as defined in the Secured Notes Indenture) but only during such Suspension Period or (z) a covenant defeasance pursuant to the terms of the Secured Notes Indenture, and (iv) all Obligations (as defined in the Unsecured Indenture (the “Unsecured Notes Obligations”)) in respect of the Unsecured Notes of such Payor to the Unsecured Notes Trustee and the Holders (as defined in the Unsecured Indenture) until (x) the payment in full in cash of all Unsecured Notes Obligations (y) the occurrence of a Suspension Period (as defined in the Secured Notes Indenture) but only during such Suspension Period or (z) a covenant defeasance pursuant to the terms of the Unsecured Notes Indenture; provided that each Payor may make payments to the applicable Payee so long as no Event of Default (as defined in the Intercreditor Agreement and the Unsecured Indenture) shall have occurred and be continuing (such Credit Agreement Obligations, Bridge Obligations and Secured Indenture Obligations (together with any other First Lien Obligations), together with any Unsecured Notes Obligations and, in each case, other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”):

(i) In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Payor that is a Loan Party (each such Payor, an “Affected Payor”) or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Affected Payor (except as expressly permitted by each of the Secured Credit Documents and the Unsecured Indenture), whether or not involving insolvency or bankruptcy, if an Event of Default (as defined in the Intercreditor Agreement or the Unsecured Indenture) has occurred and is continuing (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than contingent indemnification obligations) and no Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been cash collateralized, back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer) before any Payee that is not a Loan Party (each such Payee, an “Affected Payee”) is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than contingent indemnification obligations) and no Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been cash collateralized, back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer), any payment or distribution to which such Affected Payee would otherwise be entitled held by it (other than payments made in the form of equity or debt securities of such Affected Payor that are subordinated, to at least the same extent as this Note, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Securities”)) shall be made to the holders of Senior Indebtedness;

Exh. M-3

(ii) (x) if any Event of Default under Sections 7.1(a) or 7.1(j) of the Credit Agreement, Sections 7.1(a) or 7.1(j) of the Bridge Agreement, Sections 6.01(a), 6.01(b). 6.01(g) or 6.01(h) of the Secured Indenture or Sections 6.01(a), 6.01(b), 6.01(g) or 6.01(h) of the Unsecured Indenture occurs and is continuing and (y) (1) subject to the Intercreditor Agreement, the applicable Collateral Agent (as defined in the Intercreditor Agreement) delivers notice to the Company instructing the Company that such Collateral Agent is thereby exercising its rights pursuant to this clause (ii) or (2) subject to the Unsecured Indenture, the Unsecured Notes Trustee delivers notice to the Company instructing the Company that the Unsecured Notes Trustee is thereby exercising its rights pursuant to this clause (ii), then, unless otherwise agreed in writing by the applicable Collateral Agent (as defined in the Intercreditor Agreement) or Unsecured Notes Trustee, as applicable, in its reasonable discretion, no payment or distribution of any kind or character shall be made by or on behalf of any Affected Payor or any other Person on its behalf, and no payment or distribution of any kind or character shall be received by or on behalf of any Affected Payee or any other Person on its behalf with respect to this Note until (x) the applicable Senior Indebtedness shall have been paid in full in cash (other than (A) contingent indemnification obligations and (B) the Outstanding Amount of L/C Obligations related to any Letter of Credit that has been cash collateralized, back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer) or (y) such Event of Default shall have been cured or waived; and

(iii) if any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Securities), in respect of this Note shall (despite these subordination provisions) be received by any Affected Payee in violation of the foregoing clause (i) or (ii), such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to the Applicable Authorized Representative on behalf of the applicable First Lien Secured Parties, under the Intercreditor Agreement or the Unsecured Notes Trustee under the Unsecured Indenture, as applicable.

Except as otherwise set forth in clauses (i) and (ii) of the immediately preceding paragraph, any Payor is permitted to pay, and any Payee is entitled to receive, any payment or prepayment of principal and interest on the Indebtedness evidenced by this Note.

To the fullest extent permitted by applicable law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Affected Payor or Affected Payee or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Affected Payee and each Affected Payor hereby agrees that the subordination of this Note is for the benefit of each Collateral Agent (as defined in the Intercreditor Agreement), the other First Lien Secured Parties and the Unsecured Notes Trustee. Each Collateral Agent (as defined in the Intercreditor Agreement), the other First Lien Secured Parties and the Unsecured Notes Trustee are obligees under this Note to the same extent as if their names were written herein as such and (i) the Applicable Authorized Representative may, on behalf of itself and the First Lien Secured Parties proceed to enforce the subordination provisions, subject to the terms of the Intercreditor Agree-

Exh. M-4

ment, and (ii) the Unsecured Notes Trustee may proceed to enforce the subordination provisions herein subject to the terms of the Unsecured Indenture. In the event that the Company incurs any Additional First Lien Obligations pursuant to the terms of the Intercreditor Agreement, all applicable references herein to (i) the Credit Agreement Obligations, Bridge Obligations and Secured Indenture Obligations, as applicable; (ii) the Credit Agreement, the Bridge Agreement and the Secured Indenture, as applicable; and (iii) the Credit Agreement Security Documents, the Bridge Security Agreements and the Notes Security Agreements, as applicable, shall be deemed, in each case, to refer to the then outstanding Credit Agreement Obligations, Bridge Obligations and Secured Indenture Obligations, as applicable, and all related Secured Debt Agreements and First Lien Security Documents, respectively.

The Indebtedness evidenced by this Note owed by any Payor that is not a Loan Party or any Payor that is a Loan Party, in each case, to any Payee that is a Loan Party shall not be subordinated to, and shall rank pari passu in right of payment with, any other obligation of such Payor.

Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness.

Each Payee is hereby authorized (but not required) to record all loans and advances made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein. For the avoidance of doubt, this Note replaces, but does not affect the principal amount of, any intercompany loan outstanding between any Payor and any Payee prior to the execution hereof and, to the extent permitted by applicable law, from and after the date hereof, each such intercompany loan shall be deemed to incorporate the terms set forth in this Note to the extent applicable and shall be deemed to be evidenced by this Note together with any documents and instruments executed prior to the date hereof in connection with such intercompany Indebtedness; provided that any certificated intercompany note (other than this Note) evidencing Indebtedness owed to any Payee that is a Loan Party, as the same may be assigned, assumed, succeeded, amended, supplemented or otherwise modified, that has been delivered to the Credit Agreement Collateral Agent pursuant to Section 3.3(a)(xiii) of the Credit Agreement on or prior to the Escrow Release Date (as defined in the Credit Agreement) (each such note, an “Excluded Intercompany Note”) and all loans evidenced by any such Excluded Intercompany Note and obligations and rights pertaining to such loans shall not be so replaced by this Note and shall remain outstanding. Notwithstanding anything to the contrary contained herein, each Excluded Intercompany Note and all loans evidenced thereby and obligations and rights pertaining to such loans shall continue in full force and effect in accordance with the terms thereof, and shall not be affected or modified by the terms of this Note.

Each Payor hereby waives presentment, demand (unless otherwise agreed upon from time to time by the Payor and the Payee), protest or notice of any kind in connection with this Note. Each Payor and Payee shall cooperate to exchange any certifications, documentation

Exh. M-5

or other information necessary to reduce or eliminate any taxes required to be withheld with respect to payments under this Note and, except to the extent of any taxes required by law to be withheld, all payments under this Note shall be made without offset, counterclaim or deduction of any kind.

It is understood that this Note shall evidence only Indebtedness and not amounts owing in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money.

This Note shall be binding upon each Payor and its successors and assigns, and the terms and provisions of this Note shall inure to the benefit of each Payee and their respective successors and assigns, including subsequent holders hereof.

From time to time after the date hereof, additional Subsidiaries of the Company may become parties hereto (as Payor and/or Payee, as the case may be) by executing a counterpart signature page hereto, which shall be automatically incorporated into this Note (each additional Subsidiary, an “Additional Party”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors, each Additional Party shall be a Payor and/or a Payee, as the case may be, and shall be as fully a party hereto as if such Additional Party were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor or Payee hereunder. This Note shall be fully effective as to any Payor or Payee that is or becomes a party hereto regardless of whether any other person becomes or fails to become or ceases to be a Payor or Payee hereunder.

Any Subsidiary of the Company that is a party to this Note that ceases to be a Restricted Subsidiary of the Company pursuant to a transaction permitted under the Credit Agreement, Bridge Agreement, Secured Indenture and Unsecured Indenture (the “Former Subsidiary”) shall be automatically released from the rights and obligations under this Note and the applicable Collateral Agent (as defined in the Intercreditor Agreement) shall return any signature page to this Note and any note powers, allonges or instruments of transfer related thereto previously delivered to such Collateral Agent; provided that, at the time of such release, any existing balances between the Former Subsidiary and the remaining parties hereto have been paid in full or settled.

Indebtedness governed by this Note shall be maintained in “registered form” within the meaning of Section 163(f) of the Internal Revenue Code of 1986, as amended.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Exh. M-6

IN WITNESS WHEREOF, the parties hereto have caused this Note to be duly executed by their respective authorized officers as of the day and year first above written.

[Signature pages follow.]

WESTERN DIGITAL CORPORATION,

By:
Name:
Title:

[Signature Page to Intercompany Note]

[NAME OF APPLICABLE RESTRICTED SUBSIDIARY][1]

By:
Name:
Title:

[1]	To include each Guarantor and each other Restricted Subsidiary of the Company.

[Signature Page to Intercompany Note]

Loan Agreement – Schedules

Schedule 1

Term Loan Commitments and Revolving Credit Commitments as of the Closing Date

Term A Loan Commitments

Lender	Term A Loan Commitments
JPMorgan Chase Bank, N.A.	$316,463,414.63
Bank of America, N.A.	$316,463,414.63
Mizuho Bank, Ltd.	$284,088,414.63
Credit Suisse AG, Cayman Islands Branch	$210,899,390.24
The Bank of Tokyo-Mitsubishi UFJ, LTD.	$246,341,463.41
HSBC Bank USA, N.A.	$192,341,463.41
HSBC Bank PLC	$54,000,000.00
Citibank, N.A.	$221,341,463.41
Sumitomo Mitsui Banking Corporation	$221,341,463.41
Royal Bank of Canada	$150,533,536.59
BNP Paribas	$75,000,000.00
The Bank of Nova Scotia	$185,975,609.76
TD Bank, N.A.	$185,975,609.76
SunTrust Bank	$188,536,585.37
Compass Bank dba BBVA Compass	$160,975,609.76
Wells Fargo Bank, National Association	$160,975,609.76
U.S. Bank National Association	$112,682,926.83
Fifth Third Bank	$88,536,585.37
Standard Chartered Bank	$88,536,585.37
DBS Bank Ltd.	$100,609,756.10
Bank of the West	$68,500,000.00
Industrial and Commercial Bank of China Ltd., New York Branch	$60,365,853.66
KeyBank National Association	$60,365,853.66
PNC Bank, National Association	$60,365,853.66
The Northern Trust Company	$48,292,682.93
Banca IMI S.p.A., London Branch	$50,000,000.00
Bank of China, Los Angeles Branch	$36,219,512.20
The Bank of East Asia, Limited – New York Branch	$40,000,000.00
First Hawaiian Bank	$31,500,000.00
Comerica Bank	$24,146,341.46
State Bank of India, New York Branch	$30,000,000.00
Crédit Industriel et Commercial – New York Branch	$15,000,000.00
CTBC Bank Co., Ltd.	$15,000,000.00
E.Sun Commercial Bank, Ltd., Los Angeles Branch	$15,000,000.00
American Savings Bank, F.S.B.	$5,625,000.00
Liberty Bank	$3,000,000.00

Total	$4,125,000,000.00

Revolving Credit Commitments

Lender	Revolving Credit Commitments
JPMorgan Chase Bank, N.A.	$58,536,585.37
Bank of America, N.A.	$58,536,585.37
Mizuho Bank, Ltd.	$58,536,585.37
Credit Suisse AG, Cayman Islands Branch	$114,100,609.76
The Bank of Tokyo-Mitsubishi UFJ, LTD.	$53,658,536.59
HSBC Bank USA, N.A.	$53,658,536.59
Citibank, N.A.	$53,658,536.59
Sumitomo Mitsui Banking Corporation	$53,658,536.59
Royal Bank of Canada	$99,466,463.41
BNP Paribas	$25,000,000.00
The Bank of Nova Scotia	$39,024,390.24
TD Bank, N.A.	$39,024,390.24
SunTrust Bank	$21,463,414.63
Compass Bank dba BBVA Compass	$39,024,390.24
Wells Fargo Bank, National Association	$39,024,390.24
U.S. Bank National Association	$27,317,073.17
Fifth Third Bank	$21,463,414.63
Standard Chartered Bank	$21,463,414.63
DBS Bank Ltd.	$24,390,243.90
Bank of the West	$19,500,000.00
Industrial and Commercial Bank of China Ltd., New York Branch	$14,634,146.34
KeyBank National Association	$14,634,146.34
PNC Bank, National Association	$14,634,146.34
The Northern Trust Company	$11,707,317.07
Bank of China, Los Angeles Branch	$8,780,487.80
First Hawaiian Bank	$5,500,000.00
Comerica Bank	$5,853,658.54
American Savings Bank, F.S.B.	$3,750,000.00

Total	$1,000,000,000.00

U.S. Term B Loan Commitments and Euro Term B Loan Commitments

Lender	U.S. Term B Loan Commitments	Euro Term B Loan Commitments
JPMorgan Chase Bank, N.A.	$3,750,000,000.00	€885,000,000.00

Total	$3,750,000,000.00	€885,000,000.00

Schedule 2.3

Existing Letters of Credit

Target:

Issuing Bank	LC Number	Amount	Beneficiary
Bank of America, N.A.	68104560	$831,493	The President Of India Acting Through The Asst Commissioner Of Central Excise, Bangalore
Bank of America, N.A.	68106775	$733,333	Tenaga Nasional Berhad
Bank of America, N.A.	68108478	$14,300	Penang Development Corporation

Schedule 5.5

Litigation and Other Controversies

None.

Schedule 5.10

Subsidiaries

	Name of Subsidiary	Jurisdiction of Organization	Record Owner	Percentage Ownership by Borrower
1.	Viviti Technologies US, Inc.	Delaware	Western Digital Corporation	100.000%
2.	HGST, Inc.	Delaware	Viviti Technologies US, Inc.	100.000%
3.	Fabrik, LLC	Delaware	HGST, Inc.	100.000%
4.	Skyera, LLC	Delaware	HGST, Inc.	100.000%
5.	G-Tech, LLC	California	Fabrik, LLC	100.000%
6.	Virident Systems, Inc.	Delaware	HGST, Inc.	100.000%
7.	Virident Systems Private Limited	Delaware	Virident Systems, Inc.	100.000%
8.	HGST Technologies India Private Limited	India	Virident Systems, Inc.	100.000%
9.	HGST Technologies Santa Ana, Inc.	California	HGST, Inc.	100.000%
10.	STEC Bermuda, LP	Bermuda	HGST Technologies Santa Ana, Inc.	100.000%
11.	STEC International Holding Inc.	California	HGST Technologies Santa Ana, Inc.	100.000%
12.	STEC Europe B.V.	Netherlands	STEC Bermuda, LP	100.000%
13.	STEC R&D Ltd.	Cayman Islands	STEC Bermuda, LP	100.000%
14.	STEC Hong Kong Ltd.	Hong Kong	STEC Bermuda, LP	100.000%
15.	STEC Germany GmbH	Germany	STEC Europe B.V.	100.000%
16.	STEC Electronics UK Ltd.	England	STEC Europe B.V.	100.000%
17.	STEC Italy SRL	Italy	STEC Europe B.V.	100.000%
18.	STEC Taiwan Holding Ltd.	Taiwan	STEC R&D Ltd.	100.000%
19.	HGST Technologies Malaysia Sdn. Bhd.	Malaysia	STEC R&D Ltd.	100.000%
20.	STEC Memory Technology Service (Shanghai) Co. Ltd.	China	STEC Hong Kong Ltd.	100.000%
21.	Pacifica Insurance Corporation	Hawaii	Western Digital Corporation	100.000%
22.	Western Digital Capital, LLC	Delaware	Western Digital Corporation	100.000%
23.	Keen Personal Media, Inc.	Delaware	Western Digital Corporation	35% (Common Stock) 100.000% (Preferred A Stock) 67% (Preferred B-1 Stock)

	Name of Subsidiary	Jurisdiction of Organization	Record Owner	Percentage Ownership by Borrower
24.	Western Digital Technologies, Inc.	Delaware	Western Digital Corporation	100.000%
25.	Western Digital International Ltd.	Cayman Islands	Western Digital Technologies, Inc.	100.000%
26.	Western Digital Ireland, Ltd.	Cayman Islands	Western Digital International Ltd.	100.000%
27.	Western Digital Capital Global, Ltd.	Cayman Islands	Western Digital Ireland, Ltd.	100.000%
28.	Western Digital (Malaysia) Sdn. Bhd.	Malaysia	Western Digital Ireland, Ltd.	100.000%
29.	Western Digital (Thailand) Company Limited	Thailand	Western Digital Ireland, Ltd.	99.9997%
30.	WD Media (Singapore) Pte. Ltd.	Singapore	Western Digital Ireland, Ltd.	100.000%
31.	WD Media (Malaysia) Sdn.	Malaysia	Western Digital Ireland, Ltd.	100.000%
32.	Read-Rite Philippines, Inc.	Philippines	Western Digital Ireland, Ltd.	100.000%
33.	Viviti Technologies Pte. Ltd.	Singapore	Western Digital Ireland, Ltd.	100.000%
34.	Suntech Realty, Inc.	Philippines	Read-Rite Philippines, Inc.	100.000%
35.	HGST Netherlands B.V.	Netherlands	Viviti Technologies Pte. Ltd.	100.000%
36.	HGST Japan, Ltd.	Japan	HGST Netherlands B.V.	100.000%
37.	HGST (Shenzhen) Co., Ltd.	China	HGST Netherlands B.V.	100.000%
38.	Shenzhen Hailiang Storage Products Co., Ltd.	China	HGST Netherlands B.V.	100.000%
39.	HGST (Thailand) Ltd.	Thailand	HGST Netherlands B.V.	99.999984% of Common 100% of Preferred
40.	HGST Asia Pte. Ltd.	Singapore	HGST Netherlands B.V.	100.000%
41.	HGST Philippines Corp.	Philippines	HGST Netherlands B.V.	100.000%
42.	HICAP Properties Corp.	Philippines	HGST Philippines Corp.	100.000%
43.	HGST Malaysia Sdn. Bhd.	Malaysia	HGST Netherlands B.V.	100.000%
44.	HGSP (Shenzhen) Co., Ltd.	China	HGST Netherlands B.V.	100.000%
45.	HGST Consulting (Shanghai) Co., Ltd.	China	HGST Netherlands B.V.	100.000%
46.	HGST Europe, Ltd.	England	HGST Netherlands B.V.	100.000%
47.	HGST Singapore Pte. Ltd.	Singapore	HGST Netherlands B.V.	100.000%
48.	Western Digital (Deutschland) GmbH	Germany	Western Digital Technologies, Inc.	100.000%
49.	Western Digital (France) SARL	France	Western Digital Technologies, Inc.	100.000%
50.	Western Digital (I.S.) Limited	Ireland	Western Digital Technologies, Inc.	100.000%
			Western Digital Ireland, Ltd.

	Name of Subsidiary	Jurisdiction of Organization	Record Owner	Percentage Ownership by Borrower
51.	Western Digital (S.E. Asia) Pte. Ltd.	Singapore	Western Digital Technologies, Inc.	100.000%
52.	Western Digital (U.K.) Limited	England	Western Digital Technologies, Inc.	100.000%
53.	Western Digital do Brasil Comércio e Distribuição de Produtos de Informática Ltda.	Brazil	Western Digital Technologies, Inc.	100.000%
			Western Digital Latin America, Inc.
54.	Western Digital Canada Corporation	Canada	Western Digital Technologies, Inc.	100.000%
55.	Western Digital Japan Ltd.	Japan	Western Digital Technologies, Inc.	100.000%
56.	WD Media, LLC	Delaware	Western Digital Technologies, Inc.	100.000%
57.	Western Digital Korea, Ltd.	Korea	Western Digital Technologies, Inc.	100.000%
58.	Western Digital Netherlands B.V.	Netherlands	Western Digital Technologies, Inc.	100.000%
59.	Western Digital Taiwan Co., Ltd.	Taiwan	Western Digital Technologies, Inc.	100.000%
60.	Western Digital (Fremont), LLC	Delaware	Western Digital Technologies, Inc.	100.000%
61.	Western Digital Latin America, Inc.	Delaware	Western Digital Technologies, Inc.	100.000%
62.	Western Digital (Argentina) S.A.	Argentina	Western Digital Latin America, Inc.	100.000%
63.	Western Digital Hong Kong Limited	Hong Kong	Western Digital Technologies, Inc.	100.000%
64.	Western Digital Information Technology (Shanghai) Company Ltd.	China	Western Digital Hong Kong Limited	100.000%
65.	Arkeia Software SARL	France	Western Digital Technologies, Inc.	100.000%
66.	Amplidata N.V.	Belgium	HGST Netherlands B.V.	100.000%
67.	Read-Rite International*	Cayman Islands	Western Digital (Fremont), LLC	100.000%
68.	Amplidata, Inc.	Delaware	Amplidata N.V.	100.000%
69.	Schrader Acquisition Corporation (to be merged with and into SanDisk Corporation with SanDisk Corporation as the surviving entity)	Delaware	Western Digital Technologies, Inc.	100.000%

Target:

	Name of Entity	Jurisdiction of Organization	Record Owner	Percentage Ownership by Borrower
1.	EasyStore Memory Limited	Ireland	SanDisk Holdings LLC	100.000%
2.	Fusion Multisystems Ltd.	Canada	Fusion-io, LLC	100.000%
3.	Fusion-io (Beijing) Info Tech Co., Ltd	China	Fusion-io Singapore Private Ltd	100.000%
4.	Fusion-io Au PTY LTD*	Australia	Fusion-io, LLC	100.000%
5.	Fusion-io GmbH*	Germany	Fusion-io, LLC	100.000%
6.	Fusion-io Holdings S.a.r.l.	Luxembourg	Fusion-io, LLC	100.000%
7.	Fusion-io Limited*	Hong Kong	Fusion-io, LLC	100.000%
8.	FUSION-IO LTD	United Kingdom	Fusion-io, LLC	100.000%
9.	Fusion-io Poland Sp.z o.o	Poland	Fusion-io Holdings S.a.r.l.	100.000%
10.	Fusion-io SAS	France	Fusion-io, LLC	100.000%
11.	Fusion-io Singapore Private Ltd	Singapore	Fusion-io, LLC	100.000%
12.	Fusion-io Sweden AB*	Sweden	Fusion-io Holdings S.a.r.l.	100.000%
13.	Fusion-io Technology Limited	United Kingdom	Fusion-io, LLC	100.000%
14.	Fusion-io Tecnologia Ltda	Brazil	Fusion-io, LLC	100.000%
15.	Fusion-io, LLC	Delaware	SanDisk Corporation	100.000%
16.	ID7 LTD	United Kingdom	Fusion-io Technology Limited	100.000%
17.	IO Turbine LLC	Delaware	Fusion-io, LLC	100.000%
18.	M-Systems (Cayman) Limited	Cayman Islands	M-Systems Finance Inc.	100.000%
19.	M-Systems B.V.	Netherlands	P.P.S. van Koppen Pensioen B.V.	100.000%
20.	M-Systems Finance Inc.	Cayman Islands	SanDisk IL Ltd.	100.000%
21.	M-Systems Holdings LLC	Delaware	SanDisk Corporation	100.000%
			M-Systems, Inc.
22.	M-Systems, Inc.	New York	SanDisk IL Ltd.	100.000%
23.	P.P.S. van Koppen Pensioen B.V.	Netherlands	M-Systems Finance Inc.	100.000%
24.	Prestadora SD, S. de R.L. de	Mexico	SanDisk Holdings LLC	100.000%

	Name of Entity	Jurisdiction of Organization	Record Owner	Percentage Ownership by Borrower
	C.V.		SanDisk Latin America Holdings LLC
25.	Sandbox Expansion LLC	Delaware	SanDisk Corporation	100.000%
26.	SanDisk (Cayman) Limited	Cayman Islands	SanDisk (Ireland) Limited	100.000%
27.	SanDisk (Ireland) Limited	Ireland	SanDisk Manufacturing	100.000%
28.	SanDisk 3D IP Holdings Ltd	Cayman Islands	SanDisk Technologies, Inc.	100.000%
29.	SanDisk 3D LLC	Delaware	SanDisk Technologies, Inc.	100.000%
30.	SanDisk B.V.	Netherlands	SanDisk International Limited	100.000%
31.	SanDisk Bermuda Limited	Bermuda	SanDisk International Holdco B.V.	100.000%
32.	SanDisk Bermuda Unlimited	Bermuda	SanDisk Bermuda Limited	100.000%
33.	SanDisk BiCS IP Holdings Ltd	Cayman Islands	SanDisk Technologies, Inc.	100.000%
34.	SanDisk Brasil Comércio de Semicondutores LTDA	Brazil	SanDisk Brazil Manufacturing Holding I B.V.	100.000%
			SanDisk Brazil Manufacturing Holding II B.V.
35.	SanDisk Brasil Indústria de Semicondutores (RS) LTDA	Brazil	SanDisk Brazil Manufacturing Holding I B.V.	100.000%
			SanDisk Brazil Manufacturing Holding II B.V.
36.	SanDisk Brasil Participações Ltda.	Brazil	SanDisk Holdings LLC	100.000%
			SanDisk Latin America Holdings LLC
37.	SanDisk Brazil Manufacturing Holding I B.V.	Netherlands	SanDisk Manufacturing	100.000%
38.	SanDisk Brazil Manufacturing Holding II B.V.	Netherlands	SanDisk Manufacturing	100.000%
39.	SanDisk C.V.	Netherlands	SanDisk International Holdco B.V.	100.000%
			SanDisk Holding B.V.
40.	SanDisk China Limited	Ireland	SanDisk Manufacturing	100.000%
41.	SanDisk China LLC	Delaware	SanDisk Technologies, Inc.	100.000%

	Name of Entity	Jurisdiction of Organization	Record Owner	Percentage Ownership by Borrower
42.	SanDisk Corporation	Delaware	Western Digital Technologies, Inc.	100.000%
43.	SanDisk Enterprise Holdings Inc.	Delaware	SanDisk Technologies, Inc.	100.000%
44.	SanDisk Enterprise IP LLC	Texas	SanDisk Malaysia Sdn. Bhd.	100.000%
45.	SanDisk Equipment Y.K.	Japan	SanDisk (Cayman) Limited	100.000%
46.	SanDisk Flash B.V.	Netherlands	SanDisk C.V.	100.000%
47.	SanDisk France SAS	France	SanDisk International Limited	100.000%
48.	SanDisk G.K.	Japan	SanDisk International Limited	100.000%
49.	SanDisk GmbH	Germany	SanDisk International Limited	100.000%
50.	SanDisk Holding B.V.	Netherlands	SanDisk International Holdco B.V.	100.000%
51.	SanDisk Holdings LLC	Delaware	SanDisk Technologies, Inc.	100.000%
52.	SanDisk Hong Kong Limited	Hong Kong	SanDisk International Holdco B.V.	100.000%
			SanDisk, Limited
53.	SanDisk Hong Kong Limited Singapore Branch	Singapore	SanDisk Hong Kong Limited	100.000%
54.	SanDisk Hong Kong Limited, Australia Branch Office	Australia	SanDisk Hong Kong Limited	100.000%
55.	SanDisk Hong Kong Limited, Indonesia Representative Office	Indonesia	SanDisk Hong Kong Limited	100.000%
56.	SanDisk Hong Kong Limited, Shenzhen Representative Office	China	SanDisk Hong Kong Limited	100.000%
57.	SanDisk IL Ltd.	Israel	SanDisk International Holdco B.V.	100.000%
58.	SanDisk India Device Design Centre Private Limited	India	SanDisk Corporation	100.000%
			SanDisk Manufacturing	100.000%
59.	SanDisk Information Technology (Shanghai) Co., Ltd.	China	SanDisk China LLC	100.000%
60.	SanDisk International Holdco B.V.	Netherlands	SanDisk Technologies, Inc.	100.000%

	Name of Entity	Jurisdiction of Organization	Record Owner	Percentage Ownership by Borrower
61.	SanDisk International Limited	Ireland	SanDisk Manufacturing	100.000%
62.	SanDisk International Limited Türkiye İstanbul İrtibat Bürosu*	Turkey	SanDisk International Limited	100.000%
63.	SanDisk International Middle East FZE	United Arab Emirates	SanDisk International Limited	100.000%
64.	SanDisk Israel (Tefen) Ltd.	Israel	SanDisk Corporation	100.000%
65.	SanDisk Italy S.r.l.	Italy	SanDisk International Limited	100.000%
66.	SanDisk Korea Limited	Korea, Republic of	SanDisk International Limited	100.000%
67.	SanDisk Latin America Holdings LLC	Delaware	SanDisk Technologies, Inc.	100.000%
68.	SanDisk Malaysia Sdn. Bhd.	Malaysia	SanDisk Manufacturing	100.000%
69.	SanDisk Manufacturing	Ireland	SanDisk Bermuda Unlimited	100.000%
			SanDisk Bermuda Limited
70.	SanDisk Manufacturing Americas, LLC	Delaware	SanDisk Technologies, Inc.	100.000%
71.	SanDisk Operations Holdings Limited	Ireland	SanDisk Manufacturing	100.000%
72.	SanDisk Pazarlama ve Ticaret Limited Sirketi	Turkey	SanDisk International Limited	100.000%
73.	SanDisk Scotland, Limited	United Kingdom	SanDisk International Holdco B.V.	100.000%
74.	SanDisk Semiconductor (Shanghai) Co., Ltd.	China	SanDisk China Limited	100.000%
75.	SanDisk Spain, S.L.U.	Spain	SanDisk International Holdco B.V.	100.000%
76.	SanDisk Storage Malaysia Sdn. Bhd.	Malaysia	SanDisk Manufacturing	100.000%
77.	SanDisk Sweden AB	Sweden	SanDisk International Limited	100.000%
78.	SanDisk Switzerland Sarl	Switzerland	SanDisk International Limited	100.000%
79.	SanDisk Switzerland Sarl, Russia Representative Office	Russia	SanDisk Switzerland Sarl	100.000%
80.	SanDisk Taiwan Limited	Taiwan	SanDisk Manufacturing	100.000%

	Name of Entity	Jurisdiction of Organization	Record Owner	Percentage Ownership by Borrower
81.	SanDisk Technologies, Inc.	Texas	SanDisk Corporation	100.000%
82.	SanDisk Trading (Shanghai) Co., Ltd.	China	SanDisk Trading Holdings Limited	100.000%
83.	SanDisk Trading (Shanghai) Co., Ltd., Beijing Branch	China	SanDisk Trading (Shanghai) Co., Ltd.	100.000%
84.	SanDisk Trading Holdings Limited	Ireland	SanDisk Manufacturing	100.000%
85.	SanDisk UK, Limited	United Kingdom	SanDisk International Limited	100.000%
86.	SanDisk, Limited	Japan	SanDisk Corporation	100.000%
87.	SCST LTD	United Kingdom	Fusion-io Technology Limited	100.000%
88.	SD Ventures LLC	Delaware	SanDisk Corporation	100.000%
89.	SMART Storage Systems (SG), Pte. Ltd.*	Singapore	SanDisk Manufacturing	100.000%
90.	SMART Storage Systems GmbH	Austria	SanDisk Storage Malaysia Sdn. Bhd.	100.000%
91.	SMART Storage Systems, Inc.	Arizona	SanDisk Corporation	100.000%

*	indicates entity in process of liquidation

Schedule 5.17

Capitalization

None.

Schedule 6.11

Transactions with Affiliates

1.	Joint Venture Agreement Dated November 9, 2015 by and among Unisplendor Corporation Limited, Unissoft (Wuxi) Group Co., Ltd. and Western Digital Corporation.

Schedule 6.14

Indebtedness

1.	Guarantee facility by Mizuho Bank in the amount of JPY 1.0 Billion (roughly USD equivalent of $9.0 million) for import consumption tax for customs on behalf of HGST Japan Ltd.

2.	Guarantee made by Western Digital Corporation in favor of The Bank Of Nova Scotia in connection with the indebtedness and liability of Western Digital (Fremont) LLC arising under a master lease agreement for precious metals with an aggregate liability not to exceed approximately $3.6 million.

3.	Guarantee made by Western Digital Corporation in favor of The Bank Of Nova Scotia in connection with the indebtedness and liability of HGST, Inc., arising under a master lease agreement for precious metals with an aggregate liability not to exceed $27.5 million.

4.	Guarantee facility by HSBC Bank Malaysia Berhad in the amount of up to RM 26 million (roughly USD equivalent of $6.6 million), utilized by Western Digital (Malaysia) Sdn. Bhd. for various purposes.

5.	Guarantee by Kasikorn Bank to the Provincial Electricity Authority and [the Customs Department in the amount of THB 251,663,629.14 (roughly USD equivalent of $7.2 million) for the payment for electric power services on behalf of Western Digital Storage Device (Thailand) Company Limited and taxes.

6.	Guarantees by Siam Commercial Bank to the Provincial Electricity Authority and the Customs Department in the amount of THB 250,940,754 (roughly USD equivalent of $7.2 million) for the payment for electric power services on behalf of Western Digital Storage Device (Thailand) Company Limited and fees and taxes.

7.	Letters of Credit issued by Kasikorn Bank on behalf of Western Digital Storage Device (Thailand) Company Limited in the amount of THB 320,000,000 (roughly USD equivalent of $9.2 million).

8.	Bank guarantees issued by WD Media (Malaysia) SDN in an amount of approximately USD $4.4 million.

9.	Letters of Credit issued by Citibank on behalf of HGST, Inc. in the amount of $3,506,600 related to workers comp programs.

10.	Amended and Restated Uncommitted Receivables Purchase Agreement dated as of March 25, 2016 among Western Digital Technologies, Inc. and HGST, Inc., each as a Seller, Western Digital Corporation, as Parent, and Bank of West, as Purchaser, in an aggregate facility amount of $100,000,000.

11.

Amended and Restated Receivables Purchase Agreement dated as of April 27, 2011 and amended and restated as of September 21, 2012, as amended as of June 16, 2014 and as further amended as of June 29, 2015, among Western Digital Technologies, Inc. and

HGST, Inc., each as a Seller, the other sellers from time to time party thereto and Citibank, N.A., as Buyer, in an aggregate facility amount of $250,000,000.

12.	Supplier Agreement dated as of September 3, 2013 by and between Western Digital Technologies, Inc., and Citibank, N.A., providing for receivables financing by Citibank for certain trade receivables.

13.	Supplier Agreement dated as of November 18, 2011 by and between Western Digital Technologies, Inc. and Citibank, N.A., providing for receivables financing by Citibank, N.A. for certain trade receivables.

Target:

1.	SanDisk Corporation and certain of its Subsidiaries entered into a Receivable Purchase Agreement in an amount up to $100 million with Standard Chartered Bank on February 25, 2015.

Schedule 6.15

Liens

1.	A security interest granted by HGST, Inc. as lessee De Lage Landen Financial Services, Inc. as lessor in all HGST, Inc.’s invoices and their proceeds specified in Schedule A of the financing statement amendment under the Master Lease Agreement.

2.	A security interest granted by Hitachi Global Storage Technologies, Inc.as lessee to Hewlett- Packard Financial Services Company as lessor in all of Hitachi Global Storage Technologies, Inc.’s Equipment (as defined in the financing statement), rights and claims to payment and chattel paper arising out of such Equipment and all proceeds relating to the Equipment.

3.	A security interest granted by Hitachi Global Storage Technologies, Inc.as lessee to Hewlett- Packard Financial Services Company as lessor in all of Hitachi Global Storage Technologies, Inc.’s Equipment (as defined in the financing statement), rights and claims to payment and chattel paper arising out of such Equipment and all proceeds relating to the Equipment.

4.	A security interest granted by Hitachi Global Storage Technologies, Inc.as lessee to Hewlett- Packard Financial Services Company as lessor in all of Hitachi Global Storage Technologies, Inc.’s equipment and software leased to or financed for Hitachi Global Storage Technologies, Inc. by Hewlett- Packard Financial Services Company and products and proceeds thereof.

5.	A security interest granted by Western Digital Corporation to Avidex Industries, LLC in all of Western Digital Corporation’s equipment located in 1710 Automation Parkway, San Jose, California 95131.

6.	A security interest granted by Western Digital Corporation to Avidex Industries, LLC in all of Western Digital Corporation’s equipment located in 1250 Reliance Way, Fremont, California 94539.

7.	Liens in connection with that certain Guarantee made by Western Digital Corporation in favor of The Bank Of Nova Scotia in connection with the indebtedness and liability of Western Digital (Fremont) LLC arising under a master lease agreement for precious metals.

8.	Liens in connection with that certain Guarantee made by Western Digital Corporation in favor of The Bank Of Nova Scotia in connection with the indebtedness and liability of HGST, Inc., arising under a master lease agreement for precious metals.

9.	Liens in connection with that certain Amended and Restated Uncommitted Receivables Purchase Agreement dated as of March 25, 2016 among Western Digital Technologies, Inc. and HGST, Inc., each as a Seller, Western Digital Corporation, as Parent, and Bank of West, as Purchaser.

10.	Liens in connection with that certain Amended and Restated Receivables Purchase Agreement dated as of April 27, 2011 and amended and restated as of September 21, 2012, as amended as of June 16, 2014 and as further amended as of June 29, 2015, among Western Digital Technologies, Inc. and HGST, Inc., each as a Seller, the other sellers from time to time party thereto and Citibank, N.A., as Buyer.

11.	Liens in connection with that certain Supplier Agreement dated as of September 3, 2013 by and between Western Digital Technologies, Inc., and Citibank, N.A..

12.	Liens in connection with that certain Supplier Agreement dated as of November 18, 2011 by and between Western Digital Technologies, Inc. and Citibank, N.A..

13.	A security interest granted by Fusion-io, LLC to Henriksen Butler Design Group., in Fusion-io, LLC’s furniture and fabric manufactured by Paul Brayton Designs and Herman Miller Inc. together with all proceeds and support obligation up to the amount of $109,750.00.

14.	A security interest granted by Fusion-io, LLC to U.S. Bank Equipment Finance (a division of U.S. Bank National Association), in one of Fusion-io, LLC’s copier together with replacements, parts, repairs, etc.

15.	A security interest granted by Virident Systems, Inc. to Webbank, in all of Virident Systems, Inc.’s computer equipment, peripherals and other equipment, financed to Virident Systems, Inc. by Webbank.

16.	A guaranty by Western Digital Technologies, Inc. to the State of the Netherlands for the payment of value-added-tax in the Netherlands is secured by cash in a deposit account at Bank of America, N.A. of 500,000 euros or roughly USD $564,250.

Target:

1.	Liens in connection with that certain Receivable Purchase Agreement dated as of February 25, 2015 entered into by SanDisk Corporation and certain of its Subsidiaries with Standard Chartered Bank.

Schedule 6.17

Advances, Investments and Loans

1.	The information set forth on Schedule 5.10 is incorporated herein by reference.

2.	Western Digital Capital, LLC has made investments in certain early stage companies in the data storage industry in an amount of $75,000,000.

3.	Western Digital Capital Global, Ltd. has made investments in certain early stage companies in the data storage industry in an amount of $25,430,000 and Western Digital Capital Global, Ltd. has commitments to make further investments in early stage companies in the data storage industry in an amount of $5,070,000.

4.	Joint Venture Contract regarding Unis-WDC Storage Co. Ltd. among Unisplendour Corporation Limited and Unissoft (Wuxi) Group Co., Ltd. and Western Digital Corporation dated as of November 9, 2015.

5.	Each of Western Digital Technologies, Inc. and SanDisk Corporation has a 25% interest in Secure Content Storage Association, LLC.

Target:

1.	SanDisk Corporation has investments (including loans) in or to third parties (excluding Flash Ventures (as defined below)) totalling $57.5 million. In addition, it has committed to invest in venture funds totalling $11.25 million, and holds a 33.3% interest in SD-3C LLC.

2.	SanDisk Corporation has three business ventures with Toshiba Corporation (“Toshiba”) in three separate legal entities: Flash Partners Ltd. (“FPL”), Flash Alliance Ltd. (“FAL”) and Flash Forward Ltd. (“FFL,” and together with FPL and FAL, “Flash Ventures”). SanDisk (Cayman) Ltd., SanDisk (Ireland) Ltd. and SanDisk Flash B.V. have a 49.9% ownership interest in FPL, FAL and FFL, respectively, and Toshiba owns 50.1% of each of these entities.

3.	Note Agreement, dated as of June 8, 2006, as amended by Amendment #1 to Note Agreement, dated December 31, 2011, and Amendment #2 to Note Agreement, dated December 30, 2013, by and among Flash Partners, Ltd., Toshiba Corporation and SanDisk Corporation in the amount of ¥2.9 billion (approximately $25,517,000).

4.	Note Agreement, dated as of June 26, 2008, as amended by Amendment #1 to Note Agreement, dated December 31, 2013, by and among Flash Alliance, Ltd., Toshiba Corporation and SanDisk Corporation in the amount of ¥25.4 billion (approximately $223,493,000).

5.	Flash Forward Amended and Restated Note Agreement, dated as of February 17, 2012, as amended by Amendment #1 to Flash Forward Amended and Restated Note

Agreement, dated November 27, 2013, Amendment #2 to Flash Forward Amended and Restated Note Agreement, dated May 22, 2014 and Amendment #3 to Flash Forward Amended and Restated Note Agreement effective October 28, 2014, by and among Flash Forward, Ltd., Toshiba Corporation and SanDisk Corporation in the amount. of ¥19.75 billion (approximately $173,779,000).

Schedule 6.24

Certain Post-Closing Obligations

The Borrower shall, or shall cause the applicable Restricted Subsidiary to, deliver each item to the Administrative Agent or Collateral Agent, as applicable, or take the actions specified below, as applicable, no later than the corresponding due date for such delivery or action specified below (or such later date as the Administrative Agent or the Collateral Agent, as applicable, reasonably agrees in writing).

1.	Not later than five (5) days after the Escrow Release Date, Western Digital International Ltd. shall deliver an executed irrevocable letter of instruction to its registered office provider and Western Digital Technologies, Inc. shall deliver a copy of such letter signed by the registered office provider to Mortgagee (as defined in the Cayman Share Mortgage) pursuant to Section 4.2(g) of the Cayman Share Mortgage.

2.	Not later than thirty (30) days after the Escrow Release Date (or fifteen (15) days for copyrights), the Borrower shall deliver or cause to be delivered to the Collateral Agent the supplement to Schedule 6 to the Perfection Certificate described in Section 4(iv) of the Security Agreement, together with any executed supplemental Intellectual Property Security Agreement(s).

3.	Not later than sixty (60) days after the Escrow Release Date:

a.	Each of the Target Company and its Restricted Subsidiaries (other than any Restricted Subsidiary in the process of liquidation) shall deliver to the Collateral Agent a signature page to the Global Intercompany Note;

b.	The Borrower shall deliver or shall cause to be delivered to the Collateral Agent evidence that all insurance disclosed on Schedule 8 to the Perfection Certificate, to the extent required by the Security Agreement, has been endorsed or otherwise amended to include a loss payable or mortgagee endorsement, as applicable, to the Collateral Agent and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured, in form and substance satisfactory to the Collateral Agent; and

c.	The Borrower shall deliver or cause to be delivered to the Collateral Agent the certificates representing the shares of Equity Interests that do not constitute Excluded Equity Interests and that are required to be pledged by any Grantor pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of such Grantor, in each case, only to the extent such certificates are issued by Western Digital Japan Ltd, Western Digital (S.E. Asia) Pte. Ltd. or Western Digital Do Brasil Comércio E Distribuição De Produtos De Informática Ltd.

4.	Not later than ninety (90) days after the Escrow Release Date, the Borrower shall cause to be delivered to the Collateral Agent:

a.	Mortgages. a Mortgage encumbering each Mortgaged Property in favor of the Collateral Agent, for the benefit of the Secured Parties, duly executed and acknowledged by each Grantor that is the owner of such Mortgaged Property, and otherwise in form for recording in the recording office of each applicable political subdivision where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable requirements of law, and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to Administrative Agent;

b.	Title Insurance Policies. with respect to each Mortgage, a title insurance policy (or marked up lender’s title insurance commitment having the effect of a policy of title insurance) insuring the Lien of such Mortgage as a valid first mortgage Lien on the Mortgaged Property and fixtures described therein in the amount of the fair market value (as determined by the Borrower in good faith) of such Mortgaged Property and fixtures, which policy (or such marked up commitment) (each, a “Title Policy”) shall (A) be issued by a nationally recognized title insurance company (the “Title Company”), (B) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Administrative Agent, (C) have been supplemented by such endorsements as shall be reasonably requested by the Administrative Agent (including endorsements on matters relating to usury, first loss, last dollar, zoning (it being agreed that Administrative Agent shall accept zoning reports in lieu of zoning endorsements in any jurisdiction where the cost of such endorsements exceeds $1,000 per property), contiguity, revolving credit, doing business, non-imputation, public road access, survey, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, revolving credit, and so-called comprehensive coverage over covenants and restrictions), such Title Policy shall not include a general mechanic’s lien exception, and (D) contain no exceptions to title other than Permitted Liens;

c.	Surveys. ALTA/ACSM surveys with respect to each such Mortgaged Property; provided, however, that an ALTA/ACSM survey shall not be required to the extent that (x) an existing survey together with an “affidavit of no change” satisfactory to the Title Company is delivered to the Collateral Agent and the Title Company and (y) the Title Company removes the standard survey exception and provides reasonable and customary survey related endorsements and other coverages in the applicable title insurance policy;

d.	Flood Determinations. a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each such Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower);

e.	Affidavits and Other Information. such customary affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the Title Policy/ies and endorsements contemplated above;

f.	Payment of Title Fees and Premiums. evidence reasonably acceptable to the Administrative Agent of payment by Borrower of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policy/ies contemplated above; and

g.	Opinions. favorable written opinions, addressed to the Collateral Agent and the Secured Parties, of local counsel to the Grantors in each jurisdiction (i) where a Mortgaged Property is located and (ii) where the applicable Grantor granting the Mortgage on said Mortgaged Property is organized, regarding the due execution and delivery and enforceability of each such Mortgage, the corporate formation, existence and good standing of the applicable Grantor, and such other matters as may be reasonably requested by the Administrative Agent, each in form and substance reasonably satisfactory to the Administrative Agent.